    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 1998

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                           PENNZOIL PRODUCTS COMPANY
                (TO BE RENAMED "PENNZOIL-QUAKER STATE COMPANY")
             (Exact name of registrant as specified in its charter)

             DELAWARE                             2911                            74-159720
 (State or Other Jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  Incorporation or Organization)      Classification Code Number)           Identification Number)

                             ---------------------

                                                                      LINDA F. CONDIT
                                                                         SECRETARY
                                                                 PENNZOIL PRODUCTS COMPANY
           PENNZOIL PLACE, P.O. BOX 2967                       PENNZOIL PLACE, P.O. BOX 2967
             HOUSTON, TEXAS 77252-2967                           HOUSTON, TEXAS 77252-2967
                  (713) 546-4000                                      (713) 546-4000
         (Address, Including Zip Code, and                (Name, Address, Including Zip Code, and
      Telephone Number, Including Area Code,                    Telephone Number, Including
   of Registrant's Principal Executive Offices)              Area Code, of Agent For Service)

                             ---------------------
                                With a copy to:

       MOULTON GOODRUM JR.                   PAUL E. KONNEY                    RICHARD D. BOHM
      BAKER & BOTTS, L.L.P.             QUAKER STATE CORPORATION             DEBEVOISE & PLIMPTON
       3000 ONE SHELL PLAZA         225 EAST JOHN CARPENTER FREEWAY            875 THIRD AVENUE
       HOUSTON, TEXAS 77002               IRVING, TEXAS 75062              NEW YORK, NEW YORK 10022
          (713) 229-1234                     (972) 868-0400                     (212) 909-6000

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger (the "Merger") of Downstream Merger Company into Quaker State Corporation ("Quaker State") pursuant to the Agreement and Plan of Merger dated as of April 14, 1998, as amended (as so amended, the "Merger Agreement"), described in the Proxy Statement/Prospectus contained herein have been satisfied or waived.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                               AMOUNT         PROPOSED MAXIMUM     PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                 TO BE          OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
       SECURITIES TO BE REGISTERED          REGISTERED(1)        PER SHARE             PRICE(2)       REGISTRATION FEE(3)
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.10 per
  share(4)...............................    33,282,860             N/A              $584,448,064           $39,588
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Represents the number of shares of Common Stock of the Registrant to be issued in the Merger to holders of Capital Stock of Quaker State determined in accordance with the terms of the Merger Agreement (.8204 shares of Common Stock of the Registrant for each of the 40,569,063 outstanding shares of Capital Stock of Quaker State) and based on the number of shares of Capital Stock of Quaker State outstanding on August 7, 1998 and the number of shares of Capital Stock of Quaker State issuable upon exercise of outstanding options or subject to restricted share awards as of August 7, 1998.

(2) Reflects the market price of the 40,569,063 shares of Capital Stock of Quaker State to be exchanged for Common Stock of the Registrant in connection with the Merger computed in accordance with Rule 457(c), Rule 457(f)(1), Rule 457(h)(1) and Rule 457(i) under the Securities Act, based upon the average of the high and low sales prices of the Capital Stock of Quaker State as reported by the New York Stock Exchange, Inc. on August 11, 1998 ($14.40625). The proposed maximum aggregate offering price is estimated solely to determine the registration fee.

(3) Pursuant to Rule 457(b) under the Securities Act, the fee has been reduced by the $132,825 paid on July 16, 1998 in connection with the filing under the Securities Exchange Act of 1934, as amended, of preliminary copies of Quaker State's proxy materials included herein.

(4) Includes the preferred stock purchase rights to be associated with the Common Stock of the Registrant exercisable only upon the occurrence of certain events.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION -- DATED AUGUST 14, 1998

                            QUAKER STATE CORPORATION

                           PENNZOIL PRODUCTS COMPANY
                 (TO BE RENAMED PENNZOIL-QUAKER STATE COMPANY)

                           PROXY STATEMENT/PROSPECTUS

     This Proxy Statement/Prospectus relates to an Agreement and Plan of Merger (as amended, the "Merger Agreement") among Pennzoil Company, a Delaware corporation ("Pennzoil"), Pennzoil Products Company, a Delaware corporation and wholly owned subsidiary of Pennzoil ("PPC"), Downstream Merger Company, a Delaware corporation and wholly owned subsidiary of PPC ("Merger Sub"), and Quaker State Corporation, a Delaware corporation ("Quaker State"). The Merger Agreement and related agreements, including a distribution agreement between Pennzoil and PPC (as amended, the "Distribution Agreement"), provide for the consolidation of Pennzoil's motor oil, refined products and Jiffy Lube(R) fast lube operations under PPC (to be renamed "Pennzoil-Quaker State Company"), the subsequent spin-off of PPC to Pennzoil's stockholders (the "Spin-off") and the merger of Merger Sub with and into Quaker State (the "Merger"). In connection with the Merger, Quaker State stockholders will be entitled to receive .8204 of a share of common stock of Pennzoil-Quaker State Company in exchange for each share of Quaker State capital stock held.

     PPC has filed a registration statement on Form S-4 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering approximately 33.3 million shares of Pennzoil-Quaker State Company common stock to be issuable in connection with the Merger. This Proxy Statement/Prospectus constitutes the Prospectus filed as a part of the registration statement and is being furnished to stockholders of Quaker State in connection with the solicitation of proxies by the Board of Directors of Quaker State for use at the Special Meeting of the Stockholders of Quaker State (the "Special Meeting"), or any adjournment or postponement thereof, scheduled to be held on September 18, 1998.

     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Quaker State on or about August 18, 1998.

     There is no current public trading market for Pennzoil-Quaker State Company common stock. Pennzoil-Quaker State Company will apply to list its common stock on the New York Stock Exchange, Inc. (the "NYSE") and the Pacific Exchange, Inc. (the "Pacific Exchange").

     SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE VOTING.

                             ---------------------

THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Proxy Statement/Prospectus is August   , 1998.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, UPON REQUEST FROM CARRIE L. SHERWOOD, ASSISTANT CORPORATE SECRETARY, QUAKER STATE CORPORATION, 225 E. JOHN CARPENTER FREEWAY, IRVING, TEXAS 75062, TELEPHONE (972) 868-0400. TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY SEPTEMBER 11, 1998.

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....     1
ADDITIONAL QUESTIONS AND ANSWERS ABOUT THE
  MERGER FOR QUAKER STATE EMPLOYEES.......     3
SUMMARY...................................     4
SUMMARY SELECTED HISTORICAL AND PRO FORMA
  FINANCIAL DATA..........................     9
Pennzoil Products Group Selected Combined
  Financial Information...................    10
Quaker State Corporation Selected
  Financial Information...................    11
Pennzoil-Quaker State Company Selected
  Unaudited Pro Forma Combined Financial
  Information.............................    12
UNAUDITED COMPARATIVE PER SHARE DATA......    13
QUAKER STATE MARKET PRICE AND DIVIDEND
  INFORMATION.............................    14
DISCLOSURE REGARDING FORWARD-LOOKING
  STATEMENTS..............................    15
RISK FACTORS..............................    15
THE MERGER AND RELATED TRANSACTIONS.......    18
Special Meeting to Vote on the Proposed
  Merger..................................    18
Structure of the Merger...................    18
Background................................    19
Quaker State's Reasons for the Merger.....    22
Recommendation of the Quaker State
  Board...................................    23
Accounting Treatment and Considerations...    23
Certain United States Federal Income Tax
  Consequences............................    24
Regulatory Matters........................    25
Litigation................................    26
No Appraisal Rights.......................    26
Federal Securities Law Consequences;
  Resale Restrictions.....................    26
ROLE OF QUAKER STATE'S FINANCIAL
  ADVISORS................................    27
Opinions of Quaker State's Financial
  Advisors................................    27
BUSINESS OF PENNZOIL-QUAKER STATE
  COMPANY.................................    33
BUSINESS OF QUAKER STATE..................    33
General...................................    33
Lubricants and Lubricant Services.........    34

                                            PAGE
                                            ----
Consumer Products.........................    35
Discontinued Operations...................    35
Further Information.......................    35
BUSINESS OF PENNZOIL PRODUCTS GROUP.......    36
Motor Oil and Refined Products............    36
Fast Lube Operations......................    38
Competition...............................    39
Patents and Trademarks....................    39
Research and Development..................    39
Legal Proceedings.........................    40
Governmental Regulation...................    40
Employees.................................    41
PENNZOIL PRODUCTS GROUP SELECTED COMBINED
  FINANCIAL INFORMATION...................    42
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS FOR PENNZOIL PRODUCTS
  GROUP...................................    43
Segment Financial Information.............    43
Results of Operations.....................    44
Overhead Charges..........................    47
Interest Charges, Net.....................    48
Capital Resources and Liquidity...........    48
Year 2000 Issues..........................    50
PENNZOIL-QUAKER STATE COMPANY UNAUDITED
  PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS..............................    52
PENNZOIL-QUAKER STATE COMPANY SUPPLEMENTAL
  FINANCIAL DATA..........................    58
THE TRANSACTION AGREEMENTS................    60
General...................................    60
Restructuring of Pennzoil.................    60
Merger of PPC and Quaker State............    61
Certain Covenants.........................    62
Certain Representations and Warranties....    64
Conditions to the Spin-off and Merger.....    64
Termination of the Merger Agreement and
  Distribution Agreement..................    66
Retention Pay Plan........................    68
Expenses..................................    68
Amendments................................    69

                                            PAGE
                                            ----
RELATIONSHIP BETWEEN PENNZOIL-QUAKER STATE
  COMPANY AND PENNZOIL AFTER THE MERGER...    70
Tax Separation Agreement..................    70
Employee Benefits Agreement...............    70
Crude Oil Supply Agreement................    71
Other Agreements..........................    72
NEW CREDIT ARRANGEMENTS...................    74
MANAGEMENT OF PENNZOIL-QUAKER STATE
  COMPANY.................................    75
Directors and Executive Officers..........    75
Compensation of Directors.................    77
Officer and Director Indemnification......    78
Executive Compensation....................    78
Information Regarding Directors and
  Officers of Quaker State................    83
INTERESTS OF CERTAIN PERSONS..............    83
Existing Officers and Directors Who Will
  Join Pennzoil-Quaker State Company at
  the Effective Time......................    83
Indemnification of Officers and
  Directors...............................    83
Quaker State Officers' and Directors'
  Interests Under Stock Plans.............    84
Interest of a Quaker State Director in
  Evercore................................    85
Pennzoil Officers' Interests Under Stock
  Plans...................................    85
Baum Employment Agreement.................    85
Barr Consulting Agreement.................    85
Employment Continuation Agreements........    86
Rabbi Trust...............................    87
Retention Pay Plan........................    87
Long-Term Incentive Program...............    87
Other Severance Benefits..................    87
THE SPECIAL MEETING.......................    87
Time, Date and Place......................    87
Purpose of the Special Meeting............    87
Record Date; Voting Rights; Vote Required
  for Approval............................    88
Proxies...................................    88
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  OWNERS..................................    89
Security Ownership of Pennzoil............    89
Security Ownership of Quaker State........    90
DESCRIPTION OF CAPITAL STOCK OF
  PENNZOIL-QUAKER STATE COMPANY...........    92
Pennzoil-Quaker State Company Common
  Stock...................................    92

                                            PAGE
                                            ----
Pennzoil-Quaker State Company Preferred
  Stock...................................    92
Stockholder Rights Plan...................    93
Limitation on Directors' Liability........    95
Section 203 of Delaware General
  Corporation Law.........................    96
Certain Bylaw Provisions..................    96
Limitation on Changes in Control..........    97
Transfer Agent and Registrar..............    97
Stock Exchange Listing; Delisting and
  Deregistration of Quaker State Capital
  Stock...................................    97
COMPARISON OF STOCKHOLDER RIGHTS..........    97
General...................................    97
Business Combinations.....................    97
Amendments to Charter and Bylaws..........    98
No Stockholder Action By Written
  Consent.................................    98
Special Meetings of Stockholders..........    98
Classification of Board of Directors......    98
Removal of Directors......................    99
No Cumulative Voting......................    99
Advance Notice Bylaws.....................    99
Compromise or Arrangement Between
  Corporation and Creditors or
  Stockholders............................    99
Comparison of Current Quaker State
  Stockholder Rights Plan with Pennzoil-
  Quaker State Company Stockholder Rights
  Plan Following the Merger...............   100
LEGAL MATTERS.............................   100
EXPERTS...................................   101
FUTURE STOCKHOLDER PROPOSALS..............   101
WHERE YOU CAN FIND MORE INFORMATION.......   102
INDEX TO FINANCIAL STATEMENTS.............   F-1
LIST OF ANNEXES
Annex A -- Agreement and Plan of Merger
Annex B -- Distribution Agreement
Annex C -- Opinion of Chase Securities
           Inc.
Annex D -- Opinion of Goldman, Sachs & Co.
Annex E -- Form of Pennzoil-Quaker State
           Company Restated Certificate of
           Incorporation
Annex F -- Amendment Number One to
           Agreement and Plan of Merger

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     The following questions and answers highlight selected information regarding the Merger and related transactions described in this Proxy Statement/Prospectus. They do not contain all the information that is important to consider when evaluating the merits of the Merger and related transactions. For a more complete description of the terms of the Merger and related transactions, please read this entire Proxy Statement/ Prospectus and the documents it refers to. See "Where You Can Find More Information" beginning on page 102.

Q:  PLEASE BRIEFLY DESCRIBE THE PROPOSED MERGER AND RELATED TRANSACTIONS.

A: Pennzoil will consolidate its motor oil, refined products and Jiffy Lube(R) fast lube operations under one company and will spin off that company to Pennzoil's stockholders. The company to be spun off, now called Pennzoil Products Company, will be renamed "Pennzoil-Quaker State Company." Quaker State will then merge with a newly formed subsidiary of Pennzoil-Quaker State Company and become a new subsidiary of Pennzoil-Quaker State Company.

     In this Proxy Statement/Prospectus:

     - we refer to Pennzoil Company as "Pennzoil"

     - we refer to Pennzoil Products Company as "PPC"

     - we refer to Jiffy Lube International, Inc. as "Jiffy Lube"

     - we refer to Pennzoil's motor oil, refined products and Jiffy Lube(R) fast lube operations, which include PPC and Jiffy Lube, as "Pennzoil Products Group"

     - we refer to Quaker State Corporation as "Quaker State"

     - we refer to the company formed by the combination of Pennzoil Products Group and Quaker State as "Pennzoil-Quaker State Company"

     - we refer to the agreement, as amended, between Pennzoil and Quaker State concerning the Merger as the "Merger Agreement"

     - we refer to the special meeting of Quaker State stockholders described beginning on page 87 as the "Special Meeting."

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: As a Quaker State stockholder, you will be entitled to receive .8204 of a share of common stock of Pennzoil-Quaker State Company in exchange for each share of Quaker State capital stock that you own. You will receive only whole shares of Pennzoil-Quaker State Company common stock. You will receive cash instead of any fractional shares you would otherwise receive in the exchange.

Q. WHY IS THE BOARD OF DIRECTORS OF QUAKER STATE RECOMMENDING THAT I VOTE IN FAVOR OF THE MERGER?

A. In the opinion of Quaker State's Board of Directors, this is a strategic merger that is in the best interests of Quaker State and its stockholders, and the exchange ratio of .8204 per share is fair to you from a financial point of view. For the Merger to occur, the holders of a majority of the outstanding Quaker State capital stock must adopt the Merger Agreement. A more detailed description of the background and reasons for the Merger appears beginning on page 19.

Q: HOW MANY PENNZOIL-QUAKER STATE COMPANY SHARES WILL BE OUTSTANDING AFTER THE MERGER?

A: When the Merger is completed, we expect that there will initially be approximately 77 million Pennzoil-Quaker State Company shares outstanding, approximately 38.5% of which will be held by former stockholders of Quaker State and approximately 61.5% of which will be held by stockholders of Pennzoil.

Q:  WHAT DIVIDENDS WILL I RECEIVE IN THE FUTURE?

A: Quaker State currently pays an annual dividend of $0.40 per share on its capital stock. We expect that Pennzoil-Quaker State Company will pay an annual dividend of $0.75 per share on its common stock. However, the Board of Directors of Pennzoil-Quaker State Company may change its dividend policy based on business conditions, the company's financial condition, its earnings and other factors.

Q: WHERE WILL THE PENNZOIL-QUAKER STATE COMPANY SHARES BE LISTED?

A: We will apply to list the shares of Pennzoil-Quaker State Company common stock on the NYSE and the Pacific Exchange.

Q:WHO WILL RUN PENNZOIL-QUAKER STATE COMPANY?

A: Mr. James L. Pate, the current Chairman and Chief Executive Officer of
   Pennzoil, will become Chairman and Chief Executive Officer of Pennzoil-Quaker State Company. In addition, a committee consisting of Mr. Pate, Herbert M. Baum, the current Chairman and Chief Executive Officer of Quaker State, one director selected by Pennzoil and one director selected by Quaker State will be responsible for recruiting a President and Chief Operating Officer of Pennzoil-Quaker State Company, who will also serve on the Pennzoil-Quaker State Company Board of Directors. After the Merger, no officer of Pennzoil-Quaker State Company will also be an officer of Pennzoil.

Q:WHO WILL SERVE ON THE PENNZOIL-QUAKER STATE COMPANY BOARD OF DIRECTORS?

A: The 12 initial directors of the Pennzoil-Quaker State Company Board of
   Directors will include seven designees of Pennzoil, including Mr. Pate, Howard H. Baker, Jr., W. L. Lyons Brown, Jr., Ernest H. Cockrell, Alfonso Fanjul, Berdon Lawrence and Gerald B. Smith, and five designees of Quaker State, including Mr. Baum, C. Frederick Fetterolf, Forrest R. Haselton, L. David Myatt and Lorne R. Waxlax. The number of directors will be increased by one, and the new President and Chief Operating Officer of Pennzoil-Quaker State Company will be added as a director, effective upon his or her appointment as President and Chief Operating Officer.

Q:WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO QUAKER STATE STOCKHOLDERS?

A: We believe these transactions will be tax-free to the stockholders of Quaker
   State for U.S. federal income tax purposes, except for cash received instead of fractional shares. A more detailed description of the federal income tax consequences of this transaction appears beginning on page 24.

Q:WHEN DO YOU EXPECT TO COMPLETE THE SPIN-OFF AND MERGER?

A: We expect that this transaction will close promptly after the Special Meeting and receipt of governmental approvals. We expect that we will receive all necessary governmental approvals before or during the fourth quarter of 1998.

Q:WHAT SHOULD I DO NOW?

A: After reading this document carefully, you should complete and sign your proxy card and mail it in the enclosed return envelope as soon as possible, so that your shares may be represented at the Special Meeting. The Quaker State Board of Directors recommends voting "FOR" adoption of the Merger Agreement.

Q:SHOULD I SEND MY STOCK CERTIFICATES NOW?

A: No. After the Merger is completed, we will send you instructions for exchanging your Quaker State shares for shares of Pennzoil-Quaker State Company common stock.

Q:IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
  SHARES FOR ME?

A: For your broker to vote your shares, you must provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote by sending a later-dated, signed proxy card to Quaker State's Secretary before the Special Meeting or by attending the Special Meeting and voting in person.

Q:WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

A: We do not expect any other matters to be voted on at the Special Meeting.

Q:WHOM SHOULD I CALL WITH QUESTIONS?

A: If you have any questions about the Merger or if you would like copies of any of the documents referred to or incorporated by reference in this Proxy Statement/Prospectus, please call Morrow & Co. Inc. at (800) 566-9061 or Quaker State at (972) 868-0400 (see "Where You Can Find More Information" beginning on page 102).

               ADDITIONAL QUESTIONS AND ANSWERS ABOUT THE MERGER
                           FOR QUAKER STATE EMPLOYEES

Q:WHAT WILL HAPPEN IN THE MERGER TO EMPLOYEE STOCK OPTIONS AND RESTRICTED SHARE
  AWARDS HELD BY QUAKER STATE EMPLOYEES?

A: All employee stock options and restricted share awards will be 100% vested immediately before the Merger. At the time of the Merger, Quaker State will repurchase each outstanding option or restricted share award. The purchase price will equal the average closing trading price of Quaker State capital stock over the three business days immediately before the effective date of the Merger or $23 per share (whichever is higher), less any option exercise price and applicable withholding taxes. However, if Quaker State and the employee agree, instead of receiving a cash payment, the employee can receive a similar substitute option or restricted share award for Pennzoil-Quaker State Company common stock. The exercise price of any substitute option and the number of shares of Pennzoil-Quaker State Company common stock covered by any substitute award will be adjusted using formulas designed to maintain the approximate economic value of the Quaker State options and awards at the time of the Merger. You will receive additional information concurrently with or following the delivery of this Proxy Statement/Prospectus regarding how you may be permitted to elect to receive such a substitute option or award.

Q:MAY I EXERCISE STOCK OPTIONS AND SELL QUAKER STATE STOCK BETWEEN NOW AND THE
  COMPLETION OF THE MERGER?

A: Yes, unless you are subject to limitations on trading by persons defined as Quaker State "affiliates." The limitations on "affiliates" are described in "Federal Securities Law Consequences; Resale Restrictions" beginning on page
   26. You also may be restricted by Quaker State's usual policies regarding the exercise of options during "black-out" periods.

Q:WHAT WILL HAPPEN IN THE MERGER TO QUAKER STATE CAPITAL STOCK HELD IN THE
  QUAKER STATE THRIFT AND STOCK PURCHASE PLAN?

A: The shares of Quaker State capital stock held in the Quaker State Thrift and Stock Purchase Plan will be exchanged in the Merger for shares of Pennzoil-Quaker State Company common stock, just like any other shares of Quaker State capital stock.

Q:HOW WILL SHARES OF QUAKER STATE CAPITAL STOCK HELD IN THE QUAKER STATE THRIFT
  AND STOCK PURCHASE PLAN BE VOTED?

A: Shares held in the Quaker State Thrift and Stock Purchase Plan will be voted by the plan's trustees as the participants direct. If you are a participant in one of those plans and have Quaker State capital stock allocated to your account, you will receive a voting instruction card enabling you to direct the voting of those shares. If you do not direct how to vote your shares, they will be voted for or against adoption of the Merger Agreement in the same proportion as shares in the plan are voted by participants who do provide voting instructions.

                                    SUMMARY

     This summary highlights selected information regarding the Merger and related transactions described in this Proxy Statement/Prospectus. It does not contain all the information that is important to consider when evaluating the merits of the Merger and related transactions. For a more complete description of the terms of the Merger and related transactions, please read this entire Proxy Statement/Prospectus and the documents it refers to. See "Where You Can Find More Information" on page 102.

     The description in this summary of Pennzoil-Quaker State Company after the Merger and on a pro forma basis includes forward-looking statements and is not necessarily indicative of the financial position or results of operations that would have actually occurred if the Merger had taken place earlier or of the results that may be obtained in the future. You are urged to review "Disclosure Regarding Forward-Looking Statements" on page 15, and "Pennzoil-Quaker State Company Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 52.

THE COMPANIES

PENNZOIL PRODUCTS GROUP
Pennzoil Place
P.O. Box 2967
Houston, Texas 77252-2967
(713) 546-4000

     Pennzoil Products Group manufactures and markets premium-quality lubricants and refined products, including motor oil, specialty industrial products and high quality automotive treatment and appearance products, and includes the operations of Jiffy Lube, the world's largest franchisor of fast lube centers.

QUAKER STATE CORPORATION
225 E. John Carpenter Freeway
Irving, Texas 75062
(972) 868-0400

     Quaker State is principally a manufacturer and marketer of leading consumer automotive products and services, including motor oil and a full range of high-quality automotive treatment, appearance, accessory and air freshener products, and an operator and franchisor of Q-Lube(R) fast oil change centers.

     For further information on Pennzoil Products Group and Quaker State, see "Business of Pennzoil Products Group" beginning on page 36 and "Business of Quaker State" beginning on page 33.

THE PROPOSED MERGER AND RELATED TRANSACTIONS (SEE PAGE 18)

     The Merger Agreement and the Distribution Agreement, which together provide for the Merger and related transactions, are attached as Annexes A and B, respectively, to this Proxy Statement/Prospectus. We urge you to read these documents carefully.

     Here is some additional detail about the proposed transactions:

     Pennzoil Products Group and Quaker State are proposing to merge. Before the Merger takes place:

  - Pennzoil will consolidate its refining, motor oil and Jiffy LubeH fast lube operations into the Pennzoil Products Group.

  - Pennzoil Products Group will be spun off to Pennzoil's stockholders as a new public company that will be renamed "Pennzoil-Quaker State Company."

  - Prior to the Spin-off, PPC will arrange a credit facility of approximately $1.0 billion that will be used to repay existing intercompany indebtedness of Pennzoil Products Group to Pennzoil (approximately $386 million), repay indebtedness under the existing revolving credit facility of Quaker State (approximately $382 million), fund certain Merger-related expenses (approximately $73 million) and fund future working capital requirements, if required.

     A newly formed subsidiary of Pennzoil-Quaker State Company will then merge with Quaker State, with the result that Quaker State will become a subsidiary of Pennzoil-Quaker State Company. Quaker State's existing stockholders will be entitled to receive common stock of Pennzoil-Quaker State Company.

  PENNZOIL-QUAKER STATE COMPANY AFTER THE MERGER

     The proposed Merger of Pennzoil Products Group and Quaker State will create a premier worldwide automotive aftermarket products and consumer car care company. Pennzoil-Quaker State Company will enjoy strong brand-name recognition in key product categories, such as motor oil with Pennzoil(R) and Quaker State(R), fast oil changes with Jiffy Lube(R) and Q-Lube(R), and car care products with Slick 50(R), Rain-X(R), Blue Coral(R), Black Magic(R), Westley's(R), Medo(R), Autoshade(R), Gumout(R), Fix-a-Flat(R), Outlaw(R), Snap(R), Classic(R) Car Wax and others.

     Following these transactions, Pennzoil-Quaker State Company will:

  - be an independent public company, initially owned approximately 38.5% by former Quaker State stockholders and approximately 61.5% by Pennzoil stockholders;

  - own and operate the businesses of Pennzoil Products Group and Quaker State; and

  - have total assets of approximately $3.2 billion and initial long-term debt of approximately $1.0 billion (on a pro forma basis assuming the Spin-off and Merger occurred on June 30, 1998).

CONSIDERATIONS FOR QUAKER STATE STOCKHOLDERS

     Quaker State stockholders will be asked to adopt the Merger Agreement. The favorable vote of a majority of the outstanding shares of Quaker State capital stock is required for such adoption. On June 15, 1998, directors and executive officers of Quaker State and their affiliates beneficially owned approximately 10.6% of the outstanding Quaker State capital stock.

  RECOMMENDATION TO QUAKER STATE STOCKHOLDERS

     THE BOARD OF DIRECTORS OF QUAKER STATE BELIEVES THE MERGER IS ADVISABLE AND IN YOUR BEST INTERESTS AND RECOMMENDS THAT YOU VOTE "FOR" THE MERGER PROPOSAL.

     In reaching its recommendation in favor of the Merger, the Quaker State Board considered the challenges and risks associated with combining the companies and achieving the benefits anticipated from the Merger, as discussed in "Risk Factors" beginning on page 15 and "Quaker State's Reasons for the Merger" beginning on page 22.

  WHAT QUAKER STATE STOCKHOLDERS WILL RECEIVE

     If these transactions are completed, Quaker State stockholders will be entitled to receive .8204 of a share of Pennzoil-Quaker State Company common stock for each share of Quaker State capital stock that they own.

  OPINIONS OF FINANCIAL ADVISORS (SEE PAGE 27)

     In deciding to approve the Merger, the Quaker State Board received and considered the opinions of Chase Securities Inc. and Goldman, Sachs & Co., its financial advisors, as to the fairness of the exchange ratio from a financial point of view to the holders of Quaker State capital stock. The opinions are attached as Annexes C and D to this Proxy Statement/Prospectus. We encourage you to read the opinions.

ADDITIONAL CONSIDERATIONS FOR QUAKER STATE STOCKHOLDERS

  BOARD OF DIRECTORS AND MANAGEMENT OF PENNZOIL-QUAKER STATE COMPANY AFTER THE MERGER (SEE PAGE 75)

     Pennzoil-Quaker State Company will be initially governed by a Board of 12 directors, consisting of seven designees of Pennzoil, including James L. Pate, Howard H. Baker, Jr., W. L. Lyons Brown, Jr., Ernest H. Cockrell, Alfonso Fanjul, Berdon Lawrence and Gerald B. Smith, and five designees of Quaker State, including Herbert M. Baum, C. Frederick Fetterolf, Forrest R. Haselton, L. David Myatt and Lorne R. Waxlax. The number of directors will be increased by one, and the new President and Chief Operating Officer of Pennzoil-Quaker State Company will be added as a director, effective upon his or her appointment as President and Chief Operating Officer.

     Mr. Pate, the current Chairman and Chief Executive Officer of Pennzoil, will be Chairman and Chief Executive Officer of Pennzoil-Quaker State Company. A committee consisting of Mr. Pate, Mr. Baum, one director selected by Pennzoil and one director selected by Quaker State will be responsible for recruiting a President and Chief Operating Officer of Pennzoil-Quaker State Company.

     The senior management of Pennzoil-Quaker State Company following the Merger will consist of most of the current senior management of Pennzoil, and such officers of Pennzoil-Quaker State Company will resign from their officer positions at Pennzoil.

  INTERESTS OF QUAKER STATE OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 83)

     When considering the recommendations of the Quaker State Board, you should be aware that officers and directors of Quaker State have interests and arrangements that may be different from your interests as stockholders:

     - Five directors of Quaker State, including Mr. Baum, are expected to become directors of Pennzoil-Quaker State Company.

     - Officers and directors of Quaker State will be indemnified against certain liabilities that may arise from the Merger.

     - Officers and directors of Quaker State own restricted shares of Quaker State capital stock and options to purchase Quaker State capital stock. Each of these restricted shares and options will vest and be cancelled in exchange for a cash payment or restricted shares of Pennzoil-Quaker State Company common stock or options to purchase Pennzoil-Quaker State Company common stock, based on a purchase price equal to the average closing trading price of Quaker State capital stock over the three business days immediately before the effective date of the Merger or $23 per share (whichever is higher), less any option exercise price and applicable withholding taxes. The treatment of options gives officers and directors more choices than stockholders have.

     - Certain officers of Quaker State have employment or employment continuation agreements that provide for certain payments to those persons if their employment is terminated following a change of control. The Merger will constitute such a change of control; therefore, the benefits under these agreements will be triggered.

  CONDITIONS TO THE MERGER AND RELATED TRANSACTIONS (SEE PAGE 64)

     The Spin-off and Merger will be completed only if certain conditions, including the following, are satisfied (or waived in certain cases):

     - the adoption of the Merger Agreement by Quaker State stockholders owning a majority of the Quaker State capital stock;

     - the absence of legal restrictions that would prevent the completion of the transactions;

     - the receipt of all required material governmental and other consents and approvals;

     - the receipt of a letter ruling from the Internal Revenue Service that the Spin-off and certain related matters will be generally tax-free to Pennzoil and its stockholders;

     - the material accuracy of representations and warranties and material performance of covenants in the Merger Agreement; and

     - the completion of the Spin-off in accordance with the Distribution Agreement.

  TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 66)

     Pennzoil and Quaker State may mutually agree to terminate the Merger Agreement without completing the Merger.

     The Merger Agreement may also be terminated in certain other circumstances, as follows:

     Either company may terminate the Merger Agreement if:

     - the Merger is not completed by December 15, 1998 (but neither company may terminate the agreement if its own breach of the Merger Agreement is the reason the Merger is not completed by then);

     - a court or governmental authority has acted to prevent the Merger; or

     - the stockholders of Quaker State do not adopt the Merger Agreement.

     Quaker State may terminate the Merger Agreement if:

     - Pennzoil or PPC fails to comply with its obligations in certain circumstances; or

     - Quaker State receives a proposal to acquire Quaker State that Quaker State's Board determines in good faith to be more favorable to Quaker State stockholders than the Merger.

     Pennzoil may terminate the Merger Agreement if:

     - Quaker State fails to comply with its obligations in certain circumstances;

     - the Quaker State Board fails to recommend that Quaker State stockholders adopt the Merger Agreement, withdraws or modifies its recommendation, fails to confirm its recommendation in certain situations, or approves or recommends to Quaker State stockholders another proposal to acquire Quaker State; or

     - Quaker State fails to call and hold the Special Meeting.

  TERMINATION FEES (SEE PAGE 68)

     If the Merger Agreement is terminated for certain reasons, as explained on page 68, Quaker State must pay Pennzoil a termination fee of $20 million. If the Merger Agreement is terminated for certain reasons, as explained on page 68, Pennzoil must pay Quaker State $15 million for retention programs for Quaker State employees.

  REGULATORY APPROVALS (SEE PAGE 25)

     Pennzoil and Quaker State have made filings and taken other actions necessary to obtain approvals from certain U.S. and foreign regulatory authorities, including antitrust authorities, in connection with the Spin-off and Merger. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act expired on May 27, 1998. We expect that Quaker State and Pennzoil will obtain all other required material regulatory approvals before the Special Meeting. We are not certain, however, that Quaker State and Pennzoil will obtain all required regulatory approvals by then, and approvals may include conditions that would be detrimental to Pennzoil or Quaker State.

  ACCOUNTING TREATMENT AND CONSIDERATIONS (SEE PAGE 23)

     We will account for the Merger using the purchase method of accounting, with Pennzoil Products Group treated as the acquiror. As a result, we will record the assets and liabilities of Pennzoil Products Group at historical amounts, without restatement to fair values. We will record the assets and liabilities of Quaker State at their estimated fair values at the date of the Merger, with the excess of the purchase price over the sum of such fair values recorded as goodwill. The purchase price is based upon the market capitalization of Quaker State, using an average trading price of Quaker State capital stock for a reasonable period of time immediately before and after the Merger was announced, plus certain Merger-related costs.

  CERTAIN FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 24)

     We have structured the proposed transactions so that the Spin-off and the Merger are conditioned upon Pennzoil's receiving a letter ruling from the Internal Revenue Service that the Spin-off and certain related matters will be generally tax-free to Pennzoil and its stockholders. The proposed transactions also are conditioned on the receipt of opinions from legal counsel that the Merger is a "reorganization" in which no gain or loss will be recognized by Pennzoil-Quaker State Company, Quaker State or its stockholders (except for cash received by Quaker State stockholders instead of fractional shares).

     Tax matters are complicated, and the tax consequences of the proposed transactions to you will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the tax consequences to you of the Spin-off and the Merger.

  NO APPRAISAL RIGHTS (SEE PAGE 26)

     Under Delaware law, Quaker State stockholders will not have any right to an appraisal of the value of their shares in connection with the Merger.

  QUAKER STATE MARKET PRICE INFORMATION (SEE PAGE 14)

     Quaker State capital stock is listed on the NYSE and the Pacific Exchange. On April 14, 1998, the last full trading day prior to the public announcement of the Merger, Quaker State capital stock closed at $23.50 on the NYSE. On August 13, 1998, Quaker State capital stock closed at $14 3/4 on the NYSE.

  LISTING OF PENNZOIL-QUAKER STATE COMPANY STOCK (SEE PAGE 97)

     Pennzoil-Quaker State Company will apply to list its common stock on the NYSE and on the Pacific Exchange.

  RETENTION PAY PLAN (SEE PAGE 68)

     Quaker State has established a Retention Pay Plan to help ensure the continued service of its employees. Under this plan, there are three types of retention bonuses payable to Quaker State employees: (i) special bonus pools for certain essential groups of employees who remain employed by Quaker State until the closing date; (ii) guaranteed bonuses under pre-existing incentive plans for employees who remain until December 31, 1998; and (iii) special bonuses for certain key employees who remain until a release date up to six months after the closing date.

                        SUMMARY SELECTED HISTORICAL AND
                            PRO FORMA FINANCIAL DATA

SOURCES OF INFORMATION

     We are providing the following selected financial information concerning Pennzoil Products Group, Quaker State and Pennzoil-Quaker State Company to help you in your analysis of the financial aspects of the Merger and related transactions. We derived this information from the audited and unaudited financial statements for Pennzoil Products Group and Quaker State for the periods presented. The information is only a summary and you should read it in conjunction with the financial information included or incorporated by reference in this Proxy Statement/Prospectus. See "Where You Can Find More Information" beginning on page 102, "Index to Financial Statements" on page F-1, and "Pennzoil-Quaker State Company Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 52.

HOW WE PREPARED THE UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION

     The unaudited pro forma condensed combined financial information is presented to show you how Pennzoil-Quaker State Company might have looked if Pennzoil Products Group had been an independent company and Pennzoil Products Group and Quaker State had been combined for the periods presented. We did not adjust the pro forma financial information for estimated general and administrative expense savings and operational efficiencies that may be realized as a result of the Merger or one-time costs and expenses necessary to achieve such savings and efficiencies. We prepared the pro forma financial information using the purchase method of accounting, with Pennzoil Products Group treated as the acquiror. See "The Merger and Related Transactions -- Accounting Treatment and Considerations" beginning on page 23 and "Pennzoil-Quaker State Company Supplemental Financial Data" beginning on page 58.

     If the companies had been combined in the past, they might have performed differently. You should not rely on the pro forma financial information as an indication of the financial position or results of operations that Pennzoil-Quaker State Company would have achieved if the Spin-off and Merger had taken place earlier or of the future results that Pennzoil-Quaker State Company will achieve after the Merger. See "Pennzoil-Quaker State Company Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 52.

MERGER-RELATED EXPENSES

     Pennzoil Products Group and Quaker State estimate that they will incur fees and expenses totaling approximately $90 million in connection with the Merger and related transactions, which have been included in calculating the purchase price. After the Merger, Pennzoil-Quaker State Company may incur certain additional charges and expenses relating to restructuring and integrating the operations of the Pennzoil Products Group and Quaker State. We did not adjust the pro forma information for these additional charges and expenses or for estimated general and administrative expense savings and operational efficiencies that may be realized as a result of the Merger. See "Pennzoil-Quaker State Company Supplemental Financial Data" beginning on page 58.

                            PENNZOIL PRODUCTS GROUP

                    SELECTED COMBINED FINANCIAL INFORMATION

     The selected combined financial information set forth below as of and for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 for Pennzoil Products Group reflects the combined operations of PPC and Jiffy Lube and has been derived from the audited combined financial statements and the unaudited combined financial statements of Pennzoil Products Group. The selected financial information set forth below as of and for the six months ended June 30, 1998 and 1997 is derived from Pennzoil Products Group's unaudited combined financial statements, which, in the opinion of management, include all adjustments necessary for a fair presentation of the financial condition and results of operations of Pennzoil Products Group. The results of operations for interim periods are not necessarily indicative of a full year's operations. This information should be read in conjunction with the combined financial statements of Pennzoil Products Group, the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations for Pennzoil Products Group included elsewhere in this Proxy Statement/Prospectus.

                                 AS OF AND FOR
                                THE SIX MONTHS
                                 ENDED JUNE 30                  AS OF AND FOR THE YEARS ENDED DECEMBER 31
                            -----------------------   --------------------------------------------------------------
                               1998         1997         1997         1996         1995         1994         1993
                            ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                  (UNAUDITED)                                                      (UNAUDITED)

                                                            (EXPRESSED IN THOUSANDS)
STATEMENT OF INCOME DATA(1)
  Revenues(2).............  $  942,411   $1,029,315   $2,013,160   $1,968,013   $1,807,702   $1,748,330   $1,711,123
  Income (loss) from
    continuing
    operations............       6,646        1,651         (589)      (9,189)     (53,242)     (16,048)       3,406
  Net income (loss)(3)....       6,646        1,651         (589)      (9,189)     (53,242)     (16,048)       3,406
COMBINED BALANCE SHEET DATA
  Cash and cash
    equivalents...........  $    8,162   $   10,282   $    9,132   $   15,797   $   10,468   $   12,514   $   14,562
  Total assets............   1,553,744    1,468,784    1,559,623    1,370,499    1,278,667    1,056,102    1,007,364
  Total debt and capital
    lease
    obligations(4)........     445,140      448,903      458,620      458,452      435,213      140,031      168,362
  Shareholder's equity....     284,736      244,768      256,380      235,741      224,795      211,741      169,427

---------------

(1) Historical earnings and dividends per share disclosures have been omitted because they are not meaningful, since Pennzoil Products Group consists of direct and indirect wholly owned subsidiaries of Pennzoil.

(2) The decrease in revenues for the six months ended June 30, 1998 compared to the six months ended June 30, 1997 was primarily the result of Pennzoil Products Group's contribution of its specialty industrial products business to a partnership with Conoco Inc. called Penreco in October 1997. Beginning with the fourth quarter of 1997, Pennzoil Products Group's share of Penreco's earnings, net of expenses, are reflected in revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations for Pennzoil Products Group -- Results of Operations."

(3) The 1997 net loss includes pretax charges of $22.0 million related to the unsolicited offer by Union Pacific Resources Group Inc. to acquire all outstanding shares of Pennzoil common stock. The 1996 net loss includes a pretax charge of $24.4 million for pre-operating expenses of Excel Paralubes. The 1995 net loss includes pretax charges of $20.0 million relating to a fire at Pennzoil Products Group's Rouseville manufacturing facility, $10.0 million for a settlement of certain franchisee litigation, $9.0 million for pre-operating expenses of Excel Paralubes, $5.7 million associated with the shutdown of a crude oil gathering system in West Virginia, $5.7 million associated with international marketing restructuring charges and $8.2 million associated with a general and administrative cost reduction program. Results for 1994 include a pretax charge of $32.5 million for the cessation of crude oil processing at Pennzoil Products Group's Roosevelt manufacturing facility. The 1993 results include charges of $10.0 million for estimated costs associated with the closing of certain Jiffy Lube(R) service centers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations for Pennzoil Products Group" for additional information related to 1995 through 1998.

(4) Includes current maturities of long-term debt and current portion of capital lease obligations.

                            QUAKER STATE CORPORATION

                         SELECTED FINANCIAL INFORMATION
                (EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     AS OF AND FOR
                                    THE SIX MONTHS
                                     ENDED JUNE 30               AS OF AND FOR THE YEARS ENDED DECEMBER 31
                                -----------------------   --------------------------------------------------------
                                   1998         1997         1997         1996        1995       1994       1993
                                ----------   ----------   ----------   ----------   --------   --------   --------
STATEMENT OF INCOME DATA
  Revenues....................  $  613,988   $  617,046   $1,203,860   $1,121,178   $955,040   $641,316   $532,434
  Income (loss) from
    continuing
    operations before
    extraordinary item(1).....       3,393       13,338       (7,389)       9,651     (4,223)     2,345      3,510
  Income from discontinued
    operations(2).............          --        2,371       30,477        4,072     20,462     16,421     10,192
  Income before extraordinary
    item......................       3,393       15,709       23,088       13,723     16,239     18,766     13,702
  Extraordinary item, net of
    taxes(3)..................          --           --           --           --     (4,139)        --         --
  Net income..................  $    3,393   $   15,709   $   23,088   $   13,723   $ 12,100   $ 18,766   $ 13,702
  Per share (basic and
    diluted)
    Income (loss) from
      continuing operations
      before extraordinary
      item....................  $      .09   $      .38   $     (.21)  $      .28   $   (.13)  $    .08   $    .12
    Income from discontinued
      operations..............          --          .07          .87          .12        .64        .58        .38
    Extraordinary item, net of
      taxes...................          --           --           --           --       (.13)        --         --
  Net income per share........  $      .09   $      .45   $      .66   $      .40   $    .38   $    .66   $    .50
CONSOLIDATED BALANCE SHEET
  DATA
  Cash and cash equivalents...  $   13,505   $    9,057   $   20,205   $   29,397   $ 30,659   $ 29,805   $ 15,628
  Total assets................   1,195,495    1,087,462    1,169,715    1,029,009    707,651    614,991    776,007
  Total debt and capital lease
    obligations(4)............     512,709      458,873      455,695      407,408    125,758     72,667     50,163
  Stockholders' equity........     330,820      314,690      331,901      298,669    272,155    251,850    188,750

---------------

(1) In the first six months of 1998 and in 1997, Quaker State recorded pretax charges of $21.7 million and $48.4 million, respectively, related to restructuring, systems integration and other special charges. In 1996, Quaker State recorded pretax charges of $19.5 million related primarily to asset write-downs and restructuring charges and a $5 million pretax gain upon the settlement of a long-term receivable. In 1995, Quaker State recorded $22.6 million of pretax restructuring charges and a pretax settlement of $4.4 million for a class action lawsuit.

(2) Quaker State sold its vehicle safety lighting business in 1997, its exploration and production business in 1995, and its insurance business in 1994. These businesses are reported as discontinued operations.

(3) Premium on early extinguishment of $50 million principal amount of Quaker State's 8.73% Senior Notes.

(4) Includes current maturities of long-term debt and current portion of capital lease obligations.

                         PENNZOIL-QUAKER STATE COMPANY

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following selected unaudited pro forma combined financial information has been prepared to reflect the Merger. This pro forma financial information is based on the historical financial statements of Pennzoil Products Group and Quaker State included or incorporated by reference in this Proxy Statement/Prospectus and the estimates and assumptions set forth in the notes to the Pennzoil-Quaker State Company unaudited pro forma condensed combined financial statements. See the Pennzoil-Quaker State Company Unaudited Pro Forma Condensed Combined Financial Statements and the notes thereto. The unaudited pro forma combined balance sheet data have been prepared as if the Merger occurred on June 30, 1998. The unaudited pro forma combined income statement data have been prepared as if the Merger occurred as of January 1, 1997.

     If the companies had been combined in the past, they might have performed differently. You should not rely on the pro forma financial information as an indication of the financial positions or results of operations that Pennzoil-Quaker State Company would have achieved if the Merger had occurred on June 30, 1998 or January 1, 1997, or of the future results that Pennzoil-Quaker State Company will achieve after the Merger.

                                                             FOR THE YEAR ENDED DECEMBER 31, 1997
                                                    ------------------------------------------------------
                                                     PENNZOIL                                   PRO FORMA
                                                     PRODUCTS      QUAKER       PRO FORMA      COMBINED AS
                                                     GROUP(1)      STATE      ADJUSTMENTS(2)    ADJUSTED
                                                    ----------   ----------   --------------   -----------
                                                       (EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
  Revenues........................................  $2,013,160   $1,203,860      $     --      $3,217,020
  Income (loss) from continuing operations before
    income tax....................................       5,656      (11,389)       20,106          14,373
  Income (loss) from continuing operations........        (589)      (7,389)        8,090             112
  Basic and diluted earnings per share............                                                     --
  Basic average shares outstanding................                                                 76,008

                                                                FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                                          --------------------------------------------------
                                                          PENNZOIL                                PRO FORMA
                                                          PRODUCTS    QUAKER      PRO FORMA      COMBINED AS
                                                          GROUP(1)    STATE     ADJUSTMENTS(2)    ADJUSTED
                                                          --------   --------   --------------   -----------
                                                           (EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
  Revenues..............................................  $942,411   $613,988      $    --       $1,556,399
  Income from continuing operations before income tax...    13,475      6,193       16,123           35,791
  Income from continuing operations.....................     6,646      3,393        7,809           17,848
  Basic and diluted earnings per share..................                                               0.23
  Basic average shares outstanding......................                                             77,473

                                                                        AS OF JUNE 30, 1998
                                                       ------------------------------------------------------
                                                        PENNZOIL                                   PRO FORMA
                                                        PRODUCTS      QUAKER       PRO FORMA      COMBINED AS
                                                        GROUP(1)      STATE      ADJUSTMENTS(2)    ADJUSTED
                                                       ----------   ----------   --------------   -----------
                                                                      (EXPRESSED IN THOUSANDS)
BALANCE SHEET DATA
  Cash and cash equivalents..........................  $    8,162   $   13,505      $     --      $   21,667
  Total assets.......................................   1,553,744    1,195,495       460,646       3,209,885
  Total debt and capital lease obligations(3)........     445,140      512,709       136,422       1,094,271
  Shareholders' equity...............................     284,736      330,820       807,053       1,422,609

---------------

(1) For Pennzoil Products Group Combined Financial Statements and notes thereto, see pages F-2 to F-24.

(2) For an explanation of the assumptions used to prepare the pro forma adjustments, see the "Notes to Pennzoil-Quaker State Company Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 56.

(3) Includes current maturities of long-term debt and current portion of capital lease obligations.

                      UNAUDITED COMPARATIVE PER SHARE DATA

     The following table compares certain historical Pennzoil Products Group and Quaker State per share information with Pennzoil-Quaker State Company pro forma equivalent per share information. You should read the table in conjunction with the financial information for Pennzoil Products Group, Quaker State and Pennzoil-Quaker State Company included or incorporated by reference in this Proxy Statement/Prospectus. You should not rely on the pro forma financial information as an indication of the results that Pennzoil-Quaker State Company would have achieved if the Spin-off and Merger had taken place earlier or of the results of Pennzoil-Quaker State Company after the Merger.

                                                                                          PRO FORMA
                                                                                        EQUIVALENT PER
                                                                                      SHARE -- PENNZOIL-
                                                  PENNZOIL PRODUCTS    QUAKER STATE      QUAKER STATE
                                                 GROUP HISTORICAL(1)    HISTORICAL      COMPANY(2)(3)
                                                 -------------------   ------------   ------------------
Earnings per share from continuing operations:
  Year ended December 31, 1997.................       $(0.01)             $(0.21)          $   0.00
  Six months ended June 30, 1998...............         0.14                0.09               0.23
Dividends per share:
  Year ended December 31, 1997(4)..............       $ 0.75              $ 0.40           $   0.75
  Six months ended June 30, 1998(4)............         0.3750              0.20             0.3750
Book value per share at period end:
  June 30, 1998................................       $ 5.97              $ 9.08           $  18.33

---------------

(1) Pro forma basic earnings per share, dividends per share and book value per share were calculated using historical earnings data and assuming that one share of Pennzoil-Quaker State Company common stock is issued in the Spin-off for each share of Pennzoil common stock outstanding.

(2) Pro forma equivalent per share information for Quaker State stockholders was calculated using the exchange ratio of .8204 of a share of Pennzoil-Quaker State Company common stock for each share of Quaker State capital stock.

(3) Pro forma earnings per share and dividends per share were calculated assuming the weighted average number of shares of Pennzoil-Quaker State Company common stock outstanding for the six months ended June 30, 1998 and the year ended December 31, 1997 were 77.5 million shares and 76.0 million shares, respectively. The book value per share was calculated assuming the number of shares of Pennzoil-Quaker State Company common stock outstanding at June 30, 1998 was 77.6 million shares.

(4) Historically, Pennzoil Products Group has not paid dividends. For purposes of this presentation, the annual dividend rate per share for Pennzoil Products Group was assumed to be $0.75. It is expected that Pennzoil-Quaker State Company will pay an annual dividend of $0.75 per share. However, the Board of Pennzoil-Quaker State Company may change its dividend policy based on business conditions, its financial condition, its earnings and other factors.

               QUAKER STATE MARKET PRICE AND DIVIDEND INFORMATION

     Quaker State capital stock is traded under the symbol "KSF" on the NYSE and the Pacific Exchange. The following table sets forth the high and low composite sales prices of Quaker State capital stock and the per share cash dividends declared for the periods indicated. The quotations are as reported in published financial sources.

                                                                  QUAKER STATE
                                                                 CAPITAL STOCK
                                                              --------------------    CASH DIVIDENDS
                                                                HIGH        LOW          DECLARED
                                                                ----        ---       --------------
1995
  First Quarter.............................................  $ 15 1/8    $ 13 3/8        $0.10
  Second Quarter............................................    15 1/8      13 1/2         0.10
  Third Quarter.............................................    16 1/2      14 5/8         0.10
  Fourth Quarter............................................    14 3/4      12 1/8         0.10
1996
  First Quarter.............................................  $ 14 3/4    $ 12 5/8        $0.10
  Second Quarter............................................    16 1/8      13 3/4         0.10
  Third Quarter.............................................     18         13 7/8         0.10
  Fourth Quarter............................................    18 1/4      14             0.10
1997
  First Quarter.............................................  $  16       $ 13 3/8        $0.10
  Second Quarter............................................    16 1/4      14 3/8         0.10
  Third Quarter.............................................    17 3/8    14 15/16         0.10
  Fourth Quarter............................................    17 1/8     13 5/16         0.10
1998
  First Quarter.............................................  $19 7/16    $13 1/16        $0.10
  Second Quarter............................................    24 1/2      15 7/8         0.10
  Third Quarter (through August 13).........................    16 7/8      14             0.10

     On April 14, 1998, the last full trading day prior to the joint public announcement by Quaker State and Pennzoil of the signing of the Merger Agreement, the last reported sales price per share of Quaker State capital stock on the NYSE was $23 1/2. On August 13, 1998, the last reported sales price per share of Quaker State capital stock on the NYSE was $14 3/4.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Proxy Statement/Prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, that reflect Pennzoil's, PPC's and Quaker State's current views on future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified in "Risk Factors," as well as the following:

     - general economic, financial and business conditions, which could affect Pennzoil Products Group's financial condition and results of operations;

     - commodity pricing variations, including crude oil prices, which affect, directly or indirectly, margins, supply and demand, and results of operations in Pennzoil Products Group's motor oil and refined products segment;

     - vigorous competition within Pennzoil Products Group's product market, including pricing and promotional, advertising or other activities designed to preserve or gain market share, the timing and intensity of which cannot be foreseen;

     - the costs, effects and liabilities associated with legal, regulatory or administrative proceedings and any required remedial action, anticipated or unanticipated; and

     - the impact of special charges resulting from the Spin-off and Merger, ongoing evaluation of business strategies, asset valuations and organizational and corporate structures, and the implementation of restructuring plans.

     These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. You can identify forward-looking statements by the use of words such as "expect," "estimate," "intend," "project," "budget," "forecast," "anticipate," "plan" and similar expressions. Forward-looking statements include all statements regarding Pennzoil Products Group's, Quaker State's and Pennzoil-Quaker State Company's expected financial position, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, plans and objectives of management, and markets for stock. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  RISK FACTORS

     In addition to the other information included in this Proxy
Statement/Prospectus, you should carefully consider the following risk factors in determining whether to vote in favor of the Merger Agreement.

POTENTIAL DIFFICULTIES IN COMBINING THE OPERATIONS OF THE COMPANIES AND ACHIEVING COST SAVINGS

     Pennzoil Products Group and Quaker State have previously operated separately. The proposed management team of Pennzoil-Quaker State Company does not have experience with the combined business. Pennzoil-Quaker State Company may not be able to integrate the operations of Pennzoil Products Group and Quaker State without a loss of key employees, customers, franchisees or suppliers; loss of revenues; increase in operating or other costs; or other difficulties. In addition, Pennzoil-Quaker State Company may not be able to realize the operating efficiencies and other benefits sought from the Merger. Pennzoil-Quaker State will evaluate any plans to restructure Quaker State, including plans that have been previously disclosed to Quaker State stockholders, and determine what aspects, if any, of those plans to undertake.

     The franchise agreements used by Jiffy Lube and Q Lube, Inc. grant certain exclusive territorial rights to the franchisees. In addition to these rights, some franchisees of Jiffy Lube and Q Lube, Inc. have additional exclusive territories encompassing larger geographic areas; there are 16 such additional exclusive territories. Franchisees may claim that contractual or other rights will be impaired as a result of the Merger, even if

Pennzoil Products Group and Quaker State franchise operations are each operated post-Merger on an independent, stand-alone basis.

RECENT LOSSES

     As a combined entity, Pennzoil Products Group, the combination of PPC and Jiffy Lube, would have incurred net losses from continuing operations for each of the years ended December 31, 1997, 1996, 1995 and 1994. Quaker State incurred net losses from continuing operations before extraordinary items for the years ended December 31, 1997 and 1995. There can be no assurance that Pennzoil-Quaker State Company will be profitable after the Merger. See "Pennzoil-Quaker State Company Unaudited Pro Forma Condensed Combined Financial Statements" and the related notes thereto beginning on page 52, "Pennzoil Products Group Selected Combined Financial Information" on page 42 and the Pennzoil Products Group Combined Financial Statements and the related notes thereto included elsewhere in this Proxy Statement/Prospectus.

DIFFERENT FACTORS AFFECTING PENNZOIL-QUAKER STATE COMPANY'S BUSINESS

     Pennzoil-Quaker State Company's range of products and services, scope of operations, customers, competitors and suppliers will be more diverse than those of either Pennzoil Products Group or Quaker State. Accordingly, the results of operations and prospects for Pennzoil-Quaker State Company, as well as its stock price, may be affected by factors that are different from those that have affected either Pennzoil Products Group or Quaker State in the past.

NO PRIOR MARKET FOR PENNZOIL-QUAKER STATE COMPANY COMMON STOCK

     There is no current public trading market for Pennzoil-Quaker State Company common stock. Pennzoil-Quaker State Company will apply to list its common stock on the NYSE and the Pacific Exchange, and we expect "when-issued" trading in Pennzoil-Quaker State Company common stock to develop before the Merger is consummated. This means that Pennzoil-Quaker State Company shares may be traded before the share certificates are issued.

     We cannot predict the prices at which Pennzoil-Quaker State Company common stock may trade, either before the Merger on a "when-issued" basis or after the Merger. Such trading prices will be determined by the marketplace and may be influenced by many factors, including the depth and liquidity of the market for such shares, investor perceptions of Pennzoil-Quaker State Company and the industry in which it participates, Pennzoil-Quaker State Company's dividend policy and general economic and market conditions. Until an orderly market develops, the trading prices for these shares may fluctuate significantly.

     Pennzoil-Quaker State Company common stock will be freely transferable, except for shares received by Pennzoil Products Group or Quaker State "affiliates," as that term is defined under the Securities Act. See "The Merger and Related Transactions -- Federal Securities Law Consequences; Resale Restrictions" on page 26.

QUAKER STATE STOCKHOLDERS' PERCENTAGE OWNERSHIP SUBJECT TO ADJUSTMENT

     Stockholders of Quaker State will receive shares initially representing approximately 38.5% of Pennzoil-Quaker State Company. This percentage is based on the number of outstanding shares of Pennzoil and Quaker State as of the date of the Merger Agreement. This percentage will not change if the price of Quaker State capital stock fluctuates, but will increase to the extent that Quaker State options are exercised prior to the Merger and decrease to the extent that Pennzoil options are exercised prior to the Merger.

YEAR 2000 ISSUES

     Like most other companies, Pennzoil-Quaker State Company will strive to ensure that its information systems are able to recognize and process date-sensitive information properly as the year 2000 approaches. Systems that do not properly recognize and process this information could generate erroneous data or even fail.

     PPC and Quaker State are conducting reviews of their key computer systems and have identified a number of systems that could be affected by the year 2000 issue. Both companies are undertaking to upgrade these systems to allow them to function properly. If these steps are not completed successfully in a timely manner, Pennzoil-Quaker State Company's operations and financial performance could be adversely affected through disruptions in operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations for Pennzoil Products Group --Year 2000 Issues" beginning on page 50.

TAX RISKS

     If the Spin-off is considered part of a plan or a series of related transactions pursuant to which one or more persons acquire, directly or indirectly, a 50% or greater interest in PPC (or its successor, Pennzoil-Quaker State Company) or Pennzoil (an "Ownership Change"), Pennzoil will recognize gain under section 355(e) of the Internal Revenue Code of 1986, as amended (the "Code"), as if it had sold the stock of PPC for an amount equal to its fair market value. Pennzoil-Quaker State Company common stock acquired by former Quaker State stockholders in connection with the Merger may be taken into account in determining whether an Ownership Change of PPC (or its successor, Pennzoil-Quaker State Company) has occurred. Under the Tax Separation Agreement described under "Relationship Between Pennzoil-Quaker State Company and Pennzoil After the Merger -- Tax Separation Agreement" on page 70, Pennzoil-Quaker State Company will be liable to Pennzoil for any such tax arising from an Ownership Change of PPC (or its successor, Pennzoil-Quaker State Company), unless the Ownership Change results from an act of Pennzoil or any of its subsidiaries or affiliates. The amount of this liability could be substantial. Pennzoil and Pennzoil Products Group believe that there is no plan that would cause gain to be recognized in this manner. Acquisitions that occur within the four-year period beginning two years before the date of the Spin-off will be presumed to be part of such a plan, however, and such a plan possibly could be deemed to exist even if Pennzoil and Pennzoil Products Group are not aware of it.

CERTAIN ANTITAKEOVER PROVISIONS

     The Certificate of Incorporation and Bylaws of Pennzoil-Quaker State Company, among other things, provide for a classified Board of Directors with staggered terms, restrict the ability of stockholders to take action by written consent and authorize the Board of Directors to set the terms of preferred stock. In addition, Pennzoil-Quaker State Company's Certificate of Incorporation and the Delaware General Corporation Law contain provisions that impose restrictions on business combinations with interested parties. Pennzoil-Quaker State Company also will adopt a stockholders' rights plan. The stockholders' rights plan, the provisions of the Certificate of Incorporation and Bylaws of Pennzoil-Quaker State Company and the Delaware General Corporation Law may have the effect of delaying, deferring or preventing a change in control of Pennzoil-Quaker State Company. See "Description of Capital Stock of Pennzoil-Quaker State Company" beginning on page 92 and "Comparison of Stockholder Rights" beginning on page 97.

INTEREST OF QUAKER STATE OFFICERS AND DIRECTORS IN THE MERGER

     Officers and directors of Quaker State have interests and arrangements that may be different from your interests as stockholders of Quaker State; the Quaker State Board of Directors considered such interests and arrangements when it approved the Merger Agreement. See "Interests of Certain Persons" beginning on page 83.

                      THE MERGER AND RELATED TRANSACTIONS

     The discussion in this Proxy Statement/Prospectus of the Merger and the principal terms of the Merger Agreement, the Distribution Agreement and certain related agreements (the Merger Agreement, the Distribution Agreement and related agreements, collectively, the "Transaction Agreements") is subject to, and qualified in its entirety by reference to, the Merger Agreement, the Distribution Agreement and the other Transaction Agreements, all of which are attached to (or are exhibits to) this Proxy Statement/Prospectus. The Merger Agreement and the Distribution Agreement are attached hereto as Annexes A and B, respectively, and are incorporated herein by reference.

SPECIAL MEETING TO VOTE ON THE PROPOSED MERGER

     Quaker State is furnishing this Proxy Statement/Prospectus to its stockholders in connection with the solicitation of proxies by Quaker State from the holders of its capital stock, par value $1.00 per share ("Quaker State Capital Stock"), to use at the Special Meeting.

     The Special Meeting will be held at the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois 60611, on September 18, 1998, starting at 1:00 p.m., local time. At the Special Meeting, Quaker State stockholders will be asked to consider and vote upon adoption of the Merger Agreement (the "Proposal").

STRUCTURE OF THE MERGER

     Approval by Quaker State's stockholders is needed to enable Quaker State to proceed with the proposed merger of Quaker State and a subsidiary of Pennzoil-Quaker State Company, which will involve the following steps:

     - Restructuring. As further described in the Distribution Agreement, Pennzoil will consolidate its motor oil, refined products and Jiffy LubeH fast lube operations under PPC. The registered trademark "Pennzoil" will be owned by PPC. As part of the consolidation, (i) Pennzoil Receivables Company ("Pennzoil Receivables"), a subsidiary of Pennzoil, will resell to Pennzoil the receivables it holds that are not related to Pennzoil Products Group, (ii) Savannah Company Limited ("Savannah"), Pennzoil's captive insurance subsidiary, will transfer to Pennzoil certain assets and liabilities that are not attributable to Pennzoil Products Group,
       (iii) Pennzoil will contribute the stock of each of Jiffy Lube, Pennzoil Receivables, Savannah and Pennzoil Sales Corporation to PPC and (iv) the assets and liabilities of Pennzoil Petroleums Ltd., an indirect wholly owned subsidiary of Pennzoil, will be transferred to an indirect wholly owned subsidiary of PPC. Pennzoil and PPC also will enter into other agreements providing for, among other things, (i) the license of the "Pennzoil" trademark to Pennzoil for three years following the Merger and
       (ii) certain general administrative support to be provided by Pennzoil to Pennzoil-Quaker State Company during a transitional period following the Merger. PPC will change its name to "Pennzoil-Quaker State Company" and amend its certificate of incorporation as set forth in Annex E. The actions described in this paragraph constitute the "Restructuring."

     - Spin-off. The shares of common stock, par value $.10 per share ("Pennzoil-Quaker State Company Common Stock"), of PPC (to be renamed "Pennzoil-Quaker State Company") will be distributed to Pennzoil stockholders on a one-for-one basis.

     - Merger. Following the Spin-off, a wholly owned subsidiary of Pennzoil-Quaker State Company will merge with Quaker State. In connection with the Merger, Quaker State stockholders will be entitled to receive .8204 (the "Exchange Ratio") of a share of Pennzoil-Quaker State Company Common Stock in exchange for each share of Quaker State Capital Stock owned immediately prior to the Merger. Fractional shares resulting from the exchange will be paid in cash instead of shares of Pennzoil-Quaker State Company Common Stock (based upon the closing price of Pennzoil-Quaker State Company Common Stock on the business day immediately before the Merger, or, if Pennzoil-Quaker State Company Common Stock is not publicly traded on such date, on the first business day thereafter when Pennzoil-Quaker State Company Common Stock is publicly traded).

     The Merger will become effective when a certificate of merger is filed with the Secretary of State of Delaware or at such subsequent time as will be specified in the certificate of merger (the "Effective Time"). The closing of the Merger (the "Closing") will occur on the date on which the last of the conditions in the Merger Agreement has been satisfied or waived or on such other date as Pennzoil and Quaker State agree. We expect the Closing to occur promptly after the Special Meeting and receipt of governmental approvals, including a ruling from the Internal Revenue Service (the "IRS") to the effect that the Spin-off and the contribution of certain assets to PPC in the Restructuring will generally be tax-free to Pennzoil and its stockholders, which we expect to occur in late third or early fourth quarter of 1998.

     Following the Merger:

     - Quaker State's stockholders initially will own shares of Pennzoil-Quaker State Company Common Stock representing approximately 38.5% of Pennzoil-Quaker State Company; and

     - Pennzoil's stockholders initially will own shares of Pennzoil-Quaker State Company Common Stock representing approximately 61.5% of Pennzoil-Quaker State Company.

     These percentages are based on the number of outstanding shares of Pennzoil and Quaker State as of the date of the Merger Agreement. These percentages will not change if the price of Quaker State Capital Stock fluctuates, but will change to the extent that Quaker State options or Pennzoil options are exercised prior to the Merger.

     Quaker State holders of options and restricted share awards, as of June 30, 1998, held options and restricted share awards for 4,242,187 shares of Quaker State Capital Stock. These holders of options and restricted share awards can receive a similar substitute option or restricted share award in respect of Pennzoil-Quaker State Company Common Stock instead of receiving a cash payment. The exercise price of any such option and the number of shares of Pennzoil-Quaker State Company Common Stock covered by such a substitute award will be adjusted using formulas designed to maintain the approximate economic value of the Quaker State options and awards at the time of the Merger.

     In connection with the Spin-off, holders of options to purchase Pennzoil common stock will receive for each such option an additional option to purchase the same number of shares of Pennzoil-Quaker State Company Common Stock. As of June 30, 1998, there were outstanding options to purchase 3,542,744 shares of Pennzoil common stock.

     For a more complete description of the principal terms and conditions of the Merger, please refer to "The Transaction Agreements" and the copies of the Merger Agreement and the Distribution Agreement attached as Annexes A and B, respectively.

BACKGROUND

     Over the last five years, Quaker State has continually evaluated its position within the automotive aftermarket industry. Quaker State has considered various means of enhancing stockholder value, including acquisitions, divestitures, strategic alliances and strategic combinations. In considering these alternatives, Herbert M. Baum, Chairman of the Board and Chief Executive Officer of Quaker State, contacted James L. Pate, Chairman of the Board, President and Chief Executive Officer of Pennzoil, in late 1995 through Edward Robinson of Chase Bank of Texas, who had a business relationship with both Mr. Baum and Mr. Pate. Messrs. Baum and Pate initially discussed a possible strategic transaction between Quaker State and Pennzoil. This conversation was followed by discussions between Mr. Baum and Mr. Pate in February and March 1996. The discussions were exploratory in nature and concluded without any specific proposals.

     Thereafter, Quaker State did not actively consider a transaction with Pennzoil until the summer of 1997. On June 23, 1997, Union Pacific Resources Group ("UPR") commenced a tender offer for shares of Pennzoil common stock. On July 16, 1997, representatives of Simmons & Company, International, a Texas-based investment banking firm, contacted Conrad A. Conrad, Vice Chairman and Chief Financial Officer of Quaker State, to discuss whether Quaker State would be interested in acquiring Pennzoil Products Group from UPR in the event the UPR tender offer was successful. Subsequently, representatives and financial advisors of

Quaker State met to discuss a possible transaction and the financing thereof. Between July and September 1997, representatives of Quaker State and UPR met at various times, and UPR expressed its willingness to provide Quaker State with the opportunity to acquire Pennzoil Products Group following completion of UPR's tender offer. Quaker State and UPR did not enter into any formal agreement regarding this matter and did not finalize the financial terms under which Pennzoil Products Group would be sold. UPR withdrew its tender offer for Pennzoil on November 17, 1997.

     During the period when Quaker State's discussions with UPR occurred, Quaker State's Board held its annual strategy conference, which focused on recent and projected changes in the automotive aftermarket industry and their effect on Quaker State's strategic plans. At the conference, the Board discussed, among other things, the fact that Quaker State recently had been outbid in auctions involving the sale of two significant car care companies by rival bidders with greater financial resources than Quaker State. The Board also discussed certain financial uncertainties inherent in a strategy that focused on the acquisition and integration of small or single-product businesses in the automotive aftermarket. Following this discussion, the Board encouraged management to explore alternate means of creating value for stockholders, including identifying possible strategic partners for Quaker State.

     In December 1997, Mr. Pate contacted Mr. Robinson to inquire about Mr. Baum's interest in discussing a possible combination of Quaker State and Pennzoil Products Group. Mr. Baum and Mr. Pate agreed to meet, subject to the execution of a confidentiality/standstill agreement, which was executed on December 30, 1997.

     On January 26, 1998, representatives of Quaker State and Pennzoil met in Dallas, Texas to discuss generally the potential benefits and risks of a combination of Quaker State and Pennzoil Products Group. The parties agreed to mobilize their internal and external legal and financial advisors to begin due diligence. Promptly thereafter, Debevoise & Plimpton, representing Quaker State, and Baker & Botts, L.L.P., representing Pennzoil, began discussing the tax and regulatory issues associated with a possible combination of the companies. Mr. Pate, through Pennzoil's financial advisors Lehman Brothers Inc. ("Lehman Brothers"), delivered an initial written proposal to Mr. Baum through Chase Securities Inc. ("Chase") on February 2, 1998. The proposal contemplated a spin-off of Pennzoil Products Group to the stockholders of Pennzoil, followed by a stock-for-stock merger with Quaker State that would result in the new company ("Newco") being owned 65%/35% by the stockholders of Pennzoil and Quaker State, respectively. Quaker State's Board met on February 3 and 4 to discuss the Pennzoil proposal and Quaker State's strategic alternatives. The Board authorized management to continue negotiating with Pennzoil.

     In January and February 1998, Quaker State also held discussions with a large integrated oil company ("Oilco") regarding a possible strategic transaction. Quaker State had first held exploratory discussions with this party in April 1996. Quaker State viewed this possible transaction as an alternative to a transaction with Pennzoil. Quaker State and Oilco signed a confidentiality/standstill agreement on February 6, 1998, and a meeting among Mr. Baum, other representatives of Quaker State and representatives of Oilco followed on February 9, 1998. As a result of this meeting, Quaker State elected not to pursue a transaction with Oilco because, among other reasons, (i) the strategic alliance or joint venture that Oilco preferred would not provide the same potential for synergies as would a combination with Pennzoil and (ii) Oilco indicated that it would likely require significant additional time to formulate a definitive proposal.

     On or about February 6, 1998, Lehman Brothers, on behalf of Pennzoil, contacted Chase and indicated that Pennzoil might consider a 63.5%/36.5% allocation of Newco stock. On February 9, 1998, Mr. Baum called Mr. Pate to discuss Pennzoil's proposal, including the proposed allocation of Newco stock. They tentatively agreed to recommend that Newco would be owned 62.5% by Pennzoil stockholders and 37.5% by Quaker State stockholders. Mr. Pate advised Mr. Baum that further discussions between the parties were contingent on Quaker State's and Pennzoil's signing a mutual exclusivity agreement. At a meeting on February 10, Quaker State's Executive Committee authorized the execution of a 30-day mutual exclusivity agreement that would limit Quaker State's ability to pursue alternative transactions and would prevent Pennzoil from taking any action that would preclude a transaction with Quaker State. The exclusivity agreement was signed on February 10. The Executive Committee also recommended that, in addition to

Chase, Goldman, Sachs & Co. ("Goldman Sachs") should be formally retained as a financial advisor to Quaker State.

     On February 11, Quaker State and Pennzoil jointly retained McKinsey & Co. to analyze the prospective synergies arising from a combination of Quaker State and Pennzoil Products Group and to participate in the review of due diligence materials. On February 12, the Board of Directors of Quaker State met and reviewed evaluation materials prepared by Chase and key financial aspects of the proposed transaction. The legal advisors to Quaker State reviewed for the Board the legal context of the proposed transaction. Between February 13 and February 21, Quaker State and Pennzoil continued their respective due diligence efforts. Each company established a data room and made management personnel available for interviews.

     On February 18, Mr. Baum and Mr. Pate met in Dallas to discuss issues concerning the proposed transaction, including the suggested composition of management for Newco. At the meeting, Mr. Baum and Mr. Pate agreed to recommend that Mr. Pate should be the Chairman of the Board and that Mr. Baum should serve as Chief Executive Officer. Mr. Pate and Mr. Baum met again on February 24 in Houston, and Mr. Pate indicated he had concluded that a Quaker State officer should not serve as Chief Operating Officer. Mr. Baum stated he would review and consider a revised proposal for Newco's management. On the same date, Baker & Botts, L.L.P. delivered initial drafts of the Merger Agreement and the Distribution Agreement to Debevoise & Plimpton. On February 24-26, representatives of Quaker State and Pennzoil met in Houston with representatives of McKinsey & Co. to discuss further due diligence issues and synergies that could arise from a combination of Quaker State and Pennzoil Products Group.

     On February 26, 1998, Mr. Pate delivered to Mr. Baum a proposed organizational chart for Newco that, in Mr. Baum's view, unacceptably reduced the involvement of Quaker State management in Newco following the Merger. Mr. Baum informed Pennzoil that the negotiations were terminated. On March 2, 1998, Mr. Baum reported to the Executive Committee that the February 26 proposal from Pennzoil reflected a significant shift in the negotiating position of Pennzoil and that he had decided not to devote additional resources to consideration of the transaction unless the management issues were resolved.

     Following the termination of negotiations on February 26, Goldman Sachs and Chase, representing Quaker State, and Lehman Brothers and Evercore Group Inc. ("Evercore"), representing Pennzoil, served as intermediaries between Quaker State and Pennzoil to attempt to resolve disputed issues. Thereafter, Mr. Baum received from Evercore, on behalf of Pennzoil, a revised proposal, which, among other things, contemplated that ownership of Newco would be divided 65%/35% between Pennzoil and Quaker State stockholders and provided that additional shares would be issued to Quaker State stockholders (subject to a cap) if the market price of Newco's stock did not reach $27 (in Quaker State per share equivalents) within 18 months following the Merger. Mr. Baum believed this proposal justified further direct discussions with Pennzoil, and he reported the proposal to the Quaker State Executive Committee on March 11.

     Between March 12 and March 25, representatives of Quaker State and Pennzoil continued negotiating the transaction and tentatively agreed to recommend that the ownership of Newco would be divided 61.5%/38.5% between Pennzoil and Quaker State stockholders, respectively. It was further tentatively agreed that the board of Newco would consist of nine persons, five to be designated by Pennzoil, three to be designated by Quaker State, and one to be the new Chief Operating Officer of Newco. The new Chief Operating Officer would be chosen by a committee consisting of two directors designated by Quaker State and two directors designated by Pennzoil. Mr. Baum would serve as Vice Chairman of the Board and Mr. Pate would serve as the Chairman of the Board and Chief Executive Officer. Additionally, at least two management positions would be offered to Quaker State personnel, and John D. Barr, President and Chief Operating Officer of Quaker State, would serve as a transition consultant to Newco for up to one year following the merger. The Executive Committee of Quaker State met on March 20 to discuss these developments, and the entire Board of Quaker State met on March 25 and 26 to review the status of the negotiations.

     Following the March 25 meeting of Quaker State's Board, Quaker State and Pennzoil negotiated the remaining terms and conditions of the Transaction Agreements. Among the subjects of negotiation were (i) the amount of and the circumstances under which a termination fee would be payable to Pennzoil in the event the transaction was terminated; (ii) the circumstances under which Pennzoil and Quaker State could terminate the transaction; (iii) the allocation of assets and liabilities between Newco and Pennzoil; and (iv) the fund to be made available by Pennzoil for the retention of Quaker State employees.

     On April 14, 1998, the Quaker State Board held a special meeting. At that meeting, Quaker State's management again reviewed for the Board the strategic reasons for and alternatives to a merger with Pennzoil Products Group that had been discussed at prior meetings of the Executive Committee and the Board. Debevoise & Plimpton reviewed certain legal issues associated with the transaction. Quaker State's management reviewed the structure of the proposed transaction and the significant results of the legal and financial due diligence performed on Pennzoil Products Group. Quaker State's management also summarized the synergies expected to result from the transaction and compared them to the estimates prepared by McKinsey & Co. Purvin & Gertz Inc., an independent engineering firm, reviewed the refinery projects of the Pennzoil Products Group. Chase and Goldman Sachs made a presentation that included a discussion of the valuation methodologies and analyses used to arrive at their respective fairness opinions. Chase and Goldman Sachs each gave its opinion to the Quaker State Board that, as of such date, and based upon the assumptions, limitations and qualifications disclosed to the Board, the Exchange Ratio was fair from a financial point of view to the holders of Quaker State Capital Stock. Mr. Baum discussed the impact of the transaction on Quaker State's other constituencies, including employees. After concluding that the Merger and related transactions were advisable and in the best interests of Quaker State and its stockholders, the Quaker State Board voted unanimously to approve the Merger, authorize the execution of the Merger Agreement and recommend that Quaker State's stockholders adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement.

     Shortly after the Quaker State Board meeting concluded, Quaker State and Pennzoil executed the Merger Agreement, and Quaker State and Pennzoil issued a joint press release announcing the execution of the Merger Agreement.

QUAKER STATE'S REASONS FOR THE MERGER

     Quaker State's Board has determined that the Merger is advisable and in the best interests of its stockholders. At a meeting held on April 14, 1998, the Quaker State Board unanimously approved the Merger Agreement and resolved to recommend that the shareholders of Quaker State vote for adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement.

     In reaching its conclusion to approve the Merger Agreement and to recommend that shareholders vote for adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, the Quaker State Board considered many factors, including, but not limited to, the following:

          (i) Strategic alternatives available to Quaker State and the potential risks and benefits of each such alternative, including selling the company, taking the company private, spinning off the lubricants business, combining with another oil marketer, or attempting to grow the company by acquiring related or unrelated product lines;

          (ii) The difficulties and risks inherent in attempting to enhance stockholder value primarily through the acquisition of companies in the automotive aftermarket due to the increasing ability of larger companies with greater financial resources to outbid Quaker State for acquisitions, the relatively small number of attractive acquisition targets and difficulties in achieving synergies and additional sales from such acquisitions;

          (iii) The potential efficiencies and synergies to be realized by the combination of Quaker State and Pennzoil Products Group, which are expected to result from the consolidation of sales offices, corporate headquarters, blending and packaging plants and distribution centers, the reduction of staff and expenses, and other economies;

          (iv) The breadth and power of the leading brands that will be owned by Pennzoil-Quaker State Company;

          (v) The potential for appreciation in the value of Pennzoil-Quaker State Company, and the ability of Quaker State's stockholders to participate in any such appreciation through their initial ownership of approximately 38.5% of the common stock of Pennzoil-Quaker State Company;

          (vi) The written opinions received by the Quaker State Board from Chase and Goldman Sachs to the effect that, as of April 14, 1998, the Exchange Ratio was fair from a financial point of view to the holders of Quaker State Capital Stock, and the analyses of Chase and Goldman Sachs described under "-- Opinions of Quaker State's Financial Advisors";

          (vii) The challenges and potential costs of combining the businesses of two major companies, and the attendant risks of not achieving the expected operating efficiencies, other synergies or improvements in earnings;

          (viii) The risk that the Merger would not be consummated;

          (ix) The liabilities of Pennzoil Products Group;

          (x) The assets, competitive position and prospects of Pennzoil Products Group, which the Quaker State Board believes, on a combined basis with those of Quaker State, would represent a good strategic fit between the two companies in view of their respective product lines and markets;

          (xi) The terms and conditions of the Merger Agreement, including, among other things, the fact that the Merger Agreement (a) provides for the establishment of a $15 million retention pay program for the benefit of Quaker State employees that will be funded by Pennzoil and (b) permits Quaker State's Board, in the exercise of its fiduciary duties, to engage in negotiations with or to furnish information to third parties in response to any unsolicited acquisition proposal that is more favorable to Quaker State stockholders than the Merger and to terminate the Merger Agreement in order to enter into a definitive agreement relating to such alternative proposal upon payment of a $20 million termination fee; and

          (xii) The treatment of the Merger as a "reorganization" for federal income tax purposes (see "-- Certain Federal Income Tax Consequences of the Merger").

     Based on this analysis, the Quaker State Board unanimously determined that the Merger is advisable and in the best interests of Quaker State and Quaker State's stockholders. The foregoing discussion of the factors considered by the Quaker State Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Quaker State Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Quaker State Board may have given different weights to different factors. For a discussion of the interests of certain members of Quaker State's management and directors in the Merger, see "-- Interests of Certain Persons in the Merger."

     The full text of the written opinions of Chase and Goldman Sachs, which set forth the assumptions made, matters considered and limitations on the review undertaken in connection with such opinions, are attached hereto as Annexes C and D, respectively, and are incorporated herein by reference. STOCKHOLDERS ARE URGED TO AND SHOULD READ SUCH OPINIONS IN THEIR ENTIRETY. See also "-- Opinions of Quaker State's Financial Advisors."

RECOMMENDATION OF THE QUAKER STATE BOARD

     QUAKER STATE'S BOARD RECOMMENDS THAT QUAKER STATE STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

ACCOUNTING TREATMENT AND CONSIDERATIONS

     The Merger will be accounted for using the purchase method of accounting, with Pennzoil Products Group treated as the acquiror. As a result, the assets and liabilities of Pennzoil Products Group will be recorded at historical amounts, without restatement to fair values. The assets and liabilities of Quaker State will be recorded at their estimated fair values at the date of the Merger with the excess of the purchase price over the sum of such fair values recorded as goodwill. The purchase price is based upon the market capitalization of Quaker State, using an average trading price of Quaker State Capital Stock for a reasonable period of time immediately before and after the Merger was announced, plus certain Merger-related costs. For purposes of this Proxy Statement/Prospectus, such purchase price is estimated to be $792 million, which was calculated using a $19.79 per share valuation of Quaker State Capital Stock. The calculated purchase price is for accounting purposes only and is not indicative of the price at which shares of Quaker State Capital Stock will trade immediately before the consummation of the Merger or the value of shares of Pennzoil-Quaker State Company Common Stock to be received by stockholders of Quaker State in connection with the Merger.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material federal income tax consequences of the Restructuring, the Spin-off and the Merger to Pennzoil Products Group, Pennzoil-Quaker State Company, Quaker State and Quaker State stockholders and does not purport to be a complete analysis or description of all potential tax effects of these transactions. The discussion assumes that holders of Quaker State Capital Stock will hold their stock as a capital asset as of the Effective Time. The discussion does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to taxpayers subject to special treatment under the federal income tax laws (for example, insurance companies, financial institutions, broker-dealers, tax-exempt organizations, foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the U.S.), and does not address any aspects of state, local or foreign tax law.

     The following discussion is based upon the provisions of the Code, the Treasury Regulations thereunder, and administrative rulings and judicial decisions in effect as of the date of this Proxy Statement/Prospectus. Subsequent legislative, administrative or judicial changes or interpretations could affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively. Although the Spin-off and the Merger are each conditioned on Pennzoil's receipt of a ruling from the IRS to the effect that the Spin-off and the contribution of certain assets to PPC in the Restructuring will generally be tax-free to Pennzoil and its stockholders, no ruling has been or will be sought from the IRS concerning the tax consequences of the Merger. Each stockholder of Quaker State is urged to consult his or her own tax advisor as to the federal, state, local and foreign tax consequences of the Restructuring, the Spin-off and the Merger.

     IRS Ruling; Tax Opinions; Tax-Free Character of Transactions. As conditions to the Spin-off and Merger, (i) Pennzoil must receive a letter ruling from the IRS that the contribution of certain assets to PPC in the Restructuring will be a tax-free reorganization within the meaning of section 368(a) of the Code and that the Spin-off will be a tax-free distribution within the meaning of section 355 of the Code, and (ii) Pennzoil and PPC must receive an opinion of Baker & Botts, L.L.P., special counsel to Pennzoil, and Quaker State must receive an opinion of Debevoise & Plimpton, special counsel to Quaker State, in each case to the effect that, on the basis of certain facts, representations and assumptions set forth in the opinions, the Merger will be a tax-free reorganization within the meaning of section 368(a) of the Code. The discussion below assumes that the Merger and the contribution of certain assets to PPC in the Restructuring will each be tax-free reorganizations within the meaning of section 368(a) of the Code and that the Spin-off will be a tax-free distribution within the meaning of section 355 of the Code.

     Consequences to Quaker State Stockholders. The Restructuring and the Spin-off will not have any direct tax consequences to the Quaker State stockholders. The Merger will have the following tax consequences to the Quaker State stockholders:

     - No gain or loss will be recognized by Quaker State stockholders upon their exchange of Quaker State Capital Stock for Pennzoil-Quaker State Company Common Stock (except as described below with respect to cash instead of fractional shares).

     - Each Quaker State stockholder's tax basis in the Pennzoil-Quaker State Company Common Stock he or she receives in the Merger (including any fractional share of Pennzoil-Quaker State Company

       Common Stock for which cash is received) will be the same as the tax basis of the Quaker State Capital Stock surrendered in exchange therefor.

     - Each Quaker State stockholder's holding period in the Pennzoil-Quaker State Company Common Stock that the stockholder receives in the Merger will include the period he or she held the Quaker State Capital Stock surrendered in exchange therefor.

     - Each Quaker State stockholder who receives cash in lieu of a fractional share of Pennzoil-Quaker State Company Common Stock will recognize gain or loss equal to the difference between the amount of cash and the tax basis allocated to the fractional share.

     Consequences to Quaker State. The Restructuring, Spin-off and Merger will not have material tax consequences to Quaker State.

     Consequences to Pennzoil Products Group and Pennzoil-Quaker State Company. Pennzoil Products Group and Pennzoil-Quaker State Company generally will not recognize gain or loss upon the Restructuring, the Spin-off or the Merger. Pennzoil Products Group will, however, recognize certain items of intercompany gain or loss immediately before the Spin-off because the Spin-off will terminate its membership in the Pennzoil consolidated group. Pennzoil Products Group expects its net tax liability, if any, on such items, after taking into account the indemnity and tax sharing provisions of the Tax Separation Agreement, will be less than $3 million. See "Relationship Between Pennzoil-Quaker State Company and Pennzoil after the Merger -- Tax Separation Agreement."

     Pennzoil Products Group is severally liable for the taxes of the Pennzoil consolidated group for the period it is part of that group, including any liability of Pennzoil for tax on the Spin-off under section 355(e). See "Risk Factors -- Tax Risks." Pennzoil and Pennzoil Products Group have agreed to indemnify each other from liability for such taxes in the manner described at "Relationship Between Pennzoil-Quaker State Company and Pennzoil after the Merger -- Tax Separation Agreement."

REGULATORY MATTERS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Quaker State and Pennzoil have filed the required notification and report forms under the HSR Act with the FTC and the Antitrust Division, and the waiting period under the HSR Act expired on May 27, 1998.

     Each state in which Quaker State or Pennzoil has operations also may review the Merger under state antitrust laws. In addition, regulatory approvals or filings will be required with the appropriate regulatory authorities in certain countries where Quaker State and Pennzoil conduct business.

     At any time before the Effective Time, the Justice Department, the FTC, a state or foreign governmental authority or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Spin-off or the Merger or to cause Pennzoil-Quaker State Company to divest itself, in whole or in part, of Quaker State or of other businesses conducted by Pennzoil-Quaker State Company. There can be no assurance that a challenge to the Spin-off or the Merger will not be made or that, if such a challenge is made, Pennzoil, PPC or Pennzoil-Quaker State Company will prevail. The obligations of Pennzoil, PPC and Quaker State to consummate the Spin-off and the Merger are subject to the condition that there be no decree, judgment, injunction or other order of a court of competent jurisdiction or other governmental authority that imposes any material restrictions or limitations on the Spin-off or the Merger. Each party has agreed to use its commercially reasonable best efforts to have any such decree, judgment, injunction or order vacated or lifted.

     The Spin-off and the Merger are each conditioned on Pennzoil's receipt of a letter ruling from the IRS to the effect that the Spin-off and the contribution of certain assets to PPC in the Restructuring will be generally tax-free to Pennzoil and its stockholders. Pennzoil has filed a request for the ruling with the IRS.

     Quaker State and Pennzoil believe that they will obtain all material required regulatory approvals prior to the Special Meeting. However, it is not certain that all such approvals will be received by such time, or at all, and governmental authorities may impose unfavorable conditions for granting the required approvals.

LITIGATION

     On July 28, 1998, Oil Changer, Inc. ("Oil Changer") and several corporations affiliated with Oil Changer filed suit in the Superior Court of the State of California, Alameda County, against Quaker State, Herbert M. Baum, John
D. Barr, Conrad A. Conrad, Charles F. Bechtel and two other individuals. The complaint alleges that Quaker State and Oil Changer were "strategic partners" in an alleged partnership to develop quick lubrication centers in Northern California. Oil Changer alleges that Quaker State breached the alleged agreement by developing quick lubrication centers with another entity. The complaint asserts claims for fraud, breach of fiduciary duty and usurpation of partnership opportunity, partnership accounting, breach of contract, conspiracy and violation of Section 17200 of the California Business Professions Code. Plaintiffs seek compensatory damages of at least $50 million, which plaintiffs contend should be trebled, at least $50 million in punitive damages, restitution, attorneys' fees and costs as well as injunctive relief. Quaker State intends to contest the action vigorously; however, there can be no assurance that the plaintiffs will not be awarded injunctive relief and/or damages, some or all of which may be payable by Quaker State.

     On July 28, 1998, Oil Changer and several corporations affiliated with Oil Changer also filed a complaint in the United States District Court for the Northern District of California against Quaker State and Pennzoil. The complaint asserts claims under Sections 1 and 2 of the Sherman Act, Section 7 of the Clayton Act and Sections 16720 and 17200 of the California Business Professions Code, alleging that the Merger will substantially lessen competition in, or result in monopolization of, the markets for motor oil and quick lubrication services in certain areas of California. Plaintiffs seek compensatory and treble damages, restitution, attorneys' fees and costs as well as injunctive relief enjoining the Merger or divestiture if the Merger is consummated. Quaker State and Pennzoil intend to contest the action vigorously; however, there can be no assurance that the plaintiffs will not be awarded injunctive relief and/or damages, some or all of which may be payable by Quaker State.

NO APPRAISAL RIGHTS

     Quaker State is a Delaware corporation. Section 262 of the Delaware General Corporation Law ("DGCL") provides appraisal rights (sometimes referred to as "dissenters' rights") to stockholders of a Delaware corporation that is involved in a merger under certain circumstances. However, Section 262 appraisal rights are not available to stockholders of a corporation whose securities are listed on a national securities exchange and whose stockholders are not required to accept in exchange for their stock anything other than stock of another corporation listed on a national securities exchange and cash received instead of fractional shares. Because Quaker State Capital Stock is traded on the NYSE, and because Quaker State's stockholders will be entitled to receive Pennzoil-Quaker State Company Common Stock (and cash in lieu of fractional shares) in connection with the Merger, which stock also will be traded on the NYSE, stockholders of Quaker State will not have appraisal rights with respect to the Merger.

FEDERAL SECURITIES LAW CONSEQUENCES; RESALE RESTRICTIONS

     All shares of Pennzoil-Quaker State Company Common Stock that will be distributed to stockholders of Quaker State in connection with the Merger will be freely transferable, except for certain restrictions applicable to "affiliates" of Quaker State. Shares of Pennzoil-Quaker State Company Common Stock received by persons who are deemed to be affiliates of Quaker State may be resold by them only in transactions permitted by the resale provisions of Rule 145 (or Rule 144 in the case of such persons who become affiliates of Pennzoil-Quaker State Company) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Quaker State generally include certain officers, directors and significant stockholders of Quaker State. The Merger Agreement requires Quaker State to use its commercially reasonable efforts to cause each of its affiliates to execute a written agreement to the effect that such persons will not sell, assign or transfer any of the shares of Pennzoil-Quaker State Company Common Stock issued to them in connection with the Merger unless such sale, assignment or transfer has been registered under the Securities Act, is in conformity with Rule 145 or is otherwise exempt from the registration requirements under the Securities Act.

     This Proxy Statement/Prospectus does not cover resales of Pennzoil-Quaker State Company Common Stock to be received by the stockholders of Quaker State in connection with the Merger, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale.

                   ROLE OF QUAKER STATE'S FINANCIAL ADVISORS

     In connection with the proposed Merger, Quaker State retained Chase and Goldman Sachs as financial advisors to assist Quaker State and its Board in evaluating the transactions contemplated by the Transaction Agreements. Quaker State entered into engagement agreements with its financial advisors providing for customary fee, expense reimbursement and indemnification terms.

     The financial advisors to Quaker State advised management and Quaker State's Board regarding the structure and terms of the Merger and the negotiation of the Transaction Agreements.

     In deciding to approve the Merger, the Quaker State Board considered opinions from its financial advisors as to the fairness of the Exchange Ratio from a financial point of view to the holders of Quaker State Capital Stock.

OPINIONS OF QUAKER STATE'S FINANCIAL ADVISORS

     On April 14, 1998, each of Chase and Goldman Sachs delivered an oral opinion to the Quaker State Board, subsequently confirmed in writing as of such date (the "Chase Opinion" and the "Goldman Opinion," respectively), to the effect in each case that, as of the date of such opinion, the Exchange Ratio was fair from a financial point of view to the holders of Quaker State Capital Stock.

     THE FULL TEXT OF THE CHASE OPINION AND THE GOLDMAN OPINION, EACH OF WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINION, ARE ATTACHED HERETO AS ANNEXES C AND D, RESPECTIVELY, TO THIS PROXY STATEMENT/PROSPECTUS, AND ARE INCORPORATED HEREIN BY REFERENCE. QUAKER STATE STOCKHOLDERS ARE URGED TO READ EACH OPINION IN ITS ENTIRETY. THE CHASE OPINION AND THE GOLDMAN OPINION ARE ADDRESSED TO THE QUAKER STATE BOARD AND DO NOT CONSTITUTE RECOMMENDATIONS AS TO HOW QUAKER STATE STOCKHOLDERS SHOULD VOTE AT THE SPECIAL MEETING AND SHOULD NOT BE RELIED UPON BY ANY SUCH HOLDER AS SUCH. THIS SUMMARY OF THE CHASE OPINION AND THE GOLDMAN OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE RESPECTIVE WRITTEN OPINIONS.

     In connection with their opinions, Chase and Goldman Sachs reviewed, among other things, the Transaction Agreements; Annual Reports to Stockholders and Annual Reports on Form 10-K of Quaker State and Pennzoil for the five years ended December 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Quaker State and Pennzoil; certain other communications from Quaker State and Pennzoil to their respective stockholders; audited historical and unaudited pro forma financial statements with respect to Pennzoil Products Group referred to in Section 4.5 of the Merger Agreement; and certain internal financial analyses and forecasts for Quaker State and Pennzoil Products Group prepared by the managements of Quaker State and Pennzoil, respectively, including forecasts of certain cost savings (the "Synergies") expected to be achieved as a result of the Merger. Chase and Goldman Sachs also held discussions with members of the senior management of Quaker State and Pennzoil regarding the strategic rationale for, and the potential benefits of, the transactions contemplated by the Merger Agreement and the past and current business operations, financial condition and future prospects of Quaker State and Pennzoil Products Group. In addition, Chase and Goldman Sachs reviewed the reported price and trading activity for Quaker State Capital Stock, compared certain financial and stock market information for Quaker State and Pennzoil with similar information for certain other companies the securities of which are publicly traded and performed such other studies and analyses as Chase and Goldman Sachs considered appropriate.

     Chase and Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by them for purposes of their opinions. In that regard,

Chase and Goldman Sachs assumed, with Quaker State's consent, that the financial forecasts provided by the respective managements of Quaker State and Pennzoil were reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of Quaker State and Pennzoil as to the future financial performance of Quaker State and Pennzoil Products Group, as applicable. Further, in that regard, Chase and Goldman Sachs assumed, with Quaker State's consent, that the estimates of Synergies resulting from the Merger were reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of Quaker State and Pennzoil. Chase and Goldman Sachs also assumed, with Quaker State's consent, that obtaining any necessary regulatory or third-party approvals for the Spin-off or the Merger will not have a material adverse effect, in the case of Chase, or an adverse effect, in the case of Goldman Sachs, on Quaker State or Pennzoil Products Group, as applicable. Chase and Goldman Sachs did not review the JV Agreements (as defined in the Merger Agreement) or financial information specifically relating thereto and assumed, with Quaker State's consent, that there are no material liabilities under the JV Agreements that are not reflected in historical or projected financial information regarding Pennzoil Products Group and that there is no other information regarding the JV Agreements that would have a material adverse effect, in the case of Chase, or an adverse effect, in the case of Goldman Sachs, on Pennzoil Products Group. In addition, Chase and Goldman Sachs did not make, nor did they assume any responsibility for making, an independent evaluation or appraisal of the assets and liabilities of Quaker State or Pennzoil Products Group or any of their respective subsidiaries or divisions, and were not furnished with any such evaluation or appraisal. With Quaker State's consent, Chase assumed that, except as set forth in a disclosure schedule to the Merger Agreement provided to it, both the Restructuring and the Spin-off will be tax-free to Pennzoil Products Group and that the Merger will be treated as tax-free to each of Quaker State, Pennzoil Products Group and the holders of Quaker State Capital Stock (other than with respect to any cash received in lieu of fractional shares of Pennzoil-Quaker State Company Common Stock). With Quaker State's consent, Goldman Sachs assumed that the Merger will be treated as tax free to each of Quaker State and Pennzoil Products Group. Chase and Goldman Sachs were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with Quaker State. Chase and Goldman Sachs did not express any opinion as to the price at which the shares of Pennzoil-Quaker State Company Common Stock may trade if and when they are issued. Their advisory services and opinions were provided for the information and assistance of the Quaker State Board in connection with its consideration of the transaction contemplated by the Merger Agreement and such opinions do not constitute a recommendation as to how any holder of shares of Quaker State Capital Stock should vote with respect to such transaction.

     The following is a summary of certain financial analyses used by Chase and Goldman Sachs in connection with providing their opinions to the Quaker State Board.

     (i) Contribution Analysis. Chase and Goldman Sachs analyzed the pro forma contributions of each of Quaker State and Pennzoil Products Group to the combined company, assuming the Merger is consummated as set forth in the Merger Agreement. Chase and Goldman Sachs analyzed, utilizing pro forma results for calendar year 1997 and estimated results for calendar years 1998 and 2000 (based on projections provided by Quaker State management), the relative net income and earnings before interest, taxes, depreciation and amortization ("EBITDA") contributions from each of Quaker State and Pennzoil Products Group. The analysis did not assume the realization of any Synergies in connection with the Merger. The analysis indicated that Quaker State would be expected to contribute to the combined company approximately 41.1% of the combined company's pro forma 1997 net income, 36.3% of its estimated 1998 net income and 31.2% of its estimated 2000 net income. Chase and Goldman Sachs also analyzed the implied equity value contributions of each of Quaker State and Pennzoil Products Group to the combined company using a discounted cash flow analysis that assumed a 9.0x EBITDA terminal value multiple and a 12.0% discount rate. This analysis was based on Quaker State management's base case projections, a Quaker State management sensitivity case for Quaker State assuming 250 basis point decreases in annual sales growth and 200 basis point decreases in annual EBITDA margins from the base case, and a Quaker State management sensitivity case for Pennzoil Products Group assuming 250 basis point decreases in annual sales growth and 300 basis point decreases of annual EBITDA margins from the base case. Chase and Goldman Sachs determined from this analysis a range of implied equity value contributions from Quaker State to the combined company from 22% to 43%. Chase and Goldman Sachs compared these expected contributions to the approximately 38.5% of the

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

pro forma primary shares of the combined entity to be owned by former Quaker State stockholders after the Merger. The pro forma contribution analysis also indicated that Quaker State would contribute to the combined company approximately 41.1% of the combined company's pro forma 1997 EBITDA, 38.7% of its estimated 1998 EBITDA and 35.9% of its estimated 2000 EBITDA. Chase and Goldman Sachs compared this contribution with the implied Enterprise Value (defined as equity market value, derived for Pennzoil Products Group by reference to the 60-day average closing price of Quaker State Capital Stock prior to receipt of Pennzoil's initial proposal on February 2, 1998, plus net debt) split of 40.8% Quaker State/59.2% Pennzoil Products Group.

     (ii) Pro Forma Merger Consequences Analysis. Chase and Goldman Sachs analyzed the pro forma impact on Quaker State stockholders resulting from the Merger for calendar year 1998. This analysis, based upon Quaker State management's assumptions and estimates relating to the stand-alone results that could be achieved by Quaker State and Pennzoil Products Group and certain transaction adjustments, showed accretion to the stockholders of Quaker State in earnings per share, EBITDA and earnings before interest and taxes for calendar year 1998 of 54%, 31% and 36%, respectively, giving effect to 100% of the Synergies and 16%, 15% and 13%, respectively, giving effect to 50% of the Synergies. The actual results achieved by the combined company may be materially lower than the projected results.

     (iii) Implied Combined Company Share Price Analysis. Chase and Goldman Sachs performed an analysis to determine the implied combined company stock trading range based on Quaker State management's base case and sensitivity projections of 1999 net income and earnings per share for the combined company, the realization of 50% to 100% of the potential Synergies and a forward price to 1999 earnings multiple of 14.5x, which was based on Quaker State's and its peer group's historical trading price performance. Under this analysis, the implied combined company stock trading range, adjusted to reflect Quaker State per share equivalents, ranged from $16.99 to $28.48. Chase and Goldman Sachs also performed a discounted cash flow analysis to determine the implied combined company stock trading range, adjusted to reflect Quaker State per share equivalents, utilizing a range of estimated 2002 EBITDA multiples from 8x to 10x and a range of discount rates from 11% to 13%. This analysis was based on Quaker State management's base case projections and a Quaker State management sensitivity case assuming decreases in annual sales growth rates from 0 to 250 basis points, decreases in annual EBITDA margins by 0 to 275 basis points, an estimated 2002 EBITDA multiple of 9x and a discount rate of 12%. Under this analysis, the implied combined company stock trading price per share ranged from $17.56 to $35.32, without giving effect to the Synergies, and from $25.66 to $44.40, giving effect to 100% of the Synergies.

     (iv) Discounted Cash Flow Analysis. Chase and Goldman Sachs calculated a range of present values of the future streams of cash flows that Quaker State management projected that Quaker State could produce on a stand-alone basis for the five-year period from 1998 through 2002. Utilizing management projections, Chase and Goldman Sachs calculated a range of values based upon the discounted net present value of Quaker State's five-year stream of projected Free Cash Flow (defined as tax-effected earnings before interest and taxes plus depreciation and amortization less capital expenditures and changes in working capital) and its projected calendar year 2002 terminal value (derived by applying multiples ranging from 8.0x to 10.0x to Quaker State's projected calendar year 2002 EBITDA). The Free Cash Flow streams and estimated terminal values were then discounted to present value using discount rates ranging from 11.0% to 13.0%. Based on this analysis, Chase and Goldman Sachs arrived at an implied equity value range of $19.04 to $27.77 per fully diluted share of Quaker State Capital Stock.

     Chase and Goldman Sachs also performed a discounted cash flow sensitivity analysis by decreasing Quaker State's projected annual sales growth over the five-year period by 0 to 250 basis points and by decreasing projected annual EBITDA margins over the five-year period by 0 to 200 basis points, in each case based on Quaker State management's sensitivity projections. Based on this analysis, and utilizing an assumed 9.0x EBITDA exit multiple and a 12.0% discount rate, Chase and Goldman Sachs arrived at an implied equity value range of $14.63 to $23.24 per fully diluted share of Quaker State Capital Stock.

     (v) Comparable Publicly Traded Companies Analysis. Chase and Goldman Sachs reviewed and compared certain actual and estimated financial information relating to Quaker State to corresponding actual

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

and estimated financial information for 15 publicly traded companies (the "Quaker State Public Comparables") that Chase and Goldman Sachs deemed relevant to their evaluation of Quaker State. Of the 15 Quaker State Public Comparables, Chase and Goldman Sachs utilized the following six companies, which are branded consumer products companies: Church & Dwight, Inc., Clorox Co., Dial Corp., First Brands Corp., Sherwin Williams Co. and WD 40 Co. (the "Branded Consumer Products Companies"); the following five companies, which are automotive parts retail and service center companies: AutoZone, Inc., Discount Auto Parts, Inc., Monro Muffler Brake, Inc., O'Reilly Automotive, Inc. and Pep Boys, Inc. (the "Automotive Parts Retailers and Service Centers"); and the following four companies, which are branded automotive aftermarket companies: Edelbrock Corp., Exide Corp., TBC Corp. and Wynn's International Inc. (the "Branded Automotive Aftermarket Companies"). Chase and Goldman Sachs calculated the multiples of total Enterprise Value to latest twelve months ("LTM") EBITDA and share price to estimated 1998 earnings per share ("EPS") for the Quaker State Comparable Companies. The total Enterprise Value/LTM EBITDA multiples ranged from 9.1x to 15.9x (with a mean of 12.4x) for the Branded Consumer Products Companies, from 6.3x to 12.5x (with a mean of 9.6x) for the Automotive Parts Retailers and Service Centers and from 6.1x to 8.4x (with a mean of 7.2x) for the Branded Automotive Aftermarket Companies. The overall mean total Enterprise Value/LTM EBITDA multiple was 10.1x. The price/estimated 1998 EPS multiples ranged from 16.1x to 29.9x (with a mean of 21.8x) for the Branded Consumer Products Companies, from 12.7x to 20.6x (with a mean of 16.3x) for the Automotive Parts Retailers and Service Centers and from 10.1x to 15.2x (with a mean of 12.1x) for the Branded Automotive Aftermarket Companies. The overall mean price/1998 EPS multiple was 17.4x. Chase and Goldman Sachs then derived from this data the ranges of these multiples deemed most meaningful for their analysis and applied a range of multiples of 8.0x to 11.0x to Quaker State's 1997 EBITDA, and a range of multiples of 15.0x to 20.0x to Quaker State's estimated 1998 net income, and arrived at an implied equity value range of $12.20 to $18.67 per primary share of Quaker State Capital Stock.

     (vi) Comparable Transactions Analysis. Chase and Goldman Sachs also reviewed certain publicly available information regarding ten selected business combinations announced since August 1, 1994 (collectively, the "Comparable Transactions"), including eight transactions involving companies in the automotive parts, products and service industries and two transactions involving companies in the oil and gas industry. The Comparable Transactions, in reverse chronological order of public announcement, were the following: the acquisition of Hi-Lo Automotive by O'Reilly Automotive; the acquisition of Deflecta-Shield by Lund International Holdings; the proposed acquisition of Pennzoil by Union Pacific Resources Group (withdrawn); the acquisition of Stant Corp. by Tomkins Plc; the acquisition of The Medo Companies by Quaker State; the acquisition of Armor All products by Clorox Co.; the acquisition of Blue Coral, Inc. by Quaker State; the acquisition of Trico Products Corp. by Stant Corp.; the acquisition of Purolator Products Corp. by Mark IV Industries Inc.; and the acquisition of Specialty Oil Co., Inc. by Quaker State.

     Chase and Goldman Sachs compared the prices paid in the Comparable Transactions in terms of, among other things, Transaction Value (defined as equity purchase price plus net debt) as a multiple of latest twelve months' EBITDA. An analysis of these multiples for the Comparable Transactions yielded a range of 7.0x to 18.1x, with a mean of 10.9x. Chase and Goldman Sachs then derived from this data the ranges of these multiples deemed most meaningful for their analysis and applied a range of 9.0x to 12.0x to Quaker State's 1997 EBITDA and arrived at an implied equity value range of $13.71 to $21.24 per share of Quaker State Capital Stock.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Chase Opinion and the Goldman Opinion. In arriving at their fairness determinations, Chase and Goldman Sachs considered the results of all such analyses. No company used in the above analyses as a comparison is directly comparable to Quaker State, Pennzoil or Pennzoil Products Group. The analyses were prepared solely for purposes of Chase and Goldman Sachs providing their opinions to the Quaker State Board as to the fairness from a financial point of view of the Exchange Ratio to the holders of shares of Quaker State Capital Stock and do not purport to be appraisals or necessarily to reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future

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

results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Quaker State, Pennzoil, Pennzoil Products Group, Chase, Goldman Sachs or any other person assumes any responsibility if future results are materially different from those projected. As described above, the Chase Opinion and the Goldman Opinion were each one of many factors taken into consideration by the Quaker State Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Chase and Goldman Sachs and is qualified by reference to the written opinions of Chase and Goldman Sachs set forth as Annexes C and D hereto.

     Chase, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Quaker State selected Chase as its financial advisor on the basis of its reputation as a globally recognized investment banking firm and its substantial experience in transactions similar to the Merger. Chase is familiar with Quaker State having acted as its financial advisor in connection with the Merger Agreement. Chase provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Quaker State, Pennzoil or both for its own account and for the accounts of its clients and at any time have a long or short position in such securities. The Chase Manhattan Corporation and its affiliates, including Chase, in the ordinary course of business, have, from time to time, provided commercial and investment banking services to Quaker State and Pennzoil and their affiliates for customary fees. With respect to Quaker State, these services have included serving as co-manager on two of Quaker State's bond financings, advising on and arranging bank financing relating to Quaker State's acquisition of The Medo Companies, participating in Quaker State's revolving credit facility and providing banking services to Quaker State's employees. With respect to Pennzoil, these services have included serving as agent on Pennzoil's $700 million, 364-day revolving/1-year term credit facility, serving as trustee on Pennzoil's debentures, participating in Excel Paralubes' (a 50-50 general partnership of Conoco Inc. and PPC) $145 million 364-day revolving credit facility and serving as syndication and administrative agent and co-manager of Excel Paralubes' two bond issues. The Chase Manhattan Corporation and its affiliates, including Chase, may provide commercial and investment banking services to Quaker State, Pennzoil, Pennzoil Products Group or any of their respective subsidiaries in the future.

     Pursuant to a letter agreement dated March 20, 1998 (as amended on April 24, 1998, the "Chase Engagement Letter"), Quaker State engaged Chase to act as financial advisor to the Quaker State Board in connection with the Merger. Pursuant to the terms of the Chase Engagement Letter, Quaker State agreed to pay Chase customary fees, a substantial portion of which is contingent on the consummation of the Merger. Quaker State also has agreed to reimburse Chase for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Chase against certain liabilities, including certain liabilities under the federal securities laws.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Quaker State selected Goldman Sachs as its financial advisor on the basis of its reputation as a globally recognized investment banking firm and its substantial experience in transactions similar to the Merger. Goldman Sachs is familiar with Quaker State having acted as its financial advisor in connection with the Merger Agreement. Goldman Sachs provides a full range of financial advisory and securities services, and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Quaker State, Pennzoil or both for its own account and for the accounts of its clients and at any time have a long or short position in such securities. Goldman Sachs may provide investment banking services to Quaker State, Pennzoil, Pennzoil Products Group or any of their respective subsidiaries in the future.

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

     Pursuant to a letter agreement dated March 18, 1998 (the "Goldman Sachs Engagement Letter"), Quaker State engaged Goldman Sachs to act as financial advisor to the Quaker State Board in connection with the Merger. Pursuant to the terms of the Goldman Sachs Engagement Letter, Quaker State agreed to pay Goldman Sachs customary fees, a substantial portion of which is contingent on the consummation of the Merger. Quaker State also has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

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

                   BUSINESS OF PENNZOIL-QUAKER STATE COMPANY

     The combination of Pennzoil Products Group and Quaker State to form Pennzoil-Quaker State Company will create a premier worldwide automotive aftermarket products and consumer car care company. Pennzoil-Quaker State Company will enjoy strong brand name recognition in key product categories, such as motor oil with PennzoilH and Quaker StateH, fast lubes with Jiffy LubeH and Q LubeH, and car care products with Slick 50H, Rain-XH, Blue CoralH, Black MagicH, Westley'sH, MedoH, AutoshadeH, GumoutH, Fix-a-FlatH, OutlawH, SnapH, ClassicH Car Wax and others.

     On a pro forma basis (assuming Pennzoil Products Group and Quaker State had been combined as of January 1, 1997), Pennzoil-Quaker State Company would have had combined revenues of more than $3.0 billion in 1997, of which 44% would have been from automotive lubricants, 13% would have been from car care products, 23% would have been from specialty industrial products and transportation fuels, 15% would have been from automotive services and the remaining 5% would have been from international sales. On a going-forward basis, management of Pennzoil Products Group expects to realize from $90 million to $125 million in operating income improvement as a result of elimination of general and administrative expenses and realization of operational efficiencies. See "Pennzoil-Quaker State Company Supplemental Financial Data" and "Disclosure Regarding Forward-Looking Statements."

     Pennzoil-Quaker State Company's strategy is to be a worldwide leader in providing consumer products for vehicle care and maintenance and to provide high-quality consumer brands, specialty industrial products and services to customers. In furtherance of this strategy, Pennzoil-Quaker State Company will focus particularly on:

     - Meeting the needs of customers by developing and marketing the highest quality products and services.

     - Developing new products and extending product lines through investment in research, development and marketing activities as well as acquisitions.

     - Leveraging product technology and category leadership into selling opportunities across brands, products and services.

     - Expanding its presence in international markets with lubricants and other automotive products.

     - Building upon its leading position in the fast lube operations market.

     Initially, Pennzoil-Quaker State Company will have a substantial investment in refining of crude oils and in marketing commodities such as transportation fuels. In the future, Pennzoil-Quaker State Company intends to focus its capital and other resources primarily on vehicle care products and services and other high margin automotive aftermarket categories. Capital will be directed to enhanced research, development and marketing of new products and potential acquisition of new brands. Accordingly, over time, Pennzoil-Quaker State Company intends to transition into a consumer products company that will be different than Pennzoil-Quaker State Company immediately after the Merger.

                            BUSINESS OF QUAKER STATE

GENERAL

     Quaker State is a leading producer and marketer of motor oils and other lubricants. Quaker State also operates fast lube centers in certain areas of the United States and Canada, manufactures and sells automobile polishes, car wash products and automotive air fresheners, and markets automobile engine and fuel treatments, automotive window shades, automotive glass treatments and automotive accessories.

     Quaker State markets and distributes major national brand, private label and proprietary brand lubricants and other automotive consumer products primarily in the United States, Canada and Mexico. Quaker State's Q Lube, Inc. ("Q Lube") subsidiary operates fast lube centers (primarily under the name Q
Lube) and offers consumers quick and economical oil changes and related services for passenger vehicles. Quaker State also
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

provides collection, transportation and recycling services for used oil, antifreeze and filters in certain regions of the United States.

     Quaker State has taken initiatives to increase its share of the motor oil market by introducing new products and repositioning Quaker State's current product line, extending Quaker State's existing brands, acquiring new brands, creating niche markets for certain of Quaker State's products and offering incentive programs and marketing allowances to customers and independent distributors.

LUBRICANTS AND LUBRICANT SERVICES

     Quaker State's Lubricants and Lubricant Services segment blends, packages, markets and sells lubricants (primarily motor oils for automobiles and trucks). The lubricants include transmission fluids, gear lubricants and greases for automobiles and trucks, as well as specialty lubricants designed for other types of vehicles, such as sport utility vehicles, marine craft, motorcycles and snowmobiles. The lubricants are sold under the Quaker State brand name and certain private label and proprietary brand names. Quaker State also purchases and resells automotive consumer products such as oil and air filters and antifreeze. The Lubricants and Lubricant Services segment also provides collection, transportation and recycling services for used oil, antifreeze and used oil filters in certain regions of the United States. The administrative offices for the Lubricants and Lubricant Services segment are located in Irving, Texas and Salt Lake City, Utah.

     During 1997, revenues from the Lubricants and Lubricant Services segment comprised approximately 76% of Quaker State's total sales and operating revenues from continuing operations. Sales to one customer by the Lubricants and Lubricant Services segment were material to the segment.

          (a) Manufacturing. Motor oils and lubricants are made by blending additives with lubricant stocks, refined from crude oil, at five blending and packaging plants operated by Quaker State and its subsidiaries in Vicksburg, Mississippi; Newell, West Virginia; Shreveport, Louisiana; San Antonio, Texas; and Carson, California. The Newell, West Virginia location is leased and the other locations are owned. Quaker State's motor oils are made from lubricant stocks purchased from a number of refiners. During 1997, 14% of the lubricant stocks used by Quaker State were produced at the Congo refinery in Newell, West Virginia (which was sold to a third party in July 1997), 58% of Quaker State's lubricant stocks were purchased from one supplier and approximately 90% of Quaker State's additives were purchased from one supplier. Quaker State believes that alternative sources of supply for lubricant stocks and additives are readily available.

          (b) Fast Lube Centers. Quaker State's Q Lube subsidiary is one of the largest operators and franchisors of fast lube centers in the United States. Fast lube centers owned by Q Lube and its franchisees are operated under the names Q Lube, McQuik's Oilube or Quaker State Minit-Lube. Fast lube centers are service outlets providing quick and inexpensive oil changes, lubrication and related services and products for automobiles. Q Lube recently began offering similar services for boats at its Q Lube Marine Centers. Q Lube provides oil changes and lubrication services to vehicles and related products and services such as air filters, breathers, PCVs, wipers, headlights, engine treatments, coolant system drain and refill services, and automatic transmission service. Q Lube is expanding its service offerings in certain locations to include coolant flushing, vacuuming, air conditioning system recharging and other services.

     Q Lube is one of Quaker State's largest customers for Quaker State motor oils. In 1991, Q Lube began to convert its company-operated fast lube centers to the name Q Lube, featuring heightened Quaker State identification. At the end of 1997, the conversion to the Q Lube name at all Company-operated stores was substantially complete. At December 31, 1997 there were 573 Q Lube locations in the United States and Canada. In the United States, 143 locations are owned and operated by Q Lube, 246 locations are leased and operated by Q Lube, and 152 are licensed by franchisees. Q Lube also owns one marine lube center and three mobile marine oil change units in the United States. Q Lube centers are located in 28 states, primarily in the Western, Midwestern and Southern United States. In Canada, Q Lube owns an interest in 17 centers, has

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

11 franchised locations and has entered into a letter of intent to purchase an additional 85 centers, operated under the name Mr. Lube, from Imperial Oil, Limited.

CONSUMER PRODUCTS

     Quaker State's Consumer Products segment was formed through a series of acquisitions that occurred principally between 1995 and 1997. Sales by this segment accounted for 24% of Quaker State's total consolidated sales and operating revenues in 1997. Sales to one customer by the Consumer Products segment were material to the segment.

          (a) Companies within the Segment. The Consumer Products segment is comprised of Blue Coral/Slick 50, Ltd. ("Blue Coral"), Blue Coral Systems, Inc. ("BC Systems"), Quaker State International, Limited ("Quaker State International"), Rain-X Corporation ("Rain-X"), and Medo Industries, Inc. ("Medo"). In July 1995, Quaker State acquired Slick 50, Inc. ("Slick 50"), a marketer of automotive engine treatments and related automotive chemicals. In June 1996, Quaker State acquired Blue Coral, Inc., a manufacturer and marketer of automobile appearance products, commercial and industrial cleaning products and commercial car wash products. In October 1996, Quaker State acquired Medo, a company engaged in the design, manufacture and marketing of air fresheners primarily for use in automobiles. In early 1997, (i) the commercial car wash operations of Blue Coral were transferred to a separate subsidiary, BC Systems, and (ii) the domestic and international operations of Blue Coral (except for BC Systems) and Slick 50 were consolidated into one domestic and one foreign entity.

          In August 1997, Medo acquired the assets of Auto-Shade, L.L.C. and Auto-Shade (Overseas) L.L.C. (now operated as a separate division, hereafter referred to as "Axius"). Axius designs and markets automotive window sun protection products and automotive accessories. In November 1997, Quaker State acquired Rain-X, the marketer of the leading brand of rain repellant for automobile windows, and incorporated its operations into Blue Coral.

          (b) Manufacturing. Blue Coral purchases motor oils, additives and chemicals, and either manufactures finished engine and fuel treatments itself or contracts with an outside packager to produce finished products in accordance with Blue Coral's specifications. Blue Coral purchases chemicals, waxes and cleaners from a variety of suppliers, and blends and packages finished automotive cleaners and protectants at its leased facilities.

          BC Systems arranges for the bulk manufacturing of car wash soaps, waxes and polishes, which it sells to commercial users.

          Medo purchases paperboard, containers and fragrances from a variety of suppliers, and manufactures and distributes finished air fresheners from a leased Baltimore, Maryland facility. Axius designs and markets automotive window sun protection products and automotive accessories. Axius purchases its automotive window sun protection and other accessory products from a variety of suppliers and distributes sunshades and other automotive accessories from a leased Moorpark, California facility.

          Quaker State International uses third party contract manufacturers in the United Kingdom to produce products such as automotive appearance products and engine, fuel and radiator additives. Quaker State International leases its United Kingdom headquarters facility.

DISCONTINUED OPERATIONS

     In November 1997, Quaker State sold its subsidiary Truck-Lite Co., Inc. ("Truck-Lite") to a third party. Truck-Lite manufactures safety lighting equipment for trucks and automobiles, which is sold to original equipment manufacturers and replacement parts distributors.

FURTHER INFORMATION

     Further information concerning the business of Quaker State is set forth in Quaker State's 1997 Annual Report on Form 10-K. See "Where You Can Find More Information."

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

                      BUSINESS OF PENNZOIL PRODUCTS GROUP

     Pennzoil Products Group, through PPC, is engaged primarily in the marketing and manufacturing of lubricants, car care products and specialty industrial products. In addition, Pennzoil Products Group, through Jiffy Lube, is engaged in the franchising, ownership and operation of fast lube centers. PPC was incorporated in 1986 as a wholly owned subsidiary of Pennzoil to operate Pennzoil's motor oil and refined products business. Jiffy Lube was incorporated in 1979 and became a wholly owned subsidiary of Pennzoil in 1991.

MOTOR OIL AND REFINED PRODUCTS

     PRODUCT LINES. Pennzoil Products Group's motor oil and refined products segment produces and markets products under three primary product lines: lubricants, car care products and specialty industrial products. See Note 14 of Notes to Combined Financial Statements of Pennzoil Products Group for industry segment data for the years ended December 31, 1997, 1996 and 1995.

     Lubricants. Pennzoil Products Group produces and markets Pennzoil(R) motor oil, which is in its 13th consecutive year as the number one selling motor oil in the United States. Pennzoil Products Group also produces and markets Wolf's Head(R) motor oil. Pennzoil Products Group's commercial and industrial division produces and markets Pennzoil Long-Life(R), an over-the-road diesel motor oil. Pennzoil Products Group also markets ancillary products (filters, automatic transmission fluids, greases, etc.) under the Pennzoil(R) brand name. During 1997, revenues from lubricants comprised approximately 40% of total sales revenues of Pennzoil Products Group.

     The primary markets for Pennzoil Products Group's lubricants are mass merchandisers, auto parts stores, lube centers and auto dealerships. Secondary markets include convenience stores, drug stores, grocery stores, tire stores and independent automotive repair businesses. Pennzoil Products Group markets its branded motor oils in packages ranging in size from four ounces to 55 gallons and sells a significant amount in bulk. Packaged motor oils are sold primarily in one quart plastic bottles.

     Consumer marketing for Pennzoil(R) lubricants focuses primarily on the driving conditions experienced by car owners and the technical benefits that Pennzoil(R) lubricants provide under those conditions. Key components of the marketing strategy include targeted media, motorsports participation, public relations and consumer promotions. Targeted media include national and local television, radio and print advertising designed to reach specific populations of consumers based upon their usage behavior. Motorsports participation includes team sponsorships in NASCAR(R), Indy Racing League(R), NHRA(R) and the sponsorship of Pennzoil World of Outlaws(R), a grass roots sprint car racing series. In addition, several national and local racing events are sponsored by Pennzoil. Consumer promotions are specifically designed to help create foot traffic for customers and create consumer purchase behavior in retail outlets.

     Pennzoil Products Group also owns Viscosity Oil ("Viscosity"), a leading supplier of original equipment manufacturers'-branded, premium-quality products to the North American off-road industry. Viscosity supplies lubricants to substantially all the dealer networks of Case Corporation ("Case") and New Holland North America ("New Holland") across the United States and Canada. Both Case and New Holland manufacture and distribute heavy-duty agricultural and construction equipment.

     Through directly and indirectly wholly- and partly-owned subsidiary companies, joint ventures, licensees, distributors and jobbers, Pennzoil Products Group markets Pennzoil(R) motor oil and lubricants in more than 60 countries outside of the United States. During 1997, Pennzoil Products Group's largest national markets outside the United States (by total lubricant volume) were Canada, Thailand, Indonesia, India and Mexico. These foreign operations may subject Pennzoil Products Group to the risk of foreign currency fluctuations. From time to time, Pennzoil Products Group may engage in hedging activities in an attempt to reduce the impact of these foreign currency fluctuations.

     For its lubricants as well as its car care products described below, Pennzoil Products Group utilizes a brand management structure. Under this approach, Pennzoil Products Group centralizes all brand-related activity under a single manager, allowing for coordination of all strategic and tactical decisions for advertising and promotions, product packaging and positioning, formulation strategy and pricing. The brand management structure, when partnered with research and development and sales and distribution, is designed to enhance the value of the brands.

     Car Care Products. Pennzoil Products Group is one of America's leading marketers of fuel injector and carburetor cleaners and other car care products under the Gumout(R) name. These products are sold primarily to the consumer through retail channels, with Gumout(R) having an increasing presence in the installed market (lube centers, service stations, auto dealerships, etc.). In addition, Pennzoil Products Group is a master distributor for Gojo(R) hand cleaner products and Prestone(R) antifreeze and a distributor for FRIGC(R) FR-12(TM) refrigerant. The primary markets for car care products are mass merchandisers and auto parts stores. During 1997, revenues from car care products comprised approximately 7% of total sales revenues of Pennzoil Products Group.

     In October 1997, Pennzoil Products Group acquired the assets of Total Action Automotive Products ("TAAP"). TAAP manufactures and markets premium-quality automotive appearance products, including Classic(R) car waxes and washes through major automobile retailers and mass merchandisers. In November 1997, Pennzoil Products Group acquired the marketing and distribution assets of Snap Automotive Products, Inc. ("Snap"). Snap products include Fix-A-Flat(R), the number one selling tire inflator in the United States; Outlaw(R) fuel additives; and Snap(R) fuel additives and chemicals. These acquisitions add successful brands in car care products markets to Pennzoil Products Group's portfolio and are an important part of its strategy to grow its consumer products business.

     Specialty Industrial Products and Transportation Fuels. Pennzoil Products Group markets products for special applications to other industries for use in their products and processes. These products are marketed to industrial customers directly and through partnerships. During 1997, revenues from specialty industrial products and transportation fuels comprised approximately 36% of total sales revenues of Pennzoil Products Group.

     In October 1997, PPC and Conoco Inc. ("Conoco") formed a general partnership called Penreco. Pennzoil Products Group contributed to Penreco its operations related to petrolatums, white oils, ink solvents, sulfonates and other specialty petroleum products, including its manufacturing facilities in Karns City, Pennsylvania and Dickinson, Texas. Conoco contributed to Penreco its solvents business, which sells products primarily into the drilling fluids, mining and cleaning products markets and as carrier oils for many consumer products. Products from Penreco are marketed under the Penreco(R), Magie Bros(R), Conosol(R) and LVT(R) brand names. Penreco markets to manufacturers and end-users directly and through licensed distributors.

     PPC and Baker Petrolite Corporation ("Baker Petrolite"), the specialty chemicals division of Baker Hughes Incorporated, are 50-50 general partners in Bareco(R) Products, which markets a broad line of wax products to domestic and international purchasers of paraffin, microcrystalline and related synthetic waxes. Pennzoil Products Group transports partially refined feedstock from Utah to its Rouseville manufacturing facility, which produces paraffinic and microcrystalline waxes and related products. These wax products, along with certain waxes from Baker Petrolite, waxes from Pennzoil Products Group's Shreveport manufacturing facility and waxes purchased from other suppliers, are marketed through the partnership under the Be Square(R) and other brand names. Pennzoil Products Group has invested approximately $28.0 million in its Rouseville manufacturing facility and its packaging plant in nearby Reno, Pennsylvania in connection with this venture. Production from these facilities began in September 1996. As a result, the Rouseville manufacturing facility processes various high-wax content feedstocks, the use of which has reduced some of the crude oil processed volumes while maintaining full unit utilization of the facility's processing capabilities.

     MANUFACTURING.

     Base Oil and Specialty Product Manufacturing. Pennzoil Products Group owns and operates two base oil and specialty product manufacturing facilities, one located near Oil City, Pennsylvania ("Rouseville") and the other located in Shreveport, Louisiana. The paraffinic base oil produced by these manufacturing facilities is used in the blending of Pennzoil(R) motor oil and other lubricants and for sale to industrial customers. The manufacturing facilities also produce waxes, petrolatums, special cut kerosenes, transformer oils, process oils and other naphthenic base oils for use in producing specialty industrial products or for sale to industrial customers. In addition, the manufacturing facilities produce transportation fuels and other by-products.

     PPC and Conoco are 50-50 general partners in Excel Paralubes, a joint venture which operates a state-of-the-art base oil hydrocracker facility located at Conoco's refinery near Lake Charles, Louisiana. The facility is capable of producing approximately 18,000 barrels per day of high-quality base oils, the base ingredient in finished lubricants. Conoco operates the plant with support positions staffed by both Conoco and Pennzoil Products Group. Each partner purchases 50% of base oil production volume at contract rates based on prevailing market prices. The addition of this facility has made Pennzoil Products Group self-sufficient in high-quality base oil stocks.

     Blending and Packaging. Pennzoil(R) motor oil and lubricants are produced by blending additives and lubricant base oils in five domestic company-owned and operated blending and packaging plants (Portland, Oregon; Shreveport, Louisiana; Rouseville, Pennsylvania; Vernon, California; and St. Louis, Missouri). Three packaging plants (Mundy's Corner, Pennsylvania; Marion, Illinois; and Alameda, California) produce products for the commercial and industrial lubricant markets, and a packaging plant in Winter Haven, Florida produces car care products. Outside the United States, Pennzoil(R) motor oil and lubricants are blended and packaged by wholly owned subsidiaries of Pennzoil Products Group in Australia and Spain, by a majority owned subsidiary in India, by joint ventures in Bolivia, Malaysia and Peru, by licensees in Indonesia, the Philippines and Thailand, and by a third-party contract with a joint venture in South Africa.

     Raw Materials. The feedstocks processed into base oils and specialty industrial products by Pennzoil Products Group's manufacturing facilities are purchased at prevailing market prices. Essentially all of the base oils used in the manufacture of Pennzoil(R) motor oil and lubricants are supplied by the Pennzoil Products Group manufacturing facilities and Excel Paralubes, either directly or through exchanges. The same facilities are also primary suppliers to Penreco and Bareco. Pennzoil Products Group purchases from others the requirements of its marketing operations not produced in its own facilities.

     DISTRIBUTION. Lubricants and car care products are distributed domestically through 53 owned and operated distribution facilities in 24 states. Pennzoil Products Group products are also distributed through independent distributors and directly from third-party suppliers. Lubricants are also distributed worldwide in over 60 countries through a combination of company-owned distribution facilities, licensee facilities and independent distributors. Approximately 33% of the total lubricating products sold internationally by Pennzoil Products Group are exported from the United States, typically by third-party trucking or ocean carrier.

FAST LUBE OPERATIONS

     Jiffy Lube is the largest provider of fast automotive preventive maintenance services in the United States. As of December 31, 1997, 1,516 Jiffy Lube(R) service centers were open in metropolitan areas throughout the United States with a heavy concentration of centers in the northeastern and eastern part of the United States.

     Jiffy Lube's standard full service includes an oil change and filter replacement, chassis lubrication, checking for proper tire inflation, window washing, interior vacuuming, checking and topping off transmission, differential, windshield washer, battery and power steering fluid levels and air filter and windshield wiper examination. The standard full service can generally be performed in ten minutes or less. Jiffy Lube(R) service centers also provide other authorized services and products at an additional cost. Pennzoil(R) motor oil is the featured motor oil in company-operated service centers and most franchise-operated service centers. Pennzoil supplied approximately 90% of the lubricants to Jiffy Lube(R) centers in 1997.

     As of December 31, 1997, franchisees operated 935 Jiffy Lube(R) service centers, and 581 service centers were owned and operated by Jiffy Lube, including 32 franchised service centers and 133 company-operated service centers at Sears Auto Centers across the country. In 1998, Jiffy Lube plans to open approximately 120 service centers throughout the United States, of which about 20 will be company owned. As of July 10, 1998, Jiffy Lube had opened 54 service centers during 1998. During 1997, revenues from fast lube operations comprised approximately 16% of total sales revenues of Pennzoil Products Group.

     Jiffy Lube(R) has been recognized as a "super brand" in BrandWeek's annual rating of the top 2000 brands in America. Jiffy Lube has been named first in growth in the automotive aftercare market (Entrepreneur Magazine, February, 1998), the number one franchise in the automotive oil change category (Entrepreneur Magazine, January, 1998) and in the fast oil change industry (Franchise Times, December, 1997).

COMPETITION

     The lubricants business is highly competitive. The major competitors of Pennzoil Products Group and their principal brands of motor oil in the United States are Quaker State, Ashland Inc. (Valvoline(R)), Texaco, Inc. (Havoline(R)), Burmah Castrol PLC (Castrol(R)), and Mobil Oil Corporation (Mobil(R)). Pennzoil Products Group also competes with a number of independent blending and packaging companies. Outside of the United States, Pennzoil Products Group also competes with major fuels marketers and state-owned petroleum companies. The principal methods of competition in the motor oil business are product quality, price, distribution capability, advertising and sales promotion. Some of the competitors, particularly the major integrated oil companies, have greater financial resources than Pennzoil Products Group.

     The car care business is highly competitive and very fragmented. The car care industry is composed of several categories, such as maintenance chemicals, appearance chemicals, tire cleaners and air fresheners. Major branded competitors in these categories are STP(R), primarily a maintenance chemical, and Armor All(R) and Turtle Wax(R), in appearance products. Many other national brands exist in each of the various categories, although in general, they have small market shares. Private label brands also compete with the national brands with respect to certain car care products. The principal methods of competition in car care products are specific product benefits, distribution capability and advertising and sales promotion.

     The specialty industrial products business is also highly competitive. The major competitors are Witco Corporation, Petro-Canada, Lyondell Petrochemical Company and Amoco Corporation in the white oils business and several major integrated oil companies in the solvents business. Wax products major competitors are Moore and Munger, Allied Signal Inc., International Group Inc. and National Wax, a division of Burmah Castrol. Specialty industrial products compete on the basis of product quality, customer service and price.

     The fast lube business is also highly competitive. The major competitors of Jiffy Lube are Q Lube (a subsidiary of Quaker State) and Ashland Inc. through its Valvoline Instant Oil Change centers. A large number of independent fast lube chains also compete with Jiffy Lube on a regional or local basis. In addition to competing with other fast lube centers, Jiffy Lube competes with automobile dealers, service stations and garages. The principal methods of competition are quality of service, speed, location, warranty, price, convenience, reliability and sales promotion.

PATENTS AND TRADEMARKS

     Most of the Pennzoil Products Group's brand name consumer products are protected by registered trademarks. Its brand names and trademarks are extremely important to its business, and Pennzoil Products Group pursues a course of vigorous action against apparent infringements. Pennzoil Products Group's numerous trademarks have been registered in the United States and throughout the world where the Pennzoil Products Group's products are sold. Pennzoil Products Group's rights in these trademarks endure for as long as they are used or registered.

     Pennzoil Products Group currently has 56 active patents related to lubricants, synthetic lubricants, lubricant additives, hydrocarbon gel, and automotive chemicals. Although some products are covered by patents, Pennzoil Products Group does not believe that patents are material to its business.

RESEARCH AND DEVELOPMENT

     Research and development activities are directed toward continued improvement of Pennzoil Products Group motor oils, other lubricants and engine additives and the development of new products. Research and development personnel develop quality control programs to assure the continuous production of high quality products and provide extensive technical services to the manufacturing, packaging, sales and marketing operations as well as to customers and consumers.

     Pennzoil Products Group expects to spend approximately $12.9 million on research activities and quality testing in 1998. These activities are carried out in a 65,700 square foot facility in The Woodlands, Texas. Pennzoil Products Group also operates a state of the art base oil refinery pilot plant at this location. A 6,200 square foot mechanical automotive testing laboratory, including an engine dynamometer, was added in early 1998.

     Over the past year, Pennzoil Products Group has developed several new product concepts that are in various stages of research and development. Pennzoil Products Group has a comprehensive new products methodology to ensure that products in the research and development stream have desired consumer benefits or uses. Rigorous testing is conducted at all key phases of development to minimize risks and help assess the market potential of each concept.

LEGAL PROCEEDINGS

     Pennzoil Products Group is a party to various legal proceedings and administrative actions that are of an ordinary or routine nature incidental to the operations of Pennzoil Products Group. In the opinion of management of Pennzoil Products Group, such proceedings and actions should not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Pennzoil Products Group. Reference is made to Note 11 of Notes to the Pennzoil Products Group Combined Financial Statements for a description of certain legal proceedings.

GOVERNMENTAL REGULATION

     Pennzoil Products Group's operations are affected from time to time in varying degrees by political developments and federal, state and local laws and regulations.

     ENVIRONMENTAL MATTERS. The operations of Pennzoil Products Group in the United States are subject to numerous federal, state and local laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment and human health and safety.

     Pennzoil Products Group is subject to a variety of state and federal Clean Air Act rules requiring air emission reductions from its operating units and fuels. Currently, the U.S. Environmental Protection Agency ("EPA"), the Ozone Transport Assessment Group ("OTAG"), Ozone Transport Region ("OTR") and several states are examining new standards and/or controls which could impose significant costs on the Pennzoil Products Group. The EPA has recently adopted new, more stringent national ambient air quality standards for ozone and particulate matter. Under the new standards, many more areas of the country will be considered high pollution areas and will be subject to additional regulatory controls, including possible fuel specification requirements. Control measures to implement these new standards will be adopted over the next five to seven years. Similarly, the multi-state OTAG and OTR groups are developing lists of suggested controls to limit interstate ozone transport. The EPA has issued a proposal to require states to begin adopting many of these suggested controls over the next few years.

     The precise effect of these actions on the Pennzoil Products Group and other industrial companies is uncertain because most of the requirements will be implemented through EPA regulations to be issued over a period of years. For example, fuels produced at one or both of the Pennzoil Products Group's refineries will likely be required to be reformulated to a composition significantly different from the fuels currently produced. No definitive cost estimate is available because it is also likely that any reformulated fuel required by such future regulations will differ significantly, but unpredictably, from the reformulated gasoline required in some parts of the country today.

     Pennzoil Products Group is also subject to certain laws and regulations relating to environmental remediation activities associated with past operations, such as the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act and similar state statutes. In response to liabilities associated with these activities, accruals have been established when reasonable estimates are possible. Pennzoil Products Group adjusts the accruals when new remediation responsibilities are discovered and probable costs become estimable, or when current remediation estimates must be adjusted to reflect new information.

     Pennzoil Products Group's assessment of the potential impact of these environmental laws is subject to uncertainty due to the difficult process of estimating remediation costs that are subject to ongoing and evolving change. Initial estimates of remediation costs reflect a broad-based analysis of site conditions and potential environmental and human health impacts derived from preliminary site investigations (including soil and water analysis, migration pathways and potential risk). Later changes in these initial estimates may be based on additional site investigations, completion of feasibility studies (comparing and selecting from among various remediation methods and technologies) and risk assessments (determining the degree of current and future risk to the environment and human health, based on current scientific and regulatory criteria) and the actual implementation of the remediation plan. This process occurs over relatively long periods of time and is influenced by regulatory and community approval processes and is subject to the ongoing development of remediation technologies. Pennzoil Product Group's assessment analysis takes into account the condition of each site at the time of estimation, the degree of uncertainty surrounding the estimates for each phase of remediation and other site-specific factors.

     Capital outlays of approximately $17.9 million have been made by Pennzoil Products Group since January 1995 with respect to environmental protection. Capital expenditures for environmental control facilities are currently expected to be approximately $2.5 million in 1998. Reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations for Pennzoil Products Group -- Capital Resources and Liquidity -- Environmental Matters" for additional information.

     FAST LUBE MATTERS. Jiffy Lube is subject to, and devotes substantial efforts to compliance with, a variety of federal and state laws governing franchise sales and marketing and franchise trade practices. Although the regulatory environment differs by state, applicable laws and regulations generally require disclosure of business information in connection with the sale of franchises. Certain state regulations also affect the ability of the franchisor to revoke or refuse to renew a franchise. Jiffy Lube seeks to comply with applicable regulatory requirements. However, given the scope of Jiffy Lube's business and the nature of franchise regulations, compliance problems can be encountered from time to time.

EMPLOYEES

     As of December 31, 1997, Pennzoil Products Group and its subsidiaries had 8,970 employees, of whom 5,402 were full-time employees and 3,568 were temporary and part-time employees.

                            PENNZOIL PRODUCTS GROUP

                    SELECTED COMBINED FINANCIAL INFORMATION

     The selected combined financial information set forth below as of and for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 for Pennzoil Products Group reflects the combined operations of PPC and Jiffy Lube and has been derived from the audited combined financial statements and the unaudited combined financial statements of Pennzoil Products Group. The selected financial information set forth below as of and for the six months ended June 30, 1998 and 1997 is derived from Pennzoil Products Group's unaudited combined financial statements, which, in the opinion of management, include all adjustments necessary for a fair presentation of the financial condition and results of operations of Pennzoil Products Group. The results of operations for interim periods are not necessarily indicative of a full year's operations. This information should be read in conjunction with the combined financial statements of Pennzoil Products Group, the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations for Pennzoil Products Group included elsewhere in this Proxy Statement/Prospectus.

                                 AS OF AND FOR
                                THE SIX MONTHS
                                 ENDED JUNE 30                  AS OF AND FOR THE YEARS ENDED DECEMBER 31
                            -----------------------   --------------------------------------------------------------
                               1998         1997         1997         1996         1995         1994         1993
                            ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                  (UNAUDITED)                                                      (UNAUDITED)

                                                            (EXPRESSED IN THOUSANDS)
STATEMENT OF INCOME DATA(1)
  Revenues(2).............  $  942,411   $1,029,315   $2,013,160   $1,968,013   $1,807,702   $1,748,330   $1,711,123
  Income (loss) from
    continuing
    operations............       6,646        1,651         (589)      (9,189)     (53,242)     (16,048)       3,406
  Net income (loss)(3)....       6,646        1,651         (589)      (9,189)     (53,242)     (16,048)       3,406
COMBINED BALANCE SHEET DATA
  Cash and cash
    equivalents...........  $    8,162   $   10,282   $    9,132   $   15,797   $   10,468   $   12,514   $   14,562
  Total assets............   1,553,744    1,468,784    1,559,623    1,370,499    1,278,667    1,056,102    1,007,364
  Total debt and capital
    lease
    obligations(4)........     445,140      448,903      458,620      458,452      435,213      140,031      168,362
  Shareholder's equity....     284,736      244,768      256,380      235,741      224,795      211,741      169,427

---------------

(1) Historical earnings and dividends per share disclosures have been omitted because they are not meaningful, since Pennzoil Products Group consists of direct and indirect wholly owned subsidiaries of Pennzoil.

(2) The decrease in revenues for the six months ended June 30, 1998 compared to the six months ended June 30, 1997 was primarily the result of Pennzoil Products Group's contribution of its specialty industrial products business to the Penreco partnership in October 1997. Beginning with the fourth quarter of 1997, Pennzoil Products Group's share of Penreco's earnings, net of expenses, are reflected in revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations for Pennzoil Products Group -- Results of Operations."

(3) The 1997 net loss includes pretax charges of $22.0 million related to the unsolicited offer by Union Pacific Resources Group Inc. to acquire all outstanding shares of Pennzoil common stock. The 1996 net loss includes a pretax charge of $24.4 million for pre-operating expenses of Excel Paralubes. The 1995 net loss includes pretax charges of $20.0 million relating to a fire at Pennzoil Products Group's Rouseville manufacturing facility, $10.0 million for a settlement of certain franchisee litigation, $9.0 million for pre-operating expenses of Excel Paralubes, $5.7 million associated with the shutdown of a crude oil gathering system in West Virginia, $5.7 million associated with international marketing restructuring charges and $8.2 million associated with a general and administrative cost reduction program. Results for 1994 include a pretax charge of $32.5 million for the cessation of crude oil processing at Pennzoil Products Group's Roosevelt manufacturing facility. The 1993 results include charges of $10.0 million for estimated costs associated with the closing of certain Jiffy LubeH service centers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations for Pennzoil Products Group" for additional information related to 1995 through 1998.

(4) Includes current maturities of long-term debt and current portion of capital lease obligations.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
             AND RESULTS OF OPERATIONS FOR PENNZOIL PRODUCTS GROUP

SEGMENT FINANCIAL INFORMATION

     The tabular presentation below sets forth certain financial information regarding Pennzoil Products Group. Pennzoil Products Group's international operations historically have not been material in relation to combined revenues, operating income and identifiable assets. The results of operations for interim periods are not necessarily indicative of a full year's operations.

                                         AS OF AND FOR
                                        THE SIX MONTHS
                                         ENDED JUNE 30        AS OF AND FOR THE YEARS ENDED DECEMBER 31
                                    -----------------------   ------------------------------------------
                                       1998         1997          1997           1996           1995
                                    ----------   ----------   ------------   ------------   ------------
                                          (UNAUDITED)     (EXPRESSED IN THOUSANDS)
             REVENUES
Net sales
  Motor oil and refined
     products.....................  $  769,113   $  872,170    $1,700,856     $1,701,069     $1,536,867
  Fast lube operations............     160,954      154,933       316,068        290,219        277,331
  Intersegment sales(1)...........     (17,868)     (16,595)      (34,776)       (29,972)       (27,131)
                                    ----------   ----------    ----------     ----------     ----------
                                       912,199    1,010,508     1,982,148      1,961,316      1,787,067
                                    ----------   ----------    ----------     ----------     ----------
Other income, net
  Motor oil and refined
     products.....................      23,320       14,943        18,484         (6,784)         8,744
  Fast lube operations............       6,892        3,864        12,528         13,481         11,891
                                    ----------   ----------    ----------     ----------     ----------
                                        30,212       18,807        31,012          6,697         20,635
                                    ----------   ----------    ----------     ----------     ----------
          Total revenues..........  $  942,411   $1,029,315    $2,013,160     $1,968,013     $1,807,702
                                    ==========   ==========    ==========     ==========     ==========
     OPERATING INCOME (LOSS)
Motor oil and refined products....  $   45,061   $   29,077    $   65,336     $   36,539     $  (11,259)
Fast lube operations..............       2,571        3,279         2,100          8,240         (5,210)
                                    ----------   ----------    ----------     ----------     ----------
          Total operating income
            (loss)................      47,632       32,356        67,436         44,779        (16,469)
Interest expense, net.............      34,157       27,104        61,780         55,071         60,816
Income tax provision (benefit)....       6,829        3,601         6,245         (1,103)       (24,043)
                                    ----------   ----------    ----------     ----------     ----------
Net income (loss).................       6,646        1,651    $     (589)    $   (9,189)    $  (53,242)
                                    ==========   ==========    ==========     ==========     ==========
  DEPRECIATION AND AMORTIZATION
Motor oil and refined products....  $   25,460   $   19,417    $   43,051     $   32,078     $   34,000
Fast lube operations..............      11,216       10,547        21,439         19,840         21,549
       IDENTIFIABLE ASSETS
Motor oil and refined products....  $1,181,517   $1,092,125    $1,190,731     $1,003,180     $  915,818
Fast lube operations..............     372,227      376,659       368,892        367,319        362,849
       CAPITAL EXPENDITURES
Motor oil and refined products....  $   17,761   $   74,285    $  121,958     $  231,677     $  134,883
Fast lube operations..............      11,267        9,929        25,836         19,509         40,773

---------------

(1) Substantially all intersegment sales, which are priced at market, are from the motor oil and refined products segment to the fast lube operations segment.

RESULTS OF OPERATIONS

     SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30,
1997. Net sales for Pennzoil Products Group were $912.2 million for the six months ended June 30, 1998, a decrease of $98.3 million, or approximately 9.7%, from the same period in 1997. The decrease was primarily due to lower net sales reported by the motor oil and refined products segment as a result of the contribution of its specialty industrial products business to the Penreco partnership in October 1997. Prior to the creation of this partnership, net sales from the contributed operations were fully consolidated in the financial statements of Pennzoil Products Group. Pennzoil Products Group's share of Penreco earnings are now accounted for under the equity method of accounting with its share of Penreco net earnings being reported as a component of other income. Net sales associated with the contributed specialty industrial products operations were $81.5 million during the six months ended June 30, 1997.

     Excluding the net sales associated with the contributed specialty industrial products operations in 1997, net sales decreased $16.8 million, or 1.8%, for the six months ended June 30, 1998 compared to the same period in 1997. This decrease was primarily due to lower lubricating product and fuels net sales reported in the motor oil and refined products segment as a result of lower market prices. These lower market prices, primarily the result of lower petroleum feedstock costs, more than offset increases in sales volumes of lubricating products and fuels. Sales volumes of lubricating products and fuels increased approximately 12.8% and 4.5%, respectively, for the six months ended June 30, 1998 compared to the same period in 1997.

     Excluding the impact of specialty industrial products operations contributed to Penreco, gross margin (i.e., net sales less cost of sales and purchases from affiliates) increased $38.8 million, primarily the result of lower petroleum feedstock costs.

     Net income for Pennzoil Products Group was $6.6 million for the six months ended June 30, 1998 compared to $1.7 million for the same period in 1997. Higher income related to Excel Paralubes, up $6.0 million during the first six months of 1998 compared to 1997, was offset by higher depreciation expense and higher selling, general and administrative expenses. Depreciation expense was up $6.7 million over the same period in 1997 primarily due to depreciation on the new Shreveport manufacturing facility upgrade. Selling, general and administrative expenses were down $2.1 million for the six months ended June 30, 1998 compared to the same period in 1997. Overhead charges from Richland Development Corporation ("Richland") increased $3.6 million for the first six months of 1998 compared to the same period in 1997. See "-- Overhead Charges" and Note 3 of Notes to Combined Financial Statements for more detail relating to overhead charges.

     1997 COMPARED TO 1996 AND 1995. Net sales were $1,982.1 million for the year ended December 31, 1997, an increase of $20.8 million and $195.1 million over the same period in 1996 and 1995, respectively. The increase in net sales for the year ended 1997 compared to 1996 was primarily due to higher revenues from the fast lube operations segment due to the increase in number of centers open and an increase in average ticket price. The motor oil and refined products segment recorded an increase of approximately 17% in lubricating product sales volumes over 1996. However, the contribution of the specialty industrial products operations to the Penreco partnership, and subsequent equity consolidation of those operations in the fourth quarter of 1997, offset the lubricating product sales volume increase to revenues.

     The increase in net sales for the year ended December 31, 1996 compared to 1995 was primarily due to higher sales in the fast lube operations segment and higher lubricating product prices in the motor oil and refined products segment. Net sales increased in the fast lube operations segment due to an increase in the number of centers open and to increases in average ticket price per car. Lubricating product sales volumes increased approximately 2% for the year ended December 31, 1996 compared to 1995, with most of the increase in net sales coming from higher market prices received for those products.

     Gross margin increased $46.6 million for the year ended December 31, 1997 compared to the same period in 1996. The increase in gross margin was primarily driven by increases in sales volumes and improved product mix, as sales of higher value products replaced sales of lower value products. Gross margin increased $38.7 million for the year ended December 31, 1996 compared to the same period in 1995. The increase in gross margin for 1996 compared to 1995 was primarily due to several nonrecurring or unusual charges described below that were recorded in 1995. See " -- Motor Oil and Refined Products" and "-- Fast Lube Operations" for more details.

     Pennzoil Products Group reported a net loss of $0.6 million for the year ended December 31, 1997 compared to a net loss of $9.2 million and $53.2 million for the same periods in 1996 and 1995, respectively. Selling, general and administrative expenses for the year ended December 31, 1997 increased $35.1 million and $2.7 million over the same period in 1996 and 1995, respectively. Overhead charges from Richland, a component of selling, general and administrative expense, increased $23.1 million and $18.6 million over the same periods in 1996 and 1995, respectively. See "-- Overhead Charges" and Note 3 of Notes to Combined Financial Statements for more detail relating to overhead charges. Depreciation expense for the year ended December 31, 1997 increased $12.6 million and $8.9 million over the same periods in 1996 and 1995, respectively. The increase in depreciation expense was primarily due to the completion of the upgrade at the Shreveport manufacturing facility.

     In addition, the net loss reported in 1995 includes several nonrecurring or unusual pretax charges:

     - $20.0 million for the costs, net of projected insurance proceeds, relating to a fire at Pennzoil Products Group's Rouseville manufacturing facility.

     - $10.0 million associated with a settlement of certain franchisee litigation.

     - $5.7 million in connection with the shutdown of a crude oil gathering system in West Virginia.

     - $5.7 million associated with international marketing restructuring charges.

     - $8.2 million associated with a general and administrative cost reduction program.

     MOTOR OIL AND REFINED PRODUCTS. Net sales for this segment decreased 11.8% for the first six months of 1998 compared to the same period in 1997. The decrease was primarily due to the contribution of most of the specialty industrial products business to the Penreco partnership. Also contributing to the decrease were lower lubricating products and fuels sales prices whose decline generally followed the market price decrease of crude oil and other petroleum feedstocks.

     Lower lubricating product prices offset higher lubricating product volumes. Domestic motor oil sales volumes, part of total lubricating products, increased 3.8% for the six months ended June 30, 1998 compared to the same period in 1997.

     Gross margin, excluding the impact of specialty industrial products contributed to Penreco, increased $38.4 million for the six months ended June 30, 1998 compared to the same period in 1997. The increase was primarily due to decreases in feedstock costs, which have declined faster than product prices.

     Operating income from this segment was $45.0 million for the six months ended June 30, 1998, compared to $29.1 million for the same period in 1997. The increase in income was partly due to higher equity income from Excel Paralubes. Income related to PPC's investment in Excel Paralubes, a base oil plant in which PPC and Conoco are equal partners, increased $6.0 million for the six months ended June 30, 1998, compared to the same period in 1997. Higher depreciation and overhead expenses for the segment were partially offset by lower selling, general and administrative expenses. The higher depreciation expense was due to the completion of the upgrade at the Shreveport manufacturing facility in April 1997.

     Net sales for this segment in 1997 were almost equal to net sales reported in 1996. Increases in lubricating product volumes were offset by the decrease in specialty industrial products revenues caused by the contribution of those operations to PenrecoH in October 1997. Net sales for 1996 were up 10.7% over 1995 primarily due to higher product sales prices. Total lubricating product sales volumes for the year ended 1996 were up approximately 2% over 1995.

     Gross margin improved $39.5 million in 1997 compared to 1996. This increase was primarily due to improved fuel volumes and lubricating product margins. The increase in fuels margins was primarily the result of the completion of the upgrade at the Shreveport manufacturing facility. The motor oil and refined products segment sells more fuels than it manufactures; therefore, it purchases for resale volumes needed to meet customer requirements. The Shreveport manufacturing facility upgrade allows the segment to produce more fuels and purchase less from third parties as it meets its customers' needs.

     Operating income for this segment was $65.3 million for the year ended December 31, 1997 compared to operating income of $36.5 million for the same period in 1996. The Excel Paralubes base oil manufacturing facility commenced commercial operations in December 1996, and the results for 1997 include a full year of sales of base oils from the Excel Paralubes plant, although production from Excel Paralubes was not yet at capacity levels for the first part of the year. Operating income reported by Pennzoil related to its 50% share of the Excel Paralubes manufacturing facility was $21.5 million higher than in 1996 primarily as a result of pre-operating expenses recorded during 1996. In addition, operating results related to specialty industrial products increased approximately $5.0 million over 1996, primarily as a result of higher volumes and margins.

     Partially offsetting these increases were higher selling, general and administrative expenses and higher overhead charges in 1997 compared to 1996. Overhead charges in 1997 increased $13.9 million over 1996. See "-- Overhead Charges" and Note 3 of Notes to Combined Financial Statements for more detail relating to overhead charges.

     Operating income for this segment in 1996 was $36.5 million, compared with an operating loss of $11.3 million in 1995. Included in the operating loss reported in 1995 were nonrecurring or unusual pretax charges of (i) $20.0 million for the costs, net of projected insurance proceeds, relating to a fire at Pennzoil Products Group's Rouseville manufacturing facility, (ii) $4.0 million associated with a settlement of certain franchisee litigation, (iii) $5.7 million in connection with the shutdown of a crude oil gathering system in West Virginia and (iv) $5.7 million associated with international marketing restructuring charges. Excluding these nonrecurring or unusual charges, operating income for the segment increased $12.4 million for the year ended December 31, 1996 compared to 1995. Overall higher margins on lubricating products offset higher pre-operating expenses at Excel Paralubes which were $15.4 million higher in 1996 compared to 1995. Operating income from specialty industrial products sales in 1996 increased approximately $5.2 million over 1995, primarily as a result of higher volumes and lower expenses. Segment overhead charges decreased $2.7 million in 1996 compared to 1995. See
"-- Overhead Charges" and Note 3 of Notes to Combined Financial Statements for more detail relating to overhead charges.

     FAST LUBE OPERATIONS. Net sales recorded by the fast lube operations segment, operating through Jiffy Lube, for the first six months of 1998 increased 3.9% compared to the same period in 1997. The increase in net sales was due in part to an increase in the number of service centers open. Net sales reported by the segment are comprised of sales revenues from company-owned service centers and franchise fees and royalty revenues from franchisee-operated service centers. System-wide sales increased $26.9 million to $400.4 million for the first six months of 1998 compared to the same period in 1997. The increase in system-wide sales was due to the number of service centers open and an increase in the average ticket prices. System-wide average ticket prices increased to $36.88 for the six months ended June 30, 1998, compared with $35.83 for the same period in 1997, as customers take advantage of additional authorized services and products available at service centers. There were 1,556 service centers (including 596 Jiffy Lube company-operated service centers) open as of June 30, 1998.

     The fast lube operations segment reported operating income of $2.6 million for the six months ended June 30, 1998 compared to operating income of $3.3 million for the same period in 1997. The decrease in operating income was due to higher overhead charges from Richland. Excluding overhead charges, operating income increased $0.8 million for the six months ended June 30, 1998 compared to the same period in 1997 as a result of an increase in royalty income. See
"-- Overhead Charges" and Note 3 of Notes to Combined Financial Statements for more detail relating to overhead charges.

     Net sales recorded by the fast lube operations segment were up $25.8 million and $38.7 million in 1997 compared to 1996 and 1995, respectively. These increases were due to an increase in the number of company-owned service centers open and an increase in franchise royalties. The increase in the number of service centers open was primarily due to the agreement with Sears and partially due to acquisitions.

     In March 1995, Jiffy Lube and Sears agreed to open fast lube units in Sears Auto Centers over the next three years. Under the agreement, Jiffy Lube remodels, equips and operates service areas within Sears Auto Centers, while Sears continues to use the remaining bays for its operations. Jiffy Lube had 165 fast lube units open at Sears Auto Centers at the end of 1997, of which 133 were company owned.

     During the year ended December 31, 1997, Jiffy Lube acquired 35 centers along with related real estate in exchange for cash of $17.8 million and liabilities and debt assumed of $2.5 million. Also, during the year ended December 31, 1997, 24 centers were sold for $3.1 million in cash and $0.4 million in forgiveness of debt. Also during 1997, six company-owned service centers were exchanged for six franchisee-operated stores.

     During the year ended December 31, 1996, Jiffy Lube acquired 16 centers and real estate in exchange for $4.7 million in cash and $2.8 million in liabilities and debt assumed. Also during the year ended December 31, 1996, 36 centers were sold for $4.4 million in cash and $0.6 million in forgiveness of debt.

     During the year ended December 31, 1995, Jiffy Lube acquired 52 service centers and real estate in exchange for $35.3 million in cash and $1.3 million of liabilities and debt assumed and four service centers with a net book value of $0.4 million. Also during the year ended December 31, 1995, 19 service centers were sold for $2.6 million in cash and $0.3 million in forgiveness of debt.

     The fast lube operations segment recorded operating income of $2.1 million during 1997, compared to operating income of $8.2 million in 1996 and an operating loss of $5.2 million in 1995. Operating results include overhead charges of $22.4 million in 1997 compared to $13.1 million in 1996 and $14.9 million in 1995. See "-- Overhead Charges" and Note 3 of Notes to Combined Financial Statements for more detail relating to overhead charges. Excluding overhead charges, operating income increased $3.1 million for 1997 compared to 1996. The increase in operating income was due primarily to higher company service center sales, lower operating expenses resulting from fewer new service center openings and increased royalty income. New service center openings generally incur higher initial expenses to operate and also require more advertising than the acquisition of existing stores or the opening of stores in Sears centers.

     The operating loss reported in 1995 included a nonrecurring charge of $6.0 million associated with a settlement of certain franchisee litigation. Excluding this nonrecurring charge and overhead charges, operating income increased $5.7 million in 1996 compared to 1995. The increase in income from 1995 to 1996 was primarily due to lower selling, general and administrative expenses in 1996. The lower expenses in 1996 were partially offset by higher start-up expenses associated with the large number of new centers added in 1996.

OVERHEAD CHARGES

     Pennzoil and its wholly owned subsidiary, Richland, provide administrative services to Pennzoil Products Group. Pennzoil Products Group is charged by Pennzoil for all direct costs associated with its operations, and certain administrative costs not directly charged to Pennzoil Products Group are allocated through a monthly charge from Richland. The services provided by Richland and Pennzoil include accounting, finance/treasury, environmental safety and health, human resources, information technology, legal, corporate secretary, corporate communications, executive and general, and government relations. Based upon a formula that takes into account business segment assets, sales and employees, approximately 65% of indirect charges incurred by Pennzoil on behalf of its business segments has historically been charged to Pennzoil Products Group. These charges, referred to as overhead charges, totaled $22.5 million and $18.8 million for the six months ended June 30, 1998 and 1997, respectively. Overhead charges were down in the first six months of 1997 due to higher income reported by Pennzoil's captive insurance subsidiary. These charges totaled $56.0 million, $32.9 million and $37.3 million for the years ended December 31, 1997, 1996 and 1995, respectively. Approximately 60% of the corporate overhead charges to the Pennzoil Products Group are allocated to the motor oil and refined products segment with approximately 40% being allocated to the fast lube operations segment. The increase in overhead charges in 1997 was primarily due to expenses incurred by Pennzoil related to an unsolicited offer by Union Pacific Resources Group Inc. to acquire all outstanding shares of Pennzoil common stock. Pennzoil Products Group's share of these expenses were approximately $22.0 million. See Note 1 of Notes to Combined Financial Statements. After the Spin-off and Merger, Richland will continue to provide certain services to Pennzoil-Quaker State Company for a period of up to one year. See "Relationship

Between Pennzoil-Quaker State Company and Pennzoil After the Merger -- Other Agreements -- Transition Services Agreement."

INTEREST CHARGES, NET

     Interest charges, net, for Pennzoil Products Group increased $7.1 million for the six months ended June 30, 1998 compared to the same period in 1997. The increase was primarily due to a decrease in interest capitalized as a result of the completion of the Shreveport manufacturing facility upgrade in April 1997.

     Interest charges, net, increased $6.7 million in 1997 compared to 1996 due to higher affiliated borrowings by the fast lube operations segment and lower capitalized interest. Interest charges, net, decreased $5.7 million in 1996 compared to 1995 primarily due to higher capitalized interest related to the Shreveport manufacturing facility upgrade.

                                           (UNAUDITED)
                                        SIX MONTHS ENDED
                                            JUNE 30,          YEAR ENDED DECEMBER 31
                                        -----------------   ---------------------------
                                         1998      1997      1997      1996      1995
                                        -------   -------   -------   -------   -------
                                                   (EXPRESSED IN THOUSANDS)
Interest expense.....................   $ 6,202   $ 6,290   $12,847   $12,208   $13,243
Affiliated interest charges..........    28,210    27,638    56,374    52,966    50,618
Less: Interest capitalized...........       255     6,824     7,441    10,103     3,045
                                        -------   -------   -------   -------   -------
                                        $34,157   $27,104   $61,780   $55,071   $60,816
                                        =======   =======   =======   =======   =======

CAPITAL RESOURCES AND LIQUIDITY

     CASH FLOW. Pennzoil Products Group had cash and cash equivalents of $8.2 million, $9.1 million and $15.8 million at June 30, 1998 and December 31, 1997 and 1996, respectively. Cash flow generated from operating activities before changes in operating assets and liabilities was $74.5 million for the six months ended June 30, 1998, compared to $56.1 million for the same period in 1997. Cash flow generated from operating activities before changes in operating assets and liabilities was $149.6 million, $86.3 million and $38.1 million for the years ended December 31, 1997, 1996 and 1995, respectively.

     The increase in cash flow from operations before changes in operating assets and liabilities for the year ended December 31, 1997 compared to the same period in 1996 was primarily due to cash distributions from Excel Paralubes, an insurance reimbursement and higher operating income. The increase in cash flow from operations before changes in operating assets and liabilities for the year ended December 31, 1996 compared to the same period in 1995 was primarily due to higher operating income. Reference is made to the Combined Financial Statements of Pennzoil Products Group and the notes thereto for further information.

     CAPITAL EXPENDITURES. Capital expenditures for the Pennzoil Products Group were $147.8 million in 1997, $251.2 million in 1996 and $175.7 million in 1995. Capital expenditures in 1997, 1996 and 1995 included $42.0 million, $147.3 million and $52.3 million, respectively, for the upgrade of Pennzoil Products Group's Shreveport manufacturing facility. Also included in 1996 and 1995 capital expenditures was $8.6 million and $19.2 million, respectively, in expenditures for facilities at the Rouseville manufacturing facility to enable production of additional waxes in connection with the Bareco joint venture. The 1998 capital budget for Pennzoil Products Group is estimated to be approximately $94.2 million which includes $33.6 million for approximately 20 additional company-owned service centers and the refurbishing of approximately 166 existing company-owned service centers. Pennzoil Products Group believes that its cash flow from operations, supplemented as required by additional borrowings, provides it with sufficient resources to finance operations and planned capital needs.

     ACCOUNTS RECEIVABLE. Current receivables include trade accounts and notes receivable and are net of allowances for doubtful accounts of $8.4 million, $7.7 million and $7.4 million at June 30, 1998 and December 31, 1997 and 1996, respectively. Long-term receivables consist of notes receivable and are net of allowances for doubtful accounts of $0.9 million at June 30, 1998 and December 31, 1997 and 1996.

     At June 30, 1998 and December 31, 1997 and 1996, current receivables included notes receivable of $7.4 million, $12.4 million and $11.9 million, respectively. Other assets included long-term notes receivable of $35.0 million, $41.4 million and $39.3 million at June 30, 1998 and December 31, 1997 and 1996, respectively. The long-term receivables are loans that are made to customers to enhance their operations. Each loan requires a promissory note between the customer and Pennzoil Products Group, and most require payment of principal and interest. Similar to other incentive programs, sales agreements normally accompany the loans.

     In September 1996, Pennzoil Receivables Company, a wholly owned special purpose subsidiary of Pennzoil, entered into a one-year receivables sales facility, which provided for the ongoing sales of up to $135.0 million of accounts receivable of certain Pennzoil subsidiaries. In September 1997, the facility was amended to extend the expiration date of the facility to September 1998. Pennzoil Products Group net accounts receivable sold to Pennzoil Receivables Company totaled $117.7 million, $103.3 million and $111.2 million as of June 30, 1998 and December 31, 1997 and 1996, respectively. Pennzoil Receivables Company will be transferred to Pennzoil Products Group in connection with the Merger. Receivables relating to Pennzoil will be transferred to Pennzoil in connection with the Merger.

     WORKING CAPITAL AND LIQUIDITY. At June 30, 1998, Pennzoil Products Group had a working capital deficit of $282.6 million, which included affiliated payables of $299.5 million, and $240.5 million of notes payable to Pennzoil. Excluding these affiliated accounts, Pennzoil Products Group had positive working capital of $257.4 million at June 30, 1998. At December 31, 1997, Pennzoil Products Group had a working capital deficit of $332.0 million, which included affiliated payables of $314.4 million, and $230.0 million of notes payable to Pennzoil. Excluding these affiliated accounts, Pennzoil Products Group had positive working capital of $212.4 million at December 31, 1997. Current liabilities at December 31, 1996 and 1995 included affiliated payables of $174.6 million and $216.8 million of notes payable to Pennzoil and affiliated payables of $141.3 million and $197.0 million of notes payable to Pennzoil, respectively. Excluding these affiliated accounts, Pennzoil Products Group had positive working capital of $190.6 million and $208.2 million at December 31, 1996 and 1995, respectively. Affiliated accounts have not been settled on a regular basis.

     In April 1998, PPC and Pennzoil entered into the Distribution Agreement to complete the separation of Pennzoil Products Group from Pennzoil. The Distribution Agreement provides that prior to the date of the Spin-off, Pennzoil Products Group will enter into third-party financing arrangements. Pennzoil will not have any liability or obligation with respect to such financing arrangements. Immediately prior to the date of the Spin-off, Pennzoil Products Group will repay certain intercompany indebtedness including affiliated payables and notes payable to Pennzoil. The amount of the repayment will be the lesser of
(i) the amount of intercompany indebtedness and (ii) the total of $500 million plus outstanding cash of Pennzoil Products Group, less existing third-party debt and capital lease obligations of Pennzoil Products Group. Pennzoil Products Group expects the repayment amount to be approximately $390 million. Any intercompany indebtedness that exceeds the payment amount described above will be treated as a capital contribution from Pennzoil to Pennzoil Products Group.

     CREDIT FACILITIES. Pennzoil Products Group has revolving credit agreements with Pennzoil that provide for borrowings of up to $590 million through December 31, 1998 and $340 million through December 31, 2004. Amounts borrowed under the credit agreements bear interest at variable and fixed rates. At December 31, 1997 and 1996, there were $230.0 million and $216.8 million, respectively, outstanding classified as current liabilities -- payables to affiliate; and $336.2 million and $335.7 million, respectively, outstanding classified as long-term debt -- affiliated. The average interest rates applicable to amounts outstanding under these credit agreements during 1997 and 1996 were 9.8% and 9.9%, respectively. In December 1997, Pennzoil made a capital contribution of $30.0 million to Pennzoil Products Group. This amount was reclassified from amounts outstanding under the revolver to shareholders' equity. Interest associated with the affiliated debt was $56.4 million, $53.0 million and $50.6 million for the years ended December 31, 1997, 1996 and 1995, respectively.

     On the basis of financing proposals already received, Pennzoil Products Group believes it will be able to enter into third-party financing arrangements that will provide it sufficient funding to settle obligations with Pennzoil and provide sufficient funding for future periods. Prior to the Spin-off, PPC will arrange a credit facility of approximately $1 billion that will be used to repay existing intercompany indebtedness of Pennzoil Products Group to Pennzoil (approximately $386 million), repay indebtedness under the existing revolving credit facility of Quaker State (approximately $382 million), fund certain Merger-related expenses (approximately $73 million) and fund future working capital requirements.

     Pennzoil Products Group has a long-term credit facility with a Canadian bank that provides for borrowings of up to C$27 million through October 25, 1999. This long-term credit facility will continue to be effective upon the Merger. Outstanding borrowings under the credit facility totaled US$12.2 million and US$13.9 million at December 31, 1997 and 1996, respectively. The average interest rates applicable to amounts outstanding under the credit facility were 3.4% and 3.2% during 1997 and 1996, respectively.

     ENVIRONMENTAL. Pennzoil Products Group is subject to certain laws and regulations relating to environmental remediation activities associated with past operations, such as the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), the Resource Conservation and Recovery Act and similar state statutes. In response to liabilities associated with these activities, accruals have been established when reasonable estimates are possible. Such accruals primarily include estimated costs associated with remediation. Pennzoil Products Group has not used discounting in determining its accrued liabilities for environmental remediation, and no claims for possible recovery from third-party insurers or other parties related to environmental costs have been recognized in Pennzoil Products Group's combined financial statements. Pennzoil Products Group adjusts the accruals when new remediation responsibilities are discovered and probable costs become estimable, or when current remediation estimates must be adjusted to reflect new information.

     Certain of Pennzoil Products Group's subsidiaries are involved in matters in which it has been alleged that such subsidiaries are potentially responsible parties ("PRPs") under CERCLA or similar state legislation with respect to various waste disposal areas owned or operated by third parties. In addition, certain of Pennzoil Products Group's subsidiaries are involved in other environmental remediation activities, including the removal, inspection and replacement, as necessary, of underground storage tanks. As of December 31, 1997 and 1996, Pennzoil Products Group's combined balance sheet included accrued liabilities for environmental remediation of $11.6 million and $16.2 million, respectively. Of these reserves, $2.4 million and $2.1 million are reflected on the combined balance sheet as current liabilities as of December 31, 1997 and 1996, respectively, and $9.2 million and $14.1 million are reflected as other liabilities as of December 31, 1997 and 1996, respectively. Pennzoil Products Group does not currently believe there is a reasonable possibility of incurring additional material costs in excess of the current accruals recognized for such environmental remediation activities. With respect to the sites in which Pennzoil Products Group subsidiaries are PRPs, Pennzoil Products Group's conclusion is based in large part on (i) the availability of defenses to liability, including the availability of the "petroleum exclusion" under CERCLA and similar state laws, and/or (ii) Pennzoil Products Group's current belief that its share of wastes at a particular site is or will be viewed by the Environmental Protection Agency or other PRPs as being de minimis. As a result, Pennzoil Products Group's monetary exposure is not expected to be material beyond the amounts reserved.

YEAR 2000 ISSUES

     Pennzoil Products Group is conducting a review of its key computer systems and has identified a number of systems that are affected by the year 2000 issue. The company is undertaking or has completed conversion of these non-compliant financial, operating, human resources, and payroll systems to the compliant SAP software system. In addition, Pennzoil Products Group is currently upgrading electronic commerce systems to compliant versions. Conversion of operating and financial software, as well as desktop hardware and software used in international locations for Pennzoil Products Group, to compliant versions began in the second quarter of 1998, with completion expected in the second quarter of 1999. Upgrades and standardization to network, infrastructure, desktop and communications systems to make these assets compliant are in progress. This effort is scheduled for completion in the first quarter of 1999, following the release of compliant updates from the vendors. The only system replacements that have been accelerated to remedy non-compliance are the Pennzoil Products Group voicemail systems and the international desktop hardware, software, financial and operational systems. No major information technology ("IT") projects have been deferred due to year 2000 matters. Contingency planning will be started for the IT systems in the first quarter of 1999, and will include backup, standby and storage service solutions to reduce the impact of critical service providers.

     Pennzoil Products Group is conducting a comprehensive inventory and assessment of systems and devices with embedded chips in the manufacturing and non-manufacturing environments. The manufacturing environment, which consists of refining, blending, storing and transporting petrochemicals, has the greatest inherent risk, since embedded chip systems control and monitor these processes. At this time, two Pennzoil Products Group manufacturing facilities have non-compliant control systems. These deficiencies will be addressed upon the release of a compliant version of the software from the vendor, which is expected in August 1998. These systems will first undergo a pilot test at a Pennzoil Products Group research facility, followed by a full system test at the manufacturing facilities during a scheduled plant shutdown. If for any reason these systems are still found to be non-compliant, additional plant or operations shutdowns could be necessary to conduct further remediation and testing. In addition, all currently compliant control systems that have potential for environmental, safety or business interruption impact will be tested during scheduled maintenance. In order to prevent safety and environmental problems due to non-compliant embedded-chip systems, operation of these systems would be reduced or discontinued. Contingency planning is also underway to provide alternatives in the event these systems are partially or completely inoperable. If these steps are not completed successfully in a timely manner, Pennzoil Products Group operations and financial performance could be adversely affected through disruptions in operations. Costs associated with such disruptions currently cannot be estimated.

     Pennzoil Products Group is contacting key suppliers, banks, customers and other unaffiliated companies that have business relationships with Pennzoil Products Group to assess their year 2000 compliance programs. Pennzoil Products Group could be adversely affected by the failure of these unaffiliated companies to adequately address the year 2000 issue. This assessment includes activities such as face-to-face meetings, reviews of year 2000 readiness and cooperative testing. Contingency planning will be included in this assessment to identify arrangements to mitigate the impact of disruptions from outside sources. In addition, Pennzoil Products Group has implemented internal procedures to respond cooperatively to inquiries from regulatory agencies and other businesses about its year 2000 programs.

     As with most companies, Pennzoil Products Group anticipates more issues arising from international business partners, especially in the banking, utility, shipping and governmental segments. Pennzoil Products Group is currently reviewing all banking relationships in international locations. In addition, Pennzoil Products Group is actively involved in a joint industry effort through the American Petroleum Institute to collectively address the readiness of their common business partners such as utilities and governmental agencies, and to share approaches to solving the specific problems of each international location.

     Both incremental historical and estimated future costs related to the year 2000 issue are not expected to be material to the financial results of Pennzoil Products Group for several reasons. Most of the remediation is being accomplished with upgrades to existing software that is under maintenance contracts. Independent quality assurance services and tools are to be used to assure the reliability of the assessment and costs. These services are to be supplemented with Pennzoil Products Group resources.

                         PENNZOIL-QUAKER STATE COMPANY
          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements have been prepared to reflect the Merger. These pro forma financial statements are based on the historical financial statements of Pennzoil Products Group and Quaker State included or incorporated by reference in this Proxy Statement/ Prospectus and the estimates and assumptions set forth below and in the notes to the unaudited pro forma condensed combined financial statements.

     The Merger will be accounted for using the purchase method of accounting, with Pennzoil Products Group treated as the acquiror. As a result, the assets and liabilities of Pennzoil Products Group will be recorded at historical amounts, without restatement to fair values. The assets and liabilities of Quaker State will be recorded at fair values at the date of the Merger with the excess of the purchase price over the sum of such fair values recorded as goodwill. The purchase price is based upon the market capitalization of Quaker State, using an average trading price of Quaker State Capital Stock for a reasonable period of time immediately before and after the Merger was announced, plus certain Merger-related costs. Such purchase price is estimated to be $792 million, which was calculated using a $19.79 per share valuation for Quaker State Capital Stock. The calculated purchase price is for accounting purposes only and is not indicative of the price at which shares of Quaker State Capital Stock will trade immediately before the consummation of the Merger or the value of shares of Pennzoil-Quaker State Company Common Stock to be received by stockholders of Quaker State in connection with the Merger.

     The unaudited pro forma condensed combined balance sheet has been prepared as if the Merger occurred on June 30, 1998. The unaudited pro forma condensed combined statements of income have been prepared as if the Merger occurred as of January 1, 1997.

     The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The unaudited pro forma condensed combined financial statements presented herein are not necessarily indicative of the results that would have actually occurred if the Merger had been consummated as of June 30, 1998 or January 1, 1997, or of results that may be attained in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Proxy Statement/Prospectus or incorporated by reference herein.

     The unaudited pro forma condensed combined financial statements do not reflect adjustments for any estimated general and administrative expense savings, operational efficiencies and one-time costs included in "Pennzoil-Quaker State Company Supplemental Financial Data."

                         PENNZOIL-QUAKER STATE COMPANY

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 1998
                            (EXPRESSED IN THOUSANDS)

                                           PENNZOIL                                       PENNZOIL-
                                           PRODUCTS        QUAKER        PRO FORMA       QUAKER STATE
                                            GROUP          STATE        ADJUSTMENTS        COMPANY
                                          ----------     ----------     -----------      ------------
CURRENT ASSETS
  Cash and cash equivalents.............  $    8,162     $   13,505      $      --        $   21,667
  Accounts receivable...................     156,433        216,068             --           372,501
  Inventories...........................     193,705         91,117             --           284,822
  Other current assets..................      49,939         20,283             --            70,222
                                          ----------     ----------      ---------        ----------
TOTAL CURRENT ASSETS....................     408,239        340,973             --           749,212
                                          ----------     ----------      ---------        ----------
NET PROPERTY, PLANT AND EQUIPMENT.......     781,306        251,820             --         1,033,126
GOODWILL, BRANDS AND OTHER ASSETS.......     364,199        602,702        398,146(a)
                                                                            62,500(b)      1,427,547
                                          ----------     ----------      ---------        ----------
          TOTAL ASSETS..................  $1,553,744     $1,195,495      $ 460,646        $3,209,885
                                          ==========     ==========      =========        ==========
CURRENT LIABILITIES
  Current maturities of long-term
     debt...............................  $      219     $    5,157      $      --        $    5,376
  Accounts payable......................     102,579         71,280          8,000(a)        181,859
  Payable to affiliate..................     539,929             --       (479,929)(c)        60,000
  Other current liabilities.............      48,069        109,608        (14,900)(b)       142,777
                                          ----------     ----------      ---------        ----------
          TOTAL CURRENT LIABILITIES.....     690,796        186,045       (486,829)          390,012
                                          ----------     ----------      ---------        ----------
  Long-term debt, less current
     maturities.........................      45,510        487,948        392,014(d)
                                                                            73,400(b)        998,872
  Long-term debt affiliated.............     328,992             --       (328,992)(d)            --
  Capital lease obligations.............      67,022         19,604             --            86,626
  Other liabilities.....................     136,688        171,078          4,000(b)        311,766
                                          ----------     ----------      ---------        ----------
          TOTAL LIABILITIES.............   1,269,008        864,675       (346,407)        1,787,276
                                          ----------     ----------      ---------        ----------
SHAREHOLDERS' EQUITY....................     284,736        330,820        807,053(e)      1,422,609
                                          ----------     ----------      ---------        ----------
          TOTAL LIABILITIES AND
            SHAREHOLDERS' EQUITY........  $1,553,744     $1,195,495      $ 460,646        $3,209,885
                                          ==========     ==========      =========        ==========

         See Notes to Pennzoil-Quaker State Company Unaudited Pro Forma
                    Condensed Combined Financial Statements.

                         PENNZOIL-QUAKER STATE COMPANY

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
               (EXPRESSED IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                PENNZOIL                                 PENNZOIL-
                                                PRODUCTS      QUAKER      PRO FORMA     QUAKER STATE
                                                 GROUP        STATE      ADJUSTMENTS      COMPANY
                                               ----------   ----------   -----------    ------------
REVENUES
  Net sales..................................  $  912,199   $  611,408           --      $1,523,607
  Other income, net..........................      30,212        2,580           --          32,792
                                               ----------   ----------    ---------      ----------
          Total..............................     942,411      613,988           --       1,556,399
COSTS AND EXPENSES
  Cost of sales..............................     584,248      368,496           --         952,744
  Purchases from affiliate...................     104,325           --           --         104,325
  Selling, general and administrative........     163,447      180,331           --         343,778
  Depreciation and amortization..............      36,676       22,780        5,758(f)       65,214
  Restructuring, systems integration and
     other special charges...................          --       21,674       (8,794)(l)      12,880
  Taxes, other than income...................       6,083           --           --           6,083
  Affiliated interest charges................      28,210           --      (28,210)(g)          --
  Interest charges, net......................       5,947       14,514       15,123(h)       35,584
                                               ----------   ----------    ---------      ----------
          Total..............................     928,936      607,795      (16,123)      1,520,608
                                               ----------   ----------    ---------      ----------
INCOME FROM CONTINUING OPERATIONS BEFORE
  INCOME TAX.................................      13,475        6,193       16,123          35,791
Income tax provision.........................       6,829        2,800        8,314(i)       17,943
                                               ----------   ----------    ---------      ----------
INCOME FROM CONTINUING OPERATIONS............  $    6,646   $    3,393    $   7,809      $   17,848
                                               ==========   ==========    =========      ==========
Basic earnings per share.....................               $     0.09                   $     0.23(j)
                                                            ==========                   ==========
Diluted earnings per share...................               $     0.09                   $     0.23(k)
                                                            ==========                   ==========
Basic -- Average shares outstanding..........                   36,361                       77,473(j)
                                                            ==========                   ==========
Diluted -- Average shares outstanding........                   36,907                       78,655(k)
                                                            ==========                   ==========

         See Notes to Pennzoil-Quaker State Company Unaudited Pro Forma
                    Condensed Combined Financial Statements.

                         PENNZOIL-QUAKER STATE COMPANY

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1997
               (EXPRESSED IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              PENNZOIL                                   PENNZOIL-
                                              PRODUCTS      QUAKER        PRO FORMA     QUAKER STATE
                                               GROUP        STATE        ADJUSTMENTS      COMPANY
                                             ----------   ----------     -----------    ------------
REVENUES
  Net sales................................  $1,982,148   $1,193,971      $     --       $3,176,119
  Other income, net........................      31,012        9,889(1)         --           40,901
                                             ----------   ----------      --------       ----------
          Total............................   2,013,160    1,203,860            --        3,217,020
COSTS AND EXPENSES
  Cost of sales............................   1,182,742      761,317            --        1,944,059
  Purchases from affiliate.................     336,413           --            --          336,413
  Selling, general and administrative......     350,123      337,342            --          687,465
  Depreciation and amortization............      64,490       41,266        11,516(f)       117,272
  Restructuring, systems integration and
     other special charges.................          --       48,411            --           48,411
  Taxes, other than income.................      11,956           --            --           11,956
  Affiliated interest charges..............      56,374           --       (56,374)(g)           --
  Interest charges, net....................       5,406       26,913        24,752(h)        57,071
                                             ----------   ----------      --------       ----------
          Total............................   2,007,504    1,215,249       (20,106)       3,202,647
                                             ----------   ----------      --------       ----------
INCOME (LOSS) FROM CONTINUING OPERATIONS
  BEFORE INCOME TAX........................       5,656      (11,389)       20,106           14,373
Income tax provision (benefit).............       6,245       (4,000)       12,016(i)        14,261
                                             ----------   ----------      --------       ----------
INCOME (LOSS) FROM CONTINUING OPERATIONS...  $     (589)  $   (7,389)     $  8,090       $      112
                                             ==========   ==========      ========       ==========
Basic earnings per share...................               $    (0.21)                    $       --(j)
                                                          ==========                     ==========
Diluted earnings per share.................               $    (0.21)                    $       --(k)
                                                          ==========                     ==========
Basic -- Average shares outstanding........                   35,213                         76,008(j)
                                                          ==========                     ==========
Diluted -- Average shares outstanding......                   35,213                         76,882(k)
                                                          ==========                     ==========

---------------

(1) Includes a gain of $3.5 million on the sale of joint venture interests.

         See Notes to Pennzoil-Quaker State Company Unaudited Pro Forma
                    Condensed Combined Financial Statements.

                     NOTES TO PENNZOIL-QUAKER STATE COMPANY
          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     (a) Goodwill -- The Merger will be accounted for under the purchase method of accounting, with Pennzoil Products Group treated as the acquiror. Pro forma goodwill of $460.6 million has been allocated to reflect 100% of the excess of the purchase price over the estimated fair value of Quaker State's assets and liabilities. Such goodwill was determined assuming a purchase price of $792 million, which was based upon the market capitalization of Quaker State, using an average trading price of Quaker State Capital Stock for a reasonable period of time immediately before and after the Merger was announced, plus estimated transaction costs. The calculated purchase price is for accounting purposes only and is not indicative of the price at which shares of Quaker State Capital Stock will trade immediately before the consummation of the Merger or the value of shares of Pennzoil-Quaker State Company Common Stock to be received by stockholders of Quaker State in connection with the Merger. Transaction costs include capitalized costs of $8.0 million (pretax) to be incurred by Pennzoil Products Group and $62.5 million in after-tax expenses ($77.4 million pretax) to be incurred and recorded by Quaker State. As of June 30, 1998, Quaker State had incurred $2.6 million in after-tax merger expenses ($4.3 million pretax).

     The Company is in the process of estimating the allocation of purchase cost to individual assets and liabilities of Quaker State; however, it does not anticipate making significant adjustments to the book values of such assets and liabilities. The recording of goodwill and the associated amortization period of 40 years are supported by longstanding brand-name recognition, trademarks, trade names and other intangible assets.

     (b) Merger costs -- Represents estimated expenses of $77.4 million to be incurred by Quaker State related to the Merger. The expenses include the buyout of outstanding stock options, payouts under long-term incentive plans, payouts for change of control provisions, investment banker fees and other Merger-related costs. The after-tax adjustment to goodwill related to these expenses is $62.5 million.

     (c) Accounts payable affiliated -- Represents the elimination of affiliated payable balances. See note (d).

     (d) Long-term debt (affiliated and third party) -- Represents the settlement of certain intercompany indebtedness with Pennzoil and the transfer of industrial revenue bonds totaling $5.7 million from Pennzoil to Pennzoil Products Group immediately prior to the Spin-off. The maximum settlement payment equals the sum of $500 million plus the outstanding cash and cash equivalents of Pennzoil Products Group, less existing third-party debt and capital lease obligations of Pennzoil Products Group. The maximum payment is assumed for all periods presented. The difference between the amount originally owed to Pennzoil for debt and affiliated payables balances (excluding payables in the aggregate amount of not greater than $60 million owed by Pennzoil Products Group to Pennzoil or any Pennzoil subsidiary in respect of crude oil) and the final cash settlement is treated as a capital contribution from Pennzoil. The following table provides certain information relating to total pro forma debt of Pennzoil-Quaker State Company. Amounts are estimates and are subject to change.

                                                                   JUNE 30, 1998
                                                                   PRO FORMA DEBT
                                                              ------------------------
                                                              (EXPRESSED IN THOUSANDS)
New borrowing by Pennzoil-Quaker State Company to repay debt
  to Pennzoil(1)............................................         $  386,349
Industrial revenue bonds transferred from Pennzoil..........              5,665
                                                                     ----------
          Total related to Pennzoil.........................            392,014
New borrowing to repay Quaker State debt subsequent to
  Merger(1).................................................            382,100
New borrowing to pay Quaker State expenses upon Merger(1)...             73,400
Previously existing long-term debt of Pennzoil Products
  Group excluding current maturities........................             45,510
Previously existing Quaker State debt excluding current
  maturities, less amount repaid with new borrowings........            105,848
                                                                     ----------
          Total.............................................            998,872
Current maturities of long-term debt........................              5,376
                                                                     ----------
          Total long-term debt including current
            maturities......................................         $1,004,248
                                                                     ==========

---------------
(1) New debt to be borrowed using the new credit facility initially.

     Pennzoil-Quaker State Company believes that operating cash flows will be sufficient to fund 1999 capital expenditures and dividends, and Pennzoil-Quaker State Company is arranging sufficient sources of funds to satisfy, if necessary, one-time payments for Merger expenditures and other working capital requirements. See "New Credit Arrangements."

     (e) Shareholders' equity -- A reconciliation of the pro forma adjustment to shareholders' equity is as follows:

                                                                  PRO FORMA AS OF
                                                                   JUNE 30, 1998
                                                              ------------------------
                                                              (EXPRESSED IN THOUSANDS)
Capital contribution from Pennzoil:
  Settlement of payable to affiliate........................         $ 479,929
  Settlement of long-term debt affiliated...................           328,992
  Less: Payment to be received from Pennzoil Products
     Group..................................................          (392,014)
                                                                     ---------
          Total contribution................................           416,907
Excess purchase price over the book value of Quaker State
  net assets................................................           390,146
                                                                     ---------
Total pro forma adjustment to shareholders' equity..........         $ 807,053
                                                                     =========

     (f) Depreciation and amortization -- Represents the amortization of goodwill resulting from the acquisition of Quaker State over a 40-year estimated useful life. See note (a).

     (g) Affiliated interest expense -- Represents elimination of interest associated with affiliated debt. See note (d).

     (h) Interest charges, net -- Represents interest on debt incurred by Pennzoil-Quaker State Company to repay debt owed to Pennzoil and to pay certain transaction costs and interest on industrial revenue bonds transferred from Pennzoil at an assumed rate of 6.25%. See note (d).

     (i) Income taxes -- Represents the incremental provision for federal and state income taxes related to pro forma adjustments. The amortization of goodwill related to the acquisition of Quaker State is assumed to be nondeductible for tax purposes resulting in an effective tax rate of 52% and 60% for the six months ended June 30, 1998 and the year ended December 31, 1997, respectively. The provision for net taxable adjustments, excluding the amortization of goodwill, was computed using a 38% tax rate.

     (j) Basic earnings per share -- The weighted average shares of Pennzoil-Quaker State Company common stock outstanding as of June 30, 1998 are used to compute basic earnings per share. The pro forma condensed combined income statements assume one share of Pennzoil-Quaker State stock is issued for every share of Pennzoil stock outstanding and .8204 of a share of Pennzoil-Quaker State common stock are issued for each share of Quaker State Capital Stock outstanding as of the beginning of the period presented.

     (k) Diluted earnings per share -- The weighted average shares calculation of Pennzoil-Quaker State Company Common Stock outstanding (see note (j)) includes the effect of options to purchase shares of Pennzoil-Quaker State Company Common Stock whose exercise prices were less than the average market price of the underlying shares. Options to purchase one share of Quaker State Capital Stock would be converted into an option to purchase .8204 shares of Pennzoil-Quaker State Company Common Stock. In connection with the Spin-off, holders of options to purchase shares of Pennzoil common stock are assumed to receive an option to purchase the same number of shares of Pennzoil-Quaker State Company Common Stock. For pro forma calculation purposes, those options are assumed to be exercised at the beginning of the period presented. The number of shares of Pennzoil-Quaker State Company Common Stock outstanding after the Merger will change to the extent that Quaker State options and Pennzoil options are exercised prior to the Merger.

     (1) Restructuring, systems integration and other special charges -- Represents costs incurred by Quaker State directly attributable to the transaction. These costs include $4.3 million for transaction costs incurred (see Note b) and $4.5 million for other costs primarily related to employee retention programs.

                         PENNZOIL-QUAKER STATE COMPANY
                          SUPPLEMENTAL FINANCIAL DATA

     The Pennzoil-Quaker State Company Unaudited Pro Forma Condensed Combined Financial Statements included elsewhere herein give effect to certain pro forma adjustments to historical amounts as described in the notes thereto. In evaluating the notes, the additional supplemental financial data summarized below should be considered.

     The supplemental financial data include the unaudited historical combined statement of income of Pennzoil Products Group and the unaudited historical consolidated statement of income of Quaker State for the twelve month period ended June 30, 1998, adjusted for general and administrative expense savings and operational efficiencies that may be realized on an annualized basis as a result of the Merger. Although the table below sets forth combined recent earnings for the two companies plus expected expense savings and efficiencies, the savings and efficiencies are expected to require at least two years to achieve. Additionally, in order to set forth the impact of the expense savings and efficiencies alone, the table below omits significant one-time costs and expenses that will be incurred in order to realize these benefits. See "Disclosure Regarding Forward-Looking Statements" and "Risk Factors -- Potential Difficulties in Combining the Operations of the Companies."

     The table below sets forth (1) a base case calculated on a pro forma basis (using a methodology consistent with the Pennzoil-Quaker State Company Unaudited Pro Forma Condensed Combined Financial Statements that does not include adjustments for expense savings and efficiencies), (2) a case that assumes $90 million in annual expense savings and efficiencies over the base case and (3) a case that assumes $125 million in annual expense savings and efficiencies over the base case.

                                                      DATA FOR THE TWELVE MONTHS ENDED
                                                                JUNE 30, 1998
                                                   (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  -------------------------------------------------------------------------
                                  ASSUMING NO EXPENSE   ASSUMING $90 MILLION OF    ASSUMING $125 MILLION OF
                                      SAVINGS AND         EXPENSE SAVINGS AND        EXPENSE SAVINGS AND
                                     EFFICIENCIES             EFFICIENCIES               EFFICIENCIES
                                  -------------------   ------------------------   ------------------------
INCOME STATEMENT DATA:
Revenues........................       $3,127.1                 $3,127.1                   $3,127.1
Operating income................           80.6                    170.6(1)                   205.6(1)
Net income......................           (0.7)                    55.1                       76.8
Basic earnings per share(2).....          (0.01)                    0.71                       0.99
Diluted earnings per share(3)...          (0.01)                    0.70                       0.98
OTHER DATA:
Earnings before interest and
  income taxes..................           80.6                    170.6                      205.6
Depreciation and amortization...          126.8                    126.8                      126.8
                                       --------                 --------                   --------
EBITDA(4).......................       $  207.4                 $  297.4                   $  332.4

---------------

(1) Represents historical results adjusted for general and administrative expense savings and operational efficiencies that may be realized as a result of the Merger. These savings and efficiencies are expected to require at least two years to achieve. Full general and administrative expense and operational efficiency savings are assumed for the entire year. Potential one-time costs and expenses of approximately $110 million associated with the initial implementation of savings and efficiency initiatives have been excluded.

(2) See note (j) of the Notes to Pennzoil-Quaker State Company Unaudited Pro Forma Condensed Combined Financial Statements.

(3) See note (k) of the Notes to Pennzoil-Quaker State Company Unaudited Pro Forma Condensed Combined Financial Statements.

(4) EBITDA is defined as income before interest and taxes plus depreciation and amortization. The computation of EBITDA as presented may not be comparable to computations presented by other companies. This information does not represent and should not be considered as an alternative to net income, any other measure of performance as determined by generally accepted accounting principles or an indicator of operating performance.

     The adjustments to the unaudited historical combined statements of income of Pennzoil Products Group and Quaker State for the twelve months ended June 30, 1998 give effect to approximately $90 million to $125 million of annual expense savings and efficiencies that may be realized as a result of combining the operations of Pennzoil Products Group with those of Quaker State, as follows:

     General and Administrative Expense Savings. Management of Pennzoil Products Group expects to eliminate approximately $25 million to $34 million in general and administrative expenses following the Merger. These savings are expected to be realized through the consolidation of various support functions, including but not limited to accounting, finance/treasury, environmental safety and health, human resources, information technology, legal, corporate secretary, corporate communications, executive and general, and government relations. Savings are expected to be realized through the elimination of duplicate infrastructure in these areas and the associated personnel. Management expects to realize 35% to 50% of the cost savings in the first 12 months after the Merger and full savings by the end of the second year.

     Operational Efficiencies. Management of Pennzoil Products Group expects to realize approximately $65 million to $91 million in operational efficiencies after the Merger. These expected efficiencies include savings from combining and optimizing marketing, manufacturing, purchasing and research and development operations, and from consolidating sales and distribution organizations and facilities. Specific cost savings include reducing marketing expenses associated with auto racing; eliminating redundant overhead costs related to marketing; closing certain blending and packaging plants; shifting production to underutilized facilities; improving logistics and consolidating purchasing for manufacturing; reducing direct market sales and distribution expenses by combining sales forces and eliminating redundant sales offices and distribution centers; and rationalizing the national distribution network for Pennzoil-Quaker State Company products. Management expects to realize 35% to 50% of the cost savings in the first 12 months after the Merger and full savings by the end of the second year.

     THE SUPPLEMENTAL FINANCIAL DATA DO NOT PURPORT TO BE INDICATIVE OF THE COMBINED FINANCIAL POSITION OR COMBINED RESULTS OF OPERATIONS OF PENNZOIL-QUAKER STATE COMPANY THAT MIGHT HAVE OCCURRED, NOR ARE THEY INDICATIVE OF THE FUTURE FINANCIAL POSITION OR RESULTS OF OPERATIONS OF PENNZOIL-QUAKER STATE COMPANY.

     THESE SAVINGS AND SYNERGIES ARE EXPECTED TO BE REALIZED OVER TIME AS THE CONSOLIDATION OF THE BUSINESSES OF PENNZOIL PRODUCTS GROUP AND QUAKER STATE IS COMPLETED. BECAUSE THE MARKETS IN WHICH PENNZOIL PRODUCTS GROUP AND QUAKER STATE OPERATE ARE HIGHLY COMPETITIVE AND BECAUSE OF THE INHERENT UNCERTAINTIES ASSOCIATED WITH MERGING TWO LARGE COMPANIES, THERE CAN BE NO ASSURANCE THAT THE COMBINED ENTITY WILL BE ABLE FULLY TO REALIZE THE SYNERGIES AND COST SAVINGS CURRENTLY EXPECTED AS A RESULT OF THE MERGER OR THAT SUCH SYNERGIES AND COST SAVINGS WILL BE REALIZED AT THE TIMES CURRENTLY ANTICIPATED. MOREOVER, THERE CAN BE NO ASSURANCE THAT COST SAVINGS THAT ARE REALIZED WILL NOT BE OFFSET BY LOSSES IN REVENUES OR OTHER CHARGES TO EARNINGS.

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

                           THE TRANSACTION AGREEMENTS

     This section describes the material provisions of the Merger Agreement and the Distribution Agreement. This description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and Distribution Agreement, copies of which are attached hereto as Annexes A and B, respectively, and which are incorporated herein by reference. All stockholders are urged to read the Merger Agreement and the Distribution Agreement carefully in their entirety.

GENERAL

     The Distribution Agreement sets forth the terms and conditions on which Pennzoil will be restructured in connection with the Merger, including (1) the separation of Pennzoil's motor oil, refined products and fast lube operations from Pennzoil's exploration and production operations and (2) the Spin-off of PPC. The Merger Agreement sets forth the terms and conditions on which the Merger will be effected.

RESTRUCTURING OF PENNZOIL

     Separation of Pennzoil's Motor Oil, Refined Products and Fast Lube Operations from Pennzoil's Exploration and Production Operations. Before the Spin-off, Pennzoil's motor oil, refined products and fast lube operations will be separated from Pennzoil's exploration and production operations in the following manner:

     - PPC will own, either directly or through subsidiaries, all of the motor oil, refined products and fast lube operations, including operations of Jiffy Lube, Pennzoil Sales Corporation and Pennzoil Petroleums Ltd. PPC will also own Pennzoil Receivables after Pennzoil Receivables resells to Pennzoil the accounts receivable Pennzoil Receivables holds that are not related to Pennzoil Products Group.

     - Pennzoil will retain all of its exploration and production operations. In addition, PPC has transferred to Pennzoil certain of PPC's oil and gas assets that historically have been operated by Pennzoil. Pennzoil's captive insurance subsidiary, Savannah, will transfer to Pennzoil certain assets and liabilities not related to Pennzoil Products Group, and Savannah will be transferred from Pennzoil to PPC.

     - Pennzoil will transfer to PPC certain of Pennzoil's assets that historically have been operated by PPC.

     The PPC assets and the Pennzoil assets will, to the extent reasonably practicable, be separated from each other. To the extent the separation of assets cannot be achieved in a reasonably practicable manner, the parties will enter into appropriate arrangements regarding the use of the shared assets. PPC and Pennzoil will use their best efforts to amend certain contracts in order to separate the contractual rights and duties of PPC from those of Pennzoil. If such amendments cannot be obtained, or if an amendment would be ineffective or would adversely affect the rights of PPC, Pennzoil and PPC will cooperate in negotiating mutually agreeable arrangements. In each case, Quaker State will have the right to consent to any arrangement between PPC and Pennzoil.

     Intercompany Indebtedness and Other Financing Matters. PPC will repay the intercompany indebtedness and other intercompany accounts owed by PPC to Pennzoil, provided, however:

     - intercompany indebtedness will not include certain trade payables (in the aggregate amount of not greater than $60 million) owed by PPC to Pennzoil in respect of crude oil; and

     - intercompany indebtedness to be paid to Pennzoil by Pennzoil Products Group will not exceed an amount equal to $500 million plus the cash or cash equivalents of Pennzoil Products Group on hand at the date of the Spin-off minus the sum of (i) all the outstanding indebtedness for borrowed money, including capital leases, of PPC as of such date and (ii) the cash paid or payable to Pennzoil Products Group as described in the next paragraph.

     Pennzoil will transfer to Pennzoil Products Group on the day of the Spin-off an amount of cash or other readily available funds equal to 68% of the aggregate total of the exercise prices per share of any Pennzoil

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

stock option exercised in the period of time between April 14, 1998 (the date of the Distribution Agreement) and the date of the Spin-off.

     Pennzoil will transfer to PPC industrial revenue bonds relating to certain of Pennzoil's refining assets that have been transferred to PPC. The aggregate principal amount of these bonds as of June 30, 1998 totals approximately $5.7 million.

     Intercompany Agreements. All contracts, agreements, licenses or other arrangements between Pennzoil and PPC, other than the Transaction Agreements and the Crude Oil Supply Agreement to be entered into by the parties (see "Relationship Between Pennzoil-Quaker State Company and Pennzoil After the Merger"), will terminate as of the close of business on the day prior to the Spin-off.

     Non-Competition by Pennzoil. Pennzoil will not engage in the automotive aftermarket business anywhere in the world where PPC or Quaker State currently conducts business for five years after the date of the Spin-off (subject to certain exceptions).

     Exclusive Management. Following the Spin-off, none of the officers of Pennzoil will simultaneously hold a position as an officer of Pennzoil-Quaker State Company.

     PPC Liabilities. With certain exceptions, PPC will assume and indemnify Pennzoil for all of the liabilities associated with Pennzoil's motor oil, refined products and fast lube operations. In addition, PPC will assume 65% and Pennzoil will assume 35% of any losses that may arise from certain litigation in which both PPC and Pennzoil are named parties. PPC will also assume:

     - losses arising from certain known investigations or certain litigation relating to the business of Pennzoil;

     - certain known liabilities relating to Pennzoil's benefit plans;

     - up to $6 million payable by PPC and Pennzoil to any agent, broker, investment banker or others as a result of the transactions; and

     - all environmental liabilities relating to PPC's business.

     Spin-off. After the separation of PPC from Pennzoil but before the Merger, Pennzoil will distribute all outstanding shares of PPC common stock to Pennzoil's stockholders. As a result of the Spin-off, Pennzoil and its subsidiaries will own and operate the oil and gas exploration and production businesses, and PPC (with its name changed to Pennzoil-Quaker State Company) will be a separate, publicly traded company owned by Pennzoil's stockholders that will own and operate the motor oil, refined products and franchise businesses.

     Each Pennzoil stockholder will receive one share of PPC common stock for every share of Pennzoil common stock that he or she owns. In addition, each Pennzoil stockholder will retain all of the shares of Pennzoil common stock that he or she owned prior to the Spin-off.

MERGER OF PPC AND QUAKER STATE

     The Merger. The Merger Agreement provides for the merger of a wholly owned subsidiary of PPC with and into Quaker State, with Quaker State being the surviving corporation. As a result, PPC, which will be renamed "Pennzoil-Quaker State Company," will be the public parent company owning Quaker State.

     The Merger will become effective at the Effective Time. The Closing will occur on the date on which the last of the conditions set forth in the Merger Agreement has been satisfied or waived or on such other date as PPC and Quaker State may agree. It is anticipated that such date will be in late third or early fourth quarter of 1998.

     Pursuant to the Merger Agreement, each share of Quaker State Capital Stock outstanding immediately prior to the Effective Time will be converted into the right to receive .8204 of one share of Pennzoil-Quaker State Company Common Stock. All shares of Quaker State Capital Stock that are owned by Quaker State or its subsidiaries or PPC or its subsidiaries will, at the Effective Time, be cancelled and will cease to exist, without any payment for such shares.

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

     Each option or share award ("Award") under any Quaker State stock plan, agreement or nonemployee director awards outstanding immediately prior to the Effective Time will become vested or exercisable. Unless otherwise agreed, Quaker State will take necessary action to repurchase or cancel the outstanding Awards. The outstanding Awards will be repurchased for $23.00 in cash (or the average closing trading price of Quaker State Capital Stock over the three business days immediately preceding consummation of the Merger, if higher) or cancelled and replaced with an alternative Award under the PPC 1998 Incentive Plan.

CERTAIN COVENANTS

     Interim Operations. From April 14, 1998 (the date of the Merger Agreement) until the earlier of the Effective Time or the date of termination of the Merger Agreement, Quaker State and its subsidiaries, Pennzoil (in regard to the PPC Business only) and PPC and its subsidiaries are required to conduct their businesses in the ordinary course consistent with past practice, to use commercially reasonable efforts to preserve their business organizations intact and to maintain their rights and franchises, keep available the services of their current officers and key employees and preserve their relationships with customers, suppliers and others having business dealings with them. During this period, each of Quaker State, Pennzoil (in regard to PPC) and PPC and their respective subsidiaries may not (subject to certain limited exceptions), among other things:

     - amend its certificate of incorporation or bylaws;

     - split, combine or reclassify any outstanding capital stock;

     - declare or pay any dividends (although Quaker State may pay regular quarterly cash dividends);

     - redeem, repurchase or otherwise acquire any shares of its capital stock;

     - issue, deliver or sell any securities;

     - sell, lease, pledge, encumber or otherwise dispose of any assets in a single transaction or in a series of related transactions, except in the ordinary course of business, that have a fair market value in excess of $5.0 million individually or $10.0 million in the aggregate;

     - make any acquisition where the fair market value of the consideration exceeds $5.0 million or a series of acquisitions where the fair market value of the consideration exceeds $10.0 million;

     - incur or guarantee certain indebtedness, issue or sell any debt securities or warrants or rights to acquire any debt securities, enter into any lease or otherwise incur any material obligation or liability, with certain exceptions;

     - grant any material increases in compensation to directors, officers or key employees, enter into any new or materially amend any existing employment, severance or termination contract with directors, officers or key employees, become obligated under a new employee benefit, pension or severance plan or arrangement or amend any existing employee benefit, pension or severance plan or arrangement, except as required by the collective bargaining process or consistent with past practice;

     - pay or agree to pay any director, officer or key employee, whether past or present, any pension, retirement allowance or other employee benefit not required or contemplated by any existing benefit, severance, termination or employment contracts or arrangements;

     - make any material changes in accounting methods (other than those required by accounting rules) or change its fiscal year;

     - authorize, recommend or adopt a plan of complete or partial liquidation or dissolution;

     - enter into or amend any agreement or arrangement with any of its affiliates (other than wholly owned subsidiaries) on terms materially less favorable than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis;

     - other than in the ordinary course of business, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract, waive, release or assign any material rights or claims or enter into certain contracts not in the ordinary course of business;

     - fail to maintain insurance in customary amounts and against customary risks and losses;

     - make or rescind any material tax election, settle or compromise any material tax liability, amend any material tax returns or materially change any of its methods of reporting income or deductions for federal income tax purposes, except as may be required by applicable law;

     - pay, discharge or satisfy any material claims, liabilities or obligations not in the ordinary course of business;

     - intentionally take any action reasonably likely to cause a breach of a representation or warranty in the Merger Agreement or a failure of a condition to the Merger Agreement; or

     - take any action inconsistent with the foregoing.

     No Solicitation. Each of Quaker State, Pennzoil and PPC has agreed in the Merger Agreement that it and its subsidiaries will not, and that it will use its best efforts to cause its officers, directors, employees, advisors and agents not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any Acquisition Proposal (as defined below) or have any discussions or engage in any negotiations with any person relating to an Acquisition Proposal. Quaker State also has agreed that it and its subsidiaries will not, and that it will use its best efforts to cause its officers, directors, employees, advisors and agents not to, directly or indirectly, provide any non-public information to any person relating to an Acquisition Proposal.

     Notwithstanding these restrictions, Quaker State or the Quaker State Board may furnish information (pursuant to confidentiality arrangements) and may participate directly or indirectly in discussions and negotiations if the Board concludes, after consultation with its legal and financial advisors, that to do so would be advisable in order to comply with its fiduciary duties, and if another person makes a Superior Proposal (as defined below). Quaker State has agreed to notify Pennzoil promptly after any inquiries or proposals are received, any confidential information is requested or any negotiations or discussions relating to an Acquisition Proposal are sought to be initiated or continued, and to keep Pennzoil informed, on a current basis, of the status and material terms of any such inquiry, request for information, offer or proposal, discussions or negotiations. PPC has agreed to notify Quaker State if PPC receives an unsolicited request with respect to an Acquisition Proposal.

     "Acquisition Proposal" means any proposal (other than in connection with the Merger or as otherwise specifically contemplated by the Merger Agreement or the other Transaction Agreements) regarding a merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving, or a purchase of all or any significant portion of the assets or any equity securities of, Quaker State or PPC or any of their respective subsidiaries.

     A "Superior Proposal" means any proposal or offer made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Quaker State Capital Stock then outstanding or a substantial portion of the assets of Quaker State and its subsidiaries and otherwise on terms which the Board of Directors of Quaker State determines in its good faith judgment to be more favorable to the Quaker State stockholders than the Merger.

     Special Meetings of Stockholders. Quaker State has agreed to hold the Special Meeting as promptly as practicable for the purpose of voting upon the adoption of the Merger Agreement and any related matters.

     Quaker State has agreed that its Board will recommend to its stockholders that they adopt the Merger Agreement and approve the transactions contemplated thereby. Notwithstanding this agreement, if a Superior Proposal is made, the Quaker State Board may withdraw or modify its recommendation or recommend such Superior Proposal or take a position as contemplated by Rule 14e-2(a) under the Exchange Act if the Board

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

concludes in good faith (after consultation with its legal and financial advisors) that it is advisable to do so in order to comply with its fiduciary duties.

     Certain Employee Benefit Matters. For a period of one year after the Effective Time, PPC must (or must cause Quaker State to) provide the same basic compensation for the employees of Quaker State and PPC and employee benefits plans and programs for those employees that are, in the aggregate, substantially comparable to the plans and programs in effect for such employees at the Effective Time.

     Certain Other Covenants. Quaker State and PPC have agreed to certain other customary covenants in the Merger Agreement, including covenants relating to obtaining necessary consents and approvals, cooperating with each other to obtain antitrust clearances, providing access to and furnishing information, providing notices of certain events and consulting with each other regarding public statements and filings, using reasonable efforts to obtain agreements from affiliates, consummating the transactions that must be consummated prior to the Effective Time and reporting the Spin-off and Merger as tax-free transactions.

CERTAIN REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains, subject to certain exceptions, substantially reciprocal representations and warranties by Pennzoil and PPC, jointly and severally, and Quaker State as to the following, among other things: capitalization; due organization and good standing; corporate authorization to effect the Merger; governmental approvals required in connection with the Merger; filings with the SEC; financial statements; absence of certain undisclosed liabilities; absence of certain changes since December 31, 1997; brokerage fees, commissions and finders' fees; contracts; affiliate transactions; compliance with laws; payments to employees; corporate governance matters; tax matters; intellectual property matters; environmental matters and employee benefit matters.

     In addition, Pennzoil and PPC have made representations and warranties to Quaker State in the Merger Agreement with respect to Pennzoil and PPC as to the following, among other things: viability of certain joint ventures; accuracy of pro forma financial statements; proper reincorporation in Delaware of PPC; and good title to and sufficiency of PPC's assets.

     Quaker State has made certain additional representations and warranties to PPC and Pennzoil in the Merger Agreement as to the following, among other things: opinions of financial advisors; amendment of its existing Rights Agreement; and antitakeover statutes.

     The representations and warranties in the Merger Agreement do not survive the Effective Time.

CONDITIONS TO THE SPIN-OFF AND MERGER

     Conditions to Each Party's Obligations. The obligations of Quaker State, Pennzoil and PPC to effect the Spin-off and to consummate the Merger are subject to the satisfaction or waiver by PPC and Quaker State of the following conditions:

     - the receipt of all material required consents, approvals and authorizations of any governmental authority for the consummation of the Spin-off and the Merger;

     - the expiration or termination of any waiting period under the HSR Act (which occurred on May 27, 1998) and the absence of any order of a court of competent jurisdiction or other governmental authority restraining, enjoining, prohibiting or otherwise imposing any material restrictions or limitations on the Spin-off or the Merger;

     - the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part and the Registration Statement on Form 10 registering under the Exchange Act the shares of PPC common stock to be issued in the Spin-off, with no stop order suspending their effectiveness or proceedings seeking such a stop order;

     - the receipt of all necessary permits and authorizations under state securities laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of PPC Common Stock to be issued in the Spin-off and the Merger; and the approval of the NYSE for listing, subject to official notice of issuance, of such shares of PPC Common Stock and such other shares required to be reserved for issuance in connection with the Spin-off and the Merger;

     - the receipt of the requisite approval of Quaker State stockholders;

     - the absence of any order, decree, ruling or judgment of a court of competent jurisdiction or other governmental authority restraining, enjoining or prohibiting the Spin-off or the Merger;

     - the absence of any action, proceeding or investigation by any governmental authority that seeks to restrain, enjoin, prohibit or delay consummation of the Spin-off or the Merger or to impose any material restrictions or requirements thereon or on any of Pennzoil, PPC or Quaker State with respect thereto;

     - the absence of any action, or the enactment or enforcement of any statute, rule, regulation or executive order, by any governmental authority that would restrain, prohibit or delay the consummation of the Spin-off or the Merger or impose material restrictions or requirements thereon or on any of Pennzoil, PPC or Quaker State with respect thereto;

     - the receipt by the Pennzoil Board of Directors of an opinion of a nationally recognized investment banking or appraisal firm to the effect that, after giving effect to the Restructuring and the Spin-off, Pennzoil will not be insolvent;

     - the receipt by Pennzoil of a ruling from the IRS to the effect that the Spin-off and the contribution of certain assets to PPC in the Restructuring will be generally tax-free to Pennzoil and its stockholders; and

     - in the case of the Merger, the consummation of the Spin-off in accordance with the Distribution Agreement.

     Additional Conditions to the Obligations of Pennzoil. The obligations of Pennzoil to effect the Spin-off are subject to the satisfaction or waiver by Pennzoil of the following additional conditions:

     - the correctness of the representations and warranties of Quaker State in the Merger Agreement when made and as of the date of the Spin-off (except to the extent such representations and warranties address matters as of a particular date), except as would not have a material adverse effect on any of the parties to the Merger Agreement or to the extent specifically contemplated by the Merger Agreement;

     - the performance in all material respects by Quaker State of its covenants and agreements in the Merger Agreement required to be performed at or prior to the date of the Spin-off; and

     - the confirmation by PPC and Quaker State to Pennzoil and each other that each condition in the Merger Agreement to PPC's and Quaker State's respective obligations to effect the Merger has been or will be fulfilled at the Effective Time or has been waived by PPC or Quaker State.

     Additional Conditions to Obligations of PPC. The obligations of PPC to consummate the Merger are subject to the satisfaction or waiver by PPC at or prior to the Effective Time of the following additional conditions, among others:

     - the correctness of the representations and warranties of Quaker State in the Merger Agreement as of the date of the Merger Agreement and as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date), except as would not be reasonably likely to have a material adverse effect on PPC or Quaker State or to the extent specifically contemplated or permitted by the Merger Agreement;

     - the performance in all material respects by Quaker State of its covenants and agreements in the Merger Agreement required to be performed at or prior to the Effective Time;

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

     - the receipt by Quaker State of the consent or approval of each person whose consent or approval is required for the consummation of the Merger under any contract to which Quaker State is a party or by which its property or assets are bound, except as would not be reasonably likely to have a material adverse effect on Quaker State or the Merger or to the extent that alternative arrangements (reasonably acceptable to PPC) relating to the failure to obtain any such consent or approval are otherwise provided for; and

     - the receipt by Pennzoil and PPC of an opinion of Baker & Botts, L.L.P., special counsel to Pennzoil, to the effect that the Merger will be treated as a reorganization for federal income tax purposes within the meaning of section 368(a) of the Code.

     Additional Conditions to Obligations of Quaker State. The obligations of Quaker State to consummate the Merger are subject to the satisfaction or waiver by Quaker State of the following additional conditions, among others:

     - the correctness of the representations and warranties of PPC and Pennzoil in the Transaction Agreements as of the date of the Merger Agreement and as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date), except as would not be reasonably likely to have a material adverse effect on PPC or Quaker State or to the extent specifically contemplated or permitted by the Merger Agreement;

     - the performance in all material respects by PPC and Pennzoil of their respective covenants and agreements in the Transaction Agreements required to be performed at or prior to the Effective Time;

     - the receipt by PPC of the consent or approval of each person whose consent or approval is required for the consummation of the Merger under any contract to which PPC is a party or by which its property or assets are bound, except as would not be reasonably likely to have a material adverse effect on PPC, Pennzoil-Quaker State Company or the Merger or to the extent that alternative arrangements (reasonably acceptable to Quaker State) relating to the failure to obtain any such consent or approval are otherwise provided for;

     - the adoption by PPC of a Rights Agreement prior to the date of the Spin-off (in a form reasonably satisfactory to Quaker State);

     - the delivery by PPC of a letter ruling from the IRS to the effect that the Spin-off and the contribution of certain assets to PPC in the Restructuring will be generally tax-free to Pennzoil and its stockholders and Quaker State's reasonable satisfaction that the Spin-off has taken place in accordance with the terms of the Distribution Agreement and such ruling;

     - the receipt by Quaker State of an opinion of Debevoise & Plimpton, special counsel to Quaker State, to the effect that the Merger will be treated as a reorganization for federal income tax purposes within the meaning of section 368(a) of the Code; and

     - the entering into by PPC and Pennzoil of the Trademark License Agreement (described below), the Tax Separation Agreement (described below), the Employee Benefits Agreement (described below), the Transition Services Agreement (described below) and the Distribution Agreement, each of which must be in full force and effect.

TERMINATION OF THE MERGER AGREEMENT AND DISTRIBUTION AGREEMENT

     Rights to Terminate. At any time prior to the Effective Time, the Merger Agreement may be terminated and the transactions contemplated may be abandoned as follows:

     - by the mutual consent of each party to the Merger Agreement;

     - by any party if:

      c the Effective Time has not occurred on or before December 15, 1998;
        provided that this right is not available to any party whose failure to perform any of its obligations under the Merger Agreement
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

        required to be performed by it at or prior to such date has been a cause of, or contributed to, the failure of the Merger to have become effective at or before such date; or

      c any court or other governmental authority has issued an order, decree, ruling or judgment restraining, enjoining or prohibiting the Merger and such order, decree, ruling or judgment has become final and nonappealable, provided that, if the party seeking to terminate the Merger Agreement is a party to the applicable proceeding, such party shall have used all commercially reasonable efforts to remove such order, decree, ruling or judgment;

     - by Pennzoil or Quaker State if the Quaker State stockholders do not approve the adoption of the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement;

     - by Pennzoil if:

      c Quaker State has not performed in all material respects its covenants and agreements contained in the Merger Agreement required to be performed at or prior to the Effective Time;

      c the representations and warranties of Quaker State contained in the Merger Agreement are or become untrue in any respect (except to the extent such representations and warranties address matters as of a particular date), except where the failure to be true and correct would not be reasonably likely to have a material adverse effect on Quaker State or PPC or to the extent specifically contemplated by the Merger Agreement; provided that this right to terminate is not available unless Quaker State cannot cure such failure or untruth for 30 days after Pennzoil has given Quaker State notice of such failure or untruth;

      c the Board of Quaker State withdraws or modifies its approval or recommendation of the Merger or the Merger Agreement, or approves or recommends to Quaker State stockholders a Superior Proposal (or resolves to do any of the foregoing);

      c the Board of Quaker State fails to reconfirm its recommendation of the Merger Agreement to its stockholders within 10 business days of its receipt of Pennzoil's request for the Quaker State Board to do so following receipt by Quaker State of an Acquisition Proposal;

      c Quaker State fails to call and hold the Quaker State stockholders meeting within 60 days after the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part; or

      c such Registration Statement fails to become effective due to the inability of PPC to complete such Registration Statement as a result of actions or non-actions by Quaker State;

     - by Quaker State if:

      c either Pennzoil or PPC fails to perform in all material respects its respective covenants and agreements contained in the Merger Agreement required to be performed at or prior to the Effective Time;

      c the respective representations and warranties of Pennzoil or PPC contained in the Merger Agreement are or become untrue in any respect (except to the extent such representations and warranties address matters as of a particular date), except where the failure to be true and correct would not be reasonably likely to have a material adverse effect on PPC or Quaker State; provided that this right to terminate is not available unless Pennzoil and PPC are unable to cure such failure or untruth for 30 days after Quaker State has given Pennzoil and PPC notice of such failure or such untruth; or

     - Quaker State receives a Superior Proposal and is allowed to terminate in accordance with the Merger Agreement; provided that if Quaker State terminates the Merger Agreement in connection with the receipt of a Superior Proposal, Quaker State must pay Pennzoil a $20 million termination fee.

     If the Merger Agreement is terminated, no provision of the Merger Agreement will survive (other than the provisions relating to payment of expenses and confidentiality), and termination will be without any liability on the part of any party or its directors, officers or stockholders, other than liability for which the termination fee is the sole remedy or liability for a breach of the Merger Agreement, if applicable. The Distribution Agreement may be terminated only after the Merger Agreement is terminated.

     Termination Fee Payable by Quaker State. Quaker State has agreed to pay Pennzoil $20 million in immediately available funds if the Merger Agreement is terminated because:

     - the Quaker State Board, after having received a Superior Proposal, decides in good faith that terminating the Merger Agreement is advisable in order to comply with its fiduciary duties;

     - the Quaker State Board fails to make or withdraws or modifies, in a manner that is adverse to Pennzoil, its recommendation that its stockholders approve the Merger and adopt the Merger Agreement and the Quaker State stockholders reject the Merger; or

     - the Quaker State Board withdraws or modifies its approval or recommendation of the Merger or Merger Agreement, approves or recommends to Quaker State stockholders a Superior Proposal or resolves to do any of the foregoing.

RETENTION PAY PLAN

     On April 14, 1998, pursuant to the Merger Agreement, the Quaker State Board of Directors adopted a Retention Pay Plan (as amended, the "Retention Pay Plan") for employees of Quaker State to help ensure for Quaker State the continued service of its employees through a transition period of up to six months following the Merger. Under the Merger Agreement, up to $15 million of the cost of the Retention Pay Plan will be borne by Pennzoil.

     Under the Retention Pay Plan, Quaker State has established special bonus pools for identified employees of Quaker State. These identified participants in the Retention Pay Plan will receive a special retention payment upon the completion of the Merger, provided that they are still employed with Quaker State at that time, or, if their employment is terminated other than for "Cause" (as defined in the Retention Pay Plan), upon such termination. As an additional retention device under the Retention Pay Plan, Quaker State has guaranteed bonus payments to participants in Quaker State's existing incentive plans who remain in Quaker State's employ through December 31, 1998. Quaker State also has established special retention bonuses for certain key employees, which will generally entitle any such employee to an additional bonus of up to one year's salary if such employee remains employed by Quaker State for up to six months following the Merger.

     Under the Retention Pay Plan, the severance benefits payable under Quaker State's Severance Plan will be increased by an additional four weeks of severance pay with respect to any employee of Quaker State otherwise entitled to receive severance benefits who executes a release of claims in a form acceptable to Quaker State. In addition, Quaker State will provide certain outplacement services for its employees who are eligible to receive severance benefits.

EXPENSES

     Distribution Agreement. Whether or not the Spin-off or the other transactions contemplated by the Distribution Agreement are consummated, PPC will pay:

     - all SEC and NYSE filing fees, agent and bank fees for PPC's credit arrangements and fees to implement the PPC 1998 Incentive Plan and the PPC Rights Agreement (described under "Description of Capital Stock of Pennzoil-Quaker State Company -- Stockholder Rights Plan");

     - an aggregate of $6 million of investment banking fees and other financial advisory, broker's, finder's or similar fees, commissions or reimbursements;

     - 65% of all other fees and expenses incurred by Pennzoil and/or PPC (subject to certain exceptions) relating to the transactions contemplated by the Transaction Agreements; and

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

     - the cost of printing and mailing the Proxy Statement/Prospectus.

     Whether or not the Spin-off or the other transactions contemplated by the Distribution Agreement are consummated, Pennzoil will pay:

     - the balance over $6 million not paid by PPC of investment banking fees and other financial advisory, broker's, finder's or similar fees, commissions or reimbursements incurred by Pennzoil and PPC related to the Spin-off; and

     - 35% of all other fees and expenses incurred by Pennzoil and/or PPC relating to the transactions contemplated by the Transaction Agreements and up to $15 million of the cost of the Retention Pay Plan (with certain exceptions).

     All other costs and expenses incurred in connection with the Distribution Agreement and the transactions contemplated by the Distribution Agreement, whether or not the Spin-off or other transactions contemplated by the Distribution Agreement are consummated, will be paid by the party incurring such costs or expenses.

     Merger Agreement. Except as otherwise provided in the Distribution Agreement, whether or not the Merger or other transactions contemplated by the Merger Agreement are consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses.

AMENDMENTS

     Distribution Agreement. The Distribution Agreement may be amended, modified or supplemented by Pennzoil and PPC, subject to the consent of Quaker State, which consent shall not be unreasonably withheld or delayed.

     Merger Agreement. The Merger Agreement may be amended by Pennzoil, PPC and Quaker State at any time before or after adoption of the Merger Agreement by the stockholders of Quaker State. However, after such adoption, no amendment shall be made that by law requires further approval by such stockholders without such further approval.

             RELATIONSHIP BETWEEN PENNZOIL-QUAKER STATE COMPANY AND
                           PENNZOIL AFTER THE MERGER

     PPC and Pennzoil, or their respective subsidiaries, will enter into various agreements that will govern the ongoing relationships between Pennzoil-Quaker State Company and Pennzoil and provide for an orderly transition after the Restructuring and Merger. Certain of these agreements are summarized below.

TAX SEPARATION AGREEMENT

     Prior to the Spin-off, Pennzoil and PPC will enter into the Tax Separation Agreement (which will become an agreement between Pennzoil and Pennzoil-Quaker State Company after the Merger), which will provide, among other things, that
(i) Pennzoil-Quaker State Company will be responsible for and indemnify Pennzoil against all taxes that are attributable to certain inventory adjustments with respect to PPC and its subsidiaries and all taxes on any gain recognized by Pennzoil under section 355(e) of the Code as a result of an Ownership Change of PPC following the Spin-off unless the Ownership Change results from any act of Pennzoil or a subsidiary or affiliate (see "Risk Factors -- Tax Risks"), (ii) Pennzoil will be responsible for and indemnify Pennzoil-Quaker State Company and its subsidiaries against any other consolidated federal income tax liability for periods ending on or before the date of the Spin-off and any other consolidated, combined or unitary state, local or foreign income tax reportable on a return that includes both Pennzoil (or any post-Spin-off direct or indirect subsidiary of Pennzoil) and PPC (or any post-Spin-off direct or indirect subsidiary of
PPC), (iii) any other taxes will be borne by the party on whom imposed by law, and (iv) Pennzoil-Quaker State Company will make a payment to Pennzoil equal to the greater of (a) 38% of the aggregate net income for federal income tax purposes (with certain significant adjustments) and (b) 24% of the alternative minimum taxable income (with certain significant adjustments) of PPC and its subsidiaries for the taxable year beginning on January 1, 1998 and ending on the date of the Spin-off. The Tax Separation Agreement will also establish, as between Pennzoil and Pennzoil-Quaker State Company, procedures for the conduct and settlement of certain tax audits and related proceedings and the determination of the amount of the tax sharing payment described in clause (iv) above. The Tax Separation Agreement will not be binding on the IRS or any other taxing authority and will not affect the several liability of Pennzoil and PPC and their respective subsidiaries to the IRS for U.S. federal and certain state, local, or foreign income taxes of the Pennzoil consolidated group relating to periods beginning prior to the date of the Spin-off (including any tax liability under section 355(e) of the Code).

EMPLOYEE BENEFITS AGREEMENT

     In connection with the Reorganization, Pennzoil and PPC will enter into an employee benefits agreement (the "Employee Benefits Agreement") (which will become an agreement between Pennzoil and Pennzoil-Quaker State Company after the Merger) that will allocate the assets and liabilities under Pennzoil's employee benefit plans and other employment-related liabilities between Pennzoil and PPC. As a general matter, PPC and Pennzoil will each (i) continue to employ their respective employees and (ii) assume the liabilities existing at the time of the Spin-off for their respective employees and former employees. The Employee Benefits Agreement also will provide for the treatment of certain retirement plans, investment and savings programs, medical and life insurance benefits, retiree medical and life insurance benefits and stock awards.

     Pennzoil-Quaker State Company will, effective as of the date of the Spin-off, establish pension plans, health and welfare plans, a savings (401(k)) plan, and executive compensation plans to mirror the plans that Pennzoil currently sponsors for its employees. Pennzoil will transfer the amount necessary to fund the projected benefit obligations under the Pennzoil pension plans of PPC's current and former employees, determined in accordance with the actuarial assumptions used by the applicable Pennzoil pension plan with respect to its last completed actuarial report, and also will transfer the allocated share of any surplus assets under the Pennzoil pension plans. If a Pennzoil pension plan has insufficient assets to fund all liabilities on a "plan termination basis," Pennzoil will transfer the minimum amount required to be transferred under the applicable Code provision. Similar principles will apply with respect to any employee benefit plan maintained outside of the United States.

     Pennzoil-Quaker State Company will establish the Pennzoil-Quaker State Company Incentive Plan pursuant to which stock options, stock appreciation rights, and other equity-related incentive awards, as well as cash performance awards, may be granted. Outstanding Pennzoil equity-related awards held by current or former employees of Pennzoil will be converted into similar awards with respect to Pennzoil-Quaker State Company stock and Pennzoil stock, based on formulas that preserve the inherent value of such awards at the time of the Spin-off. Replacement awards generally will have the same other terms and conditions as the original awards.

     The Employee Benefits Agreement provides that for two years following the Spin-off, Pennzoil and Pennzoil-Quaker State Company will not solicit each other's employees for employment.

CRUDE OIL SUPPLY AGREEMENT

     Pennzoil and PPC will enter into a Crude Oil Supply Agreement immediately prior to the Spin-off (which will become an agreement between Pennzoil and Pennzoil-Quaker State Company after the Merger). Under the agreement, Pennzoil-Quaker State Company will have the preferential right (but not the obligation) to purchase on a month-to-month basis, at market prices, up to 100% of the crude oil produced and saved (the "Committed Crude") attributable to Pennzoil's interests in Pennzoil's current oil and gas properties in Michigan, New York, Ohio, Pennsylvania and West Virginia (the "Eastern Properties") and Pennzoil's current oil and gas properties in the Bluebell-Altamont Field, Utah (the "Western Properties"). This preferential right to purchase will extend until October 1, 2017 in the case of the Eastern Properties, and until March 1, 2010 in the case of the Western Properties. Throughout the term of the preferential right to purchase, Pennzoil will have the right to solicit and/or entertain written offers from purchasers other than Pennzoil-Quaker State Company for the purchase of all or any portion of the Committed Crude. If Pennzoil receives a third-party offer to purchase or exchange Committed Crude that it wishes to accept, it will be required to notify Pennzoil-Quaker State Company in writing of such offer at least 15 working days prior to the beginning of the calendar month in which such third-party purchase is to commence. If Pennzoil-Quaker State Company elects to match all substantive terms and conditions of the third-party offer, Pennzoil-Quaker State Company must advise Pennzoil within five working days of its receipt of such notification. If Pennzoil-Quaker State Company does not elect to match all substantive terms and conditions of the third-party offer, Pennzoil may accept the third-party offer for the full term contemplated and the crude subject to the third-party offer will no longer be considered Committed Crude.

     Throughout the term of the preferential right to purchase, in the event Pennzoil elects to sell, exchange or otherwise assign to a third party all or any portion of Pennzoil's interest in any of the wells producing Committed Crude, Pennzoil will be required to, within 10 working days after reaching agreement with the third-party purchaser on the terms of such sale, exchange or assignment, notify Pennzoil-Quaker State Company in writing of such election, with full information concerning the proposed sale, exchange or assignment. Pennzoil-Quaker State Company will have the option, within 20 working days of Pennzoil-Quaker State Company's receipt of such notification, to elect to match all substantive terms and conditions of such sale, exchange or assignment. If Pennzoil-Quaker State Company does not elect to match all substantive terms and conditions of such sale, exchange or assignment, Pennzoil may accept such sale, exchange or assignment, and such sale, exchange or assignment will be free and clear of any pre-existing contractual commitments between Pennzoil-Quaker State Company and Pennzoil.

     Ninety days prior to the end of each calendar year, Pennzoil will provide Pennzoil-Quaker State Company with a development plan for the Eastern Properties and the Western Properties showing planned recompletions and well abandonments for the upcoming calendar year. For a period of 30 days following the receipt of the development plan, Pennzoil-Quaker State Company may elect to cause Pennzoil to refrain from implementing any or all of the planned recompletions and well abandonments identified in the development plan. If Pennzoil-Quaker State Company so elects, then Pennzoil will have the right (a) to continue to operate any such well at Pennzoil-Quaker State Company's expense, (b) to assign any such well to Pennzoil-

Quaker State Company for operation by Pennzoil-Quaker State Company or by a third party on Pennzoil-Quaker State Company's behalf or (c) withdraw its proposal to abandon or recomplete. If Pennzoil elects to operate the well at Pennzoil-Quaker State Company's expense, Pennzoil-Quaker State Company will, beginning on the first day of the calendar year covered by the development plan, reimburse Pennzoil for (i) the direct expense of operating the well, and (ii) fixed overhead charges. Pennzoil-Quaker State Company will be entitled to all revenues attributable to wells for which Pennzoil-Quaker State Company has assumed such cost responsibility.

     Pennzoil-Quaker State Company may elect to cause Pennzoil to drill additional wells for the production of Committed Crude by agreeing to fund all development costs associated with such wells. On or before January 1 of each calendar year, Pennzoil-Quaker State Company will notify Pennzoil of its desire to fund the drilling of any new wells (including associated pipelines, processing and support facilities) for the production of Committed Crude. Within 60 days following the receipt of such an election, Pennzoil will furnish Pennzoil-Quaker State Company with a recommended drilling plan consisting of a list of recommended drilling locations, relevant technical information supporting such recommendations and estimates for the proposed work. Within 30 days of its receipt of the recommended drilling plan, Pennzoil-Quaker State Company will make a final selection of the wells it desires to have drilled during the remainder of the calendar year. Pennzoil may elect to drill any of the proposed wells for its own account. Pennzoil-Quaker State Company will fund all capital expenditures on the proposed wells (including associated pipelines, processing and support activities) which Pennzoil elects not to drill for its own account (the "Joint Wells") and will receive 100% of all revenues attributable to each of the Joint Wells until "payout," which will occur when Pennzoil-Quaker State Company has recovered all of its capital expenditures attributable to such well plus a return on its investment calculated at the six-month LIBOR rate plus one percent. Until payout, Pennzoil-Quaker State Company will bear all of the direct operating expenses attributable to the Joint Wells plus monthly fixed overhead charges. Pennzoil-Quaker State Company also will bear all costs incurred prior to payout for the plugging and abandonment of any wells drilled pursuant to this paragraph. Pennzoil-Quaker State Company's obligation to bear costs and expenses hereunder will apply to all costs and expenses incurred, notwithstanding the fact that such costs and expenses may exceed the estimates provided.

     At any time after the second anniversary of the Spin-off, and until October 1, 2017 in the case of the Eastern Properties, and until March 1, 2010 in the case of the Western Properties, Pennzoil-Quaker State Company shall have the right to purchase the entirety of Pennzoil's interest in either the Eastern Properties or the Western Properties, or in both the Eastern and Western Properties, including: (a) oil, gas and mineral fee and leasehold interests (including royalty and overriding royalty interests); (b) related or adjoining surface fee, leasehold and associated surface interests; (c) related personal property and fixtures thereon or associated therewith; and (d) all rights and obligations under all contracts associated therewith. Within five working days of the giving of notice to make such a purchase by Pennzoil-Quaker State Company, the parties shall each name a qualified independent appraiser, and such two named appraisers shall choose a third independent appraiser, who shall each submit an appraisal of the fair market value of the properties to be purchased. After receiving such appraisals, in the event Pennzoil-Quaker State Company wishes to proceed with such purchase, Pennzoil-Quaker State Company shall pay to Pennzoil the higher of (i) the average of the three independent appraisals of the properties, or (ii) the net book value (book value adjusted for depreciation, depletion and amortization plus capital and other investments) of the properties at the purchase date, plus the amount of any book value write-down required by generally accepted accounting principles taken subsequent to the date of the Crude Oil Supply Agreement and prior to the receipt by Pennzoil of Pennzoil-Quaker State Company's notice to make such purchase.

OTHER AGREEMENTS

     Other Agreements between PPC and Pennzoil. Before the Merger occurs, PPC, Pennzoil and their subsidiaries will enter into other agreements in connection with the Restructuring and Merger (the "Other Agreements"). The Other Agreements will include (i) the Transition Services Agreement (as defined below); (ii) the Trademark License Agreement (as defined below) and (iii) other agreements regarding other matters as may be advisable. The Other Agreements must be on terms acceptable to Pennzoil, PPC and

Quaker State. Each of these agreements will become an agreement between Pennzoil and Pennzoil-Quaker State Company after the Merger.

     Transition Services Agreement. Pennzoil and PPC have agreed that Richland Services Company ("Richland"), an indirect, wholly owned subsidiary of Pennzoil, will provide certain services to Pennzoil-Quaker State Company for a period of up to one year after the date of the Spin-off. Certain officers of Pennzoil-Quaker State Company will serve as officers of Richland during the term of the Transition Services Agreement. Pennzoil-Quaker State Company may, without cause, discontinue any or all of the services being provided to it by giving Richland at least 30 days' prior written notice of the discontinuation thereof. No discontinuation shall be effective prior to 90 days after the date of the Transition Services Agreement. The services to be provided by Richland to Pennzoil-Quaker State Company include:

     - Legal
     - Environmental, safety and health
     - Human resources
     - Finance/treasury (including cash management, risk management, corporate credit, corporate finance, facilities management, real estate management and services and planning and financial review)
     - Accounting (including corporate accounting, income tax, payroll, credit union and internal audit)
     - Information technology
     - Corporate communications (including public relations, investor relations, media relations and community relations)
     - Corporate secretary (including shareowner services, mail services, contributions, records management, travel services, forms management and print services)
     - Executive and general (including executive services, security and aviation)
     - Government relations

     Subject to certain exceptions, all parties have agreed to keep confidential any information received from any other party.

     Trademark License Agreement. Prior to the Effective Time, Pennzoil and PPC will enter into an agreement (which will become an agreement between Pennzoil and Pennzoil-Quaker State Company after the Merger) whereby Pennzoil-Quaker State Company will license the trademarks PENNZOIL (words only), PENNZOIL (bell design without the oval), PENNZOIL (bell and oval design) and PENNZENERGY (words only) (the "Trademark") to Pennzoil. Pennzoil-Quaker State Company will grant to Pennzoil and its affiliates an exclusive, worldwide, paid up, royalty free license to use the Trademark in connection with activities related to oil and gas exploration, production, exploitation, development and energy related transportation, other than those included in the operations of Pennzoil Products Group. All ownership of the Trademark will at all times belong to Pennzoil-Quaker State Company. Pennzoil may not sublicense the Trademark without Pennzoil-Quaker State Company's consent. If Pennzoil learns that the Trademark is being infringed, it shall promptly notify Pennzoil-Quaker State Company of such infringement. Pennzoil has agreed not to take any action with respect to any infringement unless instructed in writing to do so by Pennzoil-Quaker State Company. The parties have agreed that nothing in the Trademark License Agreement is to be construed as an agreement to defend Pennzoil against actions or suits brought by any third parties regarding the Trademark, or as a warranty or representation: (i) as to the validity or scope of the Trademark or (ii) that any good or service using the Trademark will not infringe any trademark of any third party.

     The Trademark License Agreement will remain in force for three years unless earlier terminated in accordance with certain provisions of the Trademark License Agreement. The Trademark License Agreement will terminate upon a change of control of Pennzoil.

                            NEW CREDIT ARRANGEMENTS

     It is expected that, prior to the Spin-off, PPC will enter into a credit facility ("Credit Facility") with The Chase Manhattan Bank, as administrative agent, and Chase Securities Inc., as book manager and lead arranger, and a group of banks to provide for up to $1.0 billion of unsecured borrowings. Pennzoil Products Group expects that borrowings under the Credit Facility will be used to repay existing intercompany indebtedness of Pennzoil Products Group to Pennzoil (approximately $386 million), repay indebtedness under the existing revolving credit facility of Quaker State (approximately $382 million), fund certain Merger-related expenses (approximately $73 million) and fund future working capital requirements, if required.

     Pennzoil Products Group expects that the Credit Facility will be an unsecured 364-day revolving credit facility, with an option to convert the facility into a one-year term loan. The Credit Facility would provide for LIBOR loans, base rate loans and bid rate loans. The Credit Facility is expected to provide for optional reduction of commitments and mandatory reduction of commitments from proceeds of sales of public debt, up to an agreed maximum reduction amount. The Credit Facility is expected to contain customary representations and warranties and affirmative covenants. Negative covenants would be customary and are expected to include, without limitation, provisions concerning sale, lease or disposition of assets, liens and encumbrances and merger or consolidation. Events of default are expected to be customary and include customary cure periods.

     The terms of the Pennzoil-Quaker State Company third-party financing arrangements must be reasonably acceptable to Pennzoil and Quaker State. For information relating to the pro forma debt to be outstanding at Pennzoil-Quaker State Company, see "Notes to Pennzoil-Quaker State Company Unaudited Pro Forma Condensed Combined Financial Statements."

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

                  MANAGEMENT OF PENNZOIL-QUAKER STATE COMPANY

DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors of Pennzoil-Quaker State Company following the Merger will initially be composed of 12 directors, seven of whom are to be designated by Pennzoil and five of whom are to be designated by Quaker State. The 13th director will be the President and Chief Operating Officer of Pennzoil-Quaker State Company, who will be selected by a committee of the Board of Directors of Pennzoil-Quaker State Company composed of two directors selected by Quaker State and two directors selected by PPC, acting by the affirmative vote of a majority of the members of such committee.

     The following table sets forth the names, ages (as of July 1, 1998) and titles of the directors and executive officers of Pennzoil-Quaker State Company following the Merger:

                 NAME                   AGE                 POSITION
                 ----                   ---                 --------
James L. Pate(1)......................  62   Chairman of the Board, Chief Executive
                                               Officer and Director
Herbert M. Baum(2)....................  61   Vice Chairman and Director
David P. Alderson II..................  48   Group Vice President and Chief
                                             Financial Officer
Clyde W. Beahm........................  60   Executive Vice President
Linda F. Condit.......................  51   Vice President and Corporate Secretary
William M. Robb.......................  53   Group Vice President -- Products
                                               Manufacturing
James W. Shaddix......................  52   General Counsel
James M. Wheat........................  43   Group Vice President -- Fast Lube
                                               Operations
Howard H. Baker, Jr.(1)...............  72   Director
W.L. Lyons Brown, Jr.(1)..............  61   Director
Ernest H. Cockrell(1).................  52   Director
Alfonso Fanjul(1).....................  61   Director
C. Frederick Fetterolf(2).............  69   Director
Forrest R. Haselton(2)................  59   Director
Berdon Lawrence(1)....................  55   Director
L. David Myatt(2).....................  52   Director
Gerald B. Smith(1)....................  47   Director
Lorne R. Waxlax(2)....................  64   Director

---------------

(1) Pennzoil designee.

(2) Quaker State designee.

     JAMES L. PATE will become the Chairman of the Board, Chief Executive Officer and director of Pennzoil-Quaker State Company following the Merger and will resign as Chief Executive Officer of Pennzoil. Mr. Pate was named Chairman of the Board of Pennzoil in 1994 and Chief Executive Officer in 1990. He served as President of Pennzoil from 1990 until December 1997. Mr. Pate has served as a director of Pennzoil since 1989. Mr. Pate is also a director of Bowater Incorporated. Mr. Pate's term as a director of Pennzoil-Quaker State Company will expire in 2000.

     HERBERT M. BAUM will become the Vice Chairman of the Board and director of Pennzoil-Quaker State Company following the Merger. Since 1993, Mr. Baum has been Chairman and Chief Executive Officer of Quaker State. Prior to joining Quaker State, he was Executive Vice President of Campbell Soup Company and President, Campbell North/South America. Mr. Baum has served as a director of Quaker State since 1993. Mr. Baum is also a director of Dial Corporation, Fleming Companies, Inc., Meredith Corporation, Midas, Inc. and Whitman Corporation. Mr. Baum's term as a director of Pennzoil-Quaker State Company will expire in 2000.

     DAVID P. ALDERSON II will become the Group Vice President and Chief Financial Officer of Pennzoil-Quaker State Company following the Merger and will resign as Group Vice President -- Finance and Accounting of Pennzoil, a position he has held since December 1995. From August 1989 to June 1996, he was Treasurer of Pennzoil, and from February 1992 to December 1995, he was Group Vice President -- Finance of Pennzoil.

     CLYDE W. BEAHM will become the Executive Vice President of Pennzoil-Quaker State Company following the Merger and will resign as Group Vice
President -- Products Marketing of Pennzoil, a position he has held since January 1996. From July 1992 to January 1996, he was Group Vice
President -- Franchise Operations of Pennzoil. Prior thereto, he was Executive Vice President -- Franchise Operations of Pennzoil.

     LINDA F. CONDIT will become the Vice President and Corporate Secretary of Pennzoil-Quaker State Company following the Merger and will resign as Vice President and Corporate Secretary of Pennzoil. Ms. Condit has been Vice President of Pennzoil since December 1995 and Corporate Secretary of Pennzoil since March 1990.

     WILLIAM M. ROBB will become the Group Vice President -- Products Manufacturing of Pennzoil-Quaker State Company following the Merger and will resign as Group Vice President -- Products Manufacturing of Pennzoil, a position he has held since October 1992.

     JAMES W. SHADDIX will become the General Counsel of Pennzoil-Quaker State Company following the Merger and will resign as the General Counsel of Pennzoil, a position he has held since March 1990.

     JAMES M. WHEAT will become the Group Vice President -- Fast Lube Operations of Pennzoil-Quaker State Company following the Merger and will resign as Group Vice President -- Franchise Operations of Pennzoil, a position he has held since July 1996. From June 1995 to July 1996, he was Executive Vice President of Jiffy Lube. From July 1992 to June 1995, he was Senior Vice President -- Marketing and Field Operations of Jiffy Lube. Prior thereto, he was Vice
President -- Marketing and Field Operations of Jiffy Lube.

     HOWARD H. BAKER, JR. has been a partner with the law firm of Baker, Donelson, Bearman & Caldwell since 1988. From 1987 to 1988, he was Chief of Staff to the President of the United States. Mr. Baker also served three terms as a member of the United States Senate and was Senate Majority Leader from 1981 to 1985 and Minority Leader from 1977 to 1981. He has served as a director of Pennzoil since 1991. Mr. Baker is a regent of the Smithsonian Institution. Mr. Baker's term as a director of Pennzoil-Quaker State Company will expire in 2000.

     W. L. LYONS BROWN, JR. served as Chairman of the Board of Brown-Forman Corporation, a major diversified producer and marketer of fine quality consumer products, until his retirement in 1995. He was also Chief Executive Officer of Brown-Forman Corporation from 1975 until 1993. He has served as a director of Pennzoil since 1991. Mr. Brown is also a director of Essex International Inc. and Westvaco Corporation and an advisory director of Bessemer Holdings, L.P. Mr. Brown's term as director of Pennzoil-Quaker State Company will expire in 2001.

     ERNEST H. COCKRELL has been engaged for more than the past five years in oil and gas exploration and production. He has served as a director of Pennzoil since 1978. Mr. Cockrell is also a director of Denali Incorporated, Southwest Bancorporation of Texas, Inc. and Southwest Bank of Texas. Mr. Cockrell's term as director of Pennzoil-Quaker State Company will expire in 2001.

     ALFONSO FANJUL has been Chairman of the Board and Chief Executive Officer of Florida Crystals Corporation (sugar) for more than the past five years. He is also Chairman of the Board, President and Chief Executive Officer of Central Romana Corporation, Ltd. (sugar, cattle, real estate and resorts). Mr. Fanjul has served as a director of Pennzoil since 1984. Mr. Fanjul's term as director of Pennzoil-Quaker State Company will expire in 1999.

     C. FREDERICK FETTEROLF retired in 1991 as President and Chief Operating Officer of Aluminum Company of America. He is a director of Allegheny Teledyne Inc., Commonwealth Industries, Inc., Dentsply

International, Mellon Bank Corporation, Praxair, Inc. and Union Carbide Corporation. Mr. Fetterolf's term as director of Pennzoil-Quaker State Company will expire in 1999.

     FORREST R. HASELTON retired in 1993 as President -- Retail of the Sears Merchandise Group, a division of Sears Roebuck and Company. Mr. Haselton's term as director of Pennzoil-Quaker State Company will expire in 1999.

     BERDON LAWRENCE has been President of Hollywood Marine, Inc., a Gulf Coast operator of tank barges and tow boats handling petrochemical and petroleum products, for more than the past five years. Mr. Lawrence has served as a director of Pennzoil since 1990. Mr. Lawrence's term as director of Pennzoil-Quaker State Company will expire in 1999.

     L. DAVID MYATT is the Managing Member of LDM Investments, L.L.C., an investment management company that he formed in 1995. He was Vice Chairman of Quaker State from 1994 to 1997 and has been employed by Quaker State since 1994. From 1994 to 1995, he was Chief Executive Officer of Quaker State's Motor Oil Division. Prior to joining Quaker State in 1994, Mr. Myatt was President of two lubricant companies, Specialty Oil Company and Westland Oil Company, since 1977. These companies were acquired by Quaker State in 1994. Mr. Myatt's term as director of Pennzoil-Quaker State Company will expire in 2001.

     GERALD B. SMITH has been Chairman and Chief Executive Officer of Smith, Graham & Co. Asset Managers L.P., a fixed income investment management firm, for more than the past five years. He is a member of the management board of Rorento N.V., a director of Sisters of Charity of the Incarnate Word Healthcare System and a member of the audit committee of Northern Borders Partners, L.P. Mr. Smith's term as a director of Pennzoil-Quaker State Company will expire in 2000.

     LORNE R. WAXLAX retired in 1993 as Executive Vice President of the Gillette Company. Mr. Waxlax is a director of BJ's Wholesale Club, Inc., Clean Harbors, Inc., HomeBase, Inc., Hon Industries, Inc. and The Iams Company. Mr. Waxlax's term as director of Pennzoil-Quaker State Company will expire in 2000.

     The Board of Directors of Pennzoil-Quaker State Company will be divided into three classes. The term of the Class I directors, who will be Messrs. Fanjul, Fetterolf, Haselton and Lawrence, expires at the annual stockholders' meeting for election of directors in 1999. The term of the Class II directors, who will be Messrs. Baker, Baum, Pate, Smith and Waxlax, expires at the annual stockholders' meeting for election of directors in 2000. The term of the Class III directors, who will be Messrs. Brown, Cockrell and Myatt and the new President and Chief Operating Officer, expires at the annual stockholders' meeting for the election of directors in 2001. After 1999 for the Class I directors, after 2000 for the Class II directors and after 2001 for the Class III directors, each class will hold office until the third annual stockholders' meeting for election of directors following the most recent election of such class. Pennzoil-Quaker State Company's classified Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of Pennzoil-Quaker State Company's Board of Directors. Executive officers serve at the discretion of the Board of Directors.

     There will be three committees of Pennzoil-Quaker State Company's Board of
Directors: the Executive Committee, the Compensation Committee and the Audit Committee. The members of the Executive Committee will be Messrs. Pate (Chairman), Baker, Baum, Fetterolf, Lawrence, Myatt, Smith and the new President and Chief Operating Officer. The members of the Compensation Committee will be Messrs. Cockrell (Chairman), Fanjul and Haselton. The members of the Audit Committee will be Messrs. Brown, Cockrell and Waxlax (Chairman).

COMPENSATION OF DIRECTORS

     Directors who are officers of Pennzoil-Quaker State Company will receive no additional compensation for serving on the Board. Pennzoil-Quaker State Company has adopted a compensation package for its outside directors that includes a director's fee of $30,000 per annum for service on the Board of Directors and a committee fee of $2,000 per committee per annum for service on the Audit, Executive and Compensation Committees. Each such director also receives an additional fee of $1,000 for each Board, Executive

Committee or other committee meeting attended. All directors will be reimbursed for their travel and other expenses involved in attendance at Board and committee meetings.

OFFICER AND DIRECTOR INDEMNIFICATION

     Pennzoil-Quaker State Company's Bylaws will provide for the indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by applicable law. The Bylaws will include related provisions meant to facilitate the indemnitee's receipt of such benefits. These provisions will cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination; (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken and
(iii) the establishment of certain presumptions in favor of an indemnitee. The benefits of certain of these provisions will be available to an indemnitee only if there has been a change in control (as defined in the Bylaws). Pennzoil-Quaker State Company expects to enter into indemnification agreements with its directors and officers that provide for similar protections. In addition, Pennzoil-Quaker State Company will obtain insurance coverage for directors' and officers' liability prior to the consummation of the Merger.

EXECUTIVE COMPENSATION

     Set forth below is information regarding the compensation during 1997 of the person who will serve as Chief Executive Officer of Pennzoil-Quaker State Company and the other four most highly compensated persons who will serve as executive officers of Pennzoil-Quaker State Company (collectively, the "named officers"). All compensation was paid by Pennzoil.

     Summary Compensation Table. The summary compensation table set forth below contains information regarding the compensation of each of the named officers for services rendered to Pennzoil in all capacities during 1997.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM COMPENSATION
                                                              -----------------------------------
                                  ANNUAL COMPENSATION                 AWARDS             PAYOUTS
                             ------------------------------   -----------------------   ---------
                                                                           SECURITIES
                                                    OTHER                  UNDERLYING                 ALL
                                                    ANNUAL    RESTRICTED    OPTIONS/    LONG-TERM    OTHER
                                                   COMPEN-      STOCK         SARS      INCENTIVE   COMPEN-
                                                    SATION      AWARDS      (SHARES)      PLAN      SATION
           NAME               SALARY     BONUS       (1)         (2)          (3)        PAYOUTS      (4)
           ----              --------   --------   --------   ----------   ----------   ---------   -------
James L. Pate..............  $761,200   $757,300   $183,000    $358,800      30,000     $368,100    $98,900
David P. Alderson II.......   284,600    315,600     61,200      62,200       5,200       78,000     31,000
Clyde W. Beahm.............   263,800    172,900     61,200      56,500       4,300       72,900     24,600
William M. Robb............   273,500    159,500     62,600      56,500       4,000       74,600     25,000
James W. Shaddix...........   284,600    315,600     61,200      62,200       5,200       78,000     31,100

---------------

(1) Amounts shown include aircraft usage costs of $98,900 for Mr. Pate; a perquisite allowance of $59,400 for Mr. Pate and $42,400 for Messrs. Alderson, Beahm, Robb and Shaddix; and excess medical coverage of $18,800 for Messrs. Pate, Alderson, Beahm and Shaddix and $20,100 for Mr. Robb.

(2) Amounts shown under Restricted Stock Awards are the aggregate market value on January 1, 1997 of shares of Pennzoil common stock underlying common stock units awarded on such date under Pennzoil's Conditional Stock Award Programs. Each common stock unit awarded is to be distributed in the form of a share of Pennzoil common stock at the end of a five-year period, provided certain conditions as to continued employment are met. In the interim, participants receive dividend equivalents on their common stock units as though they were shares of Pennzoil common stock. The aggregate common stock units held at the end of 1997 and their values were 24,350 units, $1,626,900 for Mr. Pate; 5,210 units, $348,100 for Mr. Alderson; 4,550 units, $304,000 for Mr. Beahm; 5,030 units, $336,100 for Mr. Robb;

    and 5,230 units, $349,400 for Mr. Shaddix. Such values are calculated by multiplying the closing market price of Pennzoil common stock on December 31, 1997 ($66.8125) by the number of common stock units held at such date.

(3) All options were granted in tandem with stock appreciation rights, but there is currently in effect a moratorium on the exercise of any such stock appreciation rights.

(4) Amounts shown under All Other Compensation include (i) amounts contributed or accrued for 1997 under Pennzoil's Savings and Investment Plan and related supplemental agreements ($95,300 for Mr. Pate, $29,400 for Mr. Alderson, $23,100 for Mr. Beahm, $23,500 for Mr. Robb and $29,500 for Mr. Shaddix) and
    (ii) amounts paid by Pennzoil in 1997 for certain premiums on term life insurance ($3,600 for Mr. Pate, $1,600 for Messrs. Alderson, Robb and Shaddix and $1,500 for Mr. Beahm).

     Option/SAR Grants. Shown below is further information on grants of stock options by Pennzoil during 1997 to the named officers reflected in the Summary Compensation Table.

                           OPTION/SAR GRANTS IN 1997

                                                       INDIVIDUAL GRANTS
                                    -------------------------------------------------------
                                       NUMBER OF       PERCENT OF
                                      SECURITIES         TOTAL
                                      UNDERLYING      OPTIONS/SARS   EXERCISE
                                     OPTIONS/SARS      GRANTED TO      PRICE
                                    GRANTED IN 1997   EMPLOYEES IN     (PER      EXPIRATION   GRANT DATE
                                      (SHARES)(1)         1997       SHARE)(2)      DATE       VALUE(3)
                                    ---------------   ------------   ---------   ----------   ----------
James L. Pate.....................      30,000            3.6%        $51.25     3/24/2007     $581,200
David P. Alderson II..............       5,200            0.6%         51.25     3/24/2007      100,700
Clyde W. Beahm....................       4,300            0.5%         51.25     3/24/2007       83,300
William M. Robb...................       4,000            0.5%         51.25     3/24/2007       77,500
James W. Shaddix..................       5,200            0.6%         51.25     3/24/2007      100,700

---------------

(1) All the above options were granted on March 24, 1997 and become exercisable the day before the Distribution Date. Such options were granted in tandem with stock appreciation rights, but there is currently in effect a moratorium on the exercise of any such stock appreciation rights. All the above options were granted pursuant to Pennzoil's 1997 Incentive Plan.

(2) The option exercise price is 100% of the average of the high and low trading prices of Pennzoil common stock on the New York Stock Exchange on the date of grant (March 24, 1997) and may be paid in cash or previously owned shares of Pennzoil common stock.

(3) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, that may be realized will depend on the excess of the underlying stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The estimated values under the model are based on the following assumptions: expected volatility based on a three-year historical volatility of month-end Pennzoil common stock prices (20.5%), a risk-free rate of return based on a 10-year zero-coupon U.S. Treasury rate at the time of grant (6.6%), the current dividend rate on Pennzoil common stock ($1 per year), an option exercise period of 10 years (with the exercise occurring at the end of such period) and no adjustment for the risk of forfeiture over the vesting period.

     Option Exercises and 1997 Year-End Option/SAR Holdings. Shown below is information with respect to unexercised options to purchase Pennzoil common stock granted in 1997 and prior years to the named officers and held by them at December 31, 1997. None of the named officers exercised options or tandem stock appreciation rights in 1997.

                       YEAR-END 1997 OPTION/SAR HOLDINGS

                                            NUMBER OF SECURITIES
                                           UNDERLYING UNEXERCISED              VALUE OF UNEXERCISED
                                               OPTIONS HELD AT                IN-THE-MONEY OPTIONS AT
                                              DECEMBER 31, 1997                DECEMBER 31, 1997(1)
                                       -------------------------------    -------------------------------
                                       EXERCISABLE    UNEXERCISABLE(2)    EXERCISABLE    UNEXERCISABLE(2)
                                       -----------    ----------------    -----------    ----------------
James L. Pate........................    238,199          125,001         $3,579,000        $2,879,700
David P. Alderson II.................     52,566           23,034            739,000           532,800
Clyde W. Beahm.......................     36,265           21,000            599,800           494,000
William M. Robb......................     47,720           20,000            710,500           461,300
James W. Shaddix.....................     53,989           23,201            759,200           536,300

---------------

(1) The excess, if any, of the market value of Pennzoil common stock at December 31, 1997 ($66.8125) over the option exercise price.

(2) All of these options become immediately exercisable the day before the Distribution Date.

     Long-Term Incentive Awards. Shown below is information with respect to awards earned in 1997 under Pennzoil long-term incentive arrangements.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                            PERFORMANCE OR        ESTIMATED FUTURE PAYOUTS UNDER
                                             OTHER PERIOD         NON-STOCK-PRICE-BASED PLANS(1)
                                           UNTIL MATURATION    ------------------------------------
                                              OR PAYOUT        THRESHOLD     TARGET       MAXIMUM
                                           ----------------    ---------    ---------    ----------
James L. Pate............................      3 years         $193,800     $ 635,500    $1,116,000
David P. Alderson II.....................      3 years           34,700       109,700       193,500
Clyde W. Beahm...........................      3 years           29,700        97,200       170,100
William M. Robb..........................      3 years           30,400        99,500       174,100
James W. Shaddix.........................      3 years           34,700       109,700       193,500

---------------

(1) Payout of the 1997 long-term incentive awards will be determined by comparing Pennzoil's total shareholder return ("TSR") to a selected group of peer companies, designated at the time of grant. At the end of the performance period, Pennzoil and the peer companies will be ranked based on their TSR. Maximum payout is achieved if Pennzoil is ranked fourth or higher. Target payout is achieved if Pennzoil is ranked eighth. Threshold payout occurs if Pennzoil is ranked thirteenth. The incentive awards are targeted at the market 55th percentile. Pennzoil's absolute TSR for a given performance cycle must be at least break-even to trigger any payout under the plan. Awards, calculated as a percentage of base salary, are paid (if earned) after the completion of the three-year performance cycle.

     Retirement Plan and Supplemental Agreements. Pennzoil has a tax-qualified retirement plan applicable to salaried employees generally. The retirement plan generally provides for annual retirement benefits approximating between 1.1% and 1.6% of a calculated career average compensation multiplied by the number of years of service. For purposes of the retirement plan, career average compensation approximates the lesser of an employee's final five-year average compensation and his 1997 annual compensation. The annual benefits under the retirement plan are net of certain offsets based on social security benefits and reflect limitations mandated by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), on the maximum amounts payable. Pennzoil has agreements with Messrs. Pate, Alderson, Beahm, Robb and Shaddix to supplement their benefits under the tax-qualified retirement plan in the event and to the extent the aforesaid limitations on annual benefits mandated by ERISA reduce the retirement benefits that otherwise would be payable under such plan. Pennzoil also has a deferred compensation agreement with Mr. Pate designed to bring his total annual retirement benefits from all sources (including social security and benefits from prior employers) to 57% of his annual salary rate at retirement. This percentage is comparable to the proportion that retirement benefits provided by Pennzoil's regular retirement plan (and social security) for the majority of Pennzoil's employees bear to remuneration at the time of retirement. In addition, the deferred compensation agreement provides for continuation of medical expense reimbursement plan coverage for the participant, his spouse and dependents. Benefits under Mr. Pate's deferred compensation agreement will commence upon termination of employment for any reason. Based on salaries as of December 31, 1997, estimated annual benefits upon retirement at normal retirement age (65) from all sources would be $441,800 for Mr. Pate, $162,700 for Mr. Alderson, $64,800 for Mr. Beahm, $107,900 for Mr. Robb and $152,900 for Mr. Shaddix. Messrs. Pate, Alderson, Beahm, Robb and Shaddix will enter into similar arrangements with Pennzoil-Quaker State Company.

     Termination of Employment and Change-in-Control Arrangements and Other Agreements. Pennzoil maintains an Executive Severance Plan for selected employees providing for severance benefits upon a termination of employment for reasons other than cause within two years after a change in control of Pennzoil. Benefits are payable only in the event there occurs each of (a) a change in control of Pennzoil, (b) a designation by the Board of Directors and the Compensation Committee of Pennzoil that the employee is likely to be adversely affected by the change in control and (c) a subsequent termination of employment within two years for reasons other than cause. Benefits are prorated if the employee is within three years of normal retirement age (65) at termination of employment. Participants in the plan include Messrs. Pate, Alderson, Beahm, Robb and Shaddix. Such severance benefits generally include a payment of up to three times a participant's annual salary and incentive bonus and continuation of life insurance and medical coverage for one year following termination of employment. Messrs. Pate, Alderson, Beahm, Robb and Shaddix will participate in a similar plan with Pennzoil-Quaker State Company.

     Pennzoil also has agreements with Messrs. Pate, Alderson, Beahm, Robb and Shaddix that provide for the acceleration of benefits in the event of the occurrence, as determined by the Board of Directors, of a change in control of Pennzoil that has a reasonable likelihood of causing the forfeiture of benefits that such persons otherwise would have earned by depriving them of the opportunity to fulfill applicable service and age prerequisites. The agreements provide that the covered persons will receive, in the event of such a change in control but without regard to any termination of employment, cash payments equal to the appreciated value of all unvested, nonqualified stock options. The agreements also provide, in the event of termination of employment of a covered employee within six months following such a change in control, (a) for cash payments generally equal to the unvested amounts under Pennzoil's Savings and Investment Plan (as well as the agreements providing for reimbursement of benefits that would be payable under such Plan but for limitations imposed by ERISA) forfeitable on the date of termination of employment, (b) for continuation of life insurance and, in certain instances, medical expense coverage for one year, (c) for cash payments equal to the discounted value of benefits otherwise payable under the deferred compensation agreements referred to above under "-- Retirement Plan and Supplemental Agreements," based on an assumed continuation of employment until age 65 and actuarially determined life expectancies, (d) in certain instances, for cash payments in settlement of long-term medical benefits otherwise payable and (e) for cash payments equal to the discounted value of benefits otherwise payable under a supplemental disability plan and a salary continuation plan. Other agreements provide for certain executive officers that, upon any termination of employment (other than termination for cause or voluntary termination prior to a change in control), the executive officer will receive (i) in certain instances, continued executive medical coverage to age 55 without any increase in cost, and thereafter retiree medical coverage at no greater cost than currently applicable to retirees with more than 20 years of service and (ii) supplemental retirement benefits payable at age 55 equal to the benefit such executive officer would have earned had current cash compensation continued to age 55. Deferred compensation agreements and certain supplemental benefit agreements under which payments are currently being made have been supplemented by Pennzoil to provide, upon a change in control of Pennzoil, for the cash-out of retirement, spouse and medical benefits. In addition, Pennzoil's conditional stock award programs provide for acceleration of benefits upon a change in control. Furthermore, benefits under Pennzoil's

Long-Term Incentive Plans will be paid out immediately as if such plans had reached the end of their terms and the target goals had been achieved. The dollar amounts that would be payable under the agreements and plan described in this and the preceding paragraph and the other plans providing payments triggered by a change in control, exclusive of amounts attributable to benefits already vested, would be (as of December 31, 1997) $11,426,100 for Mr. Pate, $2,876,000 for Mr. Alderson, $2,283,300 for Mr. Beahm, $2,265,200 for Mr. Robb
and $2,880,800 for Mr. Shaddix. In addition, a change in control would result in the accelerated payment of benefits already earned and vested over a period of years in the amounts of $7,062,900 for Mr. Pate, $1,258,500 for Mr. Alderson, $864,000 for Mr. Beahm; $1,000,900 for Mr. Robb and $1,280,400 for Mr. Shaddix. Messrs. Pate, Alderson, Beahm, Robb and Shaddix will enter into similar agreements and participate in similar plans with Pennzoil-Quaker State Company.

     Pennzoil-Quaker State Company 1998 Incentive Plan. The Merger Agreement provides that, prior to the Merger, PPC and Pennzoil, as sole stockholder of PPC, shall have approved and adopted Pennzoil-Quaker State Company's 1998 Incentive Plan (the "Incentive Plan"). The objectives of the Incentive Plan are to attract and retain key employees, to encourage a sense of proprietorship and to stimulate the active interest of those persons in the development and financial success of Pennzoil-Quaker State Company by making awards ("Awards") designed to provide participants in the Incentive Plan with a proprietary interest in the growth and performance of Pennzoil-Quaker State Company. Persons eligible for Awards are directors and key employees holding positions of responsibility with Pennzoil-Quaker State Company or any of its subsidiaries and whose performance can have a significant effect on the success of Pennzoil-Quaker State Company, and individuals who are expected to become such key employees within six months of the date of an Award.

     The Compensation Committee of Pennzoil-Quaker State Company's Board of Directors (the "Committee") will administer the Incentive Plan. The Committee will have the exclusive power to administer the Incentive Plan, to take all actions specifically contemplated thereby or necessary or appropriate in connection with the administration thereof, to interpret the Incentive Plan, to adopt such rules, regulations and guidelines for carrying out the Incentive Plan as the Committee may deem necessary or proper in the best interests of Pennzoil-Quaker State Company and in keeping with the objectives of the Incentive Plan and to correct any defect or reconcile any inconsistency in the Incentive Plan. The Committee may, in its discretion, among other things, extend or accelerate the exercisability of an Award, accelerate the vesting of or eliminate or make less restrictive any restrictions contained in any Award, waive any restriction or other provision of the Incentive Plan or in any Award or otherwise amend or modify any Award in any manner that is either (i) not adverse to that participant holding the Award or (ii) consented to by that participant. The Committee also may make an Award to an individual who it expects to become an employee of Pennzoil-Quaker State Company or any of its subsidiaries within six months of the Award, subject to such individual's being so employed by Pennzoil-Quaker State Company or a subsidiary thereof within such period. The Committee may delegate to the chief executive officer and other senior officers of Pennzoil-Quaker State Company its duties under the Incentive Plan.

     The Board of Directors of Pennzoil-Quaker State Company may amend, modify, suspend or terminate the Incentive Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any participant under any Award previously granted to such participant shall be made without the consent of such participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of Pennzoil-Quaker State Company to the extent such approval is required by applicable legal requirements. The Board of Directors may make certain adjustments in the event of any subdivision, split or consolidation of outstanding shares of Pennzoil-Quaker State Company Common Stock, any declaration of a stock dividend payable in shares of Pennzoil-Quaker State Company Common Stock, any recapitalization or capital reorganization of Pennzoil-Quaker State Company, any consolidation or merger of Pennzoil-Quaker State Company with another corporation or entity, any adoption by Pennzoil-Quaker State Company of any plan of exchange affecting Pennzoil-Quaker State Company Common Stock or any distribution to holders of Pennzoil-Quaker State Company Common Stock of securities or property (other than normal cash dividends).

     Awards may be in the form of, among other things (i) rights to purchase a specified number of shares of Pennzoil-Quaker State Company Common Stock at a specified price ("Options"), (ii) rights to receive a payment, in cash or Pennzoil-Quaker State Company Common Stock, equal to the excess of the fair market value or other specified value of a number of shares of Pennzoil-Quaker State Company Common Stock on the rights exercise date over a specified strike price ("SARs"), (iii) grants of restricted or unrestricted shares of Pennzoil-Quaker State Company Common Stock or units denominated in shares of Pennzoil-Quaker State Company Common Stock, (iv) grants denominated in cash and
(v) grants denominated in cash, Pennzoil-Quaker State Company Common Stock, units denominated in Pennzoil-Quaker State Company Common Stock or any other property which are made subject to the attainment of one or more performance goals ("Performance Awards").

     After the Merger, the Committee will determine the directors and employees to receive Awards and the terms, conditions and limitations applicable to each such Award, which conditions may, but need not, include continuous service with Pennzoil-Quaker State Company, achievement of specific business objectives, attainment of specified growth rates, increases in specified indices, attainment of specified growth rates or other comparable measures of performance. Performance Awards may include more than one performance goal, and a performance goal may be based on one or more business criteria that apply to the individual, Pennzoil-Quaker State Company as a whole or one or more of Pennzoil-Quaker State Company's business units and may include, among other measures, any of the following: increased revenue; net income; earnings before interest, taxes, depreciation and amortization (EBITDA); other earnings measures; economic value added; cash flow measures; stock price; market share; return on equity or capital; return on revenue measures; costs; and safety and environmental performance measures.

INFORMATION REGARDING DIRECTORS AND OFFICERS OF QUAKER STATE

     Information regarding the directors and executive officers of Quaker State, including compensation paid to its executive officers, is set forth in portions of Quaker State's 1998 Proxy Statement and Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), which are listed as items 1 and 2 in "Where You Can Find More Information."

                          INTERESTS OF CERTAIN PERSONS

     Members of Quaker State's management and Board of Directors may be deemed to have interests in the Merger that are different from, or in addition to, the interests of Quaker State's stockholders generally. The Board of Directors of Quaker State was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. In addition, members of Pennzoil's management and Board of Directors may be deemed to have interests in the Restructuring, the Spin-off and the Merger that are different from, or in addition to, the interests of Pennzoil's stockholders generally. The Board of Directors of Pennzoil was aware of these interests and considered them, among other matters, in approving the Distribution Agreement, the Merger Agreement and the transactions contemplated thereby.

EXISTING OFFICERS AND DIRECTORS WHO WILL JOIN PENNZOIL-QUAKER STATE COMPANY AT THE EFFECTIVE TIME

     Following the Merger, seven current executive officers of Pennzoil will become executive officers of Pennzoil-Quaker State Company. Seven directors of Pennzoil and five directors of Quaker State will become directors of Pennzoil-Quaker State Company. See "Management of Pennzoil-Quaker State Company."

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Merger Agreement provides that, following the Effective Time, Pennzoil will indemnify, defend and hold harmless PPC, Quaker State and each controlling person of PPC or Quaker State (within the meaning of

Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against, and pay or reimburse each of the foregoing for, all losses arising out of or resulting from or in connection with:

     - any assets or liabilities of, or the operations of, Pennzoil or any of its subsidiaries (other than PPC and its subsidiaries).

     - any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into this Proxy Statement/Prospectus, the Registration Statement of which this Proxy Statement/Prospectus is part or the Registration Statement on Form 10 (or any amendment or supplement thereto) or any omission or alleged omission to state herein or therein a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading, other than information provided by Quaker State specifically for inclusion in, or incorporation by reference into, this Proxy Statement/Prospectus or any such Registration Statement.

     - financial advisory, broker's, finder's or similar fees or commissions, reimbursement of expenses or indemnification or contribution above $6 million payable in connection with the transactions contemplated by the Merger Agreement to any agent, broker, investment banker, financial advisor or other similar person by Pennzoil or by PPC.

     The Merger Agreement also provides that, following the Effective Time, PPC and Quaker State will jointly and severally indemnify, defend and hold harmless Pennzoil and each controlling person of Pennzoil from and against, and pay or reimburse each of the foregoing for, all losses arising out of or resulting from or in connection with:

     - any assets or liabilities of, or the operations of, PPC and Quaker State or any of their subsidiaries.

     - any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into this Proxy Statement/Prospectus, the Registration Statement of which this Proxy Statement/Prospectus is part or the Registration Statement on Form 10 (or any amendment or supplement thereto) or any omission or alleged omission to state herein or therein a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading, but only with respect to information provided by Quaker State specifically for inclusion in, or incorporation by reference into, this Proxy Statement/Prospectus or any such Registration Statement.

     In addition, the Merger Agreement provides that all rights of indemnification provided in the respective charters and bylaws of PPC and Quaker State will continue for a period of six years following the Effective Time. The Merger Agreement further requires PPC and Pennzoil to maintain for a period of six years following the Effective Time liability insurance for officers and directors of PPC with respect to claims arising out of facts or events occurring prior to or at the Effective Time.

QUAKER STATE OFFICERS' AND DIRECTORS' INTERESTS UNDER STOCK PLANS

     Certain members of Quaker State's management and Board own options to purchase Quaker State Stock or have restricted or performance shares under Quaker State's 1986 Stock Option Plan, 1994 Stock Incentive Plan or 1994 Non-Employee Directors Stock Option Plan or as part of a Non-Employee Director Restricted Stock Award (which was approved by Quaker State's stockholders at the 1998 annual meeting in lieu of pre-existing retirement benefits) or that were granted pursuant to agreements with such individuals. In accordance with the terms of these plans and other awards, all such options, restricted shares and performance shares will become fully vested immediately before the Merger. Under the terms of the Merger Agreement, at the time of the Merger, either Quaker State will repurchase and cancel each outstanding option or restricted or performance share for a cash payment equal to the average closing trading price of Quaker State Stock over the three business days immediately before the Merger or $23 per share (whichever is higher), less any option exercise price and applicable withholding taxes, or, if Quaker State and the holder of the award agree, he or she, instead of receiving this cash payment, will receive a similar substitute option or restricted or performance share award with respect to Pennzoil-Quaker State Company stock. The number of shares of Pennzoil-Quaker State Company stock covered by such a substitute award, and the exercise price for any such option, will be designed to approximate the economic value of the Quaker State awards at the time of the Merger.

INTEREST OF A QUAKER STATE DIRECTOR IN EVERCORE

     Mr. J. Taylor Crandall, a member of Quaker State's Board, is an executive officer of a corporation, Keystone Inc. ("Keystone"), that is a limited partner in Evercore, a financial advisor to Pennzoil. As such, Keystone will indirectly benefit from any fees paid to Evercore in connection with the Merger. Keystone has no operational control or day-to-day involvement in the conduct of the business of Evercore. Mr. Crandall disclosed this indirect interest to Quaker State's Board at the meetings that occurred on February 3 and 4, 1998.

PENNZOIL OFFICERS' INTERESTS UNDER STOCK PLANS

     Pursuant to the Employee Benefits Agreement, (i) each outstanding employee stock option award of Pennzoil granted under any Pennzoil stock option program and outstanding the day before the date of the Spin-off will be fully vested and exercisable as of such date and, if not exercised prior to such date, the exercise price and the number of shares subject to such option will be adjusted,
(ii) the holder of each Pennzoil option outstanding and not exercised immediately after the date of the Spin-off will receive for each such option an option to purchase .32 shares of Pennzoil common stock and an option to purchase
 .68 shares of Pennzoil-Quaker State Company Common Stock, (iii) each conditional stock award of Pennzoil granted under a conditional stock award program of Pennzoil shall be fully vested and matured (but payable at the conclusion of the end of the program under which it has been granted) and (iv) the holder of a Pennzoil conditional stock award shall be granted a conditional stock award under the Incentive Plan having terms and conditions substantially the same as the Pennzoil conditional stock award in respect of which it is granted
(including being fully vested and matured).

     In addition, as of the date of the Spin-off, outstanding awards under Pennzoil's existing incentive plans, other than the stock option or conditional stock award programs referenced above, shall be vested and earned with the date of the Spin-off constituting the end of each respective award period. Such vested and earned awards shall be paid in cash following the date of the Spin-off without regard to whether the holder of an award is then employed by Pennzoil or Pennzoil-Quaker State Company.

BAUM EMPLOYMENT AGREEMENT

     Mr. Baum is employed under an employment agreement (the "Baum Employment Agreement") which provides that in the event the agreement terminates by reason of disability, discharge without cause or resignation, following a change of control of Quaker State (as defined therein), Mr. Baum, in addition to accrued compensation and benefits, will be entitled to receive until his death a monthly retirement payment, calculated as of the date of termination, which is the monthly equivalent of a $300,000 annual benefit reduced by the actuarial equivalent of (i) Mr. Baum's projected primary social security amount and (ii) the benefits payable to Mr. Baum under all tax qualified retirement plans maintained by Quaker State. The retirement payments will be suspended during any period in which Mr. Baum is an employee or independent contractor of another company with a rate of compensation equal to or in excess of $16,667 per month. In the event of Mr. Baum's disability, the payment will be reduced dollar-for-dollar by the amount of disability benefits, if any, paid to Mr. Baum in accordance with any disability policy or program of Quaker State. The Baum Employment Agreement provides that if Mr. Baum is discharged without cause or resigns with good reason at any time within two years following the date that a change of control of Quaker State (as defined therein) occurs, then, in addition to the other amounts payable thereunder, Mr. Baum will be entitled to receive for a period of three years from the date of termination his base salary and an annual bonus equal to his target bonus for the calendar year in which the date of termination occurs. The Merger will constitute a change of control of Quaker State under the Baum Employment Agreement and, as a result of Mr. Baum's changed duties following the Merger, he will be entitled to receive the payments provided for under this agreement.

BARR CONSULTING AGREEMENT

     PPC will enter into a mutually acceptable consulting agreement with John D. Barr (which will become an agreement between Pennzoil-Quaker State Company and Mr. Barr), currently President and Chief Operating Officer of Quaker State, with a term continuing until one year from the Effective Time, under which Mr. Barr will perform services on behalf of Pennzoil-Quaker State Company with respect to matters relating to Quaker State's business. The consulting agreement will provide for payment to Mr. Barr of a consulting fee of $750,000, which will be paid in equal monthly installments during 1999 and reimbursement of Mr. Barr's reasonable expenses associated with providing his services. The consulting agreement will not affect benefits payable to Mr. Barr under his existing employment agreement with Quaker State. The consulting agreement will provide that, during the term of the consulting agreement, Mr. Barr will not engage in any business or endeavor which is in competition with Pennzoil-Quaker State Company.

EMPLOYMENT CONTINUATION AGREEMENTS

     In 1995, Quaker State entered into Employment Continuation Agreements with a number of key executives, including John D. Barr, Conrad A. Conrad, Paul E. Konney and Charles F. Bechtel but not including Mr. Baum (the "Employment Continuation Agreements"). The Employment Continuation Agreements provide for the continued employment of the executives for a period of two years following a change of control as defined in the agreements. The Merger will constitute a change of control under the Employment Continuation Agreements. Under the Employment Continuation Agreements, during this two-year period, the executive's position, authority and responsibilities shall be at least commensurate with those held, exercised and assigned immediately prior to the change of control, and the executive shall receive a base salary at a monthly rate at least equal to the monthly salary paid to the executive immediately prior to the change of control. The executive also shall be afforded the opportunity to receive an annual bonus on terms no less favorable to the executive than the annual bonus opportunity that had been available to the executive for the calendar year ended immediately prior to the change of control. During the employment period, the executive also shall be entitled to participate in all long-term incentive compensation programs and employee benefit plans at essentially the same levels as prior to the change of control.

     The Employment Continuation Agreements provide that if the executive's employment terminates during the employment period by reason of death or disability, the executive or his beneficiary or estate shall be entitled to accrued compensation and benefits as well as any additional benefits payable due to death or disability under Quaker State's plans, policies or programs. The executive also is entitled to accrued compensation and benefits unless the executive's employment is terminated during the employment period for cause or the executive voluntarily terminates his employment during such period other than for good reason (as defined in the Employment Continuation Agreement).

     However, if during the employment period Quaker State terminates the executive's employment other than for cause, or if, following a change of control, the executive terminates his employment for good reason, the Employment Continuation Agreements provide that Quaker State will pay the executive, in addition to accrued compensation and benefits, cash amounts equal to (i) three times the sum of (a) the executive's annual base salary and (b) the average of the bonuses payable to the executive for the three calendar years ending immediately prior to the change of control and (ii) the present value of the additional retirement benefits that would have been payable to the executive under Quaker State's Pension Plan or any supplemental retirement arrangements had the executive remained in employment until the expiration of the employment period. These agreements require a lump sum payment to the executive, and it is anticipated that these agreements will be paid out in accordance with their terms at the Closing.

     In the event any amount paid to an executive under an Employment Continuation Agreement would be an "excess parachute payment" as defined in the Code, the amount payable under the agreement may be subject to a special excise tax. During 1997, the Employment Continuation Agreements were amended and restated to provide for the gross-up of any amount subject to taxes on excess parachute payments so that the benefits of the agreement to the named Executive Officers will not be reduced. In addition, Mr. Conrad's agreement was further amended in 1998 to provide that his incremental retirement benefit following a change of control would be determined as of the later of his having attained age 55 or the expiration of the employment period, instead of the expiration of the employment period as provided in the other Employment Continuation Agreements.

RABBI TRUST

     In 1996, Quaker State established a "Rabbi Trust", which is intended to be a grantor trust under Section 671 of the Code. In accordance with the terms of the trust agreement, the Rabbi Trust was funded by Quaker State upon Quaker State's execution of the Merger Agreement (a "Threatened Change in Control" as such term is defined in the related Trust Agreement) in an amount sufficient to provide for the payment of non-employee directors' retirement benefits, all benefits provided under the 1996 Directors' Fee Plan, the Employment Continuation Agreements and the Baum Employment Agreement, severance benefits under Mr. Barr's employment agreement; and payments under Quaker State's Supplemental Excess Retirement Plan Agreements. The Rabbi Trust also will provide funds for the cost of litigation on behalf of the participants in such plans or agreements to the extent necessary to ensure their rights thereunder. The Rabbi Trust is a trust of which Quaker State, for tax purposes, is the beneficiary and the trust assets, as assets of Quaker State, will be subject to the claims of Quaker State's creditors in the event of Quaker State's bankruptcy or insolvency.

RETENTION PAY PLAN

     Executive officers are eligible to receive certain benefits under the Retention Pay Plan described under "The Transaction Agreements -- Retention Pay Plan."

LONG-TERM INCENTIVE PROGRAM

     Under Quaker State's 1997 Long-Term Incentive Program, all of the outstanding performance units will vest as of the Effective Time and will be paid by Quaker State. The award payout will be 150% of the $1.00 unit value, or $1.50 per unit. As of June 30, 1998, there were 5,638,884 units outstanding.

OTHER SEVERANCE BENEFITS

     Since 1988, Quaker State has had a severance plan (the "Severance Plan") under which eligible employees are entitled to a severance allowance in the event of termination of employment following a change of control (as defined in the Severance Plan). All non-union, full-time salaried employees and all non-union, full-time hourly employees of Quaker State and its domestic subsidiaries are entitled to participate. Under the Severance Plan, an eligible employee whose employment is terminated by employer action other than for cause following a change of control or who resigns under certain circumstances following a change of control is entitled to a severance allowance equal to two weeks of earnings for each full year and a prorated portion of earnings for each partial year the employee has been employed plus earned but unused vacation pay, to a maximum of two years of earnings. For purposes of determining the severance allowance, an employee's earnings include his or her regular rate of salary for the calendar year in which the change of control occurs plus bonuses earned for the preceding calendar year, reduced to a weekly average; provided, however, that if such earnings for the calendar year in which the termination occurs are higher, the higher earnings are used. Participation in any pension or medical plan in which the employee participated at the time of termination of employment continues during the severance allowance payment period. Executive officers who are not parties to the employment continuation agreements described above will be eligible to receive benefits under the Severance Plan.

                              THE SPECIAL MEETING

     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies from the holders of Quaker State Capital Stock by the Quaker State Board for use at the Special Meeting. This Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to the stockholders of Quaker State beginning on or about August 18, 1998.

TIME, DATE AND PLACE

     The Special Meeting will be held at the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois 60611, on September 18, 1998, starting at 1:00 p.m., local time.

PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting (and any adjournment or postponement thereof), Quaker State's stockholders will be asked to consider and vote upon the adoption of the Merger Agreement (the "Proposal").

RECORD DATE; VOTING RIGHTS; VOTE REQUIRED FOR APPROVAL

     The close of business on August 10, 1998 (the "Quaker State Record Date") has been established as the record date for Quaker State's stockholders entitled to notice of and to vote at the Special Meeting.

     Only holders of record of shares of Quaker State Capital Stock on the Quaker State Record Date are entitled to notice of and to vote at the Special Meeting. Each holder of record of Quaker State Capital Stock as of the Quaker State Record Date is entitled to cast one vote per share on all matters submitted to Quaker State's stockholders.

     On August 10, 1998, there were 36,387,301 shares of Quaker State Capital Stock outstanding and entitled to vote at the Special Meeting.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Quaker State Capital Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Quaker State Capital Stock is required to approve and adopt the Proposal.

     On June 15, 1998, directors and executive officers of Quaker State and their affiliates beneficially owned approximately 10.6% of the outstanding Quaker State Capital Stock. For additional information on the ownership of Quaker State Capital Stock by Quaker State directors and executive officers, see "Security Ownership of Certain Beneficial Owners."

PROXIES

     All shares of Quaker State Capital Stock represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxy will be voted FOR the approval of the Proposal.

     Abstentions may be specified on the Proposal. A properly executed proxy marked "ABSTAIN" with respect to the Proposal will be counted as present for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the Special Meeting with respect to the Proposal. Because the affirmative votes described above are required for approval of the Proposal, a proxy marked "ABSTAIN" with respect to the Proposal will have the effect of a vote against the Proposal. In addition, the failure of a stockholder of Quaker State to return a proxy will have the effect of a vote against the Proposal.

     Under NYSE rules, brokers who hold shares in street name for customers have the authority to vote on certain "routine" proposals when they have not received instructions from beneficial owners. Under NYSE rules, such brokers are precluded from exercising their voting discretion with respect to proposals for non-routine matters such as the Proposal. Thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval and adoption of the Proposal (i.e., "broker non-votes"). Since the affirmative votes described above are required for approval of the Proposal, a "broker non-vote" with respect to the Proposal will have the effect of a vote against the Proposal.

     A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of Quaker State a signed notice of revocation or a later-dated, signed proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

     The cost of solicitation of proxies will be paid by Quaker State. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners; and Quaker State will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in so doing. Quaker State has retained Morrow & Co., Inc. ("Morrow") for a fee of $15,000 (plus expenses), to aid in the solicitation of proxies and to verify certain records related to the solicitations. Quaker State has retained Morrow to provide additional services for a fee of $25,000. To the extent necessary in order to ensure sufficient representation at its Special Meeting, Quaker State or its proxy solicitor may request the return of proxy cards by personal interview, mail, telephone, facsimile or other means of electronic transmission. The extent to which this will be necessary depends upon how promptly proxy cards are returned. Stockholders are urged to send in their proxies without delay.

     Stockholders should not send in any stock certificates with their proxy cards. As soon as practicable after the consummation of the Merger, a transmittal form will be sent to former stockholders of Quaker State with instructions for receiving Pennzoil-Quaker State Company Common Stock. Stockholders will receive uncertificated shares of Pennzoil-Quaker State Company stock recorded in book-entry form unless they request certificated shares.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

SECURITY OWNERSHIP OF PENNZOIL

     The following table sets forth information concerning the number of shares of Pennzoil Common Stock beneficially owned, directly or indirectly, as of June 1, 1998, by (i) the directors, the chief executive officer and the four other most highly compensated executive officers of Pennzoil, (ii) all the foregoing and other current executive officers of Pennzoil as a group and (iii) each person known to possess voting or dispositive power over more than five percent of outstanding Pennzoil Common Stock.

                                                              NUMBER OF    PERCENTAGE
                      BENEFICIAL OWNER                        SHARES(1)     OF CLASS
                      ----------------                        ---------    ----------
David P. Alderson II........................................     72,726         *
Howard H. Baker, Jr. .......................................      5,000         *
W. L. Lyons Brown, Jr.(2)...................................      9,821         *
Stephen D. Chesebro'........................................     19,467         *
Ernest H. Cockrell(2).......................................    419,066         *
Harry H. Cullen.............................................     16,115         *
Alfonso Fanjul(2)...........................................     30,700         *
Donald A. Frederick.........................................      6,709         *
Berdon Lawrence.............................................     15,000         *
James L. Pate...............................................    338,715         *
Brent Scowcroft.............................................      3,500         *
James W. Shaddix............................................     80,865         *
Gerald B. Smith.............................................      2,000         *
Cyril Wagner, Jr. ..........................................     19,900         *
All the above and all other current executive officers as a
  group (20 persons)........................................  1,232,245       2.6
State Farm Mutual Automobile Insurance Company(3)...........  3,746,692       7.9
  One State Farm Plaza
  Bloomington, Illinois 61710
Franklin Mutual Advisers, Inc.(4)...........................  2,864,900       6.0
  51 John F. Kennedy Parkway
  Short Hills, New Jersey 07078

---------------

(1) Pursuant to regulations of the SEC, securities must be listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or dispose of the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, including upon exercise of a stock option or conversion of a convertible security. Securities owned by certain family members are included in the foregoing table even in certain instances where the possession or sharing of voting or dispositive power is not acknowledged. The tabulation also includes shares subject to stock options exercisable within 60 days (65,966 for Mr. Alderson, 16,666 for Mr. Chesebro', 6,666 for Mr. Frederick, 309,866 for Mr. Pate, 67,556 for Mr. Shaddix and 643,194 for all the above and all other current executive officers as a group).

(2) Certain persons have shared voting and dispositive power with respect to certain shares of Pennzoil Common Stock in the above tabulation as follows:
    Mr. Brown, 3,321 shares, which are held by charitable foundations of which Mr. Brown is a member of the governing body; Mr. Cockrell, 419,066 shares, 409,066 of which are held by family partnerships and 10,000 of which are held by a charitable foundation of which Mr. Cockrell is an officer; and Mr. Fanjul, 30,500 shares, which are held by corporations in which Mr. Fanjul is controlling shareholder.

(3) The information in the foregoing table regarding State Farm Mutual Automobile Insurance Company ("State Farm") is based on filings made with the SEC reflecting ownership of Pennzoil Common Stock as of December 31, 1996, and no filing having been made to reflect any changes as of December 31, 1997. The filings state that the shares of Pennzoil Common Stock were acquired in the ordinary course of business and not for the purpose of influencing control of Pennzoil. The filings indicate sole voting and dispositive power for 3,746,692 shares of Pennzoil Common Stock by State Farm and related entities.

(4) The information in the foregoing table regarding Franklin Mutual Advisers, Inc. ("Franklin") is based on a filing made with the SEC reflecting ownership of Pennzoil Common Stock as of December 31, 1997. The filing states that the shares of Pennzoil Common Stock were acquired in the ordinary course of business and not for the purpose of influencing control of Pennzoil. The filing indicates sole voting and dispositive power for 2,864,900 shares of Pennzoil Common Stock by Franklin and related entities.

 *  Less than 1%.

SECURITY OWNERSHIP OF QUAKER STATE

     The following table sets forth information concerning the number of shares of Quaker State Capital Stock beneficially owned, directly or indirectly, by the directors and all executive officers of Quaker State, and by the directors and all executive officers as a group. The table also sets forth information concerning the number of shares beneficially owned (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) by each person known by Quaker State who owns more than five percent of the outstanding shares of Quaker State Capital Stock. Except as described in the notes below, all information in the table and the accompanying footnotes is stated as of June 15, 1998.

                                                              NUMBER OF            PERCENTAGE
                      BENEFICIAL OWNER                        SHARES(1)             OF CLASS
                      ----------------                        ---------            ----------
John D. Barr................................................    506,788(2)(3)(4)       1.4
Herbert M. Baum.............................................  1,154,641(2)(3)(4)       3.2
Charles F. Bechtel..........................................     97,242(2)(4)(5)         *
Leonard M. Carroll..........................................     19,221(2)(6)            *
Conrad A. Conrad............................................    192,554(2)(4)(5)         *
J. Taylor Crandall..........................................      6,044(2)(7)            *
Laurel Cutler...............................................     14,623(2)(6)            *
C. Frederick Fetterolf......................................     23,803(2)(6)(7)         *
F. William Grube............................................     31,294(2)(5)(6)         *
Forrest R. Haselton.........................................     17,034(2)(6)            *
Paul E. Konney..............................................     88,441(2)(4)            *
Kenneth Lee.................................................      1,000                  *
L. David Myatt..............................................  1,544,634(2)(4)          4.5
Raymond A. Ross, Jr.........................................     16,813(2)(6)            *
Lorne R. Waxlax.............................................     37,713(2)(6)            *
All directors and executive officers as a group (16
  persons)..................................................  3,851,845(2)(3)(4)(5)    10.6
The Prudential Insurance Company of America(7)..............  2,023,320(7)             5.6

---------------

  * Less than one percent of the outstanding shares of Quaker State Capital Stock is beneficially owned.

(1) In determining the percentage of the outstanding shares of Quaker State Capital Stock owned by each person and by all directors and executive officers as a group, the shares in the table include shares that may be acquired upon the exercise of stock options immediately prior to the Effective Time, assuming that the Effective Time occurs prior to or on November 1, 1998; such shares are deemed to be outstanding for purposes of the relevant percentage calculation. The directors and executive officers have sole voting power and sole investment power with respect to all shares set forth in the table except as indicated in the footnotes which follow.

(2) Includes shares which may be acquired by the following persons upon the exercise of stock options which are presently exercisable or become exercisable at the Effective Time: Mr. Barr, 467,500 shares;

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

    Mr. Baum, 902,000 shares; Mr. Bechtel, 85,500 shares; Mr. Carroll, 5,000 shares; Mr. Conrad, 160,000 shares; Mr. Crandall, 2,000 shares; Ms. Cutler, 5,000 shares; Mr. Fetterolf, 5,000 shares; Mr. Grube, 4,000 shares; Mr. Haselton, 4,000 shares; Mr. Konney, 86,000 shares; Mr. Myatt, 250,000 shares; Mr. Ross, 5,000 shares; Mr. Waxlax, 4,000 shares; and all directors and executive officers as a group, 1,986,000 shares.

(3) Includes restricted shares as to which the following persons have sole voting power but do not have investment power: Mr. Barr, 21,000 shares; Mr. Baum, 69,667 shares; and all directors and executive officers as a group, 90,667 shares.

(4) Includes, as of June 15, 1998, full shares represented by units credited to the accounts of the following persons under the Quaker State Thrift and Stock Purchase Plan: Mr. Barr, 4,288 shares; Mr. Baum, 2,542 shares; Mr. Bechtel, 3,299 shares; Mr. Conrad, 17,105 shares; Mr. Konney, 2,441 shares; Mr. Myatt, 11,559 shares; and all directors and executive officers as a group, 41,234 shares. The plan's trustee votes these shares in accordance with directions received from the plan's participants. Shares for which directions are not provided by the plan's participants are voted in the same proportions as shares for which votes have been received from other participants.

(5) Includes shares held jointly by the following persons with their spouses:
    Mr. Bechtel, 7,920 shares; Mr. Conrad, 15,449 shares; Mr. Grube, 20,000 shares; and all directors and executive officers as a group, 43,369 shares.

(6) Includes restricted shares of Quaker State Capital Stock issued to non-employee directors in lieu of certain retirement benefits, as approved at the 1998 annual meeting of the Quaker State stockholders: Mr. Carroll, 7,360 shares; Mr. Cutler, 8,623 shares; Mr. Fetterolf, 9,800 shares; Mr. Grube, 7,294 shares; Mr. Haselton, 6,004 shares; Mr. Ross, 7,713 shares and Mr. Waxlax, 8,745 shares.

(7) Includes shares of deferred Quaker State Capital Stock held for the following persons under the Directors' Fee Plan, as of June 15, 1998: Mr. Fetterolf, 6,003 shares and Mr. Crandall, 4,044 shares.

(8) The Prudential Insurance Company of America ("Prudential") has offices at 751 Broad Street, Newark, New Jersey 07102-3777. According to the Schedule 13G dated February 10, 1998 received by Quaker State, Prudential holds as of December 31, 1997 sole voting and dispositive power over 5,600 shares, and shared voting and dispositive power over 2,017,720 shares. Prudential has indirect voting and investment discretion over 2,017,720 shares that are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. All 2,023,320 shares were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing control of Quaker State.

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

         DESCRIPTION OF CAPITAL STOCK OF PENNZOIL-QUAKER STATE COMPANY

     Prior to the Spin-off, the authorized capital stock of Pennzoil-Quaker State Company will consist of 100 million shares of Common Stock, par value $0.10 per share ("Pennzoil-Quaker State Company Common Stock"), and 10 million shares of Preferred Stock, par value $1.00 per share ("Pennzoil-Quaker State Company Preferred Stock"). The following summary of the material terms of the capital stock of Pennzoil-Quaker State Company does not purport to be complete and is qualified by reference to the form of Pennzoil-Quaker State Company's Restated Certificate of Incorporation and Amended and Restated Bylaws, which are filed as exhibits to the registration statement of which this Proxy Statement/Prospectus is a part.

PENNZOIL-QUAKER STATE COMPANY COMMON STOCK

     Each share of Pennzoil-Quaker State Company Common Stock will possess ordinary voting rights for the election of directors and for other corporate matters, each share being entitled to one vote. There will be no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so. The Pennzoil-Quaker State Company Common Stock will carry no preemptive rights and will not be convertible, redeemable or assessable, or entitled to the benefits of any sinking fund. Subject to any preferential rights of the Pennzoil-Quaker State Company Preferred Stock, the holders of Pennzoil-Quaker State Company Common Stock will be entitled to receive dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor and to share ratably in the assets of Pennzoil-Quaker State Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up.

     The Pennzoil-Quaker State Company Restated Certificate of Incorporation will provide that stockholders may not act by written consent in lieu of a meeting. The Pennzoil-Quaker State Company Restated Certificate of Incorporation will also provide that the number of directors shall not be fewer than three nor more than 15 and will provide for a classified Board of Directors, consisting of three classes as nearly equal in size as practicable. Each class will hold office until the third annual stockholders' meeting for election of directors following the most recent election of such class, except that the initial terms of the three classes expire in 1999, 2000 and 2001, respectively. See "Management -- Directors and Executive Officers." A director may not be removed without cause and may only be removed for cause by the affirmative vote of the holders of 75% or more of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class. Special meetings of the stockholders may be called by the Chairman of the Board, the President or the Board of Directors, but may not be called by stockholders. The provisions relating to capital stock, the Board of Directors, the Board of Directors power to amend the Bylaws, the calling of special meetings, actions taken by written consent and limitation of liability of directors may be amended only by the vote of the holders of at least 80% of the capital stock entitled to vote for the election of directors.

PENNZOIL-QUAKER STATE COMPANY PREFERRED STOCK

     The Board of Directors of Pennzoil-Quaker State Company will be empowered, without approval of the stockholders, to cause shares of Pennzoil-Quaker State Company Preferred Stock to be issued in one or more series, with the numbers of shares of each series to be determined by it. The Board of Directors will be authorized to fix or alter the designation, number, voting powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations or restrictions of such rights. Among the specific matters that may be determined by the Board of Directors are the rate of dividends; the redemption price, if any; the terms of a sinking fund or redemption or purchase account, if any; the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company; conversion or exchange rights, if any; and voting powers, if any.

     Although Pennzoil-Quaker State Company has no present intention to issue Pennzoil-Quaker State Company Preferred Stock (other than pursuant to the Rights Agreement described below), the issuance of shares of Pennzoil-Quaker State Company Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of Pennzoil-Quaker State Company Preferred Stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or such issuance might facilitate a

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

business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Pennzoil-Quaker State Company Preferred Stock could adversely affect the voting power of the holders of the Pennzoil-Quaker State Company Common Stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of Pennzoil-Quaker State Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or even a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which Pennzoil-Quaker State Company's securities are traded.

STOCKHOLDER RIGHTS PLAN

     Prior to the Spin-off, the Board of Directors of PPC will declare a dividend of one right to purchase PPC preferred stock ("Right") for each outstanding share of PPC common stock to be paid to Pennzoil immediately prior to the Spin-off. As a result, one Right will be distributed with each share of Pennzoil-Quaker State Company Common Stock distributed in the Spin-off and the Merger. Each Right will entitle the registered holder to purchase from Pennzoil-Quaker State Company a unit consisting of one one-hundredth of a share (a "Fractional Share") of Series A Junior Participating Preferred Stock, par value $1.00 per share, of Pennzoil-Quaker State Company (the "Series A Preferred Stock"), at a specified purchase price per Fractional Share to be determined by the Board of Directors of PPC prior to the Spin-off, subject to adjustment (the "Purchase Price"). The following summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement between Pennzoil-Quaker State Company and a Rights Agent (the "Rights Agreement"), the form of which is filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part and is incorporated herein by reference.

     Initially, the Rights will be attached to all certificates representing outstanding shares of Pennzoil-Quaker State Company Common Stock, and no separate certificates for the Rights ("Rights Certificates") will be distributed. Following the Spin-off, the Rights will separate from the Pennzoil-Quaker State Company Common Stock and a "Rights Distribution Date" will occur, with certain exceptions, upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Pennzoil-Quaker State Company Common Stock (the date of the announcement being the "Stock Acquisition Date"), or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person's becoming an Acquiring Person. In certain circumstances, the Rights Distribution Date may be deferred by the Board of Directors of Pennzoil-Quaker State Company. Certain inadvertent acquisitions will not result in a person's becoming an Acquiring Person if the person promptly divests itself of sufficient Pennzoil-Quaker State Company Common Stock. Following the Distribution and until the Rights Distribution Date, (a) the Rights will be evidenced by the certificates representing outstanding shares of Pennzoil-Quaker State Company Common Stock and will be transferred with and only with such certificates, which will contain a notation incorporating the Rights Agreement by reference, and (b) the surrender for transfer of any certificate for Pennzoil-Quaker State Company Common Stock will also constitute the transfer of the Rights associated with the Pennzoil-Quaker State Company Common Stock represented by such certificate.

     The Rights are not exercisable until the Rights Distribution Date and will expire at the close of business 10 years after the Rights are issued, unless earlier redeemed or exchanged by Pennzoil-Quaker State Company as described below.

     As soon as practicable after the Rights Distribution Date, Rights Certificates will be mailed to holders of record of Pennzoil-Quaker State Company Common Stock as of the close of business on the Rights Distribution Date and, from and after the Rights Distribution Date, the separate Rights Certificates alone will represent the Rights. All shares of Pennzoil-Quaker State Company Common Stock issued prior to the Rights

Distribution Date will be issued with Rights. Shares of Pennzoil-Quaker State Company Common Stock issued after the Rights Distribution Date in connection with certain employee benefit plans or upon conversion of certain securities will be issued with Rights. Except as otherwise determined by the Board of Directors of Pennzoil-Quaker State Company, no other shares of Pennzoil-Quaker State Company Common Stock issued after the Rights Distribution Date will be issued with Rights.

     In the event (a "Flip-In Event") that a person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding shares of Pennzoil-Quaker State Company Common Stock at a price and on terms that a majority of the independent directors of Pennzoil-Quaker State Company determines to be fair to and otherwise in the best interests of Pennzoil-Quaker State Company and its stockholders (a "Permitted Offer")), each holder of a Right will thereafter have the right to receive, upon exercise of such Right, a number of shares of Pennzoil-Quaker State Company Common Stock (or, in certain circumstances, cash, property or other securities of Pennzoil-Quaker State Company) having a Current Market Price (as defined in the Rights Agreement) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any Triggering Event (as defined below), all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by or transferred to an Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement. Rights are not exercisable following the occurrence of any Flip-In Event, however, until such time as the Rights are no longer redeemable by Pennzoil-Quaker State Company as set forth below.

     In the event (a "Flip-Over Event") that, at any time from and after the time an Acquiring Person becomes such, (i) Pennzoil-Quaker State Company is acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer) or (ii) 50% or more of Pennzoil-Quaker State Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that are voided as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right. Flip-In Events and Flip-Over Events are collectively referred to as "Triggering Events."

     The number of outstanding Rights associated with a share of Pennzoil-Quaker State Company Common Stock, or the number of Fractional Shares of Series A Preferred Stock issuable upon exercise of a Right and the Purchase Price, are subject to adjustment in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Pennzoil-Quaker State Company Common Stock occurring prior to the Rights Distribution Date. The Purchase Price payable, and the number of Fractional Shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of certain transactions affecting the Series A Preferred Stock.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares of Series A Preferred Stock that are not integral multiples of a Fractional Share are required to be issued and, in lieu thereof, an adjustment in cash may be made based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise. Pursuant to the Rights Agreement, Pennzoil-Quaker State Company reserves the right to require prior to the occurrence of a Triggering Event that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Series A Preferred Stock will be issued.

     At any time until ten days following the first date of public announcement of the occurrence of a Flip-In Event, Pennzoil-Quaker State Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right, payable, at the option of Pennzoil-Quaker State Company, in cash, shares of Pennzoil-Quaker State Company Common Stock or such other consideration as the Board of Directors of Pennzoil-Quaker State Company may determine. Immediately upon the effectiveness of the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.01 redemption price.

     At any time after the occurrence of a Flip-In Event and prior to a person's becoming the beneficial owner of 50% or more of the shares of Pennzoil-Quaker State Company Common Stock then outstanding or the occurrence of a Flip-Over Event, Pennzoil-Quaker State Company may exchange the Rights (other than
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

Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of Pennzoil-Quaker State Company Common Stock, and/or other equity securities deemed to have the same value as one share of Pennzoil-Quaker State Company Common Stock, per Right, subject to adjustment.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Pennzoil-Quaker State Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights should not be taxable to stockholders or to Pennzoil-Quaker State Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Pennzoil-Quaker State Company Common Stock (or other consideration of Pennzoil-Quaker State Company) or for the common stock of the acquiring company as set forth above or are exchanged as provided in the preceding paragraph.

     Other than the redemption price, any of the provisions of the Rights Agreement may be amended by the Board of Directors of Pennzoil-Quaker State Company as long as the Rights are redeemable. Thereafter, the provisions of the Rights Agreement other than the redemption price may be amended by the Board of Directors in order to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the Rights are not redeemable.

     The Rights will have certain antitakeover effects. They will cause substantial dilution to any person or group that attempts to acquire Pennzoil-Quaker State Company without the approval of Pennzoil-Quaker State Company's Board of Directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire Pennzoil-Quaker State Company, even if such acquisition may be favorable to the interests of Pennzoil-Quaker State Company's stockholders. Because the Board of Directors of Pennzoil-Quaker State Company can redeem the Rights or approve a Permitted Offer, the Rights should not interfere with a merger or other business combination approved by the Board. The Rights are being issued to protect Pennzoil-Quaker State Company's stockholders from coercive or abusive takeover tactics and inadequate takeover offers and to afford Pennzoil-Quaker State Company's Board of Directors more negotiating leverage in dealing with prospective acquirors.

LIMITATION ON DIRECTORS' LIABILITY

     Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit the available relief for such conduct to equitable remedies such as injunction or rescission. The Pennzoil-Quaker State Company Restated Certificate of Incorporation will limit the monetary liability of directors of Pennzoil-Quaker State Company to Pennzoil-Quaker State Company or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of Pennzoil-Quaker State Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Pennzoil-Quaker State Company or its stockholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     The inclusion of this provision in the Pennzoil-Quaker State Company Restated Certificate of Incorporation may have the effect of reducing the likelihood of stockholder class actions and derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited

Pennzoil-Quaker State Company and its stockholders. Pennzoil-Quaker State Company's Bylaws will provide indemnification to Pennzoil-Quaker State Company's officers and directors and certain other persons with respect to certain matters, and Pennzoil-Quaker State Company will enter into agreements with each of its directors providing for indemnification with respect to certain matters.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Pennzoil-Quaker State Company is a Delaware corporation and is subject to
Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) of a Delaware corporation from engaging in a "business combination" (as defined) with the corporation for three years following the time such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or (iii) following the transaction in which such person became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

CERTAIN BYLAW PROVISIONS

     Pennzoil-Quaker State Company's Bylaws will contain provisions requiring that advance notice be delivered to Pennzoil-Quaker State Company of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to the Board of Directors of Pennzoil-Quaker State Company. Generally, such advance notice provisions provide that written notice must be given to the Secretary of Pennzoil-Quaker State Company by a stockholder (i) in the event of business to be brought by a stockholder before an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of Pennzoil-Quaker State Company (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date) and (ii) in the event of nominations of persons for election to the Board of Directors by any stockholder, (a) with respect to an election to be held at the annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of Pennzoil-Quaker State Company (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date) and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the tenth business day following the date on which notice of the special meeting was mailed by Pennzoil-Quaker State Company to stockholders or public disclosure of the date and purpose of the special meeting was made, whichever first occurs. Such notice must set forth specific information regarding such stockholder and such business or director nominee, as described in Pennzoil-Quaker State Company's Bylaws. Both the Pennzoil-Quaker State Company Restated Certificate of Incorporation and Bylaws will provide that the Bylaws may be amended by the affirmative vote of at least (i) a majority of the then authorized number of directors or (ii) 66 2/3% of the combined voting power of the outstanding voting stock of Pennzoil-Quaker State Company.
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

LIMITATION ON CHANGES IN CONTROL

     Certain of the above provisions and the provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management or deterring potential acquirors from making an offer to stockholders of the Company. This could be the case notwithstanding that a majority of the stockholders might benefit from such a change in control or offer.

TRANSFER AGENT AND REGISTRAR

     The transfer agent for the Pennzoil-Quaker State Company Common Stock will initially be Pennzoil for a transition period, and the registrar for the Pennzoil-Quaker State Company Common Stock will be Harris Trust and Savings Bank.

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF QUAKER STATE CAPITAL
STOCK

     It is a condition to the consummation of the Merger that the shares of Pennzoil-Quaker State Company Common Stock to be issued in the Spin-off and the Merger and such other shares required to be reserved for issuance in connection therewith be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance. If the Merger is consummated, Quaker State Capital Stock, including the associated preferred stock purchase rights, will cease to be listed on the NYSE and the Pacific Exchange and will be deregistered under the Exchange Act.

                        COMPARISON OF STOCKHOLDER RIGHTS

GENERAL

     The rights of Quaker State stockholders are currently governed by Delaware law, the Certificate of Incorporation and Bylaws of Quaker State. Following the Merger, the rights of Quaker State stockholders who become stockholders of Pennzoil-Quaker State Company in connection with the Merger will be governed by Delaware law, the Pennzoil-Quaker State Company Restated Certificate of Incorporation and the Pennzoil-Quaker State Company Bylaws. The following is a summary of the principal differences between the current rights of Quaker State stockholders and those of Pennzoil-Quaker State Company. Because Quaker State and Pennzoil-Quaker State Company are both Delaware corporations, the law governing the rights of Quaker State stockholders will not change. The following summary sets forth the material differences between the Certificates of Incorporation and Bylaws of the companies, which are incorporated by reference herein.

BUSINESS COMBINATIONS

     Under Delaware law, approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote generally is required for a merger or consolidation or sale, lease or exchange of all or substantially all of the corporation's assets. Unless the corporate charter provides otherwise, no vote of the stockholders of a surviving corporation is required to approve a merger if (i) the merger does not amend in any respect the surviving corporation's charter, (ii) each share of the surviving corporation's stock outstanding immediately prior to the merger is to remain outstanding unchanged, and (iii) the number of shares of common stock of the surviving corporation to be issued or delivered under the plan of merger (plus those issuable upon conversion of any securities to be issued under the plan) does not exceed 20% of the surviving corporation's common stock outstanding immediately prior to the merger. Additionally, when certain conditions are met, no vote of stockholders is required for the merger of a Delaware corporation into a corporation that holds at least 90% of the outstanding shares of each class of the corporation.

     The Quaker State Certificate of Incorporation requires the affirmative vote of the holders of 95% of all shares of stock of Quaker State entitled to vote in elections of directors, voting as one class, to approve certain mergers, consolidations, sales or leases of assets with a value of $5 million or more or certain other transactions involving any beneficial owner of more than 30% of the outstanding shares of stock of Quaker

State entitled to vote in elections of directors (a "Quaker State Related Person"). The Pennzoil-Quaker State Company Restated Certificate of Incorporation will not contain any similar provision.

     Pennzoil-Quaker State Company will be subject to the provisions of Section 203 of the DGCL. Quaker State has opted out of Section 203 and is therefore not subject to its provisions. See "Description of Capital Stock of Pennzoil-Quaker State Company -- Section 203 of the Delaware General Corporation Law."

AMENDMENTS TO CHARTER AND BYLAWS

     Section 242 of the DGCL provides that an amendment to a corporation's certificate of incorporation must be adopted by a resolution of the board of directors declaring the advisability of the amendment and approved by the affirmative vote of the holders of at least a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a separate class, unless the certificate of incorporation requires a greater percentage. The Pennzoil-Quaker State Company Restated Certificate of Incorporation will require the affirmative vote of at least 80% of the combined voting power of the then-outstanding shares of voting stock to approve amendments to the Pennzoil-Quaker State Company Restated Certificate of Incorporation relating to capital stock, the Board of Directors, the Board of Directors power to amend the Bylaws, the calling of special meetings, actions taken by written consent and limitation of liability of directors. The Quaker State Certificate of Incorporation requires the affirmative vote of the holders of 95% of all shares of stock of Quaker State entitled to vote in elections of directors, voting as one class, to approve amendments to the Quaker State Certificate of Incorporation relating to the provisions governing a business combination with a Quaker State Related Person, unless such amendment is unanimously recommended to the stockholders by the Quaker State Board of Directors if all the directors of Quaker State are continuing directors (as defined). All other amendments to the Quaker State Certificate of Incorporation require the affirmative vote of holders of a majority of the shares of Quaker State Capital Stock. Both the Pennzoil-Quaker State Company Restated Certificate of Incorporation and Bylaws will provide that the Bylaws may be amended by the affirmative vote of at least (i) a majority of the then authorized number of directors or (ii) 66 2/3% of the combined voting power of the outstanding voting stock of Pennzoil-Quaker State Company. The Quaker State Bylaws provide for amendment of the Bylaws by resolution of a majority of directors or by a majority of the stockholders.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT

     Under Section 228 of the DGCL, stockholders may, unless otherwise provided in the certificate of incorporation, act without a meeting, without prior notice and without a vote, by written consent of holders of outstanding stock having not less than the minimum number of votes necessary to take such action at a meeting at which all shares entitled to vote were present and voted. The Pennzoil-Quaker State Company Restated Certificate of Incorporation will provide that stockholders may not act by written consent. The Quaker State Certificate of Incorporation allows stockholders to act by written consent.

SPECIAL MEETINGS OF STOCKHOLDERS

     The Pennzoil-Quaker State Company Restated Certificate of Incorporation will provide that special meetings of the stockholders may be called only by the Chairman of the Board, the President or the Pennzoil-Quaker State Company Board of Directors pursuant to a resolution adopted by a majority of the directors of Pennzoil-Quaker State Company. Special meetings of the stockholders of Pennzoil-Quaker State Company may not be called by any other person. The Quaker State Bylaws provide that special meetings of the stockholders of Quaker State may be called only by the Chairman of the Board, the President or the Secretary or the Board of Directors of Quaker State pursuant to a resolution adopted by a majority of the total number of authorized directors.

CLASSIFICATION OF BOARD OF DIRECTORS

     The Pennzoil-Quaker State Company Restated Certificate of Incorporation will provide that the number of directors shall be not less than three nor more than 15, with the number of directors being fixed from time to time by or pursuant to a resolution passed by the Pennzoil-Quaker State Company Board of Directors. The Pennzoil-Quaker State Company Restated Certificate of Incorporation will provide that the directors of Pennzoil-Quaker State Company will be divided into three classes serving staggered three-year terms such that approximately one-third of the Pennzoil-Quaker State Company Board of Directors is elected each year. The Quaker State Bylaws provide that the number of directors shall be 14, which number may be modified from time to time by resolution of the Quaker State Board of Directors. Neither the Quaker State Certificate of Incorporation nor the Quaker State Bylaws provide for a classified board of directors.

REMOVAL OF DIRECTORS

     Under Section 141 of the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, except (i) in the case of a corporation having a classified board, stockholders may effect such removal only for cause, unless the certificate of incorporation otherwise provides, and
(ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or, if the board is classified, at an election of the class of directors of which he is a part. The Pennzoil-Quaker State Company Restated Certificate of Incorporation will provide that any director may be removed from office only for cause and only by the affirmative vote of the holders of 75% or more of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class. Neither the Quaker State Certificate of Incorporation nor the Quaker State Bylaws contain special provisions relating to the removal of directors.

NO CUMULATIVE VOTING

     Under Section 214 of the DGCL, the certificate of incorporation of a corporation may provide for cumulative voting in the election of directors. Neither the Pennzoil-Quaker State Company Restated Certificate of Incorporation nor the Quaker State Certificate of Incorporation provides for cumulative voting.

ADVANCE NOTICE BYLAWS

     Quaker State's Bylaws establish advance notice procedures with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of stockholders of Quaker State. All such nominations must be received no less than 60 nor more than 90 days from the anniversary of the next preceding annual meeting. Pennzoil-Quaker State Company's Bylaws contain similar provisions, although the advance notice required thereunder is no less than 90 nor more than 120 days from the anniversary of the next preceding annual meeting.

COMPROMISE OR ARRANGEMENT BETWEEN CORPORATION AND CREDITORS OR STOCKHOLDERS

     As authorized under Section 102(b)(2) of the DGCL, the Quaker State Certificate of Incorporation provides that whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or any of its creditors or stockholders or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the reorganization shall, if sanctioned by the court to which the application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation. The Pennzoil-Quaker State Company Restated Certificate of Incorporation will not include such provisions.

COMPARISON OF CURRENT QUAKER STATE STOCKHOLDER RIGHTS PLAN WITH PENNZOIL-QUAKER STATE COMPANY STOCKHOLDER RIGHTS PLAN FOLLOWING THE MERGER

     On September 28, 1995, the Quaker State Board declared a dividend distribution of one Capital Stock Purchase Right (a "Quaker State Right") for each outstanding share of Quaker State Capital Stock pursuant to its Rights Agreement dated September 28, 1995 with Mellon Securities Trust Company (the "Quaker State Rights Agreement"). The Quaker State Rights are designed to cause substantial dilution to any person or group that acquires beneficial ownership of 15% or more of the Quaker State Capital Stock (a "Quaker State Acquiring Person"). The Quaker State Rights are redeemable by the Quaker State Board for $.01 per Quaker State Right at any time before a person becomes a Quaker State Acquiring Person. The Quaker State Rights are exchangeable by the Quaker State Board at any time after a person becomes a Quaker State Acquiring Person and prior to the acquisition by certain persons of 50% or more of the outstanding shares of Quaker State Capital Stock at an exchange ratio of one share of Quaker State Capital Stock per Right. The purpose of the Quaker State Rights is to deter any acquisition of 15% or more of the Quaker State Capital Stock except pursuant to a transaction that has been approved by the Quaker State Board.

     In connection with the execution of the Merger Agreement, the Quaker State Rights Agreement was amended to provide that the Merger Agreement and the transactions contemplated thereby would not cause Pennzoil, PPC or any of their affiliates to become a Quaker State Acquiring Person or otherwise trigger any consequences under the Quaker State Rights Agreement. In addition, if the Merger is completed, the Quaker State Rights will expire immediately prior to the Effective Time without any payment being made with respect to the Quaker State Rights.

     Prior to the Spin-off, Pennzoil-Quaker State Company will adopt the Pennzoil-Quaker State Company Rights Agreement, which is similar in all material respects to the Quaker State Rights Agreement. See "Description of Capital Stock of Pennzoil-Quaker State Company -- Stockholder Rights Plan."

                                 LEGAL MATTERS

     Certain legal matters in connection with the Pennzoil-Quaker State Company Common Stock to be issued to Pennzoil's stockholders and Quaker State's stockholders in the Spin-off and the Merger will be passed upon by Baker & Botts, L.L.P., counsel to Pennzoil, located at 910 Louisiana, Houston, Texas 77002. Additionally, it is a condition to the consummation of the Merger that Quaker State receive an opinion from Debevoise & Plimpton, located at 875 Third Avenue, New York, New York 10022, and that Pennzoil and PPC receive an opinion from Baker & Botts, L.L.P., with respect to the tax treatment of the Merger.

                                    EXPERTS

     The Pennzoil Products Group combined financial statements included in this Proxy Statement/ Prospectus to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The consolidated financial statements and financial statement schedule of Quaker State and its subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, incorporated in this Proxy Statement/Prospectus by reference to the Quaker State Annual Report on Form 10-K, have been incorporated by reference herein in reliance upon the report of PricewaterhouseCoopers LLP, independent public accountants, and upon the authority of such firm as experts in accounting and auditing.

                          FUTURE STOCKHOLDER PROPOSALS

     If the Merger is consummated, Pennzoil-Quaker State Company expects to hold an annual meeting of stockholders in the second quarter of 1999. Stockholder proposals intended to be included in Pennzoil-Quaker State Company's proxy materials for the 1999 annual meeting of stockholders must be received by Pennzoil-Quaker State Company a reasonable time before the solicitation of proxies for the meeting is made.

     If the Merger is not consummated, Quaker State expects to hold a meeting in the second quarter of 1999. Any proposal submitted by a stockholder for the 1999 annual meeting of Quaker State stockholders must be received by Quaker State on or prior to November 26, 1998 in order to be eligible to be included in Quaker State's proxy materials for that meeting. Under the Quaker State Bylaws, proposals by stockholders of director nominees or business to be considered at the 1999 annual meeting of stockholders that are not submitted for possible inclusion in the proxy materials for that meeting must be received by the Secretary of Quaker State between February 14 and March 16, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

     Quaker State is subject to the informational requirements of the Exchange Act and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, New York, New York 10048 and 500 West Madison 14th Floor, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Quaker State's SEC filings also are available to the public from commercial document retrieval services and at the world-wide web site maintained by the SEC at http://www.sec.gov. You may also inspect such reports, proxy statements and other information concerning Quaker State at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Exchange, 301 Pine Street, San Francisco, California 94104, on which exchanges the Quaker State Capital Stock is listed.

     Pennzoil has filed the Pennzoil-Quaker State Company Registration Statement on Form S-4 with the SEC to register the Pennzoil-Quaker State Company Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus is a part of the Pennzoil-Quaker State Company Registration Statement and constitutes a prospectus of Pennzoil-Quaker State Company in addition to being a proxy statement of Quaker State for the Special Meeting.

     As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Pennzoil-Quaker State Company Registration Statement or the exhibits to the Pennzoil-Quaker State Company Registration Statement.

     The SEC allows Quaker State to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that Quaker State can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that Quaker State previously filed with the SEC. These documents contain important information about Quaker State and its finances.

          1. Quaker State's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

          2. The portions of Quaker State's Proxy Statement dated March 27, 1998 that have been incorporated by reference in Quaker State's Form 10-K for the fiscal year ended December 31, 1997.

          3. Quaker State's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998 and June 30, 1998.

          4. Quaker State's Current Reports on Form 8-K filed on November 17, 1997 and April 21, 1998 and Form 8-K/A2 filed on April 3, 1998.

     Quaker State also is incorporating by reference all additional documents that it files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this Proxy Statement/Prospectus and the date of the Special Meeting.

     If you are a stockholder or beneficial owner, Quaker State may have sent you some of the documents incorporated by reference, but you can obtain any of them from Quaker State or the SEC. Documents incorporated by reference are available from Quaker State without charge, excluding exhibits unless Quaker State specifically has incorporated by reference an exhibit in this Proxy Statement/Prospectus. Stockholders, beneficial owners, and any other person to whom a Proxy Statement/Prospectus is delivered, may obtain without change a copy of documents that we incorporate by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone at the following address:

           Quaker State Corporation
           225 E. John Carpenter Freeway
           Irving, Texas 75062
           Attn: Secretary
           Tel: (972) 868-0400

     If you would like to request documents from Quaker State, please do so by September 11, 1998 to receive them before the Special Meeting.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO CONSIDER AND VOTE UPON THE ADOPTION OF THE MERGER AGREEMENT. NEITHER QUAKER STATE NOR PENNZOIL-QUAKER STATE COMPANY HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY
STATEMENT/PROSPECTUS IS DATED AUGUST   , 1998. YOU SHOULD NOT ASSUME THAT THE
INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF PENNZOIL-QUAKER STATE COMPANY COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
PENNZOIL PRODUCTS GROUP COMBINED FINANCIAL STATEMENTS
  Report of Independent Public Accountants..................   F-2
  Combined Statement of Income and Comprehensive Income for
     the six months ended June 30, 1998 and 1997 and for the
     years ended December 31, 1997, 1996 and 1995...........   F-3
  Combined Balance Sheet as of June 30, 1998 and December
     31, 1997 and 1996......................................   F-4
  Combined Statement of Shareholder's Equity for the six
     months ended June 30, 1998 and for the years ended
     December 31, 1997, 1996 and 1995.......................   F-5
  Combined Statement of Cash Flows for the six months ended
     June 30, 1998 and 1997 and for the years ended December
     31, 1997, 1996 and 1995................................   F-6
  Notes to Combined Financial Statements....................   F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Pennzoil Products Group:

     We have audited the accompanying combined balance sheet of Pennzoil Products Company, Jiffy Lube International, Inc. and the other entities described in Note 1 (wholly owned subsidiaries of Pennzoil Company and collectively, "Pennzoil Products Group") prepared for the purposes of the Combination, described in Note 1, as of December 31, 1997 and 1996, and the related combined statements of income and comprehensive income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of Pennzoil Products Group's management. Our responsibility is to express an opinion on these financial statements based on our audits. The summarized financial data for Excel Paralubes (a 50%-owned equity investee of Pennzoil Products Group) contained in Note 4 are derived from the financial statements of Excel Paralubes, which were audited by other auditors. Their report has been furnished to us and our opinion, insofar as it relates to the data in Note 4, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Pennzoil Products Group as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Houston, Texas
June 2, 1998

                            PENNZOIL PRODUCTS GROUP

             COMBINED STATEMENT OF INCOME AND COMPREHENSIVE INCOME
                            (EXPRESSED IN THOUSANDS)

                                   SIX MONTHS ENDED JUNE 30            YEAR ENDED DECEMBER 31
                                   -------------------------    ------------------------------------
                                      1998          1997           1997         1996         1995
                                   ----------   ------------    ----------   ----------   ----------
                                          (UNAUDITED)
REVENUES
  Net sales......................   $912,199     $1,010,508     $1,982,148   $1,961,316   $1,787,067
  Other income, net..............     30,212         18,807         31,012        6,697       20,635
                                    --------     ----------     ----------   ----------   ----------
                                     942,411      1,029,315      2,013,160    1,968,013    1,807,702
COSTS AND EXPENSES
  Cost of sales..................    584,248        624,521      1,182,742    1,202,909    1,278,565
  Purchases from affiliate.......    104,325        170,916        336,413      342,046      130,834
  Selling, general and
     administrative..............    163,447        165,555        350,123      315,022      347,386
  Depreciation and
     amortization................     36,676         29,964         64,490       51,918       55,549
  Taxes, other than income.......      6,083          6,003         11,956       11,339       11,837
  Interest charges...............      6,202          6,290         12,847       12,208       13,243
  Affiliated interest............     28,210         27,638         56,374       52,966       50,618
  Interest capitalized...........       (255)        (6,824)        (7,441)     (10,103)      (3,045)
                                    --------     ----------     ----------   ----------   ----------
                                     928,936      1,024,063      2,007,504    1,978,305    1,884,987
INCOME (LOSS) BEFORE INCOME
  TAX............................     13,475          5,252          5,656      (10,292)     (77,285)
Income tax provision (benefit)...      6,829          3,601          6,245       (1,103)     (24,043)
                                    --------     ----------     ----------   ----------   ----------
NET INCOME (LOSS)................   $  6,646     $    1,651     $     (589)  $   (9,189)  $  (53,242)
                                    ========     ==========     ==========   ==========   ==========
Foreign currency translation
  adjustment.....................   $ (2,564)    $   (2,124)    $   (5,584)  $     (914)  $   (1,747)
Unrealized gains (losses) on
  marketable securities, net of
  tax............................      1,480             --         (1,768)          --           --
                                    --------     ----------     ----------   ----------   ----------
OTHER COMPREHENSIVE INCOME, NET
  OF TAX.........................     (1,084)        (2,124)        (7,352)        (914)      (1,747)
                                    --------     ----------     ----------   ----------   ----------
COMPREHENSIVE INCOME.............   $  5,562     $     (473)    $   (7,941)  $  (10,103)  $  (54,989)
                                    ========     ==========     ==========   ==========   ==========

                  See Notes to Combined Financial Statements.

                            PENNZOIL PRODUCTS GROUP

                             COMBINED BALANCE SHEET
                            (EXPRESSED IN THOUSANDS)

                                                                               DECEMBER 31
                                                             JUNE 30     -----------------------
                                                              1998          1997         1996
                                                           -----------   ----------   ----------
                                                           (UNAUDITED)
CURRENT ASSETS
  Cash and cash equivalents..............................  $    8,162    $    9,132   $   15,797
  Receivables............................................     156,433       143,303      119,790
  Inventories
     Crude oil...........................................      10,566        14,245       18,710
     Motor oil and refined products......................     183,139       184,028      147,554
  Materials and supplies, at average cost................      12,411        11,814       12,374
  Other current assets...................................      37,528        36,838       33,862
                                                           ----------    ----------   ----------
          TOTAL CURRENT ASSETS...........................     408,239       399,360      348,087
                                                           ----------    ----------   ----------
PROPERTY, PLANT AND EQUIPMENT, at cost
  Motor oil and refined products.........................   1,185,757     1,182,930    1,170,259
  Fast lube operations and other.........................     239,067       228,345      206,379
                                                           ----------    ----------   ----------
          TOTAL PROPERTY, PLANT AND EQUIPMENT............   1,424,824     1,411,275    1,376,638
  Less accumulated depreciation and amortization.........     643,518       621,098      632,507
                                                           ----------    ----------   ----------
          NET PROPERTY, PLANT AND EQUIPMENT..............     781,306       790,177      744,131
                                                           ----------    ----------   ----------
OTHER ASSETS
  Goodwill...............................................     163,134       158,489      114,695
  Other..................................................     201,065       211,597      163,586
                                                           ----------    ----------   ----------
          TOTAL OTHER ASSETS.............................     364,199       370,086      278,281
                                                           ----------    ----------   ----------
TOTAL ASSETS.............................................  $1,553,744    $1,559,623   $1,370,499
                                                           ==========    ==========   ==========
CURRENT LIABILITIES
  Current maturities of long-term debt...................  $      219    $    2,363   $    1,181
  Accounts payable.......................................     102,579       120,577      104,629
  Payable to affiliates..................................     539,929       544,390      391,366
  Payroll accrued........................................      17,906        17,825       17,601
  Other current liabilities..............................      30,163        46,161       34,095
                                                           ----------    ----------   ----------
          TOTAL CURRENT LIABILITIES......................     690,796       731,316      548,872
LONG-TERM DEBT, less current maturities
  Long-term debt-affiliated..............................     328,992       336,172      335,661
  Other long-term debt...................................      45,510        49,798       49,163
                                                           ----------    ----------   ----------
          TOTAL LONG-TERM DEBT, less currentmaturities...     374,502       385,970      384,824
DEFERRED INCOME TAXES....................................       8,031         1,179           --
CAPITAL LEASE OBLIGATIONS................................      67,022        67,136       70,404
OTHER LIABILITIES........................................     128,657       117,642      130,658
                                                           ----------    ----------   ----------
          TOTAL LIABILITIES..............................   1,269,008     1,303,243    1,134,758
                                                           ----------    ----------   ----------
SHAREHOLDER'S EQUITY
  Common stock...........................................       4,148         4,148        4,148
  Additional capital.....................................     418,664       395,870      367,290
  Accumulated deficit....................................    (127,703)     (134,349)    (133,760)
  Net unrealized holding loss on marketable securities...        (288)       (1,768)          --
  Cumulative foreign currency translation adjustment.....     (10,085)       (7,521)      (1,937)
                                                           ----------    ----------   ----------
          TOTAL SHAREHOLDER'S EQUITY.....................     284,736       256,380      235,741
                                                           ----------    ----------   ----------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY...............  $1,553,744    $1,559,623   $1,370,499
                                                           ==========    ==========   ==========

                  See Notes to Combined Financial Statements.

                            PENNZOIL PRODUCTS GROUP

                   COMBINED STATEMENT OF SHAREHOLDER'S EQUITY
                            (EXPRESSED IN THOUSANDS)

                                       SIX MONTHS
                                         ENDED
                                        JUNE 30                            YEAR ENDED DECEMBER 31
                                   ------------------   ------------------------------------------------------------
                                          1998                 1997                 1996                 1995
                                   ------------------   ------------------   ------------------   ------------------
                                   SHARES    AMOUNT     SHARES    AMOUNT     SHARES    AMOUNT     SHARES    AMOUNT
                                   ------   ---------   ------   ---------   ------   ---------   ------   ---------
                                      (UNAUDITED)
COMMON STOCK
  Balance at beginning and end of
     period:
  Pennzoil Products Company
     41,476,490 shares at $0.10
       par.......................  41,476   $   4,148   41,476   $   4,148   41,476   $   4,148   41,476   $   4,148
  Jiffy Lube International, Inc.
     1,000 shares at $0.25 par...       1          --        1          --        1          --        1          --
                                   ------   ---------   ------   ---------   ------   ---------   ------   ---------
                                   41,477   $   4,148   41,477   $   4,148   41,477   $   4,148   41,477   $   4,148
ADDITIONAL CAPITAL
  Balance at beginning of
     period......................             395,870              367,290              346,059              344,455
     Contribution from parent....              22,794               28,580               21,231                1,604
                                            ---------            ---------            ---------            ---------
  Balance at end of period.......             418,664              395,870              367,290              346,059
                                            ---------            ---------            ---------            ---------
ACCUMULATED DEFICIT
  Balance at beginning of
     period......................            (134,349)            (133,760)            (124,389)             (71,147)
     Net income (loss)...........               6,646                 (589)              (9,189)             (53,242)
     Dividends on common stock...                  --                   --                 (182)                  --
                                            ---------            ---------            ---------            ---------
  Balance at end of period.......            (127,703)            (134,349)            (133,760)            (124,389)
                                            ---------            ---------            ---------            ---------
NET UNREALIZED HOLDING LOSS ON
  MARKETABLE SECURITIES
  Balance at beginning of
     period......................              (1,768)                  --                   --                   --
     Change in unrealized holding
       loss......................               1,480               (1,768)                  --                   --
                                            ---------            ---------            ---------            ---------
  Balance at end of period.......                (288)              (1,768)                  --                   --
                                            ---------            ---------            ---------            ---------
CUMULATIVE FOREIGN CURRENCY
  TRANSLATION ADJUSTMENT
  Balance at beginning of
     period......................              (7,521)              (1,937)              (1,023)                 724
     Translation adjustment......              (2,564)              (5,584)                (914)              (1,747)
                                            ---------            ---------            ---------            ---------
  Balance at end of period.......             (10,085)              (7,521)              (1,937)              (1,023)
                                            ---------            ---------            ---------            ---------
          TOTAL SHAREHOLDER'S
            EQUITY...............  41,477   $ 284,736   41,477   $ 256,380   41,477   $ 235,741   41,477   $ 224,795
                                   ======   =========   ======   =========   ======   =========   ======   =========

                  See Notes to Combined Financial Statements.

                            PENNZOIL PRODUCTS GROUP

                        COMBINED STATEMENT OF CASH FLOWS
                            (EXPRESSED IN THOUSANDS)

                                            SIX MONTHS ENDED
                                                 JUNE 30              YEAR ENDED DECEMBER 31
                                           -------------------   --------------------------------
                                             1998       1997       1997        1996        1995
                                           --------   --------   ---------   ---------   --------
                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)......................  $  6,646   $  1,651   $    (589)  $  (9,189)  $(53,242)
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depreciation and amortization.......    36,676     29,964      64,490      51,918     55,549
     Deferred income taxes...............    11,810     15,124      36,029      28,628     (1,703)
     (Gain) loss on sales of assets......    (4,465)      (351)     (3,072)    (10,904)     1,238
     Partnership distributions in excess
       of earnings.......................     4,926         --      23,774          --         --
     Non-cash accruals...................    13,343     10,299      25,366      17,248     31,700
     Other non-cash items................     5,515       (602)      3,555       8,558      4,566
     Change in operating assets and
       liabilities (see Notes 2 and 6)...   (70,723)    14,189      35,227     111,949    135,004
                                           --------   --------   ---------   ---------   --------
          Net cash provided by (used in)
            operating activities.........     3,728     70,274     184,780     198,208    173,112
                                           --------   --------   ---------   ---------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures...................   (29,028)   (84,214)   (147,794)   (251,186)  (171,250)
  Acquisition of Viscosity...............        --         --          --          --    (33,642)
  Acquisition of Snap....................        --         --     (41,000)         --         --
  Proceeds from sales of assets..........    13,788      5,873      14,350      13,457      8,900
  Other investing activities.............     8,299    (10,971)    (28,222)     (3,043)   (25,935)
                                           --------   --------   ---------   ---------   --------
          Net cash provided by (used in)
            investing activities.........    (6,941)   (89,312)   (202,666)   (240,772)  (221,927)
                                           --------   --------   ---------   ---------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Debt repayments........................    (9,643)    (9,092)    (10,457)    (17,304)    (5,802)
  Proceeds from note payable to
     affiliate...........................    10,429     22,615      13,178      19,845     49,973
  Net proceeds from notes payable........        --         --          --       1,673         --
  Proceeds from issuances of debt........     1,457         --       8,500      43,679      2,598
                                           --------   --------   ---------   ---------   --------
          Net cash provided by financing
            activities...................     2,243     13,523      11,221      47,893     46,769
                                           --------   --------   ---------   ---------   --------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS............................      (970)    (5,515)     (6,665)      5,329     (2,046)
CASH AND CASH EQUIVALENTS, beginning of
  period.................................     9,132     15,797      15,797      10,468     12,514
                                           --------   --------   ---------   ---------   --------
CASH AND CASH EQUIVALENTS, end of
  period.................................  $  8,162   $ 10,282   $   9,132   $  15,797   $ 10,468
                                           ========   ========   =========   =========   ========

                  See Notes to Combined Financial Statements.

                            PENNZOIL PRODUCTS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(1) PRINCIPLES OF COMBINATION AND MERGER WITH QUAKER STATE CORPORATION

  Principles of Combination

     The accompanying combined financial statements include all majority-owned subsidiaries of Pennzoil Products Company ("PPC") and Jiffy Lube International, Inc. ("JLI") except that these statements exclude the oil and gas assets of PPC held in the Eastern Refining Business Unit. Also included in these financial statements, in accordance with the distribution agreement described below, is Pennzoil Sales Company, certain assets and liabilities of Pennzoil Company's captive insurance company (which are subject to adjustment based on an actuarial study), and certain assets and liabilities reported in Pennzoil Company's corporate segment related to PPC and JLI. This combined group of entities is collectively referred to as "Pennzoil Products Group." Pennzoil Products Group is engaged primarily in the manufacturing and marketing of lubricants, car care products and specialty industrial products as well as the franchising, ownership and operation of fast lube centers. The accompanying combined financial statements reflect the historical costs and results of operations of Pennzoil Products Group. All significant intercompany accounts and transactions within Pennzoil Products Group have been eliminated. Pennzoil Products Group follows the equity method of accounting for investments in 20%- to 50%-owned entities.

  Merger with Quaker State Corporation

     On April 14, 1998, PPC, Pennzoil Company ("Pennzoil"), Downstream Merger Company, a wholly owned subsidiary of PPC, and Quaker State Corporation ("Quaker State") entered into a merger agreement. Contemporaneously therewith, Pennzoil and PPC entered into a distribution agreement that provides for a series of combination transactions (the "Combination"). The Combination will include the following transactions: (a) Pennzoil will effect certain transfers of assets and liabilities between PPC and certain affiliates of Pennzoil; (b) Pennzoil will distribute to its shareholders the equity interest in PPC, effectively conveying to such shareholders its ownership of PPC; and (c) a wholly owned subsidiary of PPC will be merged (the "Merger") with and into Quaker State, with Quaker State being the surviving company and becoming a wholly owned subsidiary of PPC.

     Closing under the Merger Agreement is conditioned upon, among other things, approval by Quaker State's stockholders and receipt of a favorable tax ruling from the Internal Revenue Service. The required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Interim Financial Information (Unaudited)

     The interim financial statements as of June 30, 1998 and for the six month periods ended June 30, 1997 and 1998 are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            PENNZOIL PRODUCTS GROUP

  Receivables

     Current receivables include trade accounts and notes receivable and are net of allowances for doubtful accounts of $7.7 million and $7.4 million in 1997 and 1996, respectively. Long-term receivables consist of notes receivable and are net of allowances for doubtful accounts of $0.9 million in each of 1997 and 1996.

     At December 31, 1997 and 1996, current receivables included notes receivable of $12.4 million and $11.9 million, respectively. Other assets included long-term notes receivable of $41.4 million and $39.3 million at December 31, 1997 and 1996, respectively.

     In September 1996, Pennzoil Receivables Company, a wholly owned special purpose subsidiary of Pennzoil, entered into a one-year receivables sales facility, which provided for the ongoing sales of up to $135.0 million of accounts receivable of certain Pennzoil subsidiaries. In September 1997, the facility was amended to extend the expiration date of the facility to September 1998. Pennzoil Products Group's net accounts receivable sold to Pennzoil Receivables Company totaled $103.3 million and $111.2 million as of December 31, 1997 and 1996, respectively.

  Inventories

     A majority of inventories is reported at cost using the last-in, first-out ("LIFO") method, which is lower than market. Substantially all other inventories are reported at cost using the first-in, first-out method. Inventories valued on the LIFO method totaled $146.4 million and $115.3 million at December 31, 1997 and 1996, respectively. The current cost of LIFO inventories was approximately $170.7 million and $186.2 million at December 31, 1997 and 1996, respectively.

  Property, Plant and Equipment and Depreciation and Amortization

     Property, plant and equipment additions are recorded at cost. Depreciation of property, plant and equipment is computed using the straight-line or accelerated methods over the estimated useful lives of the asset. Pennzoil Products Group capitalizes the interest cost associated with major construction projects based on the effective interest rate on aggregate borrowings.

  Intangible Assets

     Substantially all intangible assets relate to goodwill recognized in business combinations accounted for as purchases. Goodwill is being amortized on a straight-line basis over periods ranging from 20 to 40 years. Amortization expense recorded in 1997, 1996 and 1995 was $13.1 million, $10.6 million and $8.5 million, respectively.

  Deferred Refinery Turnaround Costs

     A turnaround is a periodically required standard procedure for maintenance of a refinery, which involves the shutdown and inspection of major processing units and generally occurs approximately every three years. The estimated costs of major maintenance, including turnarounds at refineries, are accrued. Accruals for turnarounds included in other liabilities in the accompanying combined balance sheet were $10.0 million and $10.1 million at December 31, 1997 and 1996, respectively. Other expenditures for maintenance and repairs are charged to expense when incurred. Renewals and improvements are treated as additions to property, plant and equipment, and items replaced are treated as retirements.

  Income Taxes

     Pennzoil Products Group is included in Pennzoil's consolidated income tax returns. Each Pennzoil subsidiary with taxable income is charged an amount equal to its taxable income multiplied by the highest rate

                            PENNZOIL PRODUCTS GROUP
imposed on corporations, less allowable credits. If the subsidiary has a taxable loss, it receives credit equal to its taxable loss multiplied by the highest rate imposed on corporations, plus allowable credits, for its pro rata share of the tax savings to the consolidated group. Each subsidiary accrues deferred income taxes on temporary differences between the book and tax basis of its assets and liabilities.

  Environmental Expenditures

     Environmental expenditures are expensed or capitalized in accordance with generally accepted accounting principles. Liabilities for these expenditures are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated. Reference is made to Note 11 for a discussion of amounts recorded for these liabilities.

  Cash Flow Information

     For purposes of the combined statement of cash flows, all highly liquid investments purchased with a maturity of three months or less are considered to be cash equivalents. The effect of changes in foreign exchange rates on cash balances has been immaterial. No cash was paid or received for income taxes in 1997, 1996 or 1995.

     Changes in operating assets and liabilities, net of effects from the purchase of equity interests in certain businesses acquired, consist of the following (expressed in thousands):

                                              SIX MONTHS
                                             ENDED JUNE 30          YEAR ENDED DECEMBER 31
                                          -------------------   ------------------------------
                                            1998       1997       1997       1996       1995
                                          --------   --------   --------   --------   --------
                                              (UNAUDITED)
Receivables.............................  $(33,105)  $(30,214)  $(30,432)  $118,567   $(41,159)
Inventories.............................    (2,391)   (26,689)   (34,121)   (13,115)    (4,972)
Accounts payable and accrued
  liabilities...........................   (15,439)    10,096     12,747    (64,719)    57,631
Intersegment items......................   (11,641)    90,452    153,535     56,131    183,038
Other assets and liabilities............    (8,147)   (29,456)   (66,502)    15,085    (59,534)
                                          --------   --------   --------   --------   --------
Decrease (increase) in operating assets
  and liabilities.......................  $(70,723)  $ 14,189   $ 35,227   $111,949   $135,004
                                          ========   ========   ========   ========   ========
Cash paid during the period for:
  Interest (net of amounts
     capitalized).......................  $  5,789   $   (750)  $  4,954   $  1,708   $  9,087

  Earnings Per Share

     Earnings per share have been omitted from the combined statement of income and comprehensive income because Pennzoil Products Group consists of wholly owned subsidiaries of Pennzoil and is not a separate legal entity.

  International Operations

     Pennzoil Products Group's income (loss) from continuing operations before income tax includes losses of $9.3 million, $8.9 million and $13.2 million from international operations in 1997, 1996 and 1995, respectively.

  Foreign Currency Translation

     For subsidiaries whose functional currency is deemed to be other than the U.S. dollar, asset and liability accounts are translated at year-end exchange rates and revenue and expenses are translated at average exchange rates prevailing during the year. Translation adjustments are included as a separate component of

                            PENNZOIL PRODUCTS GROUP
shareholder's equity. Any gains or losses on transactions or monetary assets or liabilities in currencies other than the functional currency are included in net income in the current period.

  Comprehensive Income

     Effective January 1, 1998, Pennzoil Products Group adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components. The statement requires companies to report, in addition to net income, other components of comprehensive income including unrealized gains or losses on available-for-sale securities and foreign currency translation adjustments and the related tax effects. For the six months ended June 30, 1998 and year ended December 31, 1997, unrealized holding gains (losses) on marketable securities includes income tax (benefit) of $.8 million and ($1.0) million, respectively.

  Recent Accounting Pronouncements

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP is effective for fiscal years beginning after December 15, 1998 and earlier adoption is permitted. The adoption of the SOP is not expected to have a material impact on Pennzoil Products Group's results of operations.

     In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities." The SOP is effective for financial statements for fiscal years beginning after December 15, 1998 and earlier adoption is permitted. Pennzoil Products Group is currently evaluating the implementation of SOP No. 98-5.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The SFAS establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The SFAS requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 and early adoption is permitted. The effect of adopting SFAS No. 133 has not been determined, but is not expected to have a material impact on Pennzoil Products Group's results of operations.

(3) TRANSACTIONS WITH AFFILIATES

  Purchases from affiliates

     Purchases from affiliates include purchases of crude oil at market prices from Pennzoil Exploration and Production Company, a wholly owned subsidiary of Pennzoil, of $336.4 million, $342.0 million and $130.8 million in 1997, 1996 and 1995, respectively.

  Allocated General and Administrative Expenses and Other Items

     Pennzoil Products Group is charged by Pennzoil for all direct costs associated with its operations. Such direct charges (excluding benefit plans discussed in Note 5) totaled $10.0 million, $13.0 million and $19.9 million for the years ended December 31, 1997, 1996, and 1995, respectively. In addition, certain administrative costs not directly charged to Pennzoil business segments are allocated to its subsidiaries through a monthly charge from Richland Development Corporation, a wholly owned subsidiary of Pennzoil that provides support services to the operating segments. The amount allocated by Pennzoil to its subsidiaries was determined based on a formula which averages each segment's percentage of Pennzoil's total assets, sales and employees. Based upon this formula, it was determined that approximately 65% of the indirect charges

                            PENNZOIL PRODUCTS GROUP
incurred by Pennzoil on behalf of its subsidiaries were charged to the Pennzoil Products Group. These charges totaled $56.0 million, $32.9 million and $37.3 million for the years ended December 31, 1997, 1996 and 1995, respectively.

  Stock Option Plans

     Pennzoil grants stock options to purchase Pennzoil common stock and conditional stock awards as long-term incentives to eligible employees of Pennzoil and its subsidiaries. Such awards are accounted for under the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." APB Opinion No. 25 does not require compensation costs to be recorded on options which have exercise prices at least equal to the market price of the stock on the date of grant. Accordingly, no compensation cost has been recognized for the Pennzoil Products Group's employee participation in the stock based plans. Pennzoil Products Group was charged $1.2 million, $.6 million and $.6 million in 1997, 1996 and 1995, respectively, for costs attributable to its employees' participation in these plans.

(4) EQUITY INVESTMENT

     Pennzoil Products Group owns a 50% interest in Excel Paralubes ("Excel"). Excel is a general partnership between PPC and Conoco, Inc. ("Conoco") located adjacent to Conoco's refinery in Lake Charles, Louisiana. The facility is capable of producing approximately 18,000 barrels per day of high-quality base oils, the base ingredient in finished lubricants. Conoco is acting as operator of the plant with support positions staffed by both companies. Commercial production commenced at the facility in December 1996.

     Pennzoil Products Group's net investment in Excel, which was a credit balance of $37.4 million and $34.4 million at December 31, 1997 and 1996, respectively, is netted against other equity investments and included in other assets on the combined balance sheet. Pennzoil Products Group's 1997, 1996 and 1995 equity in Excel's pre-tax losses (totaling $2.8 million, $24.3 million, and $9.0 million, respectively) is included in other income on the combined statement of income.

     Summarized balance sheet and operations information for Excel (on a 100% basis) as of December 31, 1997 and for the year then ended follows:

                                                                  DECEMBER 31
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
                                                                 (EXPRESSED IN
                                                                  THOUSANDS)
Current assets..............................................  $ 56,446   $ 31,329
Noncurrent assets...........................................   457,556    437,670
Current liabilities.........................................    81,617     47,701
Noncurrent liabilities......................................   507,164    490,000
Partners' deficit...........................................   (74,779)   (68,702)

                                                             YEAR ENDED DECEMBER 31
                                                         ------------------------------
                                                           1997       1996       1995
                                                         --------   --------   --------
                                                            (EXPRESSED IN THOUSANDS)
Revenues...............................................  $264,388   $ 14,528   $     --
Operating earnings (loss)..............................    32,023    (35,769)   (16,913)
Net loss (after interest expense)......................    (5,677)   (48,713)   (17,955)

     At December 31, 1997, Excel had total debt of $542.8 million, consisting of $240.0 million of 7.125% senior bonds due 2011, $250.0 million of 7.43% senior bonds due 2015, and $52.8 million of variable rate borrowings under commercial paper facilities with banks. Borrowings under commercial paper facilities are

                            PENNZOIL PRODUCTS GROUP
due in 1998 and are classified as short-term. Recourse for the partners under the bonds is limited to the revenues and assets of Excel. Certain restrictive covenants may limit the ability of Excel to incur debt, make distributions to the partners, make investments or create liens. Conoco and PPC maintain an agreement with Excel to provide support to Excel up to an aggregate amount of $60 million during the existence of a liquidity cash flow deficit.

(5) BENEFIT PLANS

  Retirement Plans

     Substantially all employees of Pennzoil Products Group are covered by non-contributory retirement plans of Pennzoil which provide benefits based on participants' years of service and compensation or stated amounts for each year of service. Annual contributions to the plans are made in accordance with the minimum funding provisions of ERISA where applicable, but not in excess of the maximum amount that can be deducted for federal income tax purposes. Pennzoil Products Group recognized pension expense (income) totaling $(1.5) million, $2.8 million and $6.0 million for such coverage in 1997, 1996 and 1995, respectively. Approximately 65% of Pennzoil's total accumulated benefit obligation is provided on behalf of Pennzoil Products Group. The following information is presented on a total plan basis for Pennzoil.

     Total net periodic pension cost for Pennzoil included the following components:

                                                           1997       1996       1995
                                                         --------   --------   --------
                                                            (EXPRESSED IN THOUSANDS)
Service cost -- benefits earned during the year........  $  8,506   $  8,510   $  8,190
Interest cost on projected benefit obligations.........    15,127     13,760     12,743
Expected return on plan assets.........................   (23,557)   (18,195)   (11,846)
Net amortization and deferral..........................    (1,063)     1,500      1,723
                                                         --------   --------   --------
          Net periodic pension cost....................  $   (987)  $  5,575   $ 10,810
                                                         ========   ========   ========

     Actual return on plans' assets for Pennzoil was $64.8 million, $46.3 million, and $47.6 million in 1997, 1996 and 1995, respectively.

     Assumptions used were:

                                                               AS OF DECEMBER 31
                                                              --------------------
                                                              1997    1996    1995
                                                              -----   -----   ----
Discount rates..............................................   7.25%   7.50%  7.50%
Weighted average rates of increase in compensation levels...   4.60%   4.60%  4.60%
Expected long-term rate of return on assets.................  10.50%  10.50%  9.00%

                            PENNZOIL PRODUCTS GROUP

     The following tables set forth the plans' funded status and amounts recognized in Pennzoil's consolidated balance sheet:

                                                                        DECEMBER 31, 1997
                                                             ----------------------------------------
                                                              PLANS WHERE     PLANS WHERE
                                                             ASSETS EXCEED    ACCUMULATED
                                                              ACCUMULATED      BENEFITS       TOTAL
                                                               BENEFITS      EXCEED ASSETS    PLANS
                                                             -------------   -------------   --------
                                                                     (EXPRESSED IN THOUSANDS)
Actuarial present value of benefit obligations:
  Vested benefit obligation................................    $183,342         $ 6,312      $189,654
                                                               ========         =======      ========
  Accumulated benefit obligation...........................    $205,281         $ 6,504      $211,785
                                                               ========         =======      ========
  Projected benefit obligation.............................     226,054           8,714       234,768
Plan assets at fair value..................................     273,422             308       273,730
                                                               --------         -------      --------
Projected benefit obligation (in excess of) less than plan
  assets...................................................      47,368          (8,406)       38,962
Unrecognized net (gain) loss...............................     (88,899)          2,035       (86,864)
Prior service cost not yet recognized in net pension
  periodic cost............................................      29,590           3,742        33,332
Unrecognized net obligation (asset)........................        (889)              1          (888)
Minimum liability adjustment...............................          --          (3,568)       (3,568)
                                                               --------         -------      --------
Pension liability recognized in the Pennzoil consolidated
  balance sheet............................................    $(12,830)        $(6,196)     $(19,026)
                                                               ========         =======      ========

                                                                       DECEMBER 31, 1996
                                                            ----------------------------------------
                                                             PLANS WHERE     PLANS WHERE
                                                            ASSETS EXCEED    ACCUMULATED
                                                             ACCUMULATED      BENEFITS       TOTAL
                                                              BENEFITS      EXCEED ASSETS    PLANS
                                                            -------------   -------------   --------
                                                                    (EXPRESSED IN THOUSANDS)
Actuarial present value of benefit obligations:
  Vested benefit obligation...............................    $157,852         $ 5,045      $162,897
                                                              ========         =======      ========
  Accumulated benefit obligation..........................    $178,008         $ 5,153      $183,161
                                                              ========         =======      ========
  Projected benefit obligation............................     194,544           6,567       201,111
Plan assets at fair value.................................     217,552             802       218,354
                                                              --------         -------      --------
Projected benefit obligation (in excess of) less than plan
  assets..................................................      23,008          (5,765)       17,243
Unrecognized net (gain) loss..............................     (53,457)          1,287       (52,170)
Prior service cost not yet recognized in net pension
  periodic cost...........................................      16,542           2,871        19,413
Unrecognized net obligation (asset).......................      (1,121)             28        (1,093)
Minimum liability adjustment..............................          --          (2,810)       (2,810)
                                                              --------         -------      --------
Pension liability recognized in the Pennzoil consolidated
  balance sheet...........................................    $(15,028)        $(4,389)     $(19,417)
                                                              ========         =======      ========

     Pennzoil's plan assets include equity securities, common trust funds and various debt securities. Pennzoil amortizes unrecognized prior service cost on a straight-line basis over a period equal to the average of the expected future service of active employees expected to receive benefits under the respective plans.

  Postretirement Health Care and Life Insurance Benefits

     Pennzoil sponsors several unfunded defined benefit postretirement plans covering most salaried and hourly employees of Pennzoil Products Group. The plans provide certain medical and life insurance benefits

                            PENNZOIL PRODUCTS GROUP
and are either contributory or non-contributory. Pennzoil Products Group was charged $3.6 million, $3.8 million and $4.2 million by Pennzoil for such coverage in 1997, 1996 and 1995, respectively.

  Contribution Plans

     Employees of Pennzoil Products Group who have completed one year of service are also covered by a defined contribution plan of Pennzoil. Employee contributions of not less than 1% to not more than 6% of each covered employee's compensation are matched between 50% and 100% by Pennzoil. Pennzoil Products Group was charged $6.5 million, $6.3 million and $6.4 million for such contributions in 1997, 1996 and 1995, respectively.

(6) WORKING CAPITAL AND LIQUIDITY

     At June 30, 1998, Pennzoil Products Group had a working capital deficit of $282.6 million, which included affiliated payables of $299.5 million and $240.5 million of notes payable to Pennzoil. Excluding these affiliated accounts, Pennzoil Products Group had positive working capital of $257.4 million at June 30, 1998. At December 31, 1997, Pennzoil Products Group had a working capital deficit of $332.0 million, which included affiliated payables of $314.4 million, and $230.0 million of notes payable to Pennzoil. Excluding these affiliated accounts, Pennzoil Products Group had positive working capital of $212.4 million at December 31, 1997. Current liabilities at December 31, 1996 included affiliated payables of $174.6 million and $216.8 million of notes payable to Pennzoil. Excluding these affiliated accounts, Pennzoil Products Group had positive working capital of $190.6 million at December 31, 1996. Affiliated accounts have not been settled on a regular basis.

     In April 1998, PPC entered into an agreement with Pennzoil to complete the separation of PPC from Pennzoil. After the separation, a subsidiary of PPC will merge with Quaker State. Prior to Pennzoil's distribution of its equity interest in PPC to its stockholders, PPC will enter into a third-party financing arrangement. Immediately prior to the distribution, PPC will repay certain intercompany indebtedness including affiliated payables and notes payable to Pennzoil. The amount of the repayment will be the lesser of (i) the amount of intercompany indebtedness or (ii) the total of $500 million plus outstanding cash of PPC, less existing third-party debt and capital lease obligations of PPC. Any intercompany indebtedness that exceeds the payment amount described above will be treated as a capital contribution from Pennzoil to PPC.

     Pennzoil Products Group believes it will be able to enter into third-party financing arrangements that will provide Pennzoil Products Group with sufficient funding to settle obligations with Pennzoil and funding for future periods.

(7) INCOME TAXES

  Accounting for Income Taxes

     Pennzoil Products Group accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

                            PENNZOIL PRODUCTS GROUP

  Federal, State and Foreign

     Federal, state and foreign income tax expense (benefit) for continuing operations consists of the following:

                                                           YEAR ENDED DECEMBER 31
                                                       ------------------------------
                                                         1997       1996       1995
                                                       --------   --------   --------
                                                          (EXPRESSED IN THOUSANDS)
Current
  United States......................................  $(30,044)  $(30,010)  $(22,472)
  Foreign............................................       239        317        313
  State..............................................        20        (37)      (181)
Deferred
  United States......................................    32,470     27,863     (3,286)
  Foreign............................................      (442)      (874)      (337)
  State..............................................     4,002      1,638      1,920
                                                       --------   --------   --------
                                                       $  6,245   $ (1,103)  $(24,043)
                                                       ========   ========   ========

     Pennzoil Products Group's net deferred tax liability (asset) is as follows:

                                                               YEAR ENDED DECEMBER 31
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
                                                              (EXPRESSED IN THOUSANDS)
Deferred tax liability......................................   $ 145,641     $ 102,851
Deferred tax asset..........................................    (166,745)     (140,347)
Valuation allowance.........................................      22,283        15,425
                                                               ---------     ---------
          Net deferred tax liability (asset)................   $   1,179     $ (22,071)
                                                               =========     =========

     Temporary differences and carryforwards which gave rise to significant portions of deferred tax assets and liabilities are as follows:

                                                               YEAR ENDED DECEMBER 31
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
                                                              (EXPRESSED IN THOUSANDS)
Property, plant and equipment...............................   $103,262      $ 64,091
Investments in foreign subsidiaries.........................    (17,256)      (24,591)
Postretirement benefit obligations..........................    (15,283)      (14,229)
Alternative minimum tax credit carryforward.................    (32,595)      (16,928)
Net operating loss carryforwards............................    (29,973)      (21,450)
Other, net..................................................    (29,259)      (24,389)
Valuation allowance.........................................     22,283        15,425
                                                               --------      --------
          Net deferred tax liability (asset)................   $  1,179      $(22,071)
                                                               ========      ========

                            PENNZOIL PRODUCTS GROUP

     The principal items accounting for the difference in income taxes on income from continuing operations computed at the federal statutory rate and income taxes as recorded are as follows:

                                                            YEAR ENDED DECEMBER 31
                                                          ---------------------------
                                                           1997     1996       1995
                                                          ------   -------   --------
                                                           (EXPRESSED IN THOUSANDS)
Income tax provision (benefit) at statutory rate........  $1,980   $(3,602)  $(27,050)
Increases (reductions) resulting from:
  State income taxes, net...............................   2,592     1,000      1,055
  Taxes on foreign income less than statutory rate......    (149)     (532)       (16)
  Nondeductible goodwill................................   1,173     1,173      1,300
  Other, net............................................     649       858        668
                                                          ------   -------   --------
Income tax provision (benefit)..........................  $6,245   $(1,103)  $(24,043)
                                                          ======   =======   ========

     The Internal Revenue Service is currently reviewing Pennzoil's 1995, 1994, and 1993 consolidated federal income tax returns.

     As of December 31, 1997, Pennzoil Products Group had a United States net operating loss carryforward of approximately $4.5 million, which is available to reduce future federal income taxes payable. Additionally, for the purposes of determining alternative minimum tax, an approximate $3.1 million net operating loss is available to offset future alternative minimum taxable income. Utilization of these regular and alternative minimum tax net operating losses, to the extent generated in separate return years, is limited based on the separate taxable income of Pennzoil Products Group, or its successor, generating the loss. If not used, these carryovers will expire in the years 2000 to 2006. In addition, Pennzoil Products Group has approximately $32.6 million of alternative minimum tax credits indefinitely available to reduce regular tax liability to the extent it exceeds the related alternative minimum tax otherwise due. All net operating loss and credit carryover amounts are subject to examination by the tax authorities.

     Pennzoil Products Group also had state net operating loss carryforwards, the tax effect of which was approximately $28.4 million as of December 31, 1997. A valuation allowance of approximately $20.6 million has been established to offset the portion of the deferred tax asset related to state tax loss carryforwards expected to expire before their utilization.

(8) DEBT

     Debt outstanding was as follows:

                                                                     DECEMBER 31
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
                                                              (EXPRESSED IN THOUSANDS)
Amounts due Pennzoil under revolving credit agreements......   $566,168      $552,479
Industrial Revenue Bonds ("IRBs")...........................     33,050        24,550
International debt facilities...............................     12,466        18,591
Other debt..................................................      6,645         7,203
                                                               --------      --------
          Total debt........................................    618,329       602,823
Less amounts classified as current maturities...............    232,359       217,999
                                                               --------      --------
          Total long-term debt..............................   $385,970      $384,824
                                                               ========      ========

     Pennzoil Products Group currently has revolving credit agreements with Pennzoil that provide for borrowings of up to $590 million through December 31, 1998 and $340 million through December 31, 2004.

                            PENNZOIL PRODUCTS GROUP

Amounts borrowed under the credit agreements bear interest at variable and fixed rates. At December 31, 1997 and 1996, there were $230.0 million and $216.8 million, respectively, outstanding classified as current liabilities -- payables to affiliate and $336.2 million and $335.7 million, respectively, outstanding classified as long-term debt-affiliated. The average interest rates applicable to amounts outstanding under these credit agreements during 1997 and 1996 were 9.8% and 9.9%, respectively. In December 1997, Pennzoil made a capital contribution of $30.0 million to the Company. This amount was reclassified from amounts outstanding under one of the revolvers to shareholder's equity. Interest associated with the affiliated debt was $56.4 million, $53.0 million and $50.6 million for the years ended December 31, 1997, 1996 and 1995, respectively.

     The IRBs were issued by the Industrial Development Board of the Parish of Caddo, Inc. On December 23, 1996, $24.6 million of the IRBs were issued and are scheduled for retirement on December 1, 2026. On December 19, 1997, $8.5 million were issued and are due on December 1, 2027. The proceeds from the bonds were used to help fund an upgrade to the Company's Shreveport refinery. The interest rate on the IRBs is currently reset weekly and interest payments are made every month.

     The Company's long-term credit facility with a Canadian bank provides for up to C$27 million through October 25, 1999. Outstanding borrowings under the credit facility totaled US$12.2 million and US$13.9 million at December 31, 1997 and 1996, respectively. The average interest rate applicable to amounts outstanding under the credit facility was 3.4% and 3.2% during 1997 and 1996, respectively.

     At December 31, 1997, aggregated maturities of long-term debt for the years ending December 31, 1998 through 2002 were $2.4 million, $.2 million, $.4 million, $.2 million and $.1 million, respectively. These maturities exclude the $566.2 million outstanding under the revolving credit agreements with Pennzoil.

(9) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

  Financial Instruments With Off-Balance-Sheet Risk

     Pennzoil Products Group is a party to various financial instruments with off-balance-sheet risk as part of its normal course of business, including financial guarantees and contractual commitments to extend financial guarantees, credit and other assistance to customers, franchisees and other third parties. These financial instruments involve, to varying degrees, elements of credit risk which are not recognized in Pennzoil Products Group's combined balance sheet.

     Other financial guarantees include debt and lease obligation guarantees with expiration dates of up to twenty years issued to third parties to guarantee the performance of customers and franchisees in the fast-lube industry. Commitments to extend credit are also provided to fast lube industry participants to finance equipment purchases, working capital needs and, in some cases, the acquisition of land and construction of improvements.

     Contractual commitments to extend credit and other assistance are in effect as long as certain conditions established in the respective contracts are met. Contractual commitments to extend financial guarantees are conditioned on the occurrence of specified events. The largest of these commitments is to provide a guarantee of letters of credit issued by third parties to meet the reinsurance requirements of Pennzoil Products Group's captive insurance subsidiary. This commitment has no stated maturity and is expected to vary in amount from year to year to meet the reinsurance requirements. Reserves established for reported and incurred but not reported insurance losses in the amounts of $31.6 million and $31.7 million have been recognized in Pennzoil Products Group's consolidated balance sheet as of December 31, 1997 and 1996, respectively. The credit risk to Pennzoil Products Group is mitigated by the insurance subsidiary's portfolio of high-quality, short-term investments used to collateralize the letters of credit. At December 31, 1997, the market value of the collateral represented approximately 122% of the estimated credit risk.

                            PENNZOIL PRODUCTS GROUP

     Following are the amounts related to Pennzoil Products Group's financial guarantees and contractual commitments to extend financial guarantees, credit and other assistance as of December 31, 1997 and 1996.

                                                                 CONTRACT OR
                                                               NOTIONAL AMOUNTS
                                                                 DECEMBER 31
                                                              ------------------
                                                               1997       1996
                                                              -------   --------
                                                                (EXPRESSED IN
                                                                  THOUSANDS)
Financial guarantees relating to Excel Paralubes............  $16,790   $255,900
Other financial guarantees..................................    5,159      8,305
Commitments to extend financial guarantees
  Guarantees of letters of credit...........................   28,535     20,825
  Other guarantees..........................................    9,557      7,383
                                                              -------   --------
          Total.............................................  $60,041   $292,413
                                                              =======   ========

     Pennzoil Products Group's exposure to credit losses in the event of nonperformance by the other parties to these financial instruments is represented by the contractual or notional amounts. Decisions to extend financial guarantees and commitments and the amount of remuneration and collateral required are based on management's credit evaluation of the counterparties on a case-by-case basis. The collateral held varies but may include accounts receivable, inventory, equipment, real property, securities and personal assets. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

  Concentrations of Credit Risk

     Pennzoil Products Group extends credit to various companies in the normal course of business. Within these industries, certain concentrations of credit risk exist. These concentrations of credit risk may be similarly affected by changes in economic or other conditions and may, accordingly, impact Pennzoil Products Group's overall credit risk. However, management believes that Pennzoil Products Group's receivables are well diversified, thereby reducing potential credit risk to Pennzoil Products Group, and that allowances for doubtful accounts are adequate to absorb estimated losses as of December 31, 1997. Pennzoil Products Group's policies concerning collateral requirements and the types of collateral obtained for on-balance-sheet financial instruments are the same as those described above under "Financial Instruments With Off-Balance-Sheet Risk."

     At December 31, 1997, receivables related to group concentrations in the motor oil and refined products and fast lube industries were $160.0 million and $31.5 million, respectively, compared with $137.9 million and $29.1 million, respectively, at December 31, 1996.

(10) FAIR VALUE OF FINANCIAL INSTRUMENTS

  Balance Sheet Financial Instruments

     The carrying amounts of Pennzoil Products Group's short-term financial instruments, including cash equivalents, other investments, trade accounts receivable, trade accounts payable and notes payable, approximate their fair values based on the short maturities of those instruments.

                            PENNZOIL PRODUCTS GROUP

     The following table summarizes the carrying amounts and estimated fair values of Pennzoil Products Group's other balance sheet financial instruments.

                                                      DECEMBER 31, 1997      DECEMBER 31, 1996
                                                     --------------------   --------------------
                                                                ESTIMATED              ESTIMATED
                                                     CARRYING     FAIR      CARRYING     FAIR
                                                      AMOUNT      VALUE      AMOUNT      VALUE
                                                     --------   ---------   --------   ---------
                                                              (EXPRESSED IN THOUSANDS)
Notes receivable...................................  $ 52,610   $ 51,314    $ 50,295   $ 48,889
Long-term debt.....................................    52,161     52,332      50,344     49,608
Amounts due to Pennzoil under revolving credit
  agreements.......................................   566,168    644,884     552,479    622,764

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument included above:

          Notes Receivable The estimated fair value of notes receivable is based on discounting future cash flows using estimated year-end interest rates at which similar loans have been made to borrowers with similar credit ratings for the same remaining maturities.

          Long-Term Debt The estimated fair value of long-term debt is based on quoted market prices or, where such prices are not available, on estimated year-end interest rates of debt with the same remaining average maturities and credit quality.

  Off-Balance-Sheet Financial Instruments

     The estimated fair value of certain financial guarantees written and commitments to extend financial guarantees was $3.3 million and $5.9 million as of December 31, 1997 and 1996, respectively. The estimated fair value of certain financial guarantees written and commitments to extend financial guarantees is based on the estimated cost to Pennzoil Products Group to obtain third party letters of credit to relieve Pennzoil Products Group of its obligations under such guarantees or, in the case of certain lease guarantees related to Jiffy Lube franchisees, the present value of expected future cash flows using a discount rate commensurate with the risks involved.

(11) COMMITMENTS AND CONTINGENCIES

  Environmental Matters

     Pennzoil Products Group is subject to certain laws and regulations relating to environmental remediation activities associated with past operations, such as the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), the Resource Conservation and Recovery Act and similar state statutes. In response to liabilities associated with these activities, accruals have been established when reasonable estimates are possible. Such accruals primarily include estimated costs associated with remediation. Pennzoil Products Group has not used discounting in determining its accrued liabilities for environmental remediation, and no claims for possible recovery from third party insurers or other parties related to environmental costs have been recognized in Pennzoil Products Group's combined financial statements. Pennzoil Products Group adjusts the accruals when new remediation responsibilities are discovered and probable costs become estimable, or when current remediation estimates must be adjusted to reflect new information.

     Certain of Pennzoil Products Group's subsidiaries are involved in matters in which it has been alleged that such subsidiaries are potentially responsible parties ("PRPs") under CERCLA or similar state legislation with respect to various waste disposal areas owned or operated by third parties. In addition, certain of Pennzoil Products Group's subsidiaries are involved in other environmental remediation activities, including the

                            PENNZOIL PRODUCTS GROUP
removal, inspection and replacement, as necessary, of underground storage tanks. As of December 31, 1997 and 1996, Pennzoil Products Group's combined balance sheet included accrued liabilities for environmental remediation of $11.6 million and $16.2 million, respectively. Of these reserves, $2.4 million and $2.1 million are reflected on the combined balance sheet as current liabilities as of December 31, 1997 and 1996, respectively, and $9.2 million and $14.1 million are reflected as other liabilities as of December 31, 1997 and 1996, respectively. Pennzoil Products Group does not currently believe there is a reasonable possibility of incurring additional material costs in excess of the current accruals recognized for such environmental remediation activities. With respect to the sites in which Pennzoil Products Group subsidiaries are PRPs, Pennzoil Products Group's conclusion is based in large part on (i) the availability of defenses to liability, including the availability of the "petroleum exclusion" under CERCLA and similar state laws, and/or (ii) Pennzoil Products Group's current belief that its share of wastes at a particular site is or will be viewed by the Environmental Protection Agency or other PRPs as being de minimis. As a result, Pennzoil Products Group's monetary exposure is not expected to be material beyond the amounts reserved.

  Class Action

     In April 1994, a lawsuit styled Lazy Oil, Inc. vs. Witco Corporation; Quaker State Corporation; and Pennzoil Company, was filed in the United States District Court for the Western District of Pennsylvania. Three other suits, Andreassi vs. Witco Corporation; Quaker State Corporation; and Pennzoil Company and Thomas A. Miller Oil vs. Witco Corporation; Quaker State Corporation; and Pennzoil Company, and Wynnewood Drilling Associates v. Witco Corporation; Quaker State Corporation; Quaker State Oil Refining Corporation; Pennzoil Company; and Pennzoil Products Company were also filed in 1994, containing allegations substantially identical to those in the Lazy Oil case. All four suits have been consolidated for discovery and trial. The consolidated case, styled Lazy Oil Co., John B. Andreassi and Thomas A. Miller Oil Co. on behalf of themselves and others similarly situated vs. Witco Corporation; Quaker State Corporation; Quaker State Oil Refining Corp.; Pennzoil Company and Pennzoil Products Company is currently pending in the United States District Court for the Western District of Pennsylvania, Erie Division.

     On December 31, 1997, the Court entered an order approving a settlement, over the objection of three of the four class representatives and certain other class members. Under the settlement, Pennzoil Products Group paid $9.7 million plus administrative costs. The objecting class representatives have given notice that they intend to appeal the approval of the settlement to the United States Court of Appeals for the Third Circuit. This class action suit brought by purchasers of "Penn Grade crude" alleged that, from 1981 to 1995, the defendants engaged in a combination and conspiracy in unreasonable restraint of trade in violation of Section 1 of the Sherman Act, by allegedly acting to fix, lower, maintain and stabilize the purchase price of "Penn Grade crude" sold by the plaintiffs and the other class members to the defendants. The plaintiffs also alleged that the defendants have fraudulently concealed their alleged combination and conspiracy. Plaintiffs' motion for class certification was not opposed by defendants, and the Court certified a class of plaintiffs consisting of all persons who sold "Penn Grade crude" to any of the defendants between 1981 and June 30, 1995. Pennzoil Products Group believes that the final outcome of these matters will not have a material adverse effect on its financial condition or results of operations.

  Texas Federal Court Employment Action

     In August 1996, a lawsuit styled Donna Alexander, et al. v. Pennzoil Company, et al., was filed in the United States District Court for the Southern District of Texas, Houston Division. Both PPC and JLI are named defendants. The amended complaint filed by eleven named plaintiffs alleges wrongful and illegal discrimination by Pennzoil and subsidiaries against African-American employees and seeks actual damages of $75.0 million and punitive damages of three times that amount. Pennzoil vigorously denies these allegations and will oppose plaintiff's efforts to have the case certified as a class action by the Court. Pennzoil Products

                            PENNZOIL PRODUCTS GROUP

Group believes that the final outcome of the case will not have a material effect on its combined financial condition or results of operations.

  Louisiana Federal Court Employment Action

     In September 1997, a lawsuit styled Kenneth Epperson, et al. vs. Pennzoil Co., et al., was filed in the United States District Court for the Western District of Louisiana, Shreveport Division. The amended complaint filed by nine named plaintiffs alleges discriminatory employment policies and practices against African-American and other minority employees and seeks attorney's fees and costs, various forms of injunctive and equitable relief, $50.0 million in damages for back pay, front pay, and emotional distress, and a minimum of three times that amount in punitive damages. Pennzoil vigorously denies these allegations and will oppose plaintiffs' efforts to have the case certified as a class action by the Court. Pennzoil Products Group believes that the final outcome of the case will not have a material effect on its financial condition or results of operations.

  Other

     Pennzoil Products Group is involved in various other claims, lawsuits and other proceedings relating to a wide variety of matters. While uncertainties are inherent in the final outcome of such matters and it is presently impossible to determine the actual costs that ultimately may be incurred, management currently believes that the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on Pennzoil Products Group's financial condition or results of operations.

(12) LEASES

  As Lessee

     Pennzoil Products Group leases various assets and office space with lease periods of one to 20 years. Additionally, Pennzoil Products Group leases sites and equipment which are subleased to franchisees or used in the operation of automotive fast lubrication and fluid maintenance service centers operated by Pennzoil Products Group. The typical lease period for the service centers is 20 years with escalation clauses generally increasing the lease payments by 9% every third year, with some leases containing renewal options generally for periods of five years. These leases, excluding leases for land that are classified as operating leases, are accounted for as capital leases and are capitalized using interest rates appropriate at the inception of each lease.

     Certain operating and capital lease payments are contingent upon such factors as the consumer price index or the prime interest rate with any future changes reflected in income as accruable. The effects of these changes are not considered material.

     Total operating lease rental expenses for Pennzoil Products Group were $55.1 million, $55.2 million and $56.4 million for 1997, 1996 and 1995, respectively. Interest expense related to Pennzoil Products Group's capital lease obligations was $8.6 million during 1997 and 1996 and $9.4 million in 1995.

                            PENNZOIL PRODUCTS GROUP

     Future minimum commitments under noncancellable leasing arrangements as of December 31, 1997 are as follows:

                                                                  AMOUNTS PAYABLE
                                                                     AS LESSEE
                                                              ------------------------
                                                               CAPITAL      OPERATING
                                                               LEASES         LEASES
                                                              ---------     ----------
                                                              (EXPRESSED IN THOUSANDS)
YEAR ENDING DECEMBER 31:
1998........................................................  $ 11,454       $ 53,564
1999........................................................    11,541         48,450
2000........................................................    11,675         44,380
2001........................................................    11,727         39,752
2002........................................................    11,606         37,284
Thereafter..................................................    67,717        236,320
                                                              --------       --------
Net minimum future lease payments...........................  $125,720       $459,750
                                                                             ========
Less interest...............................................    55,440
                                                              --------
Present value of net minimum lease payments at December 31,
  1997......................................................  $ 70,280
                                                              ========

     Assets recorded under capital lease obligations of $58.2 million and $13.3 million at December 31, 1997 are classified as property, plant and equipment and other assets, respectively, in the accompanying combined balance sheet. Assets recorded under capital lease obligations of $44.1 million and $13.4 million at December 31, 1996 are classified as property, plant and equipment and other assets, respectively, in the accompanying combined balance sheet.

  As Lessor

     Pennzoil Products Group owns or leases numerous service center sites which are leased or subleased to franchisees. Buildings owned or leased that meet the criteria for direct financing leases are carried at the gross investment in the lease less unearned income. Unearned income is recognized in such a manner as to produce a constant periodic rate of return on the net investment in the direct financing lease. Any buildings leased or subleased that do not meet the criteria for a direct financing lease and any land leased or subleased are accounted for as operating leases. The typical lease period is 20 years and some leases contain renewal options. The franchisee is responsible for the payment of property taxes, insurance and maintenance costs related to the leased property. The net investment in direct financing leases is classified as other assets in the accompanying combined balance sheet.

                            PENNZOIL PRODUCTS GROUP

     Future minimum lease payment receivables under noncancellable leasing arrangements as of December 31, 1997 are as follows:

                                                                 AMOUNTS RECEIVABLE
                                                                      AS LESSOR
                                                              -------------------------
                                                                DIRECT
                                                              FINANCING      OPERATING
                                                                LEASES         LEASES
                                                              ----------     ----------
                                                              (EXPRESSED IN THOUSANDS)
YEAR ENDING DECEMBER 31:
1998........................................................   $ 4,593        $ 11,996
1999........................................................     4,651          11,542
2000........................................................     4,723          11,347
2001........................................................     4,781          10,532
2002........................................................     4,814          10,063
Thereafter..................................................    28,648          56,026
                                                               -------        --------
Net minimum future lease payments...........................   $52,210        $111,506
                                                                              ========
Less unearned income........................................    22,626
                                                               -------
Net investment in direct financing leases at December 31,
  1997......................................................   $29,584
                                                               =======

(13) ACQUISITIONS AND DIVESTITURES

  Acquisition of Snap Automotive Products

     In November 1997, PPC acquired the marketing and distribution assets of Snap Automotive Products, Inc. ("Snap") for $41.0 million. The acquisition was accounted for using the purchase method of accounting, and the results of operations of Snap subsequent to November 1997 have been included in Pennzoil Products Group's combined statement of income.

  Acquisition of Viscosity Oil

     In September 1995, PPC acquired the assets of the Viscosity Oil division ("Viscosity Oil") of Case Corporation for $33.6 million. The acquisition was accounted for using the purchase method of accounting, and the results of operations of Viscosity Oil subsequent to September 1995 have been included in Pennzoil Products Group's combined statement of income.

                            PENNZOIL PRODUCTS GROUP

(14) SEGMENT FINANCIAL INFORMATION

     The tabular presentation below sets forth certain financial information regarding Pennzoil Products Group's industry segments for the years ended December 31, 1997, 1996 and 1995. Pennzoil Products Group's international operations historically have not been material to combined revenues, operating income and identifiable assets.

                                                              1997         1996         1995
                                                           ----------   ----------   ----------
                                                                 (EXPRESSED IN THOUSANDS)
REVENUES
Motor Oil & Refined Products.............................  $1,719,340   $1,694,285   $1,545,611
Fast Lube Operations.....................................     328,596      303,700      289,222
Intersegment Sales.......................................     (34,776)     (29,972)     (27,131)
                                                           ----------   ----------   ----------
                                                           $2,013,160   $1,968,013   $1,807,702
                                                           ----------   ----------   ----------
OPERATING INCOME (LOSS)
Motor Oil & Refined Products.............................  $   65,336   $   36,539   $  (11,259)
Fast Lube Operations.....................................       2,100        8,240       (5,210)
                                                           ----------   ----------   ----------
          Total operating income (loss)..................      67,436       44,779      (16,469)
Interest expense, net....................................      61,780       55,071       60,816
Income tax provision (benefit)...........................       6,245       (1,103)     (24,043)
                                                           ----------   ----------   ----------
Net income (loss)........................................  $     (589)  $   (9,189)  $  (53,242)
                                                           ==========   ==========   ==========
DEPRECIATION AND AMORTIZATION
Motor Oil & Refined Products.............................  $   43,051   $   32,078   $   34,000
Fast Lube Operations.....................................      21,439       19,840       21,549
IDENTIFIABLE ASSETS
Motor Oil & Refined Products.............................  $1,190,731   $1,003,180   $  915,818
Fast Lube Operations.....................................     368,892      367,319      362,849
CAPITAL EXPENDITURES
Motor Oil & Refined Products.............................  $  121,958   $  231,677   $  134,883
Fast Lube Operations.....................................      25,836       19,509       40,773

                                                                         ANNEX A












                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF APRIL 14, 1998,

                                     AMONG

                                PENNZOIL COMPANY

                           PENNZOIL PRODUCTS COMPANY

                           DOWNSTREAM MERGER COMPANY

                                      AND

                            QUAKER STATE CORPORATION

                               TABLE OF CONTENTS

ARTICLE 1  DEFINITIONS..............................................   A-1
ARTICLE 2  THE MERGER...............................................   A-7
  2.1   Distribution and Merger.....................................   A-7
  2.2   Effect on Capital Stock.....................................   A-7
  2.3   Cancellation of Stock.......................................   A-8
  2.4   Stockholders Meeting........................................   A-8
  2.5   Closing.....................................................   A-8
  2.6   Effective Time..............................................   A-8
  2.7   Closing of Transfer Books...................................   A-8
  2.8   Exchange of Certificates....................................   A-8
        Quaker State Employee Stock Options, Restricted Stock and
 2.9..  Performance Shares..........................................  A-10
ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF PENNZOIL...............  A-11
  3.1   Organization, Qualification, Etc............................  A-11
  3.2   Corporate Authority; No Violation, Etc......................  A-11
  3.3   Information Supplied........................................  A-12
  3.4   Brokers or Finders..........................................  A-12
ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF PENNZOIL AND PPC.......  A-12
  4.1   Organization, Qualification, Etc............................  A-12
  4.2   Capital Stock and Other Matters.............................  A-13
  4.3   Corporate Authority; No Violation...........................  A-13
  4.4   Affiliate Transactions......................................  A-14
  4.5   PPC Financial Statements....................................  A-14
  4.6   Absence of Certain Changes or Events........................  A-15
  4.7   Investigations; Litigation..................................  A-15
  4.8   Licenses; Compliance with Laws..............................  A-15
  4.9   Proxy Statement/Prospectus; Registration Statement..........  A-16
  4.10  Information Supplied........................................  A-16
  4.11  Environmental Matters.......................................  A-16
  4.12  Tax Matters.................................................  A-17
  4.13  Benefit Plans...............................................  A-17
  4.14  Labor Matters...............................................  A-18
  4.15  Intellectual Property Matters...............................  A-19
  4.16  Material Contract Defaults..................................  A-19
  4.17  Brokers or Finders..........................................  A-19
  4.18  Certain Board Findings......................................  A-19
  4.19  Vote Required...............................................  A-19
  4.20  Stockholder Approval........................................  A-19
  4.21  Certain Payments............................................  A-20
  4.22  Joint Ventures..............................................  A-20
  4.23  Reincorporation.............................................  A-20
  4.24  Assets......................................................  A-20
  4.25  Franchising Matters.........................................  A-20
  4.26  Loans.......................................................  A-21

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF QUAKER STATE...................................................       A-21
  5.1      Organization, Qualification, Etc.................................................................       A-21
  5.2      Capital Stock and Other Matters..................................................................       A-21
  5.3      Corporate Authority; No Violation................................................................       A-22
  5.4      Quaker State Reports and Financial Statements....................................................       A-22
  5.5      Absence of Certain Changes or Events.............................................................       A-23
  5.6      Investigations; Litigation.......................................................................       A-23
  5.7      Licenses; Compliance with Laws...................................................................       A-23
  5.8      Proxy Statement/Prospectus; Registration Statement...............................................       A-24
  5.9      Information Supplied.............................................................................       A-24
  5.10     Environmental Matters............................................................................       A-24
  5.11     Tax Matters......................................................................................       A-25
  5.12     Benefit Plans....................................................................................       A-25
  5.13     Labor Matters....................................................................................       A-27
  5.14     Intellectual Property Matters....................................................................       A-27
  5.15     Material Contract Defaults.......................................................................       A-27
  5.16     Certain Payments.................................................................................       A-27
  5.17     Opinion of Quaker State Financial Advisor........................................................       A-28
  5.18     Brokers or Finders...............................................................................       A-28
  5.19     Quaker State Rights Agreement....................................................................       A-28
  5.20     Takeover Statutes................................................................................       A-28
  5.21     Certain Board Findings...........................................................................       A-28
  5.22     Vote Required....................................................................................       A-28
ARTICLE 6  COVENANTS AND AGREEMENTS.........................................................................       A-28
  6.1      Conduct of Business by Quaker State Pending the Merger...........................................       A-28
  6.2      Conduct of Business by PPC and Pennzoil Pending the Merger.......................................       A-32
  6.3      Cooperation......................................................................................       A-36
  6.4      Proxy Statement/Prospectus.......................................................................       A-37
  6.5      Letter of PPC's Accountants......................................................................       A-37
  6.6      Letter of Quaker State's Accountants.............................................................       A-37
  6.7      PPC Employee Stock Options, Incentive and Benefit Plans..........................................       A-37
  6.8      Employee Benefit Plans...........................................................................       A-38
  6.9      Investigation....................................................................................       A-38
  6.10     Reasonable Efforts; Further Assurances, Etc......................................................       A-39
  6.11     No Solicitation..................................................................................       A-39
  6.12     Director and Officer Indemnification; Insurance..................................................       A-40
  6.13     Rule 145 Affiliates..............................................................................       A-41
  6.14     Public Announcements.............................................................................       A-41
  6.15     Defense of Litigation............................................................................       A-41
  6.16     Notification.....................................................................................       A-41
  6.17     Debt Instruments.................................................................................       A-42
  6.18     Quaker State Rights Plan.........................................................................       A-42
ARTICLE 7  CONDITIONS TO THE MERGER.........................................................................       A-42
  7.1      Conditions to the Obligations of PPC, Pennzoil and Quaker State to Effect the Merger.............       A-42
  7.2      Additional Conditions to the Obligations of PPC..................................................       A-43
  7.3      Additional Conditions to the Obligations of Quaker State.........................................       A-44
ARTICLE 8  TERMINATION, AMENDMENT AND WAIVERS...............................................................       A-45
  8.1      Termination......................................................................................       A-45
  8.2      Effect of Termination............................................................................       A-46
  8.3      Termination Fee..................................................................................       A-46
  8.4      Amendment........................................................................................       A-46
  8.5      Waivers..........................................................................................       A-46

ARTICLE 9  MISCELLANEOUS....................................................................................       A-47
  9.1      Survival of Representations, Warranties and Agreements; Indemnification..........................       A-47
  9.2      Expenses.........................................................................................       A-48
  9.3      Notices..........................................................................................       A-48
  9.4      Certain Construction Rules.......................................................................       A-48
  9.5      Severability.....................................................................................       A-49
  9.6      Assignment; Binding Effect.......................................................................       A-49
  9.7      No Third Party Beneficiaries.....................................................................       A-49
  9.8      Limited Liability................................................................................       A-49
  9.9      Entire Agreement.................................................................................       A-49
  9.10     Governing Law....................................................................................       A-49
  9.11     Counterparts.....................................................................................       A-49
  9.12     Retention Pay Program............................................................................       A-50

EXHIBITS:
  Exhibit A   Form of Distribution Agreement
  Exhibit B   Certificate of Incorporation of PPC
  Exhibit C   Bylaws of PPC
  Exhibit D   Initial Officers of PPC after the Effective Time
  Exhibit E   PPC 1998 Incentive Plan
  Exhibit F   Form of Rule 145 Affiliate Agreements
  Exhibit G   Retention Pay Program

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of April 14, 1998, is among Pennzoil Company, a Delaware corporation ("Pennzoil"), Pennzoil Products Company, a Delaware corporation ("PPC"), Downstream Merger Company, a Delaware corporation and a wholly owned subsidiary of PPC ("Merger Sub"), and Quaker State Corporation, a Delaware corporation ("Quaker State").

     A. Business Separation. PPC has heretofore distributed to Pennzoil certain oil and gas assets that have historically been operated by Pennzoil. Prior to the Distribution Date (as such term and other capitalized terms are defined in Article I hereof), Pennzoil intends to cause the transfer to PPC or a wholly owned subsidiary of PPC the capital stock of certain Pennzoil subsidiaries that are engaged in phases of the PPC Business heretofore carried on by PPC (the "Contribution"); and Pennzoil and PPC shall take the further steps set forth in
Section 2.02 of the Distribution Agreement to separate more completely the PPC Business from the Pennzoil Business.

     B. The Distribution. On the Distribution Date, Pennzoil intends to distribute all of the issued and outstanding shares of PPC Common Stock on a pro rata basis (the "Distribution") to the holders as of the Record Date of the outstanding common stock of Pennzoil, par value $0.831/3 per share ("Pennzoil Common Stock").

     C. The Merger. At the Effective Time, the parties intend to effect a merger of Merger Sub with and into Quaker State, with Quaker State being the surviving corporation (the "Merger"), and Quaker State becoming a wholly owned subsidiary of PPC.

     D. Intended Tax Consequences. The parties to this Agreement intend that the Contribution and the Distribution qualify under Sections 355 and 368 of the Code, that the Merger qualify under Section 368 of the Code, and that no gain or loss for federal income tax purposes be recognized as a result of the transactions described herein or in the Transaction Agreements.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     "Affiliate" shall mean, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement, no member of either Group shall be deemed an Affiliate of any member of the other Group.

     "Agreement" shall mean this Agreement and Plan of Merger, together with all exhibits and schedules attached hereto.

     "Alternative Award" shall have the meaning specified in Section 2.9.

     "Approved for Listing" shall mean, with respect to shares of PPC Common Stock, that such shares have been approved for listing on the NYSE, subject to official notice of issuance.

     "Award" shall have the meaning specified in Section 2.9.

     "Canceled Award" shall have the meaning specified in Section 2.9.

     "Certificate of Merger" shall have the meaning specified in Section 2.6.

     "Certificates" shall have the meaning specified in Section 2.3.

     "Closing" shall have the meaning specified in Section 2.5.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Confidentiality Agreement" shall mean the Confidentiality Agreement, dated as of December 30, 1997, between Pennzoil and Quaker State.

     "Contract" shall mean any loan or credit agreement, note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice or other binding agreement, obligation or commitment.

     "Controlling Person" shall have the meaning specified in Section 9.1(b).

     "DGCL" shall mean the General Corporation Law of the State of Delaware.

     "Disclosure Schedules" shall mean, collectively, the Pennzoil Disclosure Schedule, the PPC Disclosure Schedule and the Quaker State Disclosure Schedule.

     "Distribution" shall have the meaning set forth in the Recitals hereto.

     "Distribution Agreement" shall mean the Distribution Agreement in the form attached hereto as Exhibit A, between Pennzoil and PPC, pursuant to which certain transfers will be made between Pennzoil and certain of its Affiliates and PPC and certain of its Affiliates and shares of PPC Common Stock will be distributed to the stockholders of Pennzoil, with such additions, deletions and other modifications thereto that are agreed in writing by Pennzoil and PPC, with a Quaker State Consent.

     "Distribution Date" shall mean the date and time that the Distribution shall become effective.

     "Effective Time" shall have the meaning specified in Section 2.6.

     "Employee Benefits Agreement" shall mean the Employee Benefits Agreement between Pennzoil and PPC, in the form attached to the Distribution Agreement, with such additions, deletions and other modifications thereto that are mutually agreed upon in writing by Pennzoil and PPC, with a Quaker State Consent.

     "Environmental Law" shall mean any and all foreign, federal, state or local statute, rule, regulation or ordinance, as well as any order, decree, determination, judgment or injunction issued, promulgated, approved or entered thereunder by any Governmental Authority, including requirements of common law, relating to pollution or the protection, cleanup or restoration of the environment, or to human health, including the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation, and Liability Act and the Federal Toxic Substances Control Act.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean, with respect to any Person, any other Person or any trade or business, whether or not incorporated, that, together with such first Person would be deemed a "single employer" within the meaning of section 4001(b) of ERISA.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

     "Exchange Agent" shall have the meaning specified in Section 2.8(a).

     "Exchange Fund" shall have the meaning specified in Section 2.8(a).

     "GAAP" shall mean United States generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

     "Governmental Authority" shall mean any foreign, federal, state or local court, administrative agency, board, bureau or commission or other governmental department, authority or instrumentality.

     "Hazardous Material" shall mean any hazardous or toxic substance or material regulated under Environmental Laws, and includes without limitation petroleum and any derivative thereof.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "HSR Agencies" shall mean the Federal Trade Commission and the Antitrust Division of the Department of Justice.

     "IRS" shall mean the U.S. Internal Revenue Service.

     "JLI" shall mean Jiffy Lube International, Inc., a Nevada corporation.

     "Licenses" shall mean any license, ordinance, authorization, permit, certificate, variance, exemption, order, franchise or approval from any Governmental Authority, domestic or foreign.

     "Losses" shall have the meaning set forth in Section 9.1(b).

     "Material Adverse Effect," with respect to any Person, shall mean a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or on the ability of such Person to perform its obligations hereunder or under the other Transaction Agreements.

     "Merger" shall have the meaning specified in Section 2.1(c).

     "Merger Sub" shall have the meaning specified in the preamble hereto.

     "NYSE" shall mean the New York Stock Exchange, Inc.

     "Option" shall have the meaning specified in Section 2.9.

     "Order" shall have the meaning specified in Section 6.10(a).

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "Pennzoil" shall have the meaning specified in the preamble hereof.

     "Pennzoil Common Stock" shall have the meaning set forth in the Recitals hereto.

     "Pennzoil Disclosure Schedule" shall mean the schedule prepared and delivered by Pennzoil to Quaker State as of the date of this Agreement, setting forth, among other things, certain information that, to the extent provided herein, qualifies certain representations, warranties and agreements of Pennzoil made in this Agreement.

     "Pennzoil-PPC Agreements" shall have the meaning specified in Section 4.4.

     "Pennzoil Group" shall mean Pennzoil and the Pennzoil Subsidiaries immediately after the Distribution Date.

     "Pennzoil Subsidiaries" shall mean all direct and indirect Subsidiaries of Pennzoil immediately after the Distribution Date.

     "Person" shall mean a natural person, corporation, company, partnership, limited partnership or other entity, including a Governmental Authority.

     "PPC" shall have the meaning specified in the preamble hereof.

     "PPC 1998 Incentive Plan" shall mean the PPC 1998 Incentive Plan in the form attached as Exhibit E hereto, with such additions, deletions and other modifications that are mutually agreed upon by Pennzoil and PPC, with a Quaker State Consent.

     "PPC Acquisition" shall mean, in each case other than in connection with the Merger or as otherwise specifically contemplated by this Agreement or the Transaction Agreements, (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving PPC or any Significant Subsidiary of PPC other than any merger of PPC with or into

Quaker State or any wholly owned Subsidiary of Quaker State or the merger of Quaker State with or into PPC or any wholly owned subsidiary of PPC; (ii) any sale, lease, exchange, transfer or other disposition of the PPC Assets or any of its Subsidiaries constituting 5% or more of the consolidated PPC Assets or accounting for 5% or more of the consolidated revenues of PPC in any one transaction or in a series of related transactions; (iii) any tender offer, exchange offer or any similar transaction or series of related transactions made by any Person involving PPC Common Stock or the capital stock of any Subsidiary of PPC; (iv) the acquisition by any Person (other than Quaker State or any of its Affiliates) of beneficial ownership (as determined pursuant to Rule 13d-3 of the Exchange Act) or the formation of any group (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership (as determined pursuant to Rule 13d-3 of the Exchange Act) of more than five percent of PPC Common Stock or any stock of any Subsidiaries of PPC (other than any such beneficial ownership thereof arising solely from beneficial ownership of Pennzoil Common Stock); or
(v) any other substantially similar transaction or series of related transactions that would hinder the consummation of the transactions contemplated by, or otherwise defeat the purposes of, this Agreement or the other Transaction Agreements.

     "PPC Acquisition Proposal" shall mean any proposal (other than in connection with the Merger or as otherwise specifically contemplated by this Agreement or the other Transaction Agreements) regarding a PPC Acquisition.

     "PPC Assets" shall mean the assets used in, held for use in connection with or necessary for the conduct of, or otherwise material to the business or operations of, the PPC Business, including, without limitation, those assets being transferred to PPC pursuant to the Distribution Agreement.

     "PPC Benefit Plans" shall have the meaning specified in Section 4.13(a).

     "PPC Business" shall mean the businesses and operations conducted by PPC, the PPC Subsidiaries and Affiliates of PPC and JLI and its Affiliates prior to the Distribution Date.

     "PPC Common Stock" shall mean the Common Stock, par value $.10 per share, of PPC.

     "PPC Disclosure Schedule" shall mean the schedule prepared and delivered by PPC to Quaker State as of the date of this Agreement, setting forth, among other things, certain information that, to the extent provided herein, qualifies certain representations, warranties and agreements of PPC made in this Agreement.

     "PPC Employee" shall have the meaning specified in Section 4.13(a).

     "PPC Financial Statements" shall have the meaning specified in Section 3.5.

     "PPC Group" shall mean PPC and the PPC Subsidiaries.

     "PPC Preferred Stock" shall mean the Preferred Stock, par value $1.00 per share, of PPC.

     "PPC Subsidiaries" shall mean all direct and indirect Subsidiaries of PPC immediately after the Distribution Date.

     "PPC Voting Debt" shall have the meaning specified in Section 4.2.

     "Pro Forma Financial Statements" shall have the meaning specified in
Section 4.5.

     "Proxy Statement/Prospectus" shall mean the proxy statement/prospectus to be distributed to the stockholders of Quaker State in connection with the Merger and the transactions contemplated by this Agreement, including any preliminary proxy statement/prospectus or definitive proxy statement/prospectus filed with the SEC in accordance with the terms and provisions hereof. The Proxy Statement/Prospectus shall constitute a part of the Registration Statement on Form S-4.

     "Quaker State" shall have the meaning specified in the preamble hereof.

     "Quaker State Acquisition" shall mean, in each case other than in connection with the Merger or as otherwise specifically contemplated by this Agreement (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving Quaker State or any Significant Subsidiary of Quaker State other than any merger of Quaker State with or into PPC or any wholly owned Subsidiary of PPC or the merger of PPC with or into Quaker State or a wholly owned Subsidiary of Quaker State; (ii) any sale, lease, exchange, transfer or other disposition of the assets of Quaker State or any of its Subsidiaries constituting 5% or more of the consolidated assets of Quaker State or accounting for 5% or more of the consolidated revenues of Quaker State in any one transaction or in a series of related transactions; (iii) any tender offer, exchange offer or any similar transaction or series of related transactions made by any Person involving Quaker State Capital Stock or the capital stock of any Subsidiary of Quaker State; (iv) the acquisition by any Person (other than PPC or any of its Affiliates) of beneficial ownership (as determined pursuant to Rule 13d-3 of the Exchange Act) or the formation of any group (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership (as determined pursuant to Rule 13d-3 of the Exchange Act) of more than five percent of Quaker State Capital Stock or any stock of any Subsidiaries of Quaker State; or (v) any other substantially similar transaction or series of related transactions that would hinder the consummation of the transactions contemplated by, or otherwise defeat the purposes of, this Agreement or the other Transaction Agreements.

     "Quaker State Acquisition Proposal" shall mean any proposal (other than in connection with the Merger or as specifically contemplated by this Agreement) regarding a Quaker State Acquisition.

     "Quaker State Benefit Plans" shall have the meaning set forth in Section 5.12(a).

     "Quaker State Capital Stock" shall mean the capital stock, par value $1.00 per share, of Quaker State.

     "Quaker State Consent" shall mean the consent of Quaker State, which consent shall not be unreasonably delayed or withheld.

     "Quaker State Disclosure Schedule" shall mean the schedule prepared and delivered by Quaker State to PPC as of the date of this Agreement, setting forth, among other things, certain information that, to the extent provided herein, qualifies certain representations, warranties and agreements of Quaker State made in this Agreement.

     "Quaker State Employees" shall have the meaning set forth in Section
5.12(a).

     "Quaker State Rights" shall have the meaning specified in Section 5.19.

     "Quaker State Rights Agreement" shall mean the Rights Agreement, dated as of September 28, 1995, between Quaker State and Mellon Securities Trust Company, as Rights Agent.

     "Quaker State SEC Documents" shall have the meaning specified in Section 5.4(e).

     "Quaker State Share Price" shall have the meaning set forth in Section 2.9.

     "Quaker State Stock Plans" shall mean have the meaning specified in Section 2.9.

     "Quaker State Stockholders Meeting" shall have the meaning specified in
Section 2.4(a).

     "Quaker State Voting Debt" shall have the meaning specified in Section 5.2.

     "Registration Statements" shall mean the Registration Statement on Form S-4 to be filed by PPC with the SEC to effect the registration under the Securities Act of the shares of PPC Common Stock into which shares of Quaker State Capital Stock will be converted pursuant to the Merger and a registration statement on Form 10 (or, if such form is not appropriate, the appropriate form pursuant to the Exchange Act) to be filed by PPC with the SEC to effect the registration of PPC Common Stock pursuant to the Exchange Act.

     "Requisite Approval" shall have the meaning specified in Section 5.22.

     "Retention Pay Program" shall have the meaning specified in Section 9.12.

     "Return" shall mean any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Rule 145 Affiliate" shall have the meaning specified in Section 6.14.

     "Rule 145 Affiliate Agreement" shall have the meaning specified in Section 6.14.

     "SEC" shall mean the U.S. Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

     "Section 355 Ruling" shall have the meaning set forth in Section 6.2(u).

     "Share Award" shall have the meaning specified in Section 2.9.

     "Significant Subsidiary" shall have the meaning set forth in Rule 1-02 of Regulation S-X of the Exchange Act.

     "Subsidiary" shall mean, with respect to any Person, a corporation, partnership or other entity in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has either (i) a majority ownership in the equity thereof, (ii) the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors or other governing body of such entity, (iii) the title or function of general partner, or the right to designate the Person having such title or function or (iv) control thereof and, in the case of PPC, shall include the corporate entities that have been or are being transferred to PPC by Pennzoil as described or provided in the Distribution Agreement, including without limitation JLI.

     "Surviving Corporation" shall have the meaning set forth in Section 2.1(c).

     "Tax" shall mean all federal, state, local and foreign income, profits, value-added, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

     "Tax Separation Agreement" shall mean the Tax Separation Agreement to be entered into between Pennzoil and PPC in the form attached to the Distribution Agreement, with such additions, deletions and other modifications thereto that are mutually agreed upon in writing by Pennzoil, PPC and Quaker State.

     "Termination Date" shall mean the date, if any, on which this Agreement is terminated pursuant to Section 8.1.

     "Termination Fee" shall have the meaning specified in Section 8.3(a).

     "Trademark License Agreement" shall mean the Trademark License Agreement to be entered into between Pennzoil and PPC in the form attached to the Distribution Agreement, with such additions, deletions and other modifications thereto that are mutually agreed to in writing by Pennzoil and PPC, with a Quaker State Consent.

     "Transaction Agreements" shall mean this Agreement, the Distribution Agreement, the Employee Benefits Agreement, the Trademark License Agreement, the Transition Services Agreement, the Tax Separation Agreement and the other agreements, if any, entered into or to be entered into in connection with the Distribution as contemplated by Article II or Section 8.15 of the Distribution Agreement.

     "Transition Services Agreement" shall mean the Transition Services Agreement to be entered into between Pennzoil and PPC in the form attached to the Distribution Agreement, with such additions, deletions and other modifications thereto that are mutually agreed upon in writing by Pennzoil and PPC, with a Quaker State Consent.

                                   ARTICLE 2

                                   THE MERGER

     2.1  Distribution and Merger.

     (a) Subject to the terms and conditions of the Distribution Agreement, prior to the Distribution Date, the parties thereto shall effect the various transactions contemplated by the Distribution Agreement.

     (b) Immediately prior to the Effective Time, the issued and outstanding capital stock of Merger Sub shall consist of 1,000 shares of common stock, all of which shall be owned by PPC. Prior to the Effective Time and except as specifically contemplated by this Agreement or as mutually approved in writing by PPC and Quaker State, PPC shall cause Merger Sub not to conduct any business operations, enter into any Contract (other than this Agreement), acquire any assets or incur any liabilities.

     (c) At the Effective Time: (i) Merger Sub shall be merged with and into Quaker State (the "Merger"), the separate existence of Merger Sub shall cease and Quaker State shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation"); (ii) the Certificate of Incorporation of Quaker State immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation; and (iii) the Bylaws of Quaker State as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

     (d) The directors of Quaker State at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, the officers of Quaker State at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws. The Board of Directors of PPC immediately after the Effective Time shall consist of nine directors, five of which will be designated by PPC, three of which will be designated by Quaker State and one of which will be the President and Chief Operating Officer of PPC. Two of the directors designated by Quaker State and four of the directors designated by PPC will be independent directors. The Certificate of Incorporation and Bylaws of PPC immediately prior to the Effective Time will be substantially in the forms attached hereto as Exhibit B and Exhibit C, respectively, except (i) for such changes that are agreed to by Pennzoil and PPC, with a Quaker State Consent, and (ii) that prior to the Distribution Date, the name of PPC will be changed to a name mutually agreed to by PPC and Quaker State. The initial officers of PPC after the Effective Time shall be as set forth in Exhibit D hereto. The President and Chief Operating Officer of PPC will be selected by a committee of the Board of Directors of PPC comprised of two directors selected by Quaker State and two directors selected by PPC, acting by the affirmative vote of a majority of the members of such committee.

     (e) The Merger shall have the effects set forth in this Article 2 and the applicable provisions of the DGCL.

     2.2 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Quaker State:

          (a) Each share of Quaker State Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.2(b)) shall be automatically converted into the right to receive .8204 fully paid and nonassessable share(s) of PPC Common Stock.

          (b) Each share of Quaker State Capital Stock held by Quaker State as treasury stock and each share of Quaker State Capital Stock owned by PPC or any wholly owned Subsidiary of PPC or Quaker State, in each case immediately prior to the Effective Time, shall be canceled and shall cease to exist and no stock or other consideration shall be delivered in exchange therefor.

          (c) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of Quaker State Capital Stock.

     2.3 Cancellation of Stock. Each share of Quaker State Capital Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with Section 2.2, shall no longer be outstanding and shall automatically be canceled and shall cease to exist. Each holder of a certificate that, immediately prior to the Effective Time, represented outstanding shares of Quaker State Capital Stock (collectively, the "Certificates") shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any such Certificate, a certificate representing the shares of PPC Common Stock to which such holder is entitled pursuant to Section 2.2 and any cash in lieu of fractional shares of PPC Common Stock to be issued or paid in consideration therefor in accordance with Section 2.8(c), without interest.

     2.4  Stockholders Meeting.

     (a) As promptly as practicable following the date hereof and the effectiveness of the Registration Statements and subject to Section 6.11(b), Quaker State shall call a special meeting of its stockholders (the "Quaker State Stockholders Meeting") to be held as promptly as practicable for the purpose of voting upon (i) the adoption of the Merger Agreement and (ii) any related matters. This Agreement shall be submitted for adoption to the stockholders of Quaker State at such special meeting. Quaker State shall deliver to Quaker State's stockholders the Proxy Statement/Prospectus in definitive form in connection with the Quaker State Stockholders Meeting at the time and in the manner provided by the applicable provisions of the DGCL, the Exchange Act and Quaker State's Certificate of Incorporation and Bylaws and shall conduct the Quaker State Stockholders Meeting and the solicitation of proxies in connection therewith in compliance with such statutes, charter and bylaws.

     (b) Subject to Section 6.11(b), the Board of Directors of Quaker State shall recommend that Quaker State stockholders adopt this Agreement and approve the transactions contemplated hereby, and such recommendations shall be set forth in the Proxy Statement/Prospectus.

     2.5 Closing. Unless the transactions herein contemplated shall have been abandoned and this Agreement terminated pursuant to Section 8.1, the closing of the Merger and the other transactions contemplated hereby (the "Closing") shall take place at the offices of PPC at 10:00 a.m., Central time, on the date on which the last of the conditions set forth in Article 7 is fulfilled or waived (except for those conditions that, by the express terms thereof, are not capable of being satisfied until the Effective Time), or at such other time and place as PPC and Quaker State shall agree in writing.

     2.6 Effective Time. Upon the terms and subject to the conditions of this Agreement, as soon as practicable at or after the Closing, a certificate of merger shall be filed with the Secretary of State of the State of Delaware with respect to the Merger (the "Certificate of Merger"), in such form as is required by, and executed in accordance with, the applicable provisions of the DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger or at such later time as the parties hereto may agree and as is provided in the Certificate of Merger. The date and time at which the Merger shall become so effective is herein referred to as the "Effective Time."

     2.7 Closing of Transfer Books. From and after the Effective Time, the stock transfer books of Quaker State shall be closed and no transfer shall be made of any shares of capital stock of Quaker State that were outstanding immediately prior to the Effective Time.

     2.8  Exchange of Certificates.

     (a) Exchange Agent. Prior to the Effective Time, PPC or Pennzoil shall deposit with such bank or trust company as shall be agreed upon by PPC and Quaker State (the "Exchange Agent"), for the benefit of holders of shares of Quaker State Capital Stock and for exchange in accordance with this Article 2, through the Exchange Agent, certificates representing the shares of PPC Common Stock (such shares of PPC Common Stock, together with any dividends or distributions with respect thereto to which the holders thereof may be entitled pursuant to Section 2.8(c), being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.2 in exchange for outstanding shares of Quaker State Capital Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the PPC Common Stock contemplated to be issued pursuant to
Section 2.2 from the shares of stock held in the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

     (b) Exchange Procedures. As promptly as practicable after the Effective Time, PPC shall cause the Exchange Agent to mail or deliver to each holder of record of a Certificate or Certificates whose shares were converted pursuant to
Section 2.2 into the right to receive shares of PPC Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as PPC and Quaker State may reasonably specify) and (ii) instructions for the use of such letter of transmittal in effecting the surrender of the Certificates in exchange for certificates representing the shares of PPC Common Stock that such holder has the right to receive pursuant to this Article 2. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by PPC, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of PPC Common Stock that such holder has the right to receive pursuant to this Article 2 (and cash in lieu of any fractional shares of PPC Common Stock, as contemplated by Section 2.8(e)) (and any dividends or distributions pursuant to Section 2.8(c)), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Quaker State Capital Stock that is not registered in the transfer records of Quaker State, a certificate representing the proper number of shares of PPC Common Stock may be issued to a transferee only on the condition that the Certificate formerly representing such shares of Quaker State Capital Stock is presented to the Exchange Agent, properly endorsed, and accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid or that no such taxes are applicable. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of PPC Common Stock and cash in lieu of any fractional shares of PPC Common Stock, as contemplated by Section 2.8(e) (and any dividends or distributions pursuant to Section 2.8(c)). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the PPC Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto.

     If any Certificate shall have been lost, stolen, mislaid or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, mislaid or destroyed, PPC shall cause to be delivered in exchange for such lost, stolen, mislaid or destroyed Certificate the consideration deliverable in respect thereof as determined in accordance with this Article 2. When authorizing the delivery of such consideration in exchange therefor, PPC may, in its sole discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen, mislaid or destroyed Certificate to give PPC a bond, in form and substance reasonably satisfactory to PPC, and in such sum as PPC may reasonably direct, as indemnity against any claim that may be made against PPC or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen, mislaid or destroyed.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to PPC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of PPC Common Stock which such holder is entitled to receive pursuant to the terms hereof and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.8(e) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following the surrender of any such Certificate, there shall be paid to the record holder of the certificates representing shares of PPC Common Stock issued in exchange therefor, without interest (i) at the time of such surrender, the amount of cash payable in lieu of a fractional share of PPC Common Stock to which such holder is entitled pursuant to Section 2.8(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of PPC Common Stock and (ii) at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Certificate and a payment date subsequent to the surrender of such Certificate payable with respect to such whole shares of PPC Common Stock. PPC shall deposit in the Exchange Fund all such dividends and distributions.

     (d) No Further Ownership Rights in Quaker State Capital Stock. All shares of PPC Common Stock issued upon the surrender for exchange of Certificates formerly representing shares of Quaker State Capital Stock (including any cash paid pursuant to Section 2.8(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Quaker State Capital Stock subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by Quaker State on such shares of Quaker State Capital Stock in accordance with the terms of this Agreement or prior to the date hereof and that remain unpaid at the Effective Time. If, after the Effective Time, Certificates are presented to PPC or Quaker State for any reason, they shall be canceled and exchanged as provided in this
Article 2.

     (e) No Fractional Shares. Notwithstanding anything herein to the contrary, no certificate or scrip representing fractional shares of PPC Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of PPC. All fractional shares of PPC Common Stock that a holder of Quaker State Capital Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying (i) the closing sale price per share of PPC Common Stock on the NYSE on the business day preceding the Effective Time, if the stock is being traded on such date, or if the stock is not being traded on such date, the closing sale price per share of PPC Common Stock on the NYSE on the first business day that such stock is traded, by (ii) the fraction of a share of PPC Common Stock to which such holder would otherwise have been entitled. PPC shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares as aforesaid. Alternatively, PPC shall have the option of instructing the Exchange Agent to aggregate all fractional shares of PPC Common Stock, sell such shares in the public market and distribute to holders of Quaker State Capital Stock who otherwise would have been entitled to such fractional shares of PPC Common Stock a pro rata portion of the proceeds of such sale. No such cash in lieu of fractional shares of PPC Common Stock shall be paid to any holder of Quaker State Capital Stock until Certificates formerly representing such Quaker State Capital Stock are surrendered and exchanged in accordance with Section 2.8(b).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund and any cash in lieu of fractional shares of PPC Common Stock made available to the Exchange Agent that remains undistributed to the former stockholders of Quaker State on the one-year anniversary of the Effective Time shall be delivered to PPC, upon demand, and any stockholders of Quaker State who have not theretofore complied with this Article 2 shall thereafter look only to PPC for payment of their claim for PPC Common Stock and any cash in lieu of fractional shares of PPC Common Stock and any dividends or distributions with respect to PPC Common Stock.

     (g) No Liability. Neither PPC nor the Surviving Corporation shall be liable to any holder of a Certificate or any holder of shares of PPC Common Stock for shares of PPC Common Stock (or dividends or distributions with respect thereto or with respect to Quaker State Capital Stock) or cash in lieu of fractional shares of PPC Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.9 Quaker State Employee Stock Options, Restricted Stock and Performance Shares. In accordance with the terms of the Quaker State 1994 Stock Incentive Plan, 1994 Non-Employee Directors Stock Option Plan and 1986 Stock Option Plan (the "Quaker State Stock Plans"), each option to acquire shares of Quaker State Capital Stock (each, an "Option") and restricted or performance share award (each, a "Share Award") granted to an employee, officer or director of Quaker State under the Quaker State Stock Plans and outstanding immediately prior to the Effective Time (an Option or a Share Award, an "Award") shall, immediately prior to the Effective Time, become vested or exercisable. Unless otherwise agreed by PPC, Quaker State and the holder of an Award as contemplated by this
Section 2.9, Quaker State shall cause all requisite action to be taken so that as of the Effective Time, each Award outstanding immediately prior to the Effective Time shall be canceled or repurchased and the holder of such an Award shall be entitled to receive an amount of cash (less any required withholding or other similar taxes) equal to (a) for each share of Quaker State Capital Stock subject to an Option, an amount in cash equal to the excess, if any, of (i) the greater of

(x) $23.00 and (y) the average closing trading prices per share of Quaker State Capital Stock on the three business days immediately preceding the Effective Time on the NYSE (such higher amount, the "Quaker State Share Price") over (ii) the per share exercise price of such Option, and (b) for each share of Quaker State Capital Stock subject to a Share Award, the Quaker State Share Price. Quaker State shall use its reasonable best efforts to obtain all necessary consents of the holders of Awards to the cancellation or repurchase of Awards in accordance with this Section 2.9. If Quaker State and the holder of an Award agree, instead of receiving the cash payment provided for in this Section 2.9 for all or a portion of his or her Award, the holder shall receive an alternative award (the "Alternative Award") under the PPC 1998 Incentive Plan. Any such Alternative Award shall (a) be in substitution for such Award under the applicable stock option plan of Quaker State (the "Canceled Award"); (b) provide rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under the corresponding Canceled Award, including but not limited to, an identical or better vesting schedule; (c) have economic value substantially equivalent to the value of the corresponding Canceled Award; and (d) have terms and conditions which provide that, in the event that the employment of the grantee of such Alternative Award is involuntarily or constructively terminated, any conditions on such grantee's rights under, or any restrictions on exercisability applicable to, each such Alternative Award shall be waived or shall lapse, as the case may be. For purposes of subclause (c) of the immediately preceding sentence, economic equivalent value shall be determined in the case of the Canceled Award, based on the Quaker State Share Price, and, in the case of the substitute award for PPC Common Stock, the value of the PPC Common Stock used under the Employee Benefits Agreement for converting the Pennzoil equity based awards into an award for PPC Common Stock.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF PENNZOIL

     Pennzoil represents and warrants to and agrees with Quaker State and PPC as follows:

     3.1 Organization, Qualification, Etc. Pennzoil is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     3.2 Corporate Authority; No Violation, etc. Pennzoil has the corporate power and authority to enter into each Transaction Agreement and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Pennzoil of each Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Pennzoil. This Agreement has been duly executed and delivered by Pennzoil and constitutes a legal, valid and binding agreement of Pennzoil, enforceable against Pennzoil in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). As of the Distribution Date, each other Transaction Agreement will have been duly executed and delivered by Pennzoil and will constitute a legal, valid and binding agreement of Pennzoil, enforceable against Pennzoil in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). None of the execution and delivery by Pennzoil of this Agreement or any other Transaction Agreement, the consummation by Pennzoil of the transactions contemplated hereby or thereby or compliance by Pennzoil with any of the provisions hereof or thereof will (a) violate or conflict with any provisions of Pennzoil's Certificate of Incorporation or Bylaws; (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person, except (i) as set forth in Section 3.2 of the Pennzoil Disclosure Schedule or (ii)'where the failure to so obtain, make or file such consents, approvals, authorizations, permits, registrations, declarations, filings or notifications, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on PPC; (c) result in a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Contract to which Pennzoil or any of its Subsidiaries or PPC or any of its Subsidiaries is a party or by which

Pennzoil or any of its Subsidiaries or PPC or any of its Subsidiaries or any of the PPC Assets is bound or affected, except (i) s set forth in Section 3.2 of the Pennzoil Disclosure Schedule or (ii) for any such defaults, terminations, cancellations, amendments, accelerations or losses that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on PPC; (d) result in the creation of a lien, pledge, security interest, claim or other encumbrance on any of the issued and outstanding shares of PPC Common Stock, capital stock of any PPC Subsidiary or on any of the PPC Assets pursuant to any Contract to which Pennzoil or any of its Subsidiaries (including PPC and its Subsidiaries) is a party or by which PPC or its Subsidiaries or any of the PPC Assets is bound or affected except (i) as set forth in Section 3.2 of the Pennzoil Disclosure Schedule or (ii) for any such liens, pledges, security interests or encumbrances which, individually or in the aggregate would not be reasonably likely to have a Material Adverse Effect on PPC; or (e) violate or conflict with any order, writ, injunction, decree, law, ordinance, rule or regulation applicable to Pennzoil or any of its Subsidiaries (including PPC and its Subsidiaries), or any of the properties, business or assets of any of the foregoing, except (i) as set forth in Section 3.2 of the Pennzoil Disclosure Schedule or (ii) violations and conflicts that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on PPC. Section 3.2 of the Pennzoil Disclosure Schedule identifies all consents, approvals and authorizations of any Governmental Authority that are legally required to be obtained by Pennzoil for the consummation of the transactions contemplated by the Transaction Agreements.

     3.3 Information Supplied. All documents that Pennzoil is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby and by the other Transaction Agreements will comply in all material respects with the provisions of applicable law. All information supplied or to be supplied by Pennzoil in any document filed with any Governmental Authority in connection with the transactions contemplated hereby and by the other Transaction Agreements will be, at the time of filing, at the Distribution Date and at the Effective Time, true and correct in all material respects, except where the failure of such information to be true and correct, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on PPC.

     3.4 Brokers or Finders. Except as set forth in Section 3.4 of the Pennzoil Disclosure Schedule, no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by Pennzoil or any of its Subsidiaries, directors, officers or employees, to any financial advisory, broker's, finder's or similar fee or commission, to reimbursement of expenses or to indemnification or contribution, in each case, by PPC or its Subsidiaries in connection with any of the transactions contemplated by this Agreement or the other Transaction Agreements.

                                   ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF PENNZOIL AND PPC

     Pennzoil and PPC, jointly and severally, represent and warrant to Quaker State as follows and in each case after giving effect to the transactions contemplated by the Distribution Agreement (unless otherwise explicitly stated):

     4.1 Organization, Qualification, Etc. Each of PPC and Merger Sub is and will be upon the Effective Time a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. PPC has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on PPC. The copies of the PPC Certificate of Incorporation and Bylaws in existence on the date hereof are included as part of Section 4.1 of the PPC Disclosure Schedule and are complete and correct and in full force and effect on the date hereof. Each of PPC's Significant Subsidiaries is a corporation or (as indicated in Section 4.1 of the PPC Disclosure Schedule) other legal entity duly organized, validly existing and, to the extent such concept or similar concept exists in the relevant jurisdiction, in good standing under the laws of the state or other jurisdiction of its incorporation or other organization, has all requisite power and authority to

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own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on PPC. All of the Subsidiaries of PPC and their respective jurisdictions of incorporation or organization (together with a designation of those Subsidiaries constituting Significant Subsidiaries of PPC) are identified in Section 4.1 of the PPC Disclosure Schedule.

     4.2 Capital Stock and Other Matters. The authorized capital stock of PPC consists of 100,000,000 shares of PPC Common Stock and 10,000,000 shares of PPC Preferred Stock. At the Distribution Date, (i) there will be issued and outstanding 47,669,227 shares of PPC Common Stock (the number of outstanding shares of Pennzoil Common Stock as of April 13, 1998, as adjusted on a one-for-one basis for any increase or decrease in the number of outstanding shares of Pennzoil Common Stock after such date, in accordance with the terms of this Agreement); (ii) no shares of PPC Common Stock will be held by PPC in its treasury; (iii) no shares of PPC Preferred Stock will be issued and outstanding; and (iv) no bonds, debentures, notes or other indebtedness of PPC or any of its Subsidiaries having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of shares of capital stock of PPC (including PPC Common Stock) may vote ("PPC Voting Debt") will be issued or outstanding. None of such shares of PPC Common Stock will be subject to preemptive rights. Except as set forth in this Section 4.2 or contemplated by
Section 7.3(d), there are not now outstanding, nor will there be outstanding at the Effective Time, (i) any shares of capital stock of PPC, PPC Voting Debt or other voting securities of PPC, (ii) any securities of PPC or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of PPC, PPC Voting Debt or other voting securities of PPC or PPC Common Stock or
(iii) except as specified in Section 6.7, the Employee Benefits Agreement,
Section 4.2 of the PPC Disclosure Schedule or in the PPC 1998 Incentive Plan in the form of Exhibit E attached hereto, any options, warrants, calls, rights (including preemptive rights), commitments or other Contracts (other than certain Transaction Agreements) to which PPC or any of its Subsidiaries is a party or by which PPC or any of its Subsidiaries will be bound obligating PPC or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, or otherwise relating to, shares of capital stock of PPC or any PPC Voting Debt or other voting securities of PPC or any of its Subsidiaries or obligating PPC or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or Contract. There are no stockholder agreements, voting trusts or other Contracts (other than the Distribution Agreement) to which PPC is a party or by which it is bound relating to the voting or transfer of any shares of capital stock of PPC. The authorized capital stock of Merger Sub will consist of 1,000 shares of common stock, all of which, immediately prior to the Distribution Date, will be owned by PPC.

     4.3 Corporate Authority; No Violation. PPC has the corporate power and authority to enter into each Transaction Agreement and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by PPC of each Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of PPC. Merger Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly authorized by all requisite corporate action on the part of Merger Sub and has been duly executed and delivered by Merger Sub and constitutes a legal, valid and binding agreement of Merger Sub, enforceable against Merger Sub in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). This Agreement has been duly executed and delivered by PPC and constitutes a legal, valid and binding agreement of PPC, enforceable against PPC in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). As of the Distribution Date, each other Transaction Agreement will have been duly executed and delivered by PPC and will constitute a legal, valid and binding agreement of PPC, enforceable against PPC in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability

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of equitable remedies). Merger Sub is not a party to any Contract except this
Agreement, and has no obligations or liabilities except under this Agreement and costs incidental to its incorporation in the State of Delaware. None of the execution and delivery by PPC of this Agreement or any other Transaction Agreement, the consummation by PPC of the transactions contemplated hereby or thereby, or compliance by PPC with any of the provisions hereof or thereof will
(a) violate or conflict with any provision of PPC's Certificate of Incorporation or Bylaws; (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person, except (i) as set forth in Section 4.3 of the PPC Disclosure Schedule or (ii) where the failure to so obtain, make or file such consents, approvals, authorizations, permits, registrations, declarations, filings or notifications, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on PPC; (c) result in a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which PPC or any of its Subsidiaries is a party or by which PPC or any of its Subsidiaries or any of the PPC Assets is bound or affected, except (i) as set forth in Section 4.3 of the PPC Disclosure Schedule or (ii) for any such defaults, terminations, cancellations, amendments, accelerations or losses that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on PPC; (d) result in the creation of a lien, pledge, security interest, claim or other encumbrance on any of the issued and outstanding shares of PPC Common Stock or capital stock of any PPC Subsidiaries or on any of the PPC Assets pursuant to any Contract to which PPC or any of its Subsidiaries is a party or by which PPC or any of its Subsidiaries or any of the PPC Assets is bound or affected except (i) as set forth in Section 4.3 of the PPC Disclosure Schedule or (ii) for such liens, pledges, security interests, claims or encumbrances that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on PPC; or (e) violate or conflict with any order, writ, injunction, decree, law, ordinance, rule or regulation applicable to PPC or any of its Subsidiaries, or any of the properties, businesses or assets of any of the foregoing, except (i) as set forth in Section 4.3 of the PPC Disclosure Schedule or (ii) violations and conflicts that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on PPC. Section 4.3 of the PPC Disclosure Schedule identifies all consents, approvals and authorizations of any Governmental Authority that are legally required to be obtained by PPC for the consummation of the transactions contemplated by the Transaction Agreements.

     4.4 Affiliate Transactions. Except as set forth in Section 4.4 of the PPC Disclosure Schedule (such agreements described therein referred to as the "Pennzoil-PPC Agreements") and except for the other Transaction Agreements, there are no material Contracts between (i) PPC or any of its Subsidiaries, on the one hand, and (ii) Pennzoil or any of its Affiliates (other than PPC and its Subsidiaries), on the other hand. PPC has made available to Quaker State complete and correct copies of the Pennzoil/PPC Agreements. Each of the Pennzoil/PPC Agreements is in full force and effect on the date hereof.

     4.5 PPC Financial Statements. PPC has previously made available to Quaker State complete and correct copies of audited combined financial statements of PPC and JLI as of and for the period ended December 31, 1997 (including any related notes and schedules thereto, the "1997 PPC Financial Statements"). PPC has previously made available to Quaker State pro forma combined financial statements for PPC and JLI (as described by Rule 11-01 of Regulation S-X of the Exchange Act) after giving effect to the transactions described in or contemplated by the Distribution Agreement, and as described in the notes to such financial statements, as of and for the period ended December 31, 1997 (including any related notes and schedules thereto, the "1997 Pro Forma Financial Statements"). In addition, PPC will have provided to Quaker State within 30 days of the date hereof (i) audited combined financial statements of PPC and JLI as of and for the periods ended December 31, 1995 and 1996 (together with the 1997 PPC Financial Statements, the "PPC Financial Statements"), and
(ii) pro forma combined financial statements of PPC and JLI as of and for the period ended December 31, 1996 (together with the 1997 Pro Forma Financial Statements, the "Pro Forma Financial Statements") and any and all other financial statements required to be included by Regulation S-X of the Exchange Act in the Registration Statements and the Proxy Statement/Prospectus. The PPC Financial Statements fairly present or will fairly present in all material respects the combined financial position of PPC and JLI as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the dates then ended. The Pro Forma

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

Financial Statements fairly present or will fairly present in all material respects in accordance with Rule 11-01 of Regulation S-X of the Exchange Act, and any other pro forma financial statements prepared in accordance with this
Section 4.5 will fairly present in all material respects in accordance with Rule 11-01 of Regulation S-X of the Exchange Act, the combined financial position of the PPC and JLI as of the dates thereof, and the results of operations and changes in financial position or other information included therein for the periods or as of the dates then ended. The PPC Financial Statements and the Pro Forma Financial Statements have been or will be prepared in accordance with GAAP, and on a consistent basis. Except as set forth in the footnotes to the 1997 PPC Financial Statements, the 1997 Pro Forma Financial Statements or as set forth in Section 4.5 of the PPC Disclosure Schedule, PPC and its Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities incurred in the ordinary course of business since December 31, 1997 or (ii) liabilities and obligations that, individually or in the aggregate (together with those described in clause
(i)), would not be reasonably likely to have a Material Adverse Effect on PPC.

     4.6 Absence of Certain Changes or Events. Except as specifically contemplated by this Agreement or the other Transaction Agreements or as set forth in Section 4.6 of the PPC Disclosure Schedule, since December 31, 1997, the PPC Business has been conducted only in the ordinary course and (i) there has not been, occurred or arisen any change in, or any event (including any damage, destruction or loss whether or not covered by insurance), condition or state of facts of any character that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on PPC, whether or not arising in the ordinary course of business, and (ii) none of Pennzoil, PPC or any of their respective Subsidiaries has taken or failed to take any action the taking of which or failure of which to take, as the case may be, would have caused PPC to have violated the provisions of Section 6.2 if they had then been applicable to PPC and its Subsidiaries during such period.

     4.7  Investigations; Litigation.

     (a) No investigation or review by any Governmental Authority with respect to Pennzoil, PPC or any of their respective Subsidiaries is pending, or to the best of Pennzoil's or PPC's knowledge, threatened, nor has any Governmental Authority indicated to Pennzoil or PPC or any of their respective Subsidiaries an intention to conduct the same, except (i) as set forth in Section 4.7(a) of the PPC Disclosure Schedule and (ii) with respect to such investigations and reviews the outcome of which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on PPC.

     (b) Except as set forth in Section 4.7(b) of the PPC Disclosure Schedule, there is no action, suit or proceeding pending or, to the best of PPC's knowledge, threatened against or affecting Pennzoil, PPC or any of their respective Subsidiaries at law or in equity, or before any Governmental Authority, that, if adversely determined, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on PPC. There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against Pennzoil, PPC or any of their respective Subsidiaries that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on PPC.

     (c) The investigations and reviews listed on Schedule 4.7(a) and the actions, suits and proceedings listed on Schedule 4.7(b) pertain entirely or predominantly to the PPC Business.

     4.8 Licenses; Compliance with Laws. PPC and its Subsidiaries hold all Licenses that are required for the conduct of the PPC Business, as presently conducted and as proposed to be conducted, except such Licenses for which the failure to so hold, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on PPC. PPC and its Subsidiaries are in compliance with the terms of all such Licenses so held, except where the failure so to comply, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on PPC. PPC and its Subsidiaries are in compliance with all, and have received no notice of any violation (as yet unremedied) of any laws, ordinances or regulations of any Governmental Authority applicable to any of them or their respective operations the noncompliance with which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on PPC.

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     4.9  Proxy Statement/Prospectus; Registration Statement. None of the
information regarding Pennzoil or its Subsidiaries or PPC or its Subsidiaries or the transactions contemplated by this Agreement or any other Transaction Agreement provided by Pennzoil or PPC specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus or the Registration Statements will, in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto and at the time of the Quaker State Stockholders Meeting, or, in the case of each Registration Statement, at the time it becomes effective, at the time of the Quaker State Stockholders Meeting, at the Distribution Date and at the Effective Time contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statements will comply in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, except that no representation is made by Pennzoil or PPC with respect to information provided by Quaker State specifically for inclusion in, or incorporation by reference into, the Registration Statements.

     4.10 Information Supplied. All documents that PPC or Pennzoil is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby or by any other Transaction Agreement will comply in all material respects with the provisions of applicable law. All information supplied or to be supplied by PPC or Pennzoil in any document filed with any Governmental Authority in connection with the transactions contemplated hereby or by any other Transaction Agreement will be, at the time of filing and at the Effective Time, true and correct in all material respects, except where the failure to be true and correct, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on PPC.

          4.11 Environmental Matters. Except as set forth in Section 4.11 of the PPC Disclosure Schedule:

          (a) Each of PPC and its Subsidiaries has obtained all licenses, permits and other authorizations under Environmental Laws required for the conduct and operation of its business and is in compliance and at all times has been in compliance with the terms and conditions contained therein, and is in compliance and at all times has been in compliance with all applicable Environmental Laws, except where the failure to obtain such licenses, permits and other authorizations, the non-compliance with the terms and conditions contained therein or the non-compliance with other provisions of applicable Environmental Laws would not, individually or in the aggregate, create a Material Adverse Effect on PPC.

          (b) Each of PPC and its Subsidiaries is not subject to any environmental indemnification obligation regarding businesses formerly owned or operated by PPC or regarding properties formerly owned or leased by PPC except for indemnification obligations that would not, individually or in the aggregate, create a Material Adverse Effect on PPC.

          (c) There is no condition on, at or under any property (including, without limitation, the air, soil and ground water) currently or formerly owned, leased or used by PPC or any of its Subsidiaries or created by PPC's or any PPC Subsidiary's operations that would create liability for PPC under applicable Environmental Laws, except for liability that would not, individually or in the aggregate, create a Material Adverse Effect on PPC.

          (d) There are no past or present actions, activities, circumstances, events or incidents (including but not limited to the release, emission, discharge, presence or disposal of any Hazardous Material) that are reasonably likely to form the basis of a claim under Environmental Laws that individually or in the aggregate, would create a Material Adverse Effect on PPC.

          (e) PPC has made available to Quaker State all material site assessments, compliance audits, and other similar studies in its possession, custody or control relating to (i) the environmental conditions on, under or about the properties or assets currently or formerly owned, leased, operated or used by PPC, any of its Subsidiaries or any predecessor in interest thereto and (ii) any Hazardous Materials used, managed, handled, transported, treated, generated, stored, discharged, emitted, or otherwise released by PPC, any

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     of its Subsidiaries or any other person on, under, about or from any of the properties currently or formerly owned or leased, or otherwise in connection with the use or operation of any of the properties owned or leased, or otherwise in connection with the use or operation of any of the properties and assets of PPC or any of its Subsidiaries, or their respective businesses and operations.

     4.12  Tax Matters.

     (a) Except as set forth in Section 4.12 of the PPC Disclosure Schedule, (i) all material Returns relating to PPC and the PPC Subsidiaries required to be filed have been filed, (ii) all such Returns are true and correct in all material respects, (iii) all Taxes shown as due and payable on such Returns, and all material Taxes (whether or not reflected on such Returns) relating to PPC or any PPC Subsidiaries required to be paid, have been paid, (iv) all Taxes relating to PPC and the PPC Subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the date of the Closing (which are not yet due and payable) have been properly reserved for in the 1997 Pro Forma Financial Statements and (v) PPC and the PPC Subsidiaries have duly and timely withheld all material Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Authority.

     (b) Except as set forth in Section 4.12 of the PPC Disclosure Schedule, no written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to PPC or any PPC Subsidiary, and no power of attorney with respect to any such Taxes has been filed or entered into with any Governmental Authority.

     (c) Except as set forth in Section 4.12 of the PPC Disclosure Schedule, (i) no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Return of PPC or any PPC Subsidiary as to which any taxing authority has asserted in writing any claim which, if adversely determined, would have a Material Adverse Effect on PPC and (ii) no Governmental Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which PPC or any PPC Subsidiary may be liable with respect to income and other material Taxes which have not been fully paid or finally settled.

     (d) Except as set forth in Section 4.12 of the PPC Disclosure Schedule, none of PPC or any PPC Subsidiary (i) is a party to or bound by or has any obligation under any written Tax Separation, sharing or similar agreement or arrangement other than the Tax Separation Agreement, (ii) is or has been a member of any consolidated, combined or unitary group for purposes of filing Returns or paying Taxes or (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local law.

     (e) Except as set forth in Section 4.12 of the PPC Disclosure Schedule, none of the PPC Assets is subject to any Tax lien (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings and which have been properly reserved for in the books and records of PPC).

     4.13  Benefit Plans.

     (a) Section 4.13(a) of the PPC Disclosure Schedule lists each "employee benefit plan" (as defined in Section 3(3) of ERISA), and all other employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, whether or not subject to ERISA and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by PPC or any of its Subsidiaries, to which PPC or any of its Subsidiaries is a party or in which any person who is currently, has been or, on or prior to the Effective Time, is expected to become an employee of PPC (a "PPC Employee") is a participant (the "PPC Benefit Plans"). Neither PPC, any of its Subsidiaries nor any ERISA Affiliate thereof has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing PPC Benefit Plan that would affect any PPC Employee. PPC has heretofore delivered or made available to Quaker State true and complete copies of each PPC Benefit Plan and any amendments thereto (or if the plan is not a written plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent

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determination letter received from the IRS with respect to each such plan intended to qualify under Section 401 of the Code.

     (b) No liability under Title IV (including, without limitation, Sections 4069 and 4212(c) of ERISA) or Section 302 of ERISA has been incurred by PPC, any of its Subsidiaries or any ERISA Affiliate thereof that has not been satisfied in full, and no condition exists that presents a material risk to PPC, any of its Subsidiaries or any ERISA Affiliate thereof of incurring any such liability, other than liability for premiums due the PBGC (which premiums have been paid when due). Except as set forth on Section 4.13(b) of the PPC Disclosure Schedule, the present value of accrued benefits under each PPC Benefit Plan that is subject to Title IV of ERISA, determined based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

     (c) Except as set forth on Section 4.13(c) of the PPC Disclosure Schedule,
(i) no PPC Benefit Plan is a "multiemployer pension plan," as defined in Section 3(37) of ERISA, and (ii) none of PPC, any of its Subsidiaries or any ERISA Affiliate has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA, which has not been satisfied in full.

     (d) Except as set forth in Section 4.13(d) of the PPC Disclosure Schedule, each PPC Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code. All contributions required to be made with respect to any PPC Benefit Plan have been timely made. There are no pending or, to the knowledge of PPC or Pennzoil, threatened claims by, on behalf of or against any of the PPC Benefit Plans or any assets thereof, other than routine benefit claim matters, that, if adversely determined could, individually or in the aggregate, result in a material liability for PPC or any of its Subsidiaries and no matter is pending (other than routine qualification determination filings, copies of which have been furnished to Quaker State or will be promptly furnished to Quaker State when made) with respect to any of the PPC Benefit Plans before the IRS, the United States Department of Labor or the PBGC.

     (e) Each PPC Benefit Plan intended to be "qualified" within the meaning of
Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, each trust maintained under any PPC Benefit Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements and, in either such case, no event has occurred or condition is known to exist that would reasonably be expected to adversely affect such tax-qualified status for any such PPC Benefit Plan or any such trust.

     (f) Except as set forth in Section 4.13(f) of the PPC Disclosure Schedule, no PPC Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of PPC or any Subsidiary of PPC for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

     4.14 Labor Matters. Except as set forth in Section 4.14 of the PPC Disclosure Schedule, neither PPC nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization, nor is PPC or any of its Subsidiaries the subject of any proceeding asserting that PPC or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving PPC or any of its Subsidiaries pending or, to the best of PPC's or Pennzoil's knowledge, threatened, that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on PPC. There are no labor controversies pending or, to the best of PPC's or Pennzoil's knowledge, threatened against PPC or any of its Subsidiaries that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on PPC. Except as set forth in Section 4.14 of the PPC Disclosure Schedule, since January 1, 1996, there have been no claims initiated by any labor organization to represent any employees of PPC not currently represented by a labor organization.

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     4.15  Intellectual Property Matters. PPC and its Subsidiaries own or
possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and service marks, know-how and other proprietary rights and information used or held for use in connection with the business of PPC and its Subsidiaries as currently conducted or as proposed to be conducted immediately after the Effective Time (including in connection with services provided by PPC and its Subsidiaries to third parties), except where the failure to own or possess such items, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on PPC. To the best of Pennzoil's or PPC's knowledge, there is no assertion or claim challenging the validity of any of the foregoing that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on PPC. The conduct of the business of PPC and its Subsidiaries as currently conducted or as proposed to be conducted immediately after the Effective Time does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, copyright, service mark, trade secret, know-how or other proprietary rights or information of any third party that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on PPC. To the best of Pennzoil's or PPC's knowledge, there are no infringements of any proprietary rights owned by or licensed by or to PPC or any PPC Subsidiary that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on PPC.

     4.16 Material Contract Defaults. Neither Pennzoil, PPC nor any of their respective Subsidiaries is in default in any respect under any Contract to which it or any of its Subsidiaries is a party or by which it or any such Subsidiary is bound, which default, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on PPC, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

     4.17 Brokers or Finders. Except as set forth in Section 4.17 of the PPC Disclosure Schedule (which includes a description of any amounts payable), no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by Pennzoil, PPC or any of their respective Subsidiaries, directors, officers or employees, to any financial advisory, broker's, finder's or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement or any other Transaction Agreement.

     4.18 Certain Board Findings. The Board of Directors of PPC, at a meeting duly called and held, (i) has approved this Agreement and the other Transaction Agreements and (ii) has determined that the Transaction Agreements and the transactions contemplated hereby and thereby, taken together, are fair to, and in the best interests of, PPC and the holder of its capital stock.

     4.19 Vote Required. The only vote of stockholders of PPC required under any of the DGCL, the NYSE rules or PPC's Certificate of Incorporation and Bylaws to approve the transactions contemplated by the Transaction Agreements, including, without limitation, to consummate the Merger, to issue PPC Common Stock to the stockholders of Quaker State pursuant to the Merger and to amend the Certificate of Incorporation of PPC to change the name of PPC is the affirmative vote of the sole holder of the outstanding shares of PPC Common Stock prior to the Distribution Date.

     4.20 Stockholder Approval. As of the date hereof, the sole stockholder of PPC is Pennzoil. Immediately after execution of this Agreement, Pennzoil will deliver to PPC a written consent of PPC's sole stockholder in compliance with
Section 228 of the DGCL with respect to all aspects of the Transaction Agreements and the transactions contemplated hereby and thereby which require the consent of PPC's stockholders under the DGCL, the NYSE rules, PPC's Certificate of Incorporation or PPC's bylaws. The approval of Pennzoil's stockholders is not required to effect the transactions contemplated by the Distribution Agreement, this Agreement, including, without limitation, the Distribution and the Merger, or any other Transaction Agreement. Upon delivery of such written consent, the approval of PPC's stockholders after the Distribution Date will not be required to effect the transactions contemplated by the Merger Agreement, including, without limitation, the Merger, unless this Agreement is amended in accordance with Section 251(d) of the DGCL after the Distribution Date and such approval is required, solely as a result of such

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amendment, under the DGCL, the NYSE rules, PPC's Certificate of Incorporation or
PPC's Bylaws or by the IRS.

     4.21 Certain Payments. Except as disclosed in Section 4.21 of the PPC Disclosure Schedule and except as contemplated by the other Transaction Agreements, no PPC Benefit Plan or employment arrangement, no similar plan or arrangement sponsored or maintained by Pennzoil in which any PPC Employee is a participant and no contractual arrangements between PPC and any third party exists that could result in the payment to any current, former or future director, officer, shareholder or employee of PPC or any of its Subsidiaries, or of any entity the assets or capital stock of which have been acquired by PPC or a PPC Subsidiary, of any money or other property or rights or accelerate or provide any other rights or benefits to any such individual as a result of the consummation of the transactions contemplated by the Transaction Agreements (including the Distribution), whether or not (a) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code) or (b) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

     4.22 Joint Ventures. PPC is a party to the joint venture agreements listed in Section 4.22 of the PPC Disclosure Schedule (the "JV Agreements"). Each of the JV Agreements is in full force and effect and, to the knowledge of Pennzoil and PPC, enforceable against the other party or parties thereto (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). The PPC Financial Statements and the Pro Forma Financial Statements accurately reflect and will accurately reflect in all material respects all assets and liabilities of PPC under the JV Agreements. No consent from any party to any JV Agreement is required thereunder to consummate the transactions contemplated by any of the Transaction Agreements. None of the other parties to any of the JV Agreements has any right, or shall have any right as a result of the execution, delivery or performance of this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, to purchase any of PPC's interest in any joint venture listed in Section 4.22 of the PPC Disclosure Schedule or to terminate any JV Agreement.

     4.23 Reincorporation. In March 1998, PPC was "reincorporated" in Delaware by (i) Pennzoil Products Company, a Nevada corporation ("PPC-Nevada"), forming a wholly owned Delaware subsidiary ("PPC-Delaware"), (ii) PPC-Nevada merging into PPC-Delaware, with PPC-Delaware being the surviving corporation, and (iii) PPC-Delaware thereafter changing its name to Pennzoil Products Company (the "Reincorporation"). The Reincorporation of PPC in Delaware was consummated in accordance with the DGCL and all applicable provisions of Nevada corporate law. The Reincorporation was duly authorized by all requisite corporate action on the part of PPC. All consents under any Contract to which PPC or any of its Subsidiaries was then a party and all governmental consents, approvals, authorizations, permits, declarations, filings or notifications necessary to consummate the Reincorporation were duly obtained or made, except where the failure to so obtain or make, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on PPC.

     4.24 Assets. Except as set forth in Section 4.24 of the PPC Disclosure Schedule, after giving effect to the transactions described in or contemplated by the Distribution Agreement, PPC, together with its Subsidiaries, will own all PPC Assets. Section 4.24 of the PPC Disclosure Schedule lists all services currently provided to PPC or any PPC Subsidiary by Pennzoil or any of its Affiliates. Each of PPC and Pennzoil and their respective Subsidiaries (as the case may be) has maintained all the PPC Assets in working order and operating condition, subject only to ordinary wear and tear, and all PPC Assets are adequate and suitable in all material respects for the purposes for which they are presently being used. The PPC Assets constitute all the assets, properties and rights related to or required for the conduct of the PPC Business except for the services to be provided pursuant to the Transition Services Agreement.

     4.25 Franchising Matters. Each of PPC and its Subsidiaries has made or caused to be made all required federal and state filings relating to its franchising arrangements, and neither PPC nor any of its Subsidiaries has received notice from any Governmental Authority alleging that any information given to franchisees or prospective franchisees (including franchising circulars) fails to comply with applicable law,

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except where any such failure, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on PPC.

     4.26 Loans. Section 4.26 of the PPC Disclosure Schedule sets forth each currently outstanding loan exceeding $100,000 in principal amount made by PPC or any of its Subsidiaries to any Person.

                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF QUAKER STATE

     Quaker State represents and warrants to and agrees with PPC that, except as otherwise set forth in the Quaker State SEC Documents:

     5.1 Organization, Qualification, Etc. Quaker State is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Quaker State. The copies of the Quaker State Certificate of Incorporation and Bylaws included as part of Section 5.1 of the Quaker State Disclosure Schedule are complete and correct and in full force and effect on the date hereof. Each of Quaker State's Significant Subsidiaries is a corporation or (as indicated in Section 5.1 of the Quaker State Disclosure Schedule) other legal entity duly organized, validly existing and, to the extent such concept or similar concept exists in the relevant jurisdiction, in good standing under the laws of the state or other jurisdiction of its incorporation or other organization, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Quaker State. All of the Subsidiaries of Quaker State and their respective jurisdictions of incorporation or organization (together with a designation of those Subsidiaries constituting Significant Subsidiaries of Quaker State) are identified in Section 5.1 of the Quaker State Disclosure Schedule.

     5.2 Capital Stock and Other Matters. The authorized capital stock of Quaker State consists of 95,000,000 shares of Quaker State Capital Stock. At the close of business on April 10, 1998, (i) 36,391,725 shares of Quaker State Capital Stock were issued and outstanding, 5,549,848 shares of Quaker State Capital Stock were reserved for issuance pursuant to the Quaker State Stock Plans and options to purchase 4,162,773 shares of Quaker State Capital Stock were outstanding, (ii) 1,709,956 shares of Quaker State Capital Stock were held by Quaker State in its treasury or by its Subsidiaries; and (iii) no bonds, debentures, notes or other indebtedness of Quaker State or any of its Subsidiaries having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of shares of capital stock of Quaker State may vote ("Quaker State Voting Debt") were issued or outstanding. All of the issued and outstanding shares of Quaker State capital stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as set forth in this Section 5.2, there are not outstanding (i) any shares of capital stock, Quaker State Voting Debt or other voting securities of Quaker State, (ii) except for the Quaker State Rights, any securities of Quaker State or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, Quaker State Voting Debt or other voting securities of Quaker State or (iii) except as specified in Section 5.2 of the Quaker State Disclosure Schedule and except for the Quaker State Rights, any options, warrants, calls, rights (including preemptive rights), commitments or other Contracts to which Quaker State or any of its Subsidiaries is a party or by which Quaker State or any of its Subsidiaries is bound obligating Quaker State or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, or otherwise relating to, shares of capital stock or any Quaker State Voting Debt or other voting securities of Quaker State or any of its Subsidiaries or obligating Quaker State or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or Contract.

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
Except as set forth in Section 5.2 of the Quaker State Disclosure Schedule, there are no stockholder agreements, voting trusts or other Contracts to which Quaker State is a party or by which it is bound relating to the voting or transfer of any shares of capital stock of Quaker State.

     5.3 Corporate Authority; No Violation. Quaker State has the corporate power and authority to enter into this Agreement and, subject to obtaining the Requisite Approval, to carry out its obligations hereunder. The execution, delivery and performance by Quaker State of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Quaker State, subject to obtaining the Requisite Approval. This Agreement has been duly executed and delivered by Quaker State and constitutes a legal, valid and binding agreement of Quaker State, enforceable against Quaker State in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). None of the execution and delivery by Quaker State of this Agreement, the consummation by Quaker State of the transactions contemplated hereby or compliance by Quaker State with any of the provisions hereof will (a) violate or conflict with any provision of Quaker State's Certificate of Incorporation or Bylaws; (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Authority or any other Person, except (i) as set forth in Section 5.3 of the Quaker State Disclosure Schedule or (ii) where the failure to so obtain, make or file such consents, approvals, authorizations, permits, registrations, declarations, filings or notifications, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Quaker State; (c) result in a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which Quaker State or any of its Subsidiaries is a party, by which Quaker State or any of its Subsidiaries or any of their respective assets or properties is bound or affected, except (i) as set forth in Section 5.3 of the Quaker State Disclosure Schedule or (ii) for any such defaults, terminations, cancellations, amendments, accelerations or losses that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Quaker State; (d) result in the creation of a lien, pledge, security interest, claim or other encumbrance on any of the issued and outstanding shares of Quaker State Capital Stock or on any of the assets of Quaker State or its Subsidiaries pursuant to any Contract to which Quaker State or any of its Subsidiaries is a party or by which Quaker State or any of its Subsidiaries or any of the assets of Quaker State or its Subsidiaries is bound or affected except (i) as set forth in Section 5.3 of the Quaker State Disclosure Schedule or (ii) for any such liens, pledges, security interests, claims or encumbrances which, individually or in the aggregate would not be reasonably likely to have a Material Adverse Effect on Quaker State; or (e) violate or conflict with any order, writ, injunction, decree, law, ordinance, rule or regulation applicable to Quaker State or any of its Subsidiaries, or any of the properties, businesses or assets of any of the foregoing, except (i) as set forth in Section 5.3 of the Quaker State Disclosure Schedule or (ii) violations and conflicts that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Quaker State. Section 5.3 of the Quaker State Disclosure Schedule identifies all consents, approvals and authorizations of any Governmental Authority that are legally required to be obtained by Quaker State for the consummation of the transactions contemplated by this Agreement.

     5.4 Quaker State Reports and Financial Statements. Quaker State has previously made available to PPC complete and correct copies of:

          (a) Quaker State's Annual Reports on Form 10-K filed with the SEC under the Exchange Act for each of the years ended December 31, 1996 and 1997;

          (b) Quaker State's Quarterly Reports on Form 10-Q filed with the SEC under the Exchange Act for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

          (c) each definitive proxy statement filed by Quaker State with the SEC under the Exchange Act since January 1, 1996;

          (d) all current reports on Form 8-K filed by Quaker State with the SEC under the Exchange Act since January 1, 1996; and

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
          (e) each other form, report, schedule, registration statement and definitive proxy statement filed by Quaker State or any of its Subsidiaries with the SEC since January 1, 1996 (collectively, and together with the items specified in clauses (a) through (d) above, the "Quaker State SEC Documents").

     As of their respective dates, the Quaker State SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of such Quaker State SEC Documents when filed contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Quaker State SEC Documents (including any related notes and schedules) fairly present in all material respects the financial position of Quaker State and its consolidated Subsidiaries as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the dates then ended, subject, where appropriate, to normal year-end audit adjustments, in each case in accordance with past practice and GAAP during the periods involved (except as otherwise stated therein). Since January 1, 1997, Quaker State has timely filed all reports, registration statements and other filings required to be filed with the SEC under the rules and regulations of the SEC. Except as set forth in the Quaker State SEC Documents or Section 5.4 of the Quaker State Disclosure Schedule, Quaker State and its Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities incurred in the ordinary course of business since December 31, 1997 or (ii) liabilities and obligations that, individually or in the aggregate (together with those described in clause (i)), would not be reasonably likely to have a Material Adverse Effect on Quaker State.

     5.5 Absence of Certain Changes or Events. Except as specifically contemplated by this Agreement or as set forth in Section 5.5 of the Quaker State Disclosure Schedule, since December 31, 1997 (a) there has not been, occurred or arisen any change in, or any event (including any damage, destruction or loss whether or not covered by insurance), condition or state of facts of any character that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Quaker State whether or not arising in the ordinary course of business and (b) neither Quaker State nor any of its Subsidiaries has taken or failed to take any action the taking of which or failure of which to take, as the case may be, would have violated the provisions of Section 6.1 if they had then been applicable to Quaker State and its Subsidiaries during such period other than as a result of the announcement of the transactions contemplated by this Agreement.

     5.6  Investigations; Litigation.

     (a) No investigation or review by any Governmental Authority with respect to Quaker State or any of its Subsidiaries is pending, or to the best of Quaker State's knowledge, threatened, nor has any Governmental Authority indicated to Quaker State or any of its Subsidiaries an intention to conduct the same, except
(i) as set forth in Section 5.6(a) of the Quaker State Disclosure Schedule and
(ii) with respect to such investigations and reviews the outcome of which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Quaker State.

     (b) Except as set forth in Section 5.6(b) of the Quaker State Disclosure Schedule, there is no action, suit or proceeding pending or, to the best of Quaker State's knowledge, threatened against or affecting Quaker State or any of its Subsidiaries at law or in equity, or before any Governmental Authority, that, if adversely determined, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Quaker State. There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against Quaker State or any of its Subsidiaries that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Quaker State.

     5.7 Licenses; Compliance with Laws. Quaker State and its Subsidiaries hold all Licenses that are required for the conduct of the businesses of Quaker State and its Subsidiaries, taken as a whole, as presently conducted and as proposed to be conducted, except such Licenses for which the failure to so hold, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Quaker State. Quaker State and its Subsidiaries are in compliance with the terms of all such Licenses so held, except where the failure so to comply, individually or in the aggregate, would not be reasonably likely to have a Material

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Adverse Effect on Quaker State. Quaker State and its Subsidiaries are in
compliance with all, and have received no notice of any violation (as yet unremedied) of any, laws, ordinances or regulations of any Governmental Authority applicable to any of them or their respective operations the noncompliance with which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Quaker State.

     5.8 Proxy Statement/Prospectus; Registration Statement. None of the information regarding Quaker State or its Subsidiaries or the transactions contemplated by this Agreement provided by Quaker State specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus or the Registration Statements will, in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the Proxy Statement/Prospectus and any amendment or supplement thereto, and at the time of the Quaker State Stockholders Meeting, or, in the case of each Registration Statement, at the time it becomes effective and at the time of the Quaker State Stockholders Meeting, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     5.9 Information Supplied. All documents that Quaker State is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby or by any other Transaction Agreement will comply in all material respects with the provisions of applicable law. All information supplied or to be supplied by Quaker State in any document filed with any Governmental Authority in connection with the transactions contemplated hereby or by any other Transaction Agreement will be, at the time of filing and at the Effective Time, true and correct in all material respects, except where the failure to be true and correct, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Quaker State.

     5.10 Environmental Matters. Except as set forth in Section 5.10 of the Quaker State Disclosure Schedule:

          (a) Each of Quaker State and its Subsidiaries has obtained all licenses, permits and other authorizations under Environmental Laws required for the conduct and operation of its business and is in compliance and at all times has been in compliance with the terms and conditions contained therein, and is in compliance and at all times has been in compliance with all applicable Environmental Laws, except where the failure to obtain such licenses, permits and other authorizations, the non-compliance with the terms and conditions contained therein or the non-compliance with other provisions of applicable Environmental Laws would not, individually or in the aggregate, create a Material Adverse Effect on Quaker State.

          (b) Each of Quaker State and its Subsidiaries is not subject to any environmental indemnification obligation regarding businesses formerly owned or operated by Quaker State or regarding properties formerly owned or leased by Quaker State except for indemnification obligations that would not, individually or in the aggregate, create a Material Adverse Effect on Quaker State.

          (c) There is no condition on, at or under any property (including, without limitation, the air soil and ground water) currently or formerly owned, leased or used by Quaker State or any of its Subsidiaries or created by Quaker State's or any Quaker State Subsidiary's operations that would create liability for Quaker State under applicable Environmental Laws, except for liability that would not, individually or in the aggregate, create a Material Adverse Effect on Quaker State.

          (d) There are no past or present actions, activities, circumstances, events or incidents (including but not limited to the release, emission, discharge, presence or disposal of any Hazardous Material) that are reasonably likely to form the basis of a claim under Environmental Laws that, individually or in the aggregate, would create a Material Adverse Effect on Quaker State.

          (e) Quaker State has made available to PPC all material site assessments, compliance audits, and other similar studies in its possession, custody or control relating to (i) the environmental conditions on, under or about the properties or assets currently or formerly owned, leased, operated or used by Quaker

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     State, any of its Subsidiaries or any predecessor in interest thereto and
     (ii) any Hazardous Materials used, managed, handled, transported, treated, generated, stored, discharged, emitted, or otherwise released by Quaker State, any of its Subsidiaries or any other person on, under, about or from any of the properties currently or formerly owned or leased, or otherwise in connection with the use or operation of any of the properties owned or leased, or otherwise in connection with the use or operation of any of the properties and assets of Quaker State or any of its Subsidiaries, or their respective businesses and operations.

     5.11  Tax Matters.

     (a) Except as set forth in Section 5.11 of the Quaker State Disclosure Schedule, (i) all material Returns relating to Quaker State and the Quaker State Subsidiaries required to be filed have been filed, (ii) all such Returns are true and correct in all material respects, (iii) all Taxes shown as due and payable on such Returns, and all material Taxes (whether or not reflected on such Returns) relating to Quaker State or any Quaker State Subsidiary required to be paid, have been paid, (iv) all Taxes relating to Quaker State and the Quaker State Subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the date of the Closing (which are not yet due and payable) have been properly reserved for in the books and records of Quaker State, and (v) Quaker State and the Quaker State Subsidiaries have duly and timely withheld all material Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Authority.

     (b) Except as set forth in Section 5.11 of the Quaker State Disclosure Schedule, no written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Quaker State or any Quaker State Subsidiary and no power of attorney with respect to any such Taxes has been filed or entered into with any Governmental Authority. The time for filing any Return relating to Quaker State has not been extended to a date later than the date of this Agreement.

     (c) Except as set forth in Section 5.11 of the Quaker State Disclosure Schedule, (i) no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Return of Quaker State or any Quaker State Subsidiary as to which any taxing authority has asserted in writing any claim which, if adversely determined, would have a Material Adverse Effect on Quaker State, and (ii) no Governmental Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Quaker State or any Quaker State Subsidiary may be liable with respect to income and other Material Taxes which have not been fully paid or finally settled.

     (d) Except as set forth in Section 5.11 of the Quaker State Disclosure Schedule, none of Quaker State or any Quaker State Subsidiary (i) is a party to or bound by or has any obligation under any written Tax Separation, sharing or similar agreement or arrangement, (ii) is or has been a member of any consolidated, combined or unitary group for purposes of filing Returns or paying Taxes or (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local law.

     (e) Except as set forth in Section 5.11 of the Quaker State Disclosure Schedule, none of the assets of Quaker State or any of its Subsidiaries are subject to any Tax lien (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings and which have been properly reserved for in the books and records of Quaker State).

     5.12  Benefit Plans.

     (a) Section 5.12(a) of the Quaker State Disclosure Schedule lists each "employee benefit plan" (as defined in Section 3(3) of ERISA), and all other employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, whether or not subject to ERISA and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Quaker State or any of its Subsidiaries, to which Quaker State or any of its Subsidiaries is a party or in which any person who is

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currently, has been or, prior to the Effective Time, is expected to become an employee of Quaker State (a "Quaker State Employee") is a participant (the "Quaker State Benefit Plans"). Neither Quaker State, any of its Subsidiaries nor any ERISA Affiliate thereof has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Quaker State Benefit Plan that would affect any Quaker State Employee. Quaker State has heretofore delivered or made available to Pennzoil and PPC true and complete copies of each Quaker State Benefit Plan and any amendments thereto (or if the plan is not a written plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the IRS with respect to each such plan intended to qualify under
Section 401 of the Code.

     (b) No liability under Title IV (including, without limitation, Sections 4069 and 4212(c) of ERISA) or Section 302 of ERISA has been incurred by Quaker State or any ERISA Affiliate thereof that has not been satisfied in full, and no condition exists that presents a material risk to Quaker State, any of its Subsidiaries or any ERISA Affiliate thereof of incurring any such liability, other than liability for premiums due the PBGC (which premiums have been paid when due). Except as set forth on Section 5.12(b) of the Quaker State Disclosure Schedule, the present value of accrued benefits under each Quaker State Benefit Plan that is subject to Title IV of ERISA, determined based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

     (c) Except as set forth on Section 5.12(c) of the Quaker State Disclosure Schedule, (i) no Quaker State Benefit Plan is a "multiemployer pension plan," as defined in Section 3(37) of ERISA and (ii) none of Quaker State, any of its Subsidiaries or any ERISA Affiliate thereof has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA, which has not been satisfied in full.

     (d) Except as set forth in Section 5.12(d) of the Quaker State Disclosure Schedule, each Quaker State Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code. All contributions required to be made with respect to any Quaker State Benefit Plan have been timely made. There are no pending or, to the knowledge of Quaker State, threatened claims by, on behalf of or against any of the Quaker State Benefit Plans or any assets thereof, other than routine benefit claim matters, that, if adversely determined could, individually or in the aggregate, result in a material liability for Quaker State or any of its Subsidiaries and no matter is pending (other than routine qualification determination filings, copies of which have been furnished to the Pennzoil and PPC or will be promptly furnished to the Pennzoil and PPC when made) with respect to any of the Quaker State Benefit Plans before the IRS, the United States Department of Labor or the PBGC.

     (e) Each Quaker State Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, each trust maintained under any Quaker State Benefit Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements and, in either such case, no event has occurred or condition is known to exist that would reasonably be expected to adversely affect such tax-qualified status for any such Quaker State Benefit Plan or any such trust.

     (f) Except as set forth in Section 5.12(f) of the Quaker State Disclosure Schedule, no Quaker State Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Quaker State or any Quaker State Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). Quaker State has the right, and will have the right after the Effective Time to terminate any Quaker State Plan or to amend any such Quaker State Plan to reduce future benefits, (including, without limitation, any Quaker State Plan that provides post-retirement medical and life insurance benefits) without incurring or otherwise being responsible for any material liability with respect thereto.

     (g) Quaker State's defined benefit pension plans listed in Section 5.12(g) of the Quaker State Disclosure Schedule have been amended to eliminate any provisions that relate to a change in control of Quaker State.

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

Quaker State's Rabbi Trust listed in Schedule 5.12(g) of the Quaker State Disclosure Schedule will require the provision of a letter of credit in connection with a change in control of Quaker State in an amount not to exceed the amount set forth on Schedule 5.12(g).

     5.13 Labor Matters. Except as set forth in Section 5.13 of the Quaker State Disclosure Schedule, neither Quaker State nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization, nor is Quaker State or any of its Subsidiaries the subject of any proceeding asserting that Quaker State or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving Quaker State or any of its Subsidiaries pending or, to the best of Quaker State's knowledge, threatened, that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Quaker State. There are no labor controversies pending or, to the best of Quaker State's knowledge, threatened against Quaker State or any of its Subsidiaries that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Quaker State. Except as set forth in Section 5.13 of the Quaker State Disclosure Schedule, since January 1, 1996, there have been no claims initiated by any labor organization to represent any employees of Quaker State not currently represented by a labor organization.

     5.14 Intellectual Property Matters. Quaker State and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and service marks, know-how and other proprietary rights and information used or held for use in connection with the business of Quaker State and its Subsidiaries as currently conducted or as proposed to be conducted immediately after the Effective Time (including in connection with services provided by Quaker State and its Subsidiaries to third parties), except where the failure to own or possess such items, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Quaker State. To the best of Quaker State's knowledge, there is no assertion or claim challenging the validity of any of the foregoing that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Quaker State. The conduct of the business of Quaker State and its Subsidiaries as currently conducted or as proposed to be conducted immediately after the Effective Time does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, copyright, service mark, trade secret, know-how or other proprietary rights or information of any third party that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Quaker State. To the best of Quaker State's knowledge, there are no infringements of any proprietary rights owned by or licensed by or to Quaker State or any Quaker State Subsidiary that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Quaker State.

     5.15 Material Contract Defaults. Neither Quaker State nor any of its Subsidiaries is in default in any respect under any Contract to which it or any of its Subsidiaries is a party or by which it or any such Subsidiary is bound which default, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Quaker State, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

     5.16 Certain Payments. Except as disclosed in Section 5.16 of the Quaker State Disclosure Schedule, no Quaker State Benefit Plan or employment arrangement, and no contractual arrangements between Quaker State and any third party, exists that could result in the payment to any current, former or future director, officer, shareholder or employee of Quaker State or any of its Subsidiaries, or of any entity the assets or capital stock of which have been acquired by Quaker State or a Quaker State Subsidiary, of any money or other property or rights or accelerate or provide any other rights or benefits to any such individual as a result of the consummation of the transactions contemplated by the Transaction Agreements whether or not (a) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code) or (b) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

     5.17 Opinion of Quaker State Financial Advisor. Quaker State has received the oral opinions of Goldman, Sachs & Co. and Chase Securities Inc., to the effect that, as of the date hereof, the Exchange Ratio (as defined in the opinions) is fair, from a financial point of view, to holders of Quaker State Common Stock. Written opinions, dated as of the date hereof, to the same effect, will be delivered as promptly as practicable to PPC.

     5.18 Brokers or Finders. Except as set forth in Section 5.18 of the Quaker State Disclosure Schedule (which includes a description of any amounts payable), no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by Quaker State, or any of its Subsidiaries, directors, officers or employees, to any financial advisory, broker's, finder's or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement or any other Transaction Agreement.

     5.19 Quaker State Rights Agreement. The Board of Directors of Quaker State has taken all necessary action to amend the Quaker State Rights Agreement so that (a) the approval, execution or delivery of this Agreement, or the consummation of any transaction contemplated hereby, will not cause (i) the rights to purchase shares of Quaker State Capital Stock (the "Quaker State Rights") issued pursuant to the Quaker State Rights Agreement to become exercisable, distributed or triggered under the Quaker State Rights Agreement,
(ii) PPC or any of its Affiliates or Subsidiaries to be deemed an "Acquiring Person" (as defined in the Quaker State Rights Agreement) or (iii) the "Distribution Date" or the "Stock Acquisition Time" (each as defined in the Quaker State Rights Agreement) to occur upon any such event and (b) immediately prior to the Effective Time, the Quaker State Rights will expire or terminate. Quaker State represents and warrants that none of a "Distribution Date," a "Stock Acquisition Time," a "Section 11(a)(ii) Event," a "Section 11(a)(ii) Trigger Date" or a "Section 13 Event" (each as defined in the Quaker State Rights Agreement) has occurred under the Quaker State Rights Agreement.

     5.20 Takeover Statutes. No "fair price," "moratorium," "control share acquisition," "business combination," "shareholder protection" or other similar antitakeover statute or regulation enacted under Delaware law, or to the knowledge of Quaker State, under the law of any other jurisdiction, will apply to this Agreement, the Merger or the transactions contemplated hereby. The action of the Board of Directors of Quaker State in approving the Merger and this Agreement is sufficient to render inapplicable to the Merger and this Agreement (and the transactions provided for herein) the restrictions on "business combinations" (as defined in Section 203 of the DGCL) set forth in
Section 203 of the DGCL.

     5.21 Certain Board Findings. The Board of Directors of Quaker State, at a meeting duly called and held, (i) has approved this Agreement, (ii) has determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to, and in the best interests of, the stockholders of Quaker State and (iii) has resolved to recommend that the stockholders of Quaker State entitled to vote thereon adopt this Agreement, subject to Section 6.11(b).

     5.22 Vote Required. The only vote of the stockholders of Quaker State required under any of the DGCL, the NYSE rules or Quaker State's Certificate of Incorporation for adoption of this Agreement and the approval of the transactions contemplated by this Agreement is the affirmative vote of a majority of the voting power of all outstanding shares of Quaker State Capital Stock at the Quaker State Stockholders Meeting (sometimes referred to herein as the "Requisite Approval").

                                   ARTICLE 6

                            COVENANTS AND AGREEMENTS

     6.1 Conduct of Business by Quaker State Pending the Merger. Following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, except as specifically contemplated or permitted by this Agreement or the other Transaction Agreements or described in Section 6.1 of the Quaker

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

State Disclosure Schedule or to the extent that PPC shall otherwise consent in writing, Quaker State agrees as to itself and its Subsidiaries that:

          (a) Ordinary Course. Each of Quaker State and its Subsidiaries shall conduct its operations in accordance with its ordinary course of business consistent with past practice and use all commercially reasonable efforts to preserve intact its present business organization, maintain its rights and franchises, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it in such a manner that its goodwill and ongoing businesses are not impaired in any material respect. Quaker State shall not, nor shall it permit any of its Subsidiaries to, enter into any new material line of business.

          (b) Dividends; Changes in Stock. Quaker State shall not, nor shall it permit any of its Subsidiaries to, nor shall Quaker State or any of its Subsidiaries propose to, (i) declare or pay any dividends on or make other distributions in respect of any shares of its capital stock or partnership interests (whether in cash, securities or property), except for (x) the declaration and payment of regular quarterly cash dividends not in excess of $0.10 per share on shares of Quaker State Capital Stock and (y) the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock or partnership interests all of which shares of capital stock or partnership interests (with the exception of directors' qualifying shares and other similarly nominal holdings required by law to be held by Persons other than Quaker State or its wholly owned Subsidiaries), as the case may be, of the applicable corporation or partnership are owned directly or indirectly by Quaker State; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or (iii) redeem, repurchase or otherwise acquire, or permit any Subsidiary to redeem, repurchase or otherwise acquire, any shares of its capital stock (including any securities convertible or exchangeable into such capital stock), except as required by the terms of the securities outstanding on the date hereof or as contemplated by a Quaker State Benefit Plan.

          (c) Issuance of Securities. Quaker State shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any Quaker State Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Quaker State Voting Debt or convertible securities, other than (i) the issuance of shares of Quaker State Capital Stock (and associated Quaker State Rights) upon the exercise of stock options or satisfaction of other Awards granted under the Quaker State Benefit Plans that are outstanding on the date hereof pursuant to the Quaker State Benefit Plans or based upon the employment, executive termination or other agreements identified in Section 6.1(c) of the Quaker State Disclosure Schedule; and (ii) issuances by a wholly owned Subsidiary of its capital stock to Quaker State.

          (d) Governing Documents. Quaker State shall not amend or propose to amend its Certificate of Incorporation or Bylaws, nor shall it permit any of its Subsidiaries to amend or propose to amend its charter or bylaws in any manner that would hinder the consummation of the transactions contemplated by, or otherwise defeat the purposes of, this Agreement.

          (e) Acquisitions. Other than (i) any single acquisition where the fair market value of the total consideration payable in any such acquisition does not exceed $5.0 million, (ii) any series of acquisitions, whether or not related, where the fair market value of the total consideration payable in all such acquisitions does not exceed $10.0 million in the aggregate and
     (iii) the transactions listed in Section 6.1(e) of the Quaker State Disclosure Schedule, Quaker State shall not, nor shall it permit any of its Subsidiaries to, in a single transaction or a series of transactions, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that in any event, Quaker State shall not, nor shall it permit any of its Subsidiaries to, make any such acquisition, agreement or purchase if it would hinder in any material respect the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.

          (f) Dispositions. Quaker State shall not, nor shall it permit any of its Subsidiaries to, in a single transaction or a series of related transactions, sell (including sale-leaseback), lease, pledge, encumber or otherwise dispose of, or agree to sell (or engage in a sale-leaseback), lease (whether such lease is an operating or capital lease), pledge, encumber or otherwise dispose of, any of its assets that individually has a fair market value in excess of $5.0 million or in the aggregate have a fair market value in excess of $10.0 million other than (i) dispositions in the ordinary course of business consistent with past practice, (ii) dispositions of securities held for investment purposes only and (iii) the transactions listed in Section 6.1(f) of the Quaker State Disclosure Schedule; provided, that Quaker State shall not consummate or agree to consummate any such transaction with respect to any securities of any of its Subsidiaries.

          (g) Indebtedness; Leases. Quaker State shall not, nor shall it permit any of its Subsidiaries to, incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Quaker State or any of its Subsidiaries or guarantee any debt securities of others or enter into any lease (whether such lease is an operating or capital lease) or otherwise incur any material obligation or liability (absolute or contingent) other than in connection with (i) any customer Contract or vendor Contract entered into in the ordinary course of business consistent with past practice, (ii) equipment leasing in the ordinary course of business consistent with past practice, (iii) the redemption or repurchase of indebtedness or debt securities outstanding on the date hereof with the proceeds of newly incurred indebtedness or newly issued debt securities, and (iv) borrowings in the ordinary course of business under commercial paper programs or bank lines of credit.

          (h) Employee Arrangements. Except as required pursuant to the collective bargaining process and as consistent with the historic bargaining practices of Quaker State and its Subsidiaries, Quaker State and its Subsidiaries shall not:

             (i) grant any material increases in the compensation of any of its directors, officers or key employees, except in the ordinary course of business consistent with past practice;

             (ii) pay or agree to pay to any director, officer or key employee, whether past or present, any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, Contracts or arrangements as in effect on the date hereof;

             (iii) except in the ordinary course of business consistent with past practice, enter into any new, or materially amend any existing, employment or severance or termination Contract with any director, officer or key employee; or

             (iv) except (x) in the ordinary course of business consistent with past practice or (y) as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement that was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder.

          (i) Compliance with Laws; Licenses. Quaker State shall not, nor shall it permit any of its Subsidiaries to, (i) fail to comply with any laws, ordinances or regulations applicable to it or to the conduct of its business, except for any such failure to comply that, individually or in the aggregate, would not have a Material Adverse Effect on Quaker State or
     (ii) permit to expire or terminate without renewal any License that is necessary to the operation of a material portion of the business of such party, any facilities associated therewith or any other business.

          (j) No Liquidation or Dissolution. Quaker State shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Quaker State or any of its Subsidiaries.

          (k) Accounting Methods. Quaker State shall not make any material change in its methods of accounting in effect at December 31, 1997, except as required by the Financial Accounting Standards Board or changes in GAAP as concurred in by Quaker State's independent auditors. Quaker State shall not change its fiscal year.

          (l) Affiliate Transactions. Quaker State shall not, nor shall it permit any of its Subsidiaries to, enter into or amend any agreement or arrangement with any of their respective affiliates (as such term is defined in Rule 405 under the Securities Act, an "Affiliate"), other than with wholly owned Subsidiaries of Quaker State, on terms materially less favorable to Quaker State or such Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis.

          (m) Contracts. Quaker State shall not, nor shall it permit any of its Subsidiaries to, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material Contract to which it or any of its Subsidiaries is a party or waive, release or assign any material rights or claims. Quaker State shall not, nor shall it permit any of its Subsidiaries to, enter into any Contract not in the ordinary course of business involving total consideration of $1.0 million or more with a term longer than one year which is not terminable by Quaker State or any such Subsidiary of Quaker State without penalty upon no more than 30 days' prior notice.

          (n) Insurance. Quaker State shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses.

          (o) Tax Matters. Without PPC's prior written consent, which consent shall not be unreasonably withheld or delayed, Quaker State shall not (i) make or rescind any material express or deemed election relating to Taxes unless it is reasonably expected that such action will not adversely affect Quaker State, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where Quaker State has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where such settlement or compromise will not result in a Material Adverse Effect on Quaker State, (iii) amend any material Returns or (iv) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those expected to be employed in the preparation of its federal income tax return for the taxable year ending December 31, 1997, except as may be required by applicable law or except for such changes that are reasonably expected not to result in a Material Adverse Effect on Quaker State, provided, however, that Quaker State may make or rescind any such election, settle or compromise any such claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy, change any such method of reporting or amend any such Return without PPC's prior written consent if the amount of Tax liabilities relating to such action does not exceed $1.0 million.

          (p) Discharge of Liabilities. Unless otherwise provided in this Agreement, Quaker State shall not, nor shall it permit any of its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Quaker State included in Quaker State's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, or incurred in the ordinary course of business.

          (q) Tax-Free Reorganization Treatment. Quaker State shall not take or cause to be taken any action before the Effective Time that would disqualify the Merger from constituting a tax-free reorganization under
     Section 368 of the Code.

          (r) Advice of Changes. Subject to Section 2.2 of the Confidentiality Agreement, Quaker State shall promptly advise PPC orally and in writing of any change or event having, or that, insofar as can reasonably be foreseen, could have, either individually or together with other changes or events, a Material Adverse Effect on Quaker State.

          (s) No Action. Subject to the terms and conditions of this Agreement, Quaker State shall not, nor will it permit any of its Subsidiaries to, intentionally take or agree or commit to take any action that would be reasonably likely to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions set forth in Article 7 not being satisfied at the Effective Time.

          (t) Agreements. Quaker State shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with the foregoing.

     6.2 Conduct of Business by PPC and Pennzoil Pending the Merger. Following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, except as specifically contemplated or permitted by this Agreement or the other Transaction Agreements or described in Section 6.2 of the PPC Disclosure Schedule or to the extent that Quaker State shall otherwise consent in writing, Pennzoil and PPC agree:

          (a) Ordinary Course. Pennzoil (in regard to the PPC Business only) and each of PPC and its Subsidiaries shall conduct its operations in accordance with its ordinary course of business consistent with past practice and use all commercially reasonable efforts to preserve intact its present business organization, maintain its rights and franchises, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it in such a manner that its goodwill and ongoing businesses are not impaired in any material respect. PPC shall not, nor shall it permit any of its Subsidiaries to, enter into any new material line of business.

          (b) Dividends; Changes in Stock. PPC shall not, nor shall it permit any of its Subsidiaries to, nor shall it or any of its Subsidiaries propose to, (i) declare or pay any dividends on or make other distributions in respect of any shares of its capital stock or partnership interests (whether in cash, securities or property), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock or partnership interests all of which shares of capital stock or partnership interests (with the exception of directors' qualifying shares and other similarly nominal holdings required by law to be held by Persons other than PPC or its wholly owned Subsidiaries), as the case may be, of the applicable corporation or partnership are owned directly or indirectly by PPC; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except as contemplated by the Distribution Agreement or
     (iii) redeem, repurchase or otherwise acquire, or permit any Subsidiary to redeem, repurchase or otherwise acquire, any shares of its capital stock (including any securities convertible or exchangeable into such capital stock).

          (c) Issuance of Securities. Neither Pennzoil nor PPC shall, nor shall they permit any of their respective Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of PPC's capital stock or capital stock of any PPC Subsidiary of any class, any PPC Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, PPC Voting Debt or convertible securities, other than (i) pursuant to this Agreement, pursuant to the other Transaction Agreements and pursuant to the PPC 1998 Incentive Plan; (ii) the issuance of shares of Pennzoil Common Stock upon the exercise of stock options of Pennzoil or satisfaction of other awards of Pennzoil that are outstanding on the date hereof or under Pennzoil's dividend reinvestment plan; and (iii) issuances by a wholly owned Subsidiary of PPC of its capital stock to PPC. Without limiting the foregoing, Pennzoil shall not issue, deliver or sell, or authorize or propose to issue, deliver or sell any

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     additional options or other equity-based awards that could be converted into any option to acquire PPC Common Stock pursuant to the Employee Benefits Agreement.

          (d) Governing Documents. Neither Pennzoil nor PPC shall amend or propose to amend PPC's Certificate of Incorporation or Bylaws, nor shall it permit any of its Subsidiaries to amend or propose to amend its charter or bylaws except as explicitly provided herein, in the Distribution Agreement or otherwise, with a Quaker State consent.

          (e) Acquisitions. Other than (i) any single acquisition where the fair market value of the total consideration payable in any such acquisition does not exceed $5.0 million and (ii) any series of acquisitions, whether or not related, where the fair market value of the total consideration payable in all such acquisitions does not exceed $10.0 million in the aggregate, PPC shall not, nor shall it permit any of its Subsidiaries to, in a single transaction or a series of transactions, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that in any event, PPC shall not, nor shall it permit any of its Subsidiaries to, make any such acquisition, agreement or purchase if it would hinder in any material respect the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.

          (f) Dispositions. Pennzoil (in regard to the PPC Business only) shall not, and PPC shall not, nor shall they permit any of their Subsidiaries to, in a single transaction or a series of related transactions, sell (including sale-leaseback), lease, pledge, encumber or otherwise dispose of, or agree to sell (or engage in a sale-leaseback), lease (whether such lease is an operating or capital lease), pledge, encumber or otherwise dispose of, any of its assets that individually has a fair market value in excess of $5.0 million or in the aggregate have a fair market value in excess of $10.0 million other than (i) dispositions in the ordinary course of business consistent with past practice and (ii) dispositions of securities held for investment purposes only; provided, that, except as otherwise provided in this Agreement and the other Transaction Agreements, Pennzoil shall not consummate or agree to consummate any such Transaction with respect to any securities of PPC or any of its Subsidiaries.

          (g) Indebtedness; Leases. Pennzoil (in regard to the PPC Business only) shall not, and PPC shall not, nor shall they permit any of their Subsidiaries to, incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of PPC or any of its Subsidiaries or guarantee any debt securities of others or enter into any lease (whether such lease is an operating or capital lease) or otherwise incur any material obligation or liability (absolute or contingent) other than in connection with any customer Contract or vendor Contract entered into in the ordinary course of business consistent with past practice, equipment leasing in the ordinary course of business consistent with past practice, the redemption or repurchase of indebtedness or debt securities outstanding on the date hereof with the proceeds of newly incurred indebtedness or newly issued debt securities, and borrowings in the ordinary course of business under commercial paper programs, bank lines of credit, other short-term credit arrangements or financing from Pennzoil (provided, that such financing from Pennzoil is treated as described in Section 2.06(b) of the Distribution Agreement).

          (h) Employee Arrangements. Except as required pursuant to the collective bargaining process and as consistent with the historic bargaining practices of PPC and its Subsidiaries, PPC and its Subsidiaries shall not:

             (i) grant any material increases in the compensation of any of its directors, officers or key employees, except in the ordinary course of business consistent with past practice;

             (ii) pay or agree to pay to any director, officer or key employee, whether past or present, any pension, retirement allowance or other employee benefit not required or contemplated by any of the

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        existing benefit, severance, termination, pension or employment plans,
        Contracts or arrangements as in effect on the date hereof;

             (iii) except in the ordinary course of business consistent with past practice, enter into any new, or materially amend any existing, employment or severance or termination Contract with any director, officer or key employee; or

             (iv) except (x) in the ordinary course of business consistent with past practice or (y) as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement that was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder.

          (i) Compliance with Laws; Licenses. Pennzoil (in regard to the PPC Business only) shall not, and PPC shall not, nor shall they permit any of their Subsidiaries to, (i) fail to comply with any laws, ordinances or regulations applicable to it or to the conduct of its business, except for any such failure to comply that, individually or in the aggregate, would not have a Material Adverse Effect on PPC or (ii) permit to expire or terminate without renewal any License that is necessary to the operation of a material portion of the business of PPC or its Subsidiaries, any facilities associated therewith, the PPC Business, or any other business.

          (j) No Liquidation or Dissolution. Neither Pennzoil nor PPC shall authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of PPC or any of its Subsidiaries.

          (k) Accounting Methods. Neither Pennzoil nor PPC shall make any material change in PPC's methods of accounting in effect at December 31, 1997, except as required by the Financial Accounting Standards Board or changes in GAAP as concurred in by PPC's independent auditors. Neither Pennzoil nor PPC shall change PPC's fiscal year.

          (l) Affiliate Transactions. Except as provided in this Agreement and the other Transaction Agreements, PPC shall not, nor shall it permit any of its Subsidiaries to, enter into or amend any agreement or arrangement with any of their respective affiliates (as such term is defined in Rule 405 under the Securities Act, an "Affiliate"), other than with wholly owned Subsidiaries of PPC, on terms materially less favorable to PPC or such Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis.

          (m) Contracts. Neither Pennzoil nor PPC shall, nor shall they permit any of their respective Subsidiaries to, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material Contract to which PPC or any of its Subsidiaries is a party or which otherwise is or will be, a PPC Asset, or waive, release or assign any material rights or claims. PPC shall not, nor shall it permit any of its Subsidiaries to, enter into any Contract not in the ordinary course of business involving total consideration of $1.0 million or more with a term longer than one year which is not terminable by PPC or any such Subsidiary of PPC without penalty upon no more than 30 days' prior notice.

          (n) Insurance. Pennzoil and PPC shall, and shall cause their Subsidiaries to, maintain with financially responsible insurance companies insurance for the PPC Business and the PPC Assets in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses.

          (o) Tax Matters. Without Quaker State's prior written consent, which consent shall not be unreasonably withheld or delayed, neither Pennzoil nor PPC shall (i) make or rescind any material express or deemed election relating to Taxes unless it is reasonably expected that such action will not adversely affect PPC, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where Pennzoil or PPC has the capacity to make such

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     binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where such settlement or compromise will not result in a Material Adverse Effect on PPC, (iii) amend any material Returns or (iv) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those expected to be employed in the preparation of its federal income tax return for the taxable year ending December 31, 1997, except as may be required by applicable law or except for such changes that are reasonably expected not to result in a Material Adverse Effect on PPC provided, however, that Pennzoil or PPC may make or rescind any such election, settle or compromise any such claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy, change any such method of reporting or amend any such Return without Quaker State's prior written consent if the amount of Tax liabilities relating to such action does not exceed $1.0 million.

          (p) Discharge of Liabilities. Unless otherwise provided in this Agreement, PPC shall not, nor shall it permit any of its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of PPC included in the PPC Financial Statements, or incurred in the ordinary course of business.

          (q) Tax-Free Reorganization Treatment. Neither Pennzoil nor PPC shall take or cause to be taken any action, whether before or after the Effective Time, (i) that would disqualify the Distribution from constituting a tax-free distribution under Section 355 of the Code or a tax-free transaction under Section 368 of the Code or (ii) that would disqualify the Merger from constituting a tax-free reorganization under Section 368 of the Code.

          (r) Advice of Changes. Subject to Section 2.2 of the Confidentiality Agreement, Pennzoil and PPC shall promptly advise Quaker State orally and in writing of any change or event having, or that, insofar as can reasonably be foreseen, could have, either individually or together with other changes or events, a Material Adverse Effect on PPC.

          (s) No Action. Neither Pennzoil nor PPC shall, nor will they permit any of their respective Subsidiaries to intentionally take or agree or commit to take any action that would be reasonably likely to result in any of its representations and warranties set forth in this Agreement or the other Transaction Agreements being or becoming untrue in any material respect, or in any of the conditions set forth in Article 7 not being satisfied at the Effective Time.

          (t) Other Transaction Agreements. At or prior to the Distribution Date, Pennzoil and PPC shall execute and deliver the Distribution Agreement, the Tax Separation Agreement, the Employee Benefits Agreement, the Transition Services Agreement and the Trademark License Agreement.

          (u) Section 355 Ruling. In connection with the Distribution, Pennzoil (with the reasonable cooperation of Quaker State) shall use all commercially reasonable efforts in seeking, as promptly as practicable, a private letter ruling from the IRS to the effect that the contribution of assets to PPC prior to the Distribution and the Distribution will qualify as tax-free transactions under Sections 355 and 368 of the Code (the "Section 355 Ruling"). Prior to filing with the IRS, Pennzoil shall furnish Quaker State with a draft of the ruling request letter and with a draft of each supplement, and Quaker State shall be afforded a reasonable time to review and comment on each. Each draft will be substantially in the form that Pennzoil intends to file with the IRS, but each may be revised before filing in an effort to improve clarity, accuracy, or cogency in light of points raised by Quaker State and others and to supply additional facts required by IRS guidelines that are not material to the Section 355 Ruling. Contemporaneously with each mailing to the IRS, Pennzoil shall mail to Quaker State a copy of each letter or other document it files with the IRS. Pennzoil shall allow Quaker State, and shall encourage the IRS to allow Quaker State, to participate in any in-person conference and any substitute telephone conference with the IRS concerning the Section 355 Ruling unless, as to any such conference, the IRS objects to such participation or such participation will unreasonably delay the holding of the conference. A substitute telephone conference is one regarding possible material changes to the form of the transactions, representations, or future events or one in which the IRS preliminarily indicates an unwillingness to grant the requested Section 355 Ruling. In any event, Pennzoil shall keep Quaker State informed of the status of the Section 355 Ruling request.

          (v) Solicitation. Pennzoil and PPC shall not, and they shall use their respective best efforts to cause their respective Subsidiaries, officers, directors, employees, advisors and agents not to, directly or indirectly,
     (i) solicit, initiate or knowingly encourage or induce the making of any PPC Acquisition Proposal, (ii) negotiate with any third party with respect to any PPC Acquisition, (iii) endorse or recommend any PPC Acquisition Proposal of any third party or (iv) enter into any Contract or non-binding letter of intent with any third party with the intent to effect any PPC Acquisition. PPC shall promptly notify Quaker State orally and in writing of any such unsolicited request and the identity of the third party making such request and thereafter shall keep Quaker State promptly advised of any development with respect thereto.

          (w) Agreements. Neither Pennzoil nor PPC shall, nor shall they permit any of their respective Subsidiaries to, agree in writing or otherwise to take any action inconsistent with the foregoing.

     6.3 Cooperation. Pennzoil, PPC and Quaker State shall together, or pursuant to the allocation of responsibility set forth below or otherwise to be agreed upon between them:

          (a) as promptly as practicable following the date hereof, Quaker State shall prepare and file with the SEC the Proxy Statement and Pennzoil and PPC shall prepare and file the Registration Statements (the Proxy Statement will be included as a prospectus in the Registration Statement on Form S-4) with respect to the transactions contemplated by this Agreement, and each of Pennzoil, Quaker State and PPC shall use all commercially reasonable efforts to have such Proxy Statement/Prospectus cleared by the SEC under the Exchange Act and the Registration Statements declared effective by the SEC under the Securities Act and the Exchange Act, as the case may be, as promptly as practicable after such filings; and in connection with the Proxy Statement/Prospectus and the Registration Statements, PPC and Pennzoil shall prepare audited annual and unaudited interim financial statements prepared in accordance with GAAP and in compliance with Regulation S-X under the Exchange Act for such Proxy Statement/Prospectus and Registration Statements;

          (b) Pennzoil and PPC shall take all such action as may reasonably be required under state securities or Blue Sky laws in connection with the issuance of shares of PPC Common Stock pursuant to the Merger;

          (c) Pennzoil, PPC and Quaker State shall cooperate with one another in determining whether any filings are required to be made with or consents required to be obtained from, any Governmental Authority or any lender, lessor or other third party prior to the Effective Time in connection with the consummation of the transactions contemplated by this Agreement and cooperate to the extent reasonably necessary or commercially appropriate in making any such filings promptly and in seeking timely to obtain any such consents;

          (d) As promptly as practicable, Pennzoil and PPC shall make application to the NYSE and any other stock exchanges as shall be agreed upon for the listing or quotation of the shares of PPC Common Stock to be issued pursuant to the transactions contemplated by this Agreement and the Distribution Agreement and use all commercially reasonable efforts to cause such shares to be Approved for Listing;

          (e) Pennzoil, PPC and Quaker State shall, as promptly as practicable, make their respective filings and any other required or requested submissions under the HSR Act, promptly respond to any requests for additional information from either the Federal Trade Commission or the Department of Justice; and cooperate in the preparation of, and coordinate, such filings, submissions and responses (including the exchange of drafts between each party's outside counsel) so as to reduce the length of any review periods;

          (f) Pennzoil, PPC and Quaker State shall promptly provide outside counsel for the other parties for their confidential review copies of all filings made by such party with any Governmental Authority in

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
     connection with this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby; and

          (g) Pennzoil, PPC and Quaker State shall provide such further assistance as the other party may reasonably request in connection with the foregoing. Each of PPC, Pennzoil and Quaker State shall furnish to the other's counsel all such information as may be reasonably required to effect the foregoing actions.

     6.4 Proxy Statement/Prospectus. If, at any time after the mailing of the definitive Proxy Statement/ Prospectus and prior to the Quaker State Stockholders Meeting, any event should occur that results in the Proxy Statement/Prospectus or the Registration Statements containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statements, PPC, Pennzoil and Quaker State shall promptly notify each other of the occurrence of such event and then promptly prepare, file and clear with the SEC and mail to Quaker State's stockholders each such amendment or supplement.

     6.5 Letter of PPC's Accountants. In connection with the information regarding PPC or its Subsidiaries or the transactions contemplated by this Agreement provided by PPC specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus and the Registration Statements, PPC shall use all commercially reasonable efforts to cause to be delivered to Quaker State a letter of Arthur Andersen LLP, dated the date on which the Registration Statements shall become effective and addressed to Quaker State, in form and substance reasonably satisfactory to Quaker State and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statements.

     6.6 Letter of Quaker State's Accountants. In connection with the information regarding Quaker State or its Subsidiaries or the transactions contemplated by this Agreement provided by Quaker State specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus and the Registration Statements, Quaker State shall use all commercially reasonable efforts to cause to be delivered to PPC a letter of Coopers & Lybrand L.L.P., dated the date on which the Registration Statements shall become effective and addressed to PPC, in form and substance reasonably satisfactory to PPC and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statements.

     6.7  PPC Employee Stock Options, Incentive and Benefit Plans.

     (a) Pursuant to the Employee Benefits Agreement, (i) on or prior to the Distribution Date, PPC shall have adopted, and Pennzoil, as sole stockholder of PPC, shall have approved, the PPC 1998 Incentive Plan, (ii) each outstanding employee stock option award of Pennzoil granted under any Pennzoil stock option program and outstanding the day before the Distribution Date ("Pennzoil Option") shall be fully vested and exercisable as of such date and, if not exercised prior to the Distribution Date, the exercise price and the number of shares subject to such option shall be adjusted as provided in the Employee Benefits Agreement, (iii) the holder of each Pennzoil Option outstanding and not exercised as of the time immediately after the Distribution Date shall receive as of such time an option ("PPC Option") under the PPC 1998 Incentive Plan for such number of shares and having an exercise price determined in accordance with the Employee Benefits Agreement, such PPC Option shall have terms and conditions substantially the same as the Pennzoil Option in respect of which it is granted (including being fully vested and exercisable), (iv) for purposes of determining when a Pennzoil Option or a PPC Option shall expire, service with Pennzoil and its affiliates shall be treated as service with PPC and its affiliates and vice versa, (v) effective immediately prior to the Distribution Date, each conditional stock award of Pennzoil granted under a conditional stock award program of Pennzoil ("Pennzoil CSAU") shall be fully vested and matured (but payable at the conclusion of the end of the program under which it has been granted) and (vi) effective as of a time immediately after the Distribution Date the holder of a Pennzoil CSAU shall be granted a conditional stock award under the PPC 1998 Incentive Plan ("PPC CSAU") and such PPC CSAU shall have terms and conditions substantially the same as the Pennzoil CSAU in respect of which it is granted (including being fully vested and matured). Prior to the Effective Time, no awards shall be made under the PPC 1998 Incentive Plan except as provided in this Section 6.7(a).

     (b) As of the Distribution Date, outstanding awards under Pennzoil's 1996, 1997 and 1998 Long Term Incentive Plans and Pennzoil's 1998 Annual Incentive Plan shall be vested and earned with the Distribution Date constituting the end of each respective award period, measuring performance levels as of the Distribution Date and prorating such awards for the portion of the award period completed as of the Distribution Date. Such vested and earned awards shall be paid in cash as soon as is practicable following the Distribution Date without regard to whether the holder of an award is then employed by either Pennzoil or PPC.

     (c) Notwithstanding anything in Section 6.7(a), the number of shares subject to options or stock appreciation rights with respect to PPC Common Stock issued under the PPC 1998 Incentive Plan shall not exceed the number of shares that would have been subject to PPC awards assuming the conversion solely into awards with respect to PPC Common Stock (applying the formulas set forth in the Employee Benefits Agreement as of the date hereof) of Pennzoil options and stock appreciation rights covering 2.5 million shares (minus 68% of the number of shares subject to any such options and stock appreciation rights that are exercised between the date of the Merger Agreement and the Distribution Date) and having an average exercise price (or reference appreciation price) equal to that determined in clause (x) below, and the total aggregate spread of such awards shall not exceed the product of (x) the excess of the Pennzoil Pre-Distribution Stock Price (as defined in the Employee Benefits Agreement as of the date hereof) over the average exercise price (or reference appreciation price) per share of all Pennzoil options and stock appreciation rights outstanding immediately prior to the Distribution Date and (y) 2.5 million minus 68% of the number of shares subject to any Pennzoil options and stock appreciation rights that are exercised between the date of the Merger Agreement and the Distribution Date.

     (d) Except as provided in this Section 6.7, neither Pennzoil nor PPC nor any of their respective affiliates or subsidiaries will make any determination or otherwise take any action that will result in the acceleration of vesting or the timing of payments under any Pennzoil executive severance plan, change in control agreements, benefit acceleration agreements, conditional stock award program, the PPC 1998 Incentive Plan or any other employee stock or incentive plans, employment agreement or any other similar agreements with respect to any PPC Employee.

     6.8 Employee Benefit Plans. With respect to each Quaker State Employee and each PPC Employee, for a period of at least one year following the Effective Time, PPC shall (or shall cause Quaker State to) provide each such Employee with
(i) the same basic compensation (including base salary, wages or commissions) and annual incentive opportunity, to the extent applicable, and (ii) benefits which, in the aggregate, are substantially comparable to the benefits that were provided to such Employee under the Quaker State Benefit Plans, if he or she will have been a Quaker State Employee immediately prior to the Effective Time, or under the PPC Benefit Plans, if he or she will have been a PPC Employee immediately prior to the Effective Time. The commitment set forth in the preceding sentence shall apply only during such Quaker State or PPC Employee's continued employment with PPC and its Subsidiaries (including, after the Effective Time, Quaker State), except where benefits are provided after such termination of employment under the terms of the respective PPC Benefit Plan or Quaker State Benefit Plan. Nothing in this Section shall require PPC or any of its Subsidiaries (including, after the Effective Time, Quaker State) to continue any PPC Employee or Quaker State Employee in its employ following the Effective Time, provided, however, that, in the event that any such Employee is terminated involuntarily following the Effective Time and prior to the first anniversary thereof by action of PPC or any of its Subsidiaries, such Employee shall receive at least the same severance and termination benefits as he or she would have received under the terms of the applicable PPC Benefit Plans or Quaker State Benefit Plans, as the case may be, as in effect immediately prior to the Effective Time.

     6.9 Investigation. Upon reasonable notice, each of PPC and Quaker State shall afford to each other and to its respective officers, employees, accountants, counsel and other authorized representatives, full and complete access during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its and its Subsidiaries' plants, properties, Contracts, commitments, books, records (including tax returns) and any report, schedule or other document filed or received by it pursuant to the requirements of the federal or state securities laws, and shall use all commercially reasonable efforts to cause its respective representatives to furnish promptly to the other such additional financial and operating data and other information, including environmental information, as to its and its Subsidiaries' respective businesses and properties as the other or its duly authorized representatives, as the case may be, may reasonably request. The parties hereby agree that the provisions of the Confidentiality Agreement, including, without limitation,
Section 2.2 thereof, shall apply to all information and material furnished by any party or its representatives thereunder and hereunder.

     6.10  Reasonable Efforts; Further Assurances, Etc.

     (a) Subject to the terms and conditions of this Agreement, each of Pennzoil, PPC and Quaker State shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including providing information and using all commercially reasonable efforts to obtain all necessary exemptions, rulings, consents, authorizations, approvals and waivers to effect all necessary registrations and filings and to lift any injunction or other legal bar to the Merger and the other transactions contemplated hereby as promptly as practicable, and to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law. Without limiting the generality of the foregoing, Pennzoil, PPC and Quaker State agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable best efforts to obtain any government clearances required to consummate the Merger (including through compliance with the HSR Act and any applicable foreign government reporting requirements), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law. Notwithstanding anything to the contrary in this
Section 6.10, neither PPC, Pennzoil nor Quaker State nor any of their respective Subsidiaries shall be required to take any action that would reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from the consummation of the Merger.

     (b) Subject to Section 6.10(a), in case at any time any further action is reasonably necessary to carry out the purposes of this Agreement, Pennzoil, PPC and Quaker State shall take all such commercially reasonable necessary action.

     6.11  No Solicitation.

     (a) Quaker State agrees that neither it nor any Quaker State Subsidiary shall, and that it shall use its best efforts to cause its and each Quaker State Subsidiary's officers, directors, employees, advisors and agents not to, directly or indirectly, solicit, initiate or encourage any inquiry or proposal that constitutes or could reasonably be expected to lead to a Quaker State Acquisition Proposal, provide any non-public information or data to any Person relating to a Quaker State Acquisition Proposal, engage in any discussions or negotiations concerning a Quaker State Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement a Quaker State Acquisition Proposal or agree to, recommend or accept a Quaker State Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Quaker State or Quaker State's Board of Directors from, prior to the adoption of this Agreement by the holders of Quaker State Capital Stock, engaging in any discussions or negotiations with, or providing any non-public information to, any Person in response to an unsolicited bona fide Quaker State Acquisition Proposal by any such Person,

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

if and only to the extent that (i) Quaker State receives a Superior Proposal (as defined below), (ii) Quaker State's Board of Directors determines in good faith (after consultation with its legal and financial advisors) that it is advisable to do so in order for the Quaker State Board of Directors to comply with its fiduciary duties to Quaker State's shareholders under applicable law, (iii) prior to providing any information or data to any Person in connection with a proposal by any such Person, Quaker State's Board of Directors receives from such Person a customary and reasonable executed confidentiality agreement and
(iv) prior to providing any non-public information or data to any Person or entering into discussions or negotiations with any Person, Quaker State's Board of Directors notifies Pennzoil promptly of such inquiries, proposal or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, Quaker State, any Quaker State Subsidiary or any of their officers, directors, employees, advisors and agents indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. Quaker State agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Quaker State Acquisition Proposal. Quaker State agrees that it shall keep Pennzoil informed, on a current basis, of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations.

     (b) Notwithstanding the foregoing, prior to the adoption of this Agreement by the holders of Quaker State Capital Stock, the Board of Directors of Quaker State may, if it has received a Superior Proposal, and if it concludes in good faith (after consultation with its legal and financial advisors) that it is advisable to do so in order to comply with its fiduciary duties to Quaker State's shareholders under applicable law, (i) withdraw or modify its approval or recommendation of the Merger or this Agreement or (ii) approve or recommend such Superior Proposal or, subject to compliance with the requirements of
Section 8.3(a), terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Quaker State to enter into any agreement with respect to any Superior Proposal) but only at a time that is after the second business day following Pennzoil's receipt of written notice from Quaker State advising Pennzoil that the Board of Directors of Quaker State has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any proposal or offer made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Quaker State Capital Stock then outstanding or a substantial portion of the assets of Quaker State and its subsidiaries and otherwise on terms which the Board of Directors of Quaker State determines in its good faith judgment to be more favorable to the Quaker State shareholders than the Merger.

     (c) Nothing contained in this Section 6.11 shall prohibit Quaker State from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Quaker State shareholders if, in the good faith judgment of the Board of Directors of Quaker State (after consultation with its legal and financial advisors), determines that it is advisable to do so in order to comply with its fiduciary duties to the Quaker State shareholders under applicable law; provided, however, that neither Quaker State nor its Board of Directors nor any committee thereof shall, except as permitted by Section 6.11(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Quaker State Acquisition Proposal.

     6.12  Director and Officer Indemnification; Insurance.

     (a) Without limiting the rights that any indemnified person may have under applicable law, the parties agree that all rights of indemnification existing as of the date hereof as provided in the respective charters and bylaws of PPC and Quaker State shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years following the Effective Time.

     (b) For a period of six years following the Effective Time, PPC shall maintain in effect the current directors' and officers' liability insurance policies maintained by Quaker State with respect to claims arising from facts or events that occurred up to and including the Effective Time to the extent available; provided, however, that PPC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the covered persons; provided further that PPC shall not be required to pay an annual premium for such insurance in excess of 200% of the higher of (i) the last annual premium paid by Quaker State or (ii) the last annual premium paid by or on behalf of PPC prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

     (c) For a period of six years following the Effective Time, Pennzoil will maintain in effect directors' and officers' liability insurance policies with respect to claims arising out of facts or events that occurred up to and including the Effective Time to the extent available; provided, however, that Pennzoil may substitute therefor policies of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the PPC covered persons; provided further that to the extent Pennzoil incurs increased premium costs to continue coverage on behalf of PPC covered persons, PPC will pay Pennzoil the increased premium costs related thereto; provided further that neither PPC nor Pennzoil shall be required to pay any such amounts to the extent such increased annual premiums are in excess of 200% of the higher of (i) the last annual premium paid by Pennzoil or (ii) the last annual premium paid by or on behalf of PPC prior to the date hereof, but in such case Pennzoil shall purchase as much coverage as possible for such amount, and PPC will reimburse such costs.

     (d) This Section 6.12 is intended to be for the benefit of, and shall be enforceable by, the persons for whom indemnification is provided pursuant to this Section 6.12, their heirs and personal representatives, and shall be binding on Pennzoil, PPC and Quaker State and their respective successors and assigns.

     6.13 Rule 145 Affiliates. Quaker State shall, at least 10 days prior to the Effective Time, cause to be delivered to PPC a list, reviewed by its counsel, identifying all persons who are, in its reasonable judgment, at the time of the Quaker State Stockholders Meeting, "affiliates" of Quaker State for purposes of Rule 145 promulgated by the SEC under the Securities Act (each, a "Rule 145 Affiliate"). Quaker State shall furnish such information and documents as PPC may reasonably request for the purpose of reviewing such list. Quaker State shall use all commercially reasonable efforts to cause each person who is identified as a Rule 145 Affiliate in the list furnished pursuant to this
Section 6.14 to execute a written agreement (each, a "Rule 145 Affiliate Agreement"), substantially in the form of Exhibit F to this Agreement, at or prior to the Effective Time.

     6.14 Public Announcements. Pennzoil, PPC and Quaker State shall consult with each other and shall mutually agree upon any press release or public announcement relating to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use all commercially reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

     6.15 Defense of Litigation. Each of Pennzoil, PPC and Quaker State shall use all commercially reasonable efforts to defend against all actions, suits or proceedings in which such party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit the transactions contemplated by this Agreement or seek damages with respect to such transactions. None of Pennzoil, PPC or Quaker State shall settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without having previously consulted with the other party. Each of Pennzoil, PPC and Quaker State shall use all commercially reasonable efforts to cause each of its Affiliates, directors and officers to use all commercially reasonable efforts to defend any such action, suit or proceeding in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 6.15 to the same extent as if such Person was a party.

     6.16  Notification.

     (a) From time to time prior to the Effective Time, each of Pennzoil, PPC and Quaker State shall supplement or amend its respective Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or that is necessary to complete or correct (i) any information in such Disclosure

Schedule that is or has been rendered untrue, inaccurate, incomplete or misleading, (ii) any representation or warranty of such party in this Agreement that contains a qualification as to materiality or Material Adverse Effect that has been rendered untrue or inaccurate, in any respect, thereby or (iii) any representation or warranty of such party in this Agreement that is not so qualified and that has been rendered untrue or inaccurate, in any material respect, thereby. Delivery of such supplements shall be for informational purposes only and shall not expand or limit the rights or affect the obligations of any party hereunder. Such supplements shall not constitute a part of the Pennzoil Disclosure Schedule, the PPC Disclosure Schedule or the Quaker State Disclosure Schedule, as the case may be, for purposes of this Agreement.

     (b) Each of Pennzoil, PPC and Quaker State shall give prompt notice to the other of the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or is reasonably likely to cause (i) any covenant or agreement of such party contained in this Agreement not to be performed or complied with, in any material respect or (ii) any condition contained in Article 7 to become incapable of being fulfilled at or prior to the Effective Time; provided, however, that the delivery of any notice pursuant to this Section 6.16(b) shall not cure such breach or noncompliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     (c) Status of Transactions. Each of the parties hereto shall keep the others informed on a timely basis as to the status of the transactions contemplated by the Transaction Agreements and the obtaining of all necessary and appropriate exemptions, rulings, consents, authorizations and waivers related thereto.

     6.17 Debt Instruments. Prior to or at the Effective Time, PPC and each of its Subsidiaries, and Quaker State and each of its Subsidiaries (except for the matters set forth in Section 5.3 of the Quaker State Disclosure Schedule), shall use all commercially reasonable efforts to prevent the occurrence, as a result of the Merger and the other transactions contemplated by this Agreement, of a change in control or any event that constitutes a default (or an event that, with notice or lapse of time or both, would become a default) under any debt instrument of any such entity, including debt securities registered under the Securities Act.

     6.18 Quaker State Rights Plan. Quaker State covenants and agrees with PPC that, until the earlier of the Effective Time and the Termination Date, except
(a) as contemplated by Section 5.19 or (b) if the Quaker State Board of Directors shall have taken actions permitted by Section 6.11(b), Quaker State shall not (i) amend the Quaker State Rights Agreements, (ii) make a determination under Section 11(a)(ii) of the Quaker State Rights Agreement that any proposed or outstanding transaction (other than the Distribution and the Merger) in which any Person shall become an Acquiring Person is not a "Section 11(a)(ii) Event" or a "Section 13 Event" (each as defined in the Quaker State Rights Agreement), (iii) redeem the Quaker State Rights or (iv) take any other action to make the Quaker State Rights Agreement or the Quaker State Rights inapplicable to a Quaker State Acquisition Proposal.

                                   ARTICLE 7

                            CONDITIONS TO THE MERGER

     7.1 Conditions to the Obligations of PPC, Pennzoil and Quaker State to Effect the Merger. The respective obligations of PPC, Pennzoil and Quaker State to consummate the Merger shall be subject to the fulfillment (or waiver by PPC and Quaker State) at or prior to the Effective Time of the following conditions:

          (a) The Distribution shall have been consummated in accordance with the Distribution Agreement and the conditions to the consummation of the Distribution set forth in Section 8.01 of the Distribution Agreement shall have been satisfied or shall have been waived with a Quaker State Consent.

          (b) All consents, approvals and authorizations of any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements shall have been obtained and be in effect at the Effective Time, except those consents the failure to obtain would not be reasonably likely to have a Material Adverse Effect on PPC or Quaker State;

          (c) Any waiting period (including any extended waiting period arising as a result of a request for additional information by either HSR Agency) under the HSR Act shall have expired or been terminated and no court of competent jurisdiction or other Governmental Authority shall have issued an Order that is in effect restraining, enjoining, prohibiting or otherwise imposing any material restrictions or limitations on the Distribution or the Merger;

          (d) The Registration Statements shall have become effective in accordance with the Securities Act and the Exchange Act and shall not be the subject of any stop order or proceedings seeking a stop order; all necessary permits and authorizations under state securities or Blue Sky laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of PPC Common Stock to be issued in connection with the Distribution and the Merger shall have been obtained and shall be in effect; and such shares of PPC Common Stock and such other shares required to be reserved for issuance in connection with the Distribution and the Merger shall have been Approved for Listing;

          (e) The Requisite Approval shall have been obtained;

          (f) No court of competent jurisdiction or other Governmental Authority shall have issued an order, decree, ruling or judgment that is still in effect restraining, enjoining or prohibiting the Merger;

          (g) No action, proceeding or investigation by any Governmental Authority with respect to the Merger shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the transactions contemplated by this Agreement or to impose any material restrictions or requirements thereon or on either PPC or Quaker State with respect thereto;

          (h) No action shall have been taken, and no statute, rule, regulation or executive order shall have been enacted, entered, promulgated or enforced by any Governmental Authority with respect to the Merger that, individually or in the aggregate, would (i) restrain, prohibit or delay the consummation of the Merger or (ii) impose material restrictions or requirements thereon or on either PPC or Quaker State with respect thereto;

          (i) The Pennzoil Board of Directors shall have received an opinion of a nationally recognized investment banking or appraisal firm in form and substance reasonably satisfactory to such Board of Directors and to Quaker State to the effect that, after giving effect to the transactions set forth in the Distribution Agreement, Pennzoil will not be insolvent (such opinion to be dated as of the date of this Agreement, the date the Board of Directors of Pennzoil declares the Distribution and the Distribution Date) and such opinion shall entitle Quaker State to rely on such opinion as if the opinion were addressed to Quaker State; and

          (j) Pennzoil shall have received the Section 355 Ruling.

     7.2 Additional Conditions to the Obligations of PPC. The obligation of PPC to consummate the Merger shall be subject to the fulfillment (or waiver by PPC) at or prior to the Effective Time of the following additional conditions:

          (a) Quaker State shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time and the representations and warranties of Quaker State contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date), except in each case (i) where the failure to be true and correct, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on PPC or Quaker State or (ii) to the extent specifically contemplated or permitted by this Agreement;

          (b) Quaker State shall have obtained the consent or approval of each Person whose consent or approval shall be required for the consummation of the Merger under any Contract to which Quaker State shall be a party or by which its properties and assets are bound, except (i) where the failure to so obtain such consents and approvals, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Quaker State or upon the consummation of the transactions contemplated by this Agreement or (ii) to the extent that alternative arrangements (reasonably acceptable to PPC) relating to the failure to obtain any such consent or approval are otherwise provided for;

          (c) Quaker State shall have delivered to PPC a certificate, dated as of the Effective Time, of a senior officer of Quaker State certifying the satisfaction by Quaker State of the conditions set forth in subsection (a) of this Section 7.2;

          (d) PPC shall have received from each Rule 145 Affiliate of Quaker State an executed copy of a Rule 145 Affiliate Agreement as contemplated by
     Section 6.14; and

          (e) Pennzoil and PPC shall have received an opinion of Baker & Botts, L.L.P., a copy of which will be furnished to Quaker State, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code. In rendering such opinion, Baker & Botts may require and rely upon representations contained in certificates of officers of PPC, Merger Sub, Quaker State and others.

     7.3 Additional Conditions to the Obligations of Quaker State. The obligation of Quaker State to consummate the Merger shall be subject to the fulfillment (or waiver by Quaker State) at or prior to the Effective Time of the following additional conditions:

          (a) PPC and Pennzoil shall have performed in all material respects their respective covenants and agreements contained in the Transaction Agreements required to be performed at or prior to the Effective Time and the representations and warranties of PPC and Pennzoil contained in the Transaction Agreements shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date), except in each case (i) where the failure to be true and correct, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on PPC or Quaker State or (ii) to the extent specifically contemplated or permitted by this Agreement;

          (b) PPC shall have obtained the consent or approval of each Person whose consent or approval shall be required for the consummation of the Merger under any Contract to which PPC shall be a party or by which its properties and assets are bound, except (i) where the failure to so obtain such consents and approvals, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on PPC or the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement or (ii) to the extent that alternative arrangements (reasonably acceptable to Quaker State) relating to the failure to obtain any such consent or approval are otherwise provided for;

          (c) PPC shall have delivered to Quaker State a certificate, dated as of the Effective Time, of a senior officer of PPC certifying the satisfaction by PPC of the conditions set forth in subsection (a) of this
     Section 7.3;

          (d) Prior to the Distribution Date, PPC shall have adopted a Rights Agreement in form and substance reasonably satisfactory to Quaker State, which agreement shall be in full force and effect;

          (e) Quaker State shall have received an opinion from Debevoise & Plimpton, a copy of which will be furnished to Pennzoil and PPC, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code. In rendering such opinion, Debevoise & Plimpton may require and rely upon representations contained in certificates of officers of PPC, Merger Sub, Quaker State and others;

          (f) PPC shall have delivered a copy of the Section 355 Ruling to Quaker State, and Quaker State shall have been reasonably satisfied that the Distribution has taken place in accordance with the terms set forth in the Distribution Agreement and the Section 355 Ruling; and

          (g) PPC and Pennzoil shall have entered into the Trademark License Agreement, the Tax Separation Agreement, the Employee Benefits Agreement, the Transition Services Agreement and the Distribution Agreement and each such agreement shall be in full force and effect.

                                   ARTICLE 8

                       TERMINATION, AMENDMENT AND WAIVERS

     8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time whether before or after the Requisite Approval:

          (a) by the mutual consent of each party hereto, which consent shall be effected by action of the Board of Directors of each such Party;

          (b) by any party if the Effective Time shall not have occurred on or before December 15, 1998, provided that the right to terminate this Agreement pursuant to this clause (b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to such date has been a cause of, or contributed to, the failure of the Merger to have become effective on or before such date;

          (c) by any party if any court of competent jurisdiction or any other Governmental Authority shall have issued an order, decree, ruling or judgment (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or judgment shall have become final and nonappealable, provided that, if the party seeking to terminate this Agreement pursuant to this clause (c) is a party to the applicable proceeding, such party shall have used all commercially reasonable efforts to remove such order, decree, ruling or judgment;

          (d) by Quaker State if (i) either Pennzoil or PPC shall have failed to perform in all material respects its respective covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time, or (ii) the respective representations and warranties of Pennzoil or PPC contained in this Agreement are or shall become untrue in any respect (except to the extent such representations and warranties address matters as of a particular date), except where the failure to be true and correct, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on PPC or Quaker State; provided that the right of Quaker State to terminate this Agreement pursuant to this subsection (d) shall not be available unless Pennzoil and PPC shall have been unable to cure such failure or such untruth for 30 calendar days after Quaker State shall have given Pennzoil and PPC notice of such failure or such untruth;

          (e) by Pennzoil if (i) Quaker State shall not have performed in all material respects its covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time, or (ii) the representations and warranties of Quaker State contained in this Agreement are or shall become untrue in any respect (except to the extent such representations and warranties address matters as of a particular date), except (x) where the failure to be true and correct, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Quaker State or PPC or (y) to the extent specifically contemplated or permitted by this Agreement; provided that the right of Pennzoil to terminate this Agreement pursuant to this subsection (e) shall not be available unless Quaker State shall have been unable to cure such failure or such untruth for 30 calendar days after Pennzoil shall have given Quaker State notice of such failure or such untruth;

          (f) by Quaker State in accordance with Section 6.11(b) hereof, provided that it has complied with all the provisions thereof and it has complied with the requirements of Section 8.3(a);

          (g) by Pennzoil or Quaker State if, at the Quaker State Stockholders' Meeting (including any adjournment, continuation or postponement thereof), the Requisite Approval shall not be obtained; or

          (h) by Pennzoil, if (i) the Board of Directors of Quaker State (or any committee thereof), pursuant to Section 6.11(b) hereof, shall have withdrawn or modified its approval or recommendation of the

     Merger or this Agreement, approved or recommended to Quaker State stockholders a Superior Proposal or resolved to do any of the foregoing,
     (ii) after the receipt by Quaker State of a Quaker State Acquisition Proposal, Pennzoil requests in writing that the Board of Directors of Quaker State reconfirm its recommendation of this Agreement to the Quaker State stockholders and the Board of Directors of Quaker State fails to do so within ten business days after its receipt of Pennzoil's request, (iii) Quaker State fails to call and hold the Quaker State Stockholders Meeting within 60 days after the effectiveness of PPC's Registration Statement on Form S-4, or (iv) any failure of PPC's Registration Statement on Form S-4 to become effective due to the inability of PPC to complete such Registration Statement solely as a result of actions or non-actions by Quaker State.

     8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate (except to the extent set forth in the last sentence of Section 9.1(a) and Section 9.2), without any liability on the part of any party or its directors, officers or stockholders except as set forth in Section 8.3; provided, that nothing in this Agreement other than the provisions of Section 8.3(b) shall relieve any party of liability for breach of this Agreement or prejudice the ability of the non-breaching party to seek damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

     8.3  Termination Fee.

     (a) In the event of termination of this Agreement by Quaker State pursuant to Section 8.1(f), such termination shall not be effective unless and until Quaker State shall have paid to Pennzoil a fee, in immediately available funds, of $20,000,000 (the "Termination Fee"). In the event of termination of this Agreement pursuant to Section 8.1(g), Quaker State shall pay to Pennzoil the Termination Fee in immediately available funds, within two business days after such termination, if and only if, at the time of such termination, the Board of Directors of Quaker State shall have failed to recommend that Quaker State stockholders approve the Merger and adopt this Agreement or such recommendation shall have been withdrawn or modified in a manner that is adverse to Pennzoil. In the event of termination of this Agreement by Pennzoil pursuant to Section 8.1(h)(i), Quaker State shall pay to Pennzoil the Termination Fee within two business days after such termination.

     (b) The Termination Fee shall constitute liquidated damages and such party's sole and exclusive remedy for any and all liabilities and obligations for damages arising under or in connection with this Agreement and the other Transaction Agreements, and upon the payment of such Termination Fee, no party to this Agreement shall have any liability or further obligation to the other party under or in connection with this Agreement (excluding the Confidentiality Agreement) or the termination hereof, provided that this sentence is intended to limit the remedies available to a party only when the Termination Fee is paid or payable to such party. The provisions of this Section 8.3 shall not impose any limitation with respect to any claim that any party may have against any Person who is not a party. The parties hereby acknowledge that the agreements made in this Section 8.3 are integral to this Agreement and without such agreements, they would not enter into this Agreement.

     8.4 Amendment. This Agreement may be amended by Pennzoil, PPC and Quaker State at any time before or after adoption of this Agreement by the stockholders of Quaker State; provided, however, that after such adoption, no amendment shall be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by Pennzoil, PPC and Quaker State.

     8.5 Waivers. At any time prior to the Effective Time, Pennzoil, PPC and Quaker State may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant to this Agreement and (iii) waive compliance with any of the agreements or conditions of the other party contained herein; provided, however, that no failure or delay by Pennzoil, PPC or Quaker State in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of Pennzoil, PPC or Quaker State to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 9

                                 MISCELLANEOUS

     9.1  Survival of Representations, Warranties and Agreements;
Indemnification.

     (a) Except as set forth in this Section 9.1(a) and for the agreements set forth in Sections 6.8 and 6.12, none of the agreements in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the representations or warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder or hereunder.

     (b) Following the Effective Time, Pennzoil will indemnify, defend and hold harmless PPC, Quaker State and each Person, if any, who controls, within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (any such person being hereinafter referred to as a "Controlling Person"), PPC or Quaker State from and against, and pay or reimburse each of the foregoing for, all losses, claims, damages, liabilities, actions, costs and expenses, joint or several, including reasonable attorneys' fees (collectively, "Losses"), arising out of or resulting from, directly or indirectly, of in connection with:

          (i) any assets or liabilities of, or the operations of, Pennzoil or any of its Subsidiaries (other than PPC and its Subsidiaries).

          (ii) any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into either of the Registration Statements or in the Proxy Statement/Prospectus (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading provided, however, that Pennzoil shall not be responsible for information provided by Quaker State specifically for inclusion in, or incorporation by reference into, any such Proxy Statement/Prospectus or Registration Statement.

          (iii) any financial advisory, broker's, finder's or similar fee or commission, reimbursement of expenses or indemnification or contribution payable in connection with the transactions contemplated by this Agreement and the other Transaction Agreements to any agent, broker, investment banker, financial advisor or other similar Person (x) by Pennzoil or (y) by PPC in excess of the amount set forth in Section 4.17 of the PPC Disclosure Schedule.

     (c) Following the Effective Time, PPC and Quaker State will jointly and severally indemnify, defend and hold harmless Pennzoil and each controlling person of Pennzoil from and against, and pay or reimburse each of the foregoing for, all Losses arising out of or resulting from, directly or indirectly, of in connection with:

          (i) any assets or liabilities of, or the operations of, PPC and Quaker State or any of their Subsidiaries;

          (ii) any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into either of the Registration Statements or in the Proxy Statement/Prospectus (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only with respect to information provided by Quaker State specifically for inclusion in, or incorporation by reference into, any such Proxy Statement/ Prospectus or Registration Statement.

     9.2 Expenses. Except as otherwise provided in the Distribution Agreement, whether or not the Merger or the other transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

     9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

     If to Pennzoil, to:

        Pennzoil Company
        Pennzoil Place
        P.O. Box 2967
        Houston, Texas 77252-2967
        Attention: Corporate Secretary
        Facsimile: 713-546-3757

     If to PPC or Merger Sub, to:

        Pennzoil Products Company
        P.O. Box 2967
        Houston, Texas 77252-2967
        Attention: Corporate Secretary
        Facsimile: 713-546-3757

     If to Quaker State, to:

        Quaker State Corporation
        225 E. John Carpenter Freeway
        Irving, Texas 75062
        Attention: Paul E. Konney
        Facsimile: 972-868-0440

     with a copy (which shall not constitute effective notice) to:

        Debevoise & Plimpton
        875 Third Avenue
        New York, New York 10022
        Attention: Richard Bohm
        Facsimile: 212-909-6836

     9.4 Certain Construction Rules. The article and section headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, unless otherwise provided to the contrary, (a) all references to days or months shall be deemed references to calendar days or months and (b) any reference to a "Section," "Article," "Exhibit" or "Schedule" shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule to this Agreement. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive. Information contained in a Section or Subsection of the PPC Disclosure Schedule, the Pennzoil Disclosure Schedule or the Quaker State Disclosure Schedule (or expressly incorporated into such Section or Subsection) shall qualify only those representations, warranties and agreements of PPC, Pennzoil or Quaker State, as the case may be, made in the identically numbered Section or Subsection of this Agreement, and shall not be deemed to qualify the representations, warranties or agreements made in any other Section or Subsection.

     9.5 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of PPC, Pennzoil, Merger Sub and Quaker State that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

     9.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by PPC, Pennzoil, Merger Sub or Quaker State (whether by operation of law or otherwise) without the prior written consent of all of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by PPC, Pennzoil, Merger Sub and Quaker State and their respective successors and permitted assigns.

     9.7 No Third Party Beneficiaries. Except as provided in Section 6.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Pennzoil, Merger Sub, PPC and Quaker State or their respective successors or permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

     9.8 Limited Liability. Notwithstanding any other provision of this Agreement, no stockholder, director, officer, Affiliate, agent or representative of PPC, Pennzoil, Merger Sub or Quaker State, in its capacity as such, shall have any liability in respect of or relating to the covenants, obligations, representations or warranties of such party under this Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of PPC, Pennzoil, Merger Sub and Quaker State, for itself and its stockholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable law.

     9.9 Entire Agreement. This Agreement (together with the other Transaction Agreements, the Confidentiality Agreement, the exhibits and the Disclosure Schedules and the other documents delivered pursuant hereto) constitute the entire agreement of all the parties hereto and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties, or either of them, with respect to the subject matter hereof. All exhibits and schedules attached to this Agreement and the Disclosure Schedules are expressly made a part of, and incorporated by reference into, this Agreement.

     9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflicts of law principles thereof. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, HEREBY APPOINTS THE CORPORATION TRUST COMPANY, AS SUCH PARTY'S AGENT IN THE STATE OF DELAWARE FOR ACCEPTANCE OF LEGAL PROCESS AND (iii) AGREES THAT SERVICE MADE ON ANY SUCH AGENT SET FORTH IN (ii) ABOVE SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.

     9.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on PPC,

Pennzoil and Quaker State, notwithstanding that not all parties are signatories to the original or the same counterpart.

     9.12 Retention Pay Program. After the date hereof, Quaker State shall implement a retention pay program in the form of Exhibit G attached hereto ("Retention Pay Program") for certain Quaker State Employees, which shall provide for payments to such Quaker State Employees if such employees remain in the employ of Quaker State or its Subsidiaries until the earlier of (i) the Effective Time and (ii) the Termination Date. Pennzoil will fund up to $15,000,000 from time to time for the Retention Program. Once paid, any such amount funded by Pennzoil with respect to the Retention Program will not be refundable by Quaker State, provided that if the Termination Fee is required to be paid by Quaker State to Pennzoil, the full amounts previously funded by Pennzoil shall be immediately repaid by Quaker State to Pennzoil. Pennzoil will fund the amounts required by Quaker State to pay the Quaker State Employees participating in the Retention Program as such amounts become payable by Quaker State to the participating Quaker State Employees. If Pennzoil's retention pay obligations have not been fully funded at the time of any termination of this Agreement or at the Effective Time, the balance of such retention pay amount will be paid by Pennzoil to Quaker State upon such termination or upon the Effective Time, subject to the proviso above. The Quaker State Employees participating in the Retention Program will be determined by Quaker State following consultation with Pennzoil. Pennzoil and PPC acknowledge that such payment is for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            PENNZOIL PRODUCTS COMPANY

                                            By:  /s/ DAVID P. ALDERSON, II
                                              ----------------------------------
                                              Name: David P. Alderson, II
                                              Title:  Vice President

                                            DOWNSTREAM MERGER COMPANY

                                            By:  /s/ DAVID P. ALDERSON, II
                                              ----------------------------------
                                              Name: David P. Alderson, II
                                              Title:  Vice President

                                            QUAKER STATE CORPORATION

                                            By:     /s/ HERBERT M. BAUM
                                              ----------------------------------
                                              Name: Herbert M. Baum
                                              Title:  Chairman of the Board and
                                                  Chief Executive Officer

                                            PENNZOIL COMPANY

                                            By:      /s/ JAMES L. PATE
                                              ----------------------------------
                                              Name: James L. Pate
                                              Title:  Chairman of the Board and
                                                  Chief Executive Officer

                                                                         ANNEX B










                             DISTRIBUTION AGREEMENT

                           DATED AS OF APRIL 14, 1998

                                    BETWEEN

                                PENNZOIL COMPANY

                                      AND

                           PENNZOIL PRODUCTS COMPANY

                               TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
ARTICLE I              DEFINITIONS.................................................   B-1
  Section 1.01         General.....................................................   B-1
  Section 1.02         References to Time..........................................   B-6
ARTICLE II             PRELIMINARY TRANSACTIONS....................................   B-6
  Section 2.01         Completed Transactions......................................   B-6
  Section 2.02         Business Separation.........................................   B-6
  Section 2.03         Certificate of Incorporation; By-laws.......................   B-8
  Section 2.04         Issuance of Stock...........................................   B-8
  Section 2.05         Other Agreements............................................   B-8
  Section 2.06         Financing...................................................   B-8
  Section 2.07         Registration and Listing....................................   B-8
  Section 2.08         Transfers Not Effected Prior to the Distribution; Transfers
                         Deemed Effective as of the Distribution Date..............   B-9
ARTICLE III            THE DISTRIBUTION............................................   B-9
  Section 3.01         Record Date and Distribution Date...........................   B-9
  Section 3.02         The Agent...................................................   B-9
  Section 3.03         Delivery of Share Certificates to the Agent.................   B-9
  Section 3.04         The Distribution............................................  B-10
ARTICLE IV             SURVIVAL AND INDEMNIFICATION................................  B-10
  Section 4.01         Survival of Agreements......................................  B-10
  Section 4.02         Indemnification.............................................  B-10
  Section 4.03         Procedures for Indemnification for Third-Party Claims.......  B-10
  Section 4.04         Remedies Cumulative.........................................  B-11
ARTICLE V              CERTAIN ADDITIONAL COVENANTS................................  B-11
  Section 5.01         Notices to Third Parties....................................  B-11
  Section 5.02         Licenses and Permits........................................  B-12
  Section 5.03         Intercompany Agreements.....................................  B-12
  Section 5.04         Further Assurances..........................................  B-12
  Section 5.05         Guarantee Obligations and Liens.............................  B-12
  Section 5.06         Non-Competition.............................................  B-13
  Section 5.07         Exclusive Management........................................  B-13
ARTICLE VI             ACCESS TO INFORMATION.......................................  B-13
  Section 6.01         Provision of Corporate Records..............................  B-13
  Section 6.02         Access to Information.......................................  B-14
  Section 6.03         Production of Witnesses.....................................  B-14
  Section 6.04         Retention of Records........................................  B-15
  Section 6.05         Confidentiality.............................................  B-15
  Section 6.06         Cooperation with Respect to Government Reports and
                         Filings...................................................  B-15
ARTICLE VII            NO REPRESENTATIONS OR WARRANTIES............................  B-16
  Section 7.01         No Representations or Warranties............................  B-16
ARTICLE VIII           MISCELLANEOUS...............................................  B-16
  Section 8.01         Conditions to the Distribution..............................  B-16
  Section 8.02         Complete Agreement..........................................  B-17
  Section 8.03         Expenses....................................................  B-17
  Section 8.04         Governing Law...............................................  B-17
  Section 8.05         Notices.....................................................  B-17

                                                                                     PAGE
                                                                                     ----
  Section 8.06         Amendment and Modification..................................  B-18
  Section 8.07         Successors and Assigns; No Third-Party Beneficiaries........  B-18
  Section 8.08         Counterparts................................................  B-18
  Section 8.09         Interpretation..............................................  B-18
  Section 8.10         Severability................................................  B-18
  Section 8.11         References; Construction....................................  B-18
  Section 8.12         Termination.................................................  B-18
  Section 8.13         Quaker State Reasonable Consent.............................  B-19
  Section 8.14         Consent to Jurisdiction and Service of Process..............  B-19
  Section 8.15         Certain Litigation..........................................  B-19

EXHIBITS

  Exhibit A           Form of Employee Benefits Agreement
  Exhibit B           Form of Tax Separation Agreement
  Exhibit C           Form of Trademark License Agreement
  Exhibit D           Form of Transition Services Agreement

                             DISTRIBUTION AGREEMENT

     This DISTRIBUTION AGREEMENT (this "Agreement"), dated as of April 14, 1998, by and between Pennzoil Company, a Delaware corporation ("Pennzoil"), and Pennzoil Products Company, a Delaware corporation and a wholly owned subsidiary of Pennzoil ("PPC").

                                    RECITALS

     A. The Merger Agreement. Pennzoil, PPC, Downstream Merger Company, a Delaware corporation and wholly owned subsidiary of PPC ("Merger Sub"), and Quaker State Corporation, a Delaware corporation ("Quaker State"), have entered into an Agreement and Plan of Merger, dated as of April 14, 1998 (the "Merger Agreement"), pursuant to which, at the Effective Time (as defined therein), Merger Sub will merge with and into Quaker State, with Quaker State being the surviving corporation (the "Merger"), and Quaker State will become a wholly owned subsidiary of PPC.

     B. The Transaction Agreements. This Agreement and the other Transaction Agreements (as defined herein) set forth certain transactions that are conditions to consummation of the Merger.

     C. Business Separation. PPC has heretofore distributed to Pennzoil certain oil and gas assets that have historically been operated by Pennzoil. Prior to the Distribution Date (as defined herein), and subject to the terms and conditions set forth in this Agreement, Pennzoil intends to cause the transfer to PPC or a wholly owned subsidiary of PPC of the capital stock of certain Pennzoil subsidiaries that are engaged in phases of the PPC Business (as defined herein), heretofore carried on by PPC (the "Contribution"); and Pennzoil and PPC shall take the further steps set forth in Section 2.02 hereof intended to separate more completely the PPC Business from the Pennzoil Business and to ensure that the active business requirement of Section 355(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), is satisfied.

     D. Financing. To apportion equitably the existing liabilities of Pennzoil and all its Subsidiaries, including PPC, PPC shall enter into new financing arrangements and, as described herein, shall use a portion of the loan proceeds to repay existing indebtedness of PPC to Pennzoil, and PPC shall be relieved of all other liabilities owed to Pennzoil.

     E. The Distribution. Subject to the conditions set forth in this Agreement, all of the issued and outstanding shares of common stock of PPC, par value $.10 per share ("PPC Common Stock"), will be distributed on a pro rata basis (the "Distribution") to the holders as of the Record Date (as defined herein) of the outstanding common stock of Pennzoil, par value $0.83 1/3 per share ("Pennzoil Common Stock").

     F. Intended Tax Consequences. The parties to this Agreement intend that the Contribution and the Distribution qualify under Sections 355 and 368 of the Code, that the Merger qualify under Section 368 of the Code, and that no gain or loss for federal income tax purposes be recognized as a result of the transactions described herein.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          Actuarial Study: as defined in Section 2.02(d) of this Agreement.

          Affiliate: with respect to any specified Person, any other Person that directly or indirectly, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that, for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group.

          Agent: the distribution agent to be appointed by Pennzoil to distribute the shares of PPC Common Stock pursuant to the Distribution.

          Agreement: as defined in the preamble to this Agreement.

          Approved for Listing: as defined in the Merger Agreement.

          Asset: any and all assets and properties, tangible or intangible, including, without limitation, the following: (i) cash, notes and accounts and notes receivable (whether current or non-current); (ii) certificates of deposit, banker's acceptances, stock, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, preorganization certificates or subscriptions, transferable shares, investment contracts, voting-trust certificates, fractional undivided interests in oil, gas or other mineral rights, puts, calls, straddles, options and other securities of any kind;
     (iii) intangible property rights, inventions, discoveries, know-how, United States and foreign patents and patent applications, trade secrets, confidential information, registered and unregistered trademarks, service marks, service names, trade styles and trade names and associated goodwill; statutory, common law and registered copyrights; applications for any of the foregoing, rights to use the foregoing and other rights in, to and under the foregoing; (iv) rights under leases, contracts, licenses, permits, distribution arrangements, sales and purchase agreements, other agreements and business arrangements; (v) real estate and buildings and other improvements thereon; (vi) leasehold improvements, fixtures, trade fixtures, machinery, equipment (including transportation and office equipment), tools, dies and furniture; (vii) office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind; (viii) computer equipment and software; (ix) raw materials, work-in-process, finished goods, consigned goods and other inventories; (x) prepayments or prepaid expenses; (xi) claims, causes of action, choses in action, rights under express or implied warranties, rights of recovery and rights of setoff of any kind; (xii) the right to receive mail, payments on accounts receivable and other communications;
     (xiii) lists of customers, records pertaining to customers and accounts, personnel records, lists and records pertaining to customers, suppliers and agents, and books, ledgers, files and business records of every kind; (xiv) advertising materials and other printed or written materials; (xv) goodwill as a going concern and other intangible properties; (xvi) employee contracts, including any rights thereunder to restrict an employee from competing in certain respects; and (xvii) licenses and authorizations issued by any governmental authority.

          Automotive Aftermarket Business: as defined in Section 5.06 of this Agreement.

          Business: the PPC Business or the Pennzoil Business, as the case may be.

          Code: as defined in the Recitals to this Agreement.

          Contribution: as defined in the Recitals to this Agreement.

          Distribution: as defined in the Recitals to this Agreement.

          Distribution Date: the date and time as of which the Distribution shall be effected, to be determined by, or under the authority of, the Board of Directors of Pennzoil consistent with this Agreement and the Merger Agreement.

          Effective Time: as defined in the Merger Agreement.

          Employee Benefits Agreement: the Employee Benefits Agreement to be entered into prior to the Distribution between Pennzoil and PPC, substantially in the form of Exhibit A hereto, with such changes as are acceptable to Pennzoil and PPC, with a Quaker State Consent.

          Exchange Act: the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

          Governmental Authorities: as defined in the Merger Agreement.

          Group: the Pennzoil Group or the PPC Group, as the case may be.

          HSR Act: as defined in the Merger Agreement.

          HSR Agencies: as defined in the Merger Agreement.

          Indebtedness for Borrowed Money: as applied to PPC, means all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by PPC for the repayment of money borrowed and, in accordance with generally accepted accounting principles, recorded as a liability on PPC's balance sheet, and obligations, computed in accordance with generally accepted accounting principles, as lessee under leases that should be, in accordance with generally accepted accounting principles, recorded as capital leases on PPC's balance sheet, including, without limitation, the indebtedness and obligations listed on
     Schedule 1.01(e) hereto.

          Indemnifiable Losses: all losses, Liabilities, damages, claims, demands, judgments or settlements of any nature or kind, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered (and not actually reimbursed by insurance proceeds) by an Indemnitee, including any reasonable costs or expenses of enforcing any indemnity hereunder.

          Indemnifying Party: a Person that is obligated under this Agreement to provide indemnification.

          Indemnitee: a Person that may seek indemnification under this Agreement.

          Indemnity Payment: an amount that an Indemnifying Party is required to pay to or in respect of an Indemnitee pursuant to Article IV.

          Information: all records, books, contracts, instruments, computer data and other data and information.

          Intercompany Indebtedness: as defined in Section 2.06(b) of this Agreement.

          JLI: Jiffy Lube International, Inc., a Nevada corporation.

          Liabilities: all debts, liabilities and obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet.

          Litigation Matters: actual, threatened or future litigations, investigations, claims or other legal matters that have been or may be asserted against, or otherwise adversely affect, Pennzoil and/or PPC (or members of either Group).

          Losses: as defined in the Merger Agreement.

          Material Adverse Effect: as defined in the Merger Agreement.

          Merger: as defined in the Recitals to this Agreement.

          Merger Agreement: as defined in the Recitals to this Agreement.

          Merger Sub: as defined in the Recitals of this Agreement.

          NYSE: New York Stock Exchange, Inc.

          Oil and Gas Assets: the oil and gas assets and properties described on
     Schedule 2.01(a) hereto.

          Oil and Gas Liabilities: all Liabilities arising from or attributable to the Oil and Gas Assets, including those Liabilities listed on Schedule 2.01(b) hereto.

          Order: as defined in the Merger Agreement.

          Payment Amount: as defined in Section 2.06(b) of this Agreement.

          Pennzoil: as defined in the preamble to this Agreement.

          Pennzoil Assets: collectively, (i) all of the right, title and interest immediately prior to the Distribution Date of Pennzoil and the Pennzoil Subsidiaries in all Assets that are predominantly used or held for use in, predominantly relating to or to the extent arising from, the Pennzoil Business, (ii) the rights to use shared Assets as provided in
     Article II hereof, (iii) all other Assets of Pennzoil and its Subsidiaries to the extent specifically assigned to or retained by any member of the Pennzoil Group pursuant to this Agreement or any other Transaction Agreement, (iv) the capital stock of each Pennzoil Subsidiary, (v) all rights of Pennzoil under the Transaction Agreements, (vi) the Oil and Gas Assets and (vii) any additional Assets set forth on Schedule 1.01(c) hereto.

          Pennzoil Business: all of the businesses and operations conducted by Pennzoil and its Subsidiaries (other than the PPC Business) at any time, whether prior to, on or after the Distribution Date.

          Pennzoil Common Stock: as defined in the Recitals to this Agreement.

          Pennzoil Group: Pennzoil and the Pennzoil Subsidiaries immediately after the Distribution Date.

          Pennzoil Indemnitees: Pennzoil, each Affiliate of Pennzoil immediately after the Distribution Date and each of their respective present and former Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

          Pennzoil Liabilities: collectively, (i) all Liabilities of Pennzoil, any Pennzoil Subsidiary or any Affiliate of Pennzoil, or arising out of the Pennzoil Business, or arising out of or related to Assets of any of the foregoing, whether incurred or occurring before, on or after the Distribution Date, including the liabilities of Pennzoil under the Transaction Agreements, (ii) the Oil and Gas Liabilities, (iii) all Liabilities set forth on Schedule 1.01(d) hereto and (iv) all expenses allocated to Pennzoil on Schedule 8.03 hereto.

          Pennzoil Subsidiaries: all direct and indirect Subsidiaries of Pennzoil immediately after the Distribution Date.

          Person: an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or any other entity or a government or any department or agency thereof.

          PPC: as defined in the preamble to this Agreement.

          PPC Assets: collectively, (i) all of the right, title and interest immediately prior to the Distribution Date of PPC and the PPC Subsidiaries in all Assets that are predominantly used or held for use in, predominantly relating to or to the extent arising from, the PPC Business, (ii) the rights to use shared Assets as provided in Article II hereof, (iii) all other Assets of PPC and its Subsidiaries to the extent specifically assigned to or retained by any member of the PPC Group pursuant to this Agreement or any other Transaction Agreement, (iv) the capital stock of each PPC Subsidiary, (v) all rights of PPC under the Transaction Agreements and (vi) any additional Assets set forth on Schedule 1.01(a) hereto.

          PPC Business: all of the businesses and operations conducted by PPC and its Subsidiaries and JLI and its Subsidiaries prior to the Distribution Date.

          PPC Common Stock: as defined in the Recitals to this Agreement.

          PPC Group: PPC and the PPC Subsidiaries.

          PPC Indemnitees: PPC, each Affiliate of PPC immediately after the Distribution Date and each of their respective present and former Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

          PPC Liabilities: collectively, (i) all Liabilities of PPC, any PPC Subsidiary or any Affiliate of PPC, or arising out of the PPC Business, or arising out of or related to Assets of any of the foregoing, whether incurred or occurring before, on or after the Distribution Date, including the liabilities of PPC under the Transaction Agreements, (ii) all Liabilities set forth on Schedule 1.01(b) hereto and (iii) all expenses allocated to PPC on Schedule 8.03 hereto; provided, that PPC Liabilities shall not include the Oil and Gas Liabilities or the Pennzoil Liabilities.

          PPC Subsidiaries: all direct and indirect Subsidiaries of PPC immediately after the Distribution Date.

          Privileged Information: with respect to either Group, Information regarding a member of such Group, or any of its operations, Assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or other applicable privileges, that a member of the other Group may come into possession of or obtain access to pursuant to this Agreement or otherwise.

          Pro Forma Financial Statements: as defined in the Merger Agreement.

          Proxy Statement/Prospectus: as defined in the Merger Agreement.

          Quaker State: as defined in the Recitals to this Agreement.

          Quaker State Consent: as defined in the Merger Agreement.

          Record Date: the close of business on the date to be determined by the Board of Directors of Pennzoil as the record date for determining stockholders of Pennzoil entitled to receive the Distribution, which date shall be the day of, or the business day immediately preceding the day of, the Effective Time, but the close of business on such date shall in any event precede the Effective Time.

          Registration Statements: a Registration Statement on Form 10 (or, if such form is not appropriate, the appropriate form pursuant to the Exchange
     Act) to be filed by PPC with the SEC to effect the registration of the PPC Common Stock pursuant to the Exchange Act in connection with the Distribution (and, if applicable, pursuant to the Securities Act) and the registration statement to be filed by PPC with the SEC in connection with the Merger pursuant to the Securities Act.

          Requisite Approval: as defined in the Merger Agreement.

          Representative: with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

          Richland: Richland Development Corporation, a Nevada corporation.

          Savannah: Savannah Company Limited, a Bermuda corporation.

          Savannah II: as defined in Section 2.02(d) of this Agreement.

          SEC: the U.S. Securities and Exchange Commission.

          Section 355 Ruling: as defined in the Merger Agreement.

          Securities Act: the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

          Shared Facilities: any production, manufacturing, sales office or other facility (whether owned or leased) of Pennzoil or any of its Subsidiaries in which operations of both the Pennzoil Business and the PPC Business are conducted as of the Distribution Date, all of which are listed on Schedule 1.01(f) hereto.

          Subsidiary: as defined in the Merger Agreement.

          Tax Separation Agreement: the Tax Separation Agreement to be entered into prior to the Distribution between Pennzoil and PPC, substantially in the form of Exhibit B hereto, with such changes as are mutually agreed upon by Pennzoil, PPC and Quaker State.

          Third-Party Claim: any claim, suit, derivative suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person who or which is neither a party hereto nor an Affiliate of a party hereto.

          Trademark License Agreement: the Trademark License Agreement to be entered into prior to the Distribution between Pennzoil and PPC, substantially in the form of Exhibit C hereto, with such changes as are acceptable to Pennzoil and PPC, with a Quaker State Consent.

          Transaction Agreements: this Agreement, the Employee Benefits Agreement, the Merger Agreement, the Tax Separation Agreement, the Trademark License Agreement, the Transition Services Agreement and the other agreements, if any, entered into or to be entered into in connection with the Distribution as contemplated by Article II or Section 8.15 of this Agreement.

          Transition Services Agreement: the Transition Services Agreement to be entered into prior to the Distribution between Pennzoil and PPC, substantially in the form of Exhibit D hereto, with such changes as are acceptable to Pennzoil and PPC, with a Quaker State Consent.

     Section 1.02 References to Time. All references in this Agreement to times of the day shall be to New York time.

                                   ARTICLE II

                            PRELIMINARY TRANSACTIONS

     Section 2.01 Completed Transactions. Subsequent to December 31, 1997, but prior to the date hereof, (i) PPC shall have transferred the Oil and Gas Assets to Pennzoil or a Pennzoil Subsidiary and (ii) Pennzoil shall have assumed and agreed to pay, perform and discharge, as and when due, the Oil and Gas Liabilities.

     Section 2.02 Business Separation. On or prior to the Distribution Date, the following transactions shall occur:

          (a) Pennzoil shall transfer or cause to be transferred to PPC (i) all of the capital stock of JLI, (ii) all of the capital stock of Pennzoil Sales Corporation, a Delaware corporation, and (iii) all the capital stock of Pennzoil Petroleums Ltd., a Delaware corporation.

          (b) Pennzoil Receivables Company, a Delaware corporation, shall resell all of the accounts receivable previously purchased from the Pennzoil Business to Pennzoil or Pennzoil's designee, and after such sale, Pennzoil shall contribute all the capital stock of Pennzoil Receivables Company to PPC or PPC's designee.

          (c) Separation of Assets. The Pennzoil Assets and the PPC Assets (including Assets that are, or are contained in, the Shared Facilities) shall, to the extent reasonably practicable (including taking into account the costs of any actions taken), be severed, divided or otherwise separated from each other so that a member of the Pennzoil Group or the PPC Group will own and control the Pennzoil Assets and the PPC Assets, respectively, as of the Distribution Date, provided that neither Pennzoil nor PPC shall be obligated to make significant expenditures to effect such separation prior to the Distribution Date. Actions taken and expenditures incurred to separate the Shared Facilities shall be subject to the agreement of Pennzoil and PPC and a Quaker State Consent. Such separation may include transfer or subdivision of real property (including, without limitation, the real property listed on Schedule 2.02(c) hereto), transfers of registered intellectual property, subleasing or other division of shared buildings or premises and allocation of shared working capital, equipment and other Assets. Such separation shall be effected in a manner that does not unreasonably disrupt either the Pennzoil Business or the PPC Business and minimizes, to the extent practicable, current and future costs (and losses of tax or other economic benefits) of the respective Businesses. To the extent the separation of Assets cannot be achieved in a reasonably practicable manner, the parties will enter into appropriate arrangements regarding the shared Asset. Any costs related to the use of a shared Asset that is not separated as of the Distribution Date shall be allocated using such reasonable manner as agreed by PPC and Pennzoil, subject to a Quaker State Consent.

          (d) Insurance. (i) Pennzoil shall cause the capital stock of Savannah to be transferred from Richland to Pennzoil; (ii) Pennzoil shall incorporate or cause to be incorporated a corporation ("Savannah II"), to be wholly owned, directly or indirectly, by Pennzoil, with corporate power and authority to conduct business substantially similar to that of Savannah; (iii) Pennzoil shall cause Savannah to transfer to Savannah II such portion of the Assets of Savannah, and shall cause Savannah II to assume and be substituted in place of Savannah (and Savannah to be released from) such portion of the Liabilities of Savannah, as determined in accordance with the Actuarial Study, subject to the consent, approval or authorization (a) of any such Governmental Authority the consent, approval or authorization of which is legally required to be obtained for the consummation of such transfer and assumption, (b) of Savannah's ceding insurers and (c) of other relevant third parties; (iv) Pennzoil shall take or cause to be taken all reasonably necessary action with respect to Governmental Authorities ceding insurers and other relevant third parties to effect the transfer of such Assets and the assumption of such Liabilities; and (v) after such transfer and assumption, Pennzoil shall transfer or cause to be transferred to PPC or its designee the capital stock of Savannah. In addition, Pennzoil shall cause Richland and Savannah to take such further action, including the sale of certain Liabilities of Savannah to ceding or third-party insurers, as may be necessary to facilitate the operations of Savannah and Savannah II as going concerns. In connection with the transfer of Assets and the assumption of Liabilities described in this Section 2.02(d), an independent actuary of recognized standing jointly selected by Pennzoil and PPC shall conduct an actuarial study (the "Actuarial Study") to determine reserves for the portion of Savannah's existing Liabilities attributable to the Pennzoil Business, the PPC Business and Richland, respectively. The Liabilities (taking appropriate account of any sales made in accordance with the preceding sentence) attributable to (i) the Pennzoil Business shall be assumed by Savannah II, (ii) the PPC Business shall be retained by Savannah, and (iii) Richland shall be allocated between Savannah and Savannah II in the proportion based on the ratio of actuarially estimated Liabilities attributable to the Pennzoil Business to actuarially estimated Liabilities attributable to the PPC Business. Assets of Savannah shall be allocated in the same proportion as Liabilities.

          (e) Separation of Contractual Arrangements. On or prior to the Distribution Date, Pennzoil and PPC will use their best efforts to amend, in form and substance reasonably satisfactory to Quaker State, all contractual arrangements between or among Pennzoil, PPC, their respective Affiliates and any other Person (other than the contractual arrangements relating to the Distribution and the Merger) that either (i) relate to both the Pennzoil Business and the PPC Business or (ii) relate solely to the PPC Business, but, by their terms, contain provisions relating to a member of the Pennzoil Group, so that, after the Distribution Date, such contractual arrangements (x) will relate solely to the PPC Business and (y) will eliminate any provisions relating to a member of the Pennzoil Group and, in either event, will inure to the benefit of the PPC Group on substantially the same economic terms as such arrangements exist as of the date hereof. By way of example, and not limitation, contractual arrangements of a type described in the preceding sentence include (1) the real property leases listed on Schedule 2.02(e), (2) all agreements relating to the business of Pennzoil Receivables Company and (3) all agreements relating to the purchase by non-Affiliates of Pennzoil of loans made to Persons who participate in the PPC Business. If such amendments cannot be obtained, or if an attempted amendment thereof would be ineffective or would adversely affect the rights of PPC thereunder, Pennzoil and PPC will cooperate in negotiating a mutually agreeable arrangement, in form and substance reasonably satisfactory to Quaker State, under which PPC will obtain the benefits and assume the obligations thereunder, including sub-contracting, sub-licensing or sub-leasing to PPC, or under which Pennzoil will enforce for the benefit of PPC, with PPC assuming Pennzoil's obligations, any and all rights of Pennzoil against a third party thereto.

          (f) Costs. Except as provided in the Tax Separation Agreement or
     Section 2.05(b) hereof, the costs (and other out-of-pocket losses) attributable to the separation of the Assets, including, without limitation, the Shared Facilities, shall be allocated pursuant to Section
     8.03 hereof.

     Section 2.03  Certificate of Incorporation; By-laws.

     (a) Prior to the Distribution Date, the parties hereto shall take all action necessary so that, at the Distribution Date, PPC's name shall be changed as provided in Section 2.1(d) of the Merger Agreement.

     (b) The Certificate of Incorporation and Bylaws of PPC immediately prior to the Effective Time will be in the forms attached as Exhibits B and C, respectively, to the Merger Agreement. Pennzoil and PPC shall take all corporate and other necessary actions to ensure that all necessary amendments to the current Certificate of Incorporation and Bylaws of PPC are duly authorized and validly take effect prior to the Distribution Date.

     Section 2.04 Issuance of Stock. Prior to the Distribution Date, the parties hereto shall take all steps necessary so that the number of shares of PPC Common Stock outstanding and held by Pennzoil shall equal the number of shares of Pennzoil Common Stock outstanding on the Record Date.

     Section 2.05  Other Agreements.

     (a) Each of Pennzoil and PPC shall, prior to the Distribution Date, enter into, or cause the appropriate members of the Group of which it is a member to enter into, the other Transaction Agreements.

     (b) The parties hereto acknowledge and agree that operation by members of the Pennzoil Group or PPC Group of the Shared Facilities after the Distribution Date may continue to require the joint occupation or use by the parties of certain related premises or facilities (such as waste disposal, utilities, security and other matters). The parties hereto shall enter into appropriate arrangements regarding cost allocation and service provision with respect to these matters and such arrangements shall be subject to a Quaker State Consent. The agreements described in this paragraph (b) shall be included in the definition of Transaction Agreements.

     Section 2.06  Financing.

     (a) Prior to the Distribution Date, PPC shall enter into third-party financing arrangements, which shall be on terms reasonably acceptable to Pennzoil and Quaker State. No member of the Pennzoil Group shall have any Liability or obligation with respect to such financing arrangements.

     (b) Immediately prior to the Distribution Date, PPC shall repay the intercompany indebtedness and other intercompany accounts owed by PPC to Pennzoil ("Intercompany Indebtedness"); provided, however, that Intercompany Indebtedness shall not include trade payables in the aggregate amount of not greater than $60 million owed by PPC to Pennzoil or any Pennzoil Subsidiary in respect of crude oil; and provided, further, that the amount of such repayment (the "Payment Amount") shall not exceed the lesser of (i) the amount of Intercompany Indebtedness then owed by PPC to Pennzoil and (ii)(a) $500 million plus (b) the cash or cash equivalents of PPC on hand at the Distribution Date minus (c) the sum of (1) all the outstanding Indebtedness for Borrowed Money of PPC as of the Distribution Date and (2) an amount equal to the cash paid or payable to PPC pursuant to Section 2.06(c). Except as provided in Section 2.2(a) of the Tax Separation Agreement, any Intercompany Indebtedness owed by PPC to Pennzoil that exceeds the Payment Amount shall be contributed by Pennzoil to the capital of PPC (as evidenced in writing in form and substance reasonably satisfactory to Quaker State) and no payment shall be due thereon prior to, on or after the Distribution Date.

     (c) Notwithstanding anything herein to the contrary, PPC shall be entitled to, and, no later than immediately before the Distribution, Pennzoil shall transfer or cause to be transferred to PPC, an amount of cash or other readily available funds equal to 68% of the aggregate total of the exercise prices per share of any Pennzoil stock option that is exercised in the period commencing on the date hereof and ending immediately prior to the Distribution.

     Section 2.07  Registration and Listing. Prior to the Distribution Date:

          (a) The parties shall take such efforts regarding the Registration Statements and the Proxy Statement/Prospectus as provided in the Merger Agreement.

          (b) The parties hereto shall use reasonable efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws in connection with the transactions contemplated by this Agreement.

          (c) PPC and Pennzoil shall prepare, and PPC and Pennzoil shall file and seek to make effective, an application for the listing of the PPC Common Stock on the NYSE, subject to official notice of issuance.

          (d) The parties hereto shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereto which are necessary or appropriate to reflect the establishment of, or amendments to, any employee benefit plans contemplated by the Employee Benefits Agreement requiring registration under the Securities Act.

     Section 2.08 Transfers Not Effected Prior to the Distribution; Transfers Deemed Effective as of the Distribution Date. To the extent that any transfers contemplated by this Article II shall not have been consummated on or prior to the Distribution Date, the parties shall cooperate to effect such transfers as promptly following the Distribution Date as shall be practicable. Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed; provided, however, that Pennzoil and PPC and their respective Subsidiaries shall cooperate to obtain any necessary consents or approvals for the transfer of all Assets and the assumption of all Liabilities contemplated to be transferred or assumed pursuant to this Article II. In the event that any such transfer of Assets or assumption of Liabilities has not been consummated, effective as of and after the Distribution Date, the party retaining such Asset or Liability shall thereafter hold such Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, and take such other action as may be reasonably requested by the party to which such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as reasonably possible, in the same position as would have existed had such Asset or Liability been transferred or assumed as contemplated hereby. As and when any such Asset becomes transferable or such Liability can be assumed, such transfer or assumption shall be effected forthwith. Subject to the foregoing, the parties agree that, as of the Distribution Date (or such earlier time as any such Asset may have been acquired or Liabilities assumed), each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

                                  ARTICLE III

                                THE DISTRIBUTION

     Section 3.01 Record Date and Distribution Date. Subject to the satisfaction of the conditions set forth in Section 8.01, the Board of Directors of Pennzoil, consistent with the Merger Agreement and Delaware law, shall establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution.

     Section 3.02 The Agent. Prior to the Distribution Date, Pennzoil shall enter into an agreement with the Agent providing for, among other things, the Distribution to the holders of Pennzoil Common Stock in accordance with this
Article III.

     Section 3.03 Delivery of Share Certificates to the Agent. Prior to the Distribution Date, Pennzoil shall deliver to the Agent a share certificate representing (or authorize the related book-entry transfer of) all of the outstanding shares of PPC Common Stock to be distributed in connection with the Distribution. After the Distribution Date, upon the request of the Agent, PPC shall provide all certificates for shares (or book-entry transfer authorizations) of PPC Common Stock that the Agent shall require in order to effect the Distribution.

     Section 3.04 The Distribution. Subject to the terms and conditions of this Agreement, PPC shall instruct the Agent to distribute, as of the Distribution Date, certificates representing one share of PPC Common Stock in respect of each outstanding share of Pennzoil Common Stock held by holders of record of Pennzoil Common Stock on the Record Date.

                                   ARTICLE IV

                          SURVIVAL AND INDEMNIFICATION

     Section 4.01 Survival of Agreements. All representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall survive the Distribution Date.

     Section 4.02  Indemnification.

     (a) Except as specifically otherwise provided in the other Transaction Agreements, the PPC Group shall indemnify, defend and hold harmless the Pennzoil Indemnitees from and against all Indemnifiable Losses arising out of or due to the failure or alleged failure of any member of the PPC Group to pay or satisfy any PPC Liabilities, whether such Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether such Indemnifiable Losses are asserted, before, on or after the Distribution Date, or to perform any of its obligations under this Agreement.

     (b) Except as specifically otherwise provided in the other Transaction Agreements, the Pennzoil Group shall indemnify, defend and hold harmless the PPC Indemnitees from and against (i) all Indemnifiable Losses arising out of or due to the failure or alleged failure of any member of the Pennzoil Group to pay or satisfy any Pennzoil Liabilities, whether such Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether such Indemnifiable Losses are asserted, before, on or after the Distribution Date, or to perform any of its obligations under this Agreement; (ii) all Indemnifiable Losses arising from or relating to all litigation brought by pre-Merger stockholders of Pennzoil and relating to any events or transactions occurring on or prior to the Distribution Date or relating to the transactions contemplated by the Transaction Agreements; (iii) all Indemnifiable Losses arising out of or due to the failure of Pennzoil or the Pennzoil Subsidiaries to transfer to PPC good and marketable title, free and clear of all liens and encumbrances, to all Assets (including stock) transferred or to be transferred to PPC pursuant to
Section 2.01 or Section 2.02 hereof; and (iv) all Indemnifiable Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact, or omission or alleged omission to state a material fact required to be stated, in the Registration Statements or the Proxy Statement/Prospectus or any preliminary or final form thereof or any amendment thereto, or necessary to make the statements therein not misleading; provided, however, that Pennzoil shall not be responsible for information, if any, provided by Quaker State specifically for inclusion in, or incorporation by reference into, any such Proxy Statement/Prospectus or Registration Statement.

     (c) Notwithstanding anything to the contrary set forth herein, indemnification relating to any arrangements between any member of the Pennzoil Group and any member of the PPC Group for the provision after the Distribution Date of goods and services in the ordinary course shall be governed by the terms of such arrangements and not by this Section or as otherwise set forth in this Agreement and the other Transaction Agreements.

     Section 4.03  Procedures for Indemnification for Third-Party Claims.

     (a) Pennzoil shall, and shall cause the other Pennzoil Indemnitees to, notify PPC in writing promptly after learning of any Third-Party Claim for which any Pennzoil Indemnitee intends to seek indemnification from PPC under this Agreement. PPC shall, and shall cause the other PPC Indemnitees to, notify Pennzoil in writing promptly after learning of any Third-Party Claim for which any PPC Indemnitee intends to seek indemnification from Pennzoil under this Agreement. The failure of any Indemnitee to give such notice shall not relieve any Indemnifying Party of its obligations under this Article except to the extent that such Indemnifying Party or its Affiliate is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail considering the Information provided to the Indemnitee.

     (b) Except as otherwise provided in paragraph (c) of this Section, an Indemnifying Party may, by notice to the Indemnitee and to Pennzoil, if PPC is the Indemnifying Party, or to the Indemnitee and PPC, if Pennzoil is the Indemnifying Party, at any time after receipt by such Indemnifying Party of such Indemnitee's notice of a Third-Party Claim, undertake (itself or through another member of the Group of which the Indemnifying Party is a member) the defense or settlement of such Third-Party Claim. If an Indemnifying Party undertakes the defense of any Third-Party Claim, such Indemnifying Party shall control the investigation and defense or settlement thereof, and the Indemnitee may not settle or compromise such Third-Party Claim, except that such Indemnifying Party shall not (i) require any Indemnitee, without its prior written consent, to take or refrain from taking any action in connection with such Third-Party Claim, or make any public statement, which such Indemnitee reasonably considers to be against its interests, nor (ii) without the prior written consent of the Indemnitee and of Pennzoil, if the Indemnitee is a Pennzoil Indemnitee, or the Indemnitee and of PPC, if the Indemnitee is a PPC Indemnitee, consent to any settlement that does not include as a part thereof an unconditional release of the Indemnitees from liability with respect to such Third-Party Claim or that requires the Indemnitee or any of its Representatives or Affiliates to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy; and subject to the Indemnifying Party's control rights, as specified herein, the Indemnitees may participate in such investigation and defense, at their own expense. Following the provision of notices to the Indemnifying Party, until such time as an Indemnifying Party has undertaken the defense of any Third-Party Claim as provided herein, such Indemnitee shall control the investigation and defense or settlement thereof, without prejudice to its right to seek indemnification hereunder.

     (c) An Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the reasonable fees and expenses of counsel (including legal counsel) incurred by the Indemnitee in defending such Third-Party Claim) if, in the Indemnitee's reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such Third-Party Claim.

     (d) In no event shall an Indemnifying Party be liable for the fees and expenses of more than one counsel for all Indemnitees (in addition to local counsel and its own counsel, if any) in connection with any one action, or separate but similar or related actions, in the same jurisdiction arising out of the same general allegations or circumstances.

     (e) If the Indemnifying Party undertakes the defense or settlement of a Third-Party Claim, the Indemnitee shall make available to the Indemnifying Party and its counsel all information and documents reasonably available to it which relate to any Third-Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation, defense and settlement thereof, subject to the terms and conditions of a mutually acceptable joint defense agreement. Any joint defense agreement entered into by PPC or Pennzoil with any third party relating to any Third-Party Claim shall provide that PPC or Pennzoil may, if requested, provide information obtained through any such agreement to the PPC Indemnitees and/or the Pennzoil Indemnitees.

     Section 4.04 Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any other remedies against any Indemnifying Party. However, the procedures set forth in Section 4.03 shall be the exclusive procedures governing any indemnity action brought under this Agreement, except as otherwise specifically provided in any of the other Transaction Agreements.

                                   ARTICLE V

                          CERTAIN ADDITIONAL COVENANTS

     Section 5.01 Notices to Third Parties. In addition to the actions described in Section 5.02, the members of the Pennzoil Group and the members of the PPC Group shall cooperate to make all other filings and give notice to and obtain consents from all third parties that may reasonably be required to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

     Section 5.02 Licenses and Permits. Each party hereto shall cause the appropriate members of its Group to prepare and file with the appropriate licensing and permitting authorities applications for the transfer or issuance, as may be necessary or advisable in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, to its Group of all material governmental licenses and permits required for the members of its Group to operate its Business after the Distribution Date. The members of the PPC Group and the members of the Pennzoil Group shall cooperate and use all reasonable efforts to secure the transfer or issuance of the licenses and permits.

     Section 5.03  Intercompany Agreements.

     (a) Except as set forth on Schedule 5.03 hereto, all contracts, licenses, agreements, commitments or other arrangements, formal or informal, between any member of the Pennzoil Group, on the one hand, and any member of the PPC Group, on the other hand, in existence as of the Distribution Date, pursuant to which any member of either Group makes payments in respect of taxes to any member of the other Group or provides to any member of the other Group goods or services (including, without limitation, management, administrative, legal, financial, accounting, data processing, insurance or technical support), or the use of any Assets of any member of the other Group, or the secondment of any employee, or pursuant to which rights, privileges or benefits are afforded to members of either Group as Affiliates of the other Group, shall terminate as of the close of business on the day prior to the Distribution Date, except as specifically provided herein or in the other Transaction Agreements. From and after the Distribution Date, no member of either Group shall have any rights under any such contract, license, agreement, commitment or arrangement with any member of the other Group, except as specifically provided herein or in the other Transaction Agreements.

     (b) Each contract, license, agreement, commitment or other arrangement listed on Schedule 5.03 hereto was or will be negotiated on an arm's-length basis, or contains or will contain terms that are at least as favorable to PPC as could have been obtained had such contract, license, agreement, commitment or other arrangement been negotiated on an arm's-length basis.

     Section 5.04 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements. Without limiting the foregoing, each party hereto shall cooperate with the other party, and execute and deliver, or use reasonable efforts to cause to be executed and delivered, all instruments, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the other Transaction Agreements, in order to effectuate the provisions and purposes of this Agreement.

     Section 5.05  Guarantee Obligations and Liens.

     (a) Pennzoil and PPC shall cooperate, and shall cause their respective Groups to cooperate, (x) to terminate, or to cause a member of the PPC Group to be substituted in all respects for any member of Pennzoil Group in respect of, all obligations of any member of the Pennzoil Group under any PPC Liabilities for which such member of the Pennzoil Group may be liable, as guarantor, original tenant, primary obligor or otherwise, and (y) to terminate, or to cause PPC Assets to be substituted in all respects for any Pennzoil Assets in respect of, any liens or encumbrances on Pennzoil Assets which are securing any PPC Liabilities. If such a termination or substitution is not effected by the Distribution Date, (i) PPC shall indemnify and hold harmless the Pennzoil Indemnitees for any Indemnifiable Loss arising from or relating thereto, and
(ii) without the prior written consent of Pennzoil, from and after the Distribution Date, PPC shall not, and shall not permit any member of the PPC Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the Pennzoil Group is or may be liable or for which any Pennzoil Asset is or may be encumbered unless all obligations of the Pennzoil Group and all liens and encumbrances on any Pennzoil Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Pennzoil.

     (b) Pennzoil and PPC shall cooperate, and shall cause their respective Groups to cooperate, (x) to terminate, or to cause a member of the Pennzoil Group to be substituted in all respects for any member of PPC Group in respect of, all obligations of any member of the PPC Group under any Pennzoil Liabilities for which such member of the PPC Group may be liable, as guarantor, original tenant, primary obligor or otherwise, and (y) to terminate, or to cause Pennzoil Assets to be substituted in all respects for any PPC Assets in respect of, any liens or encumbrances on PPC Assets which are securing any Pennzoil Liabilities. If such a termination or substitution is not effected by the Distribution Date, (i) Pennzoil shall indemnify and hold harmless the PPC Indemnitees for any Indemnifiable Loss arising from or relating thereto, and
(ii) without the prior written consent of PPC, from and after the Distribution Date, Pennzoil shall not, and shall not permit any member of the Pennzoil Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the PPC Group is or may be liable or for which any PPC Asset is or may be encumbered unless all obligations of the PPC Group and all liens and encumbrances on any PPC Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to PPC.

     Section 5.06 Non-Competition. Pennzoil agrees that, for a period of 5 years after the Distribution Date, it shall not, and it shall not permit its Subsidiaries to, anywhere in the world where the PPC Business or the Quaker State Business is currently conducted, directly or indirectly, engage in the Automotive Aftermarket Business; provided, however, that nothing herein shall prevent Pennzoil from acquiring the assets or equity of, or being acquired by, a Person after the Distribution Date, if, after such acquisition, the combined entity derives less than 15% of its revenues from the Automotive Aftermarket Business. The "Automotive Aftermarket Business" includes, but is not limited to,
(a) the marketing of (i) lubricating oils, (ii) carburetor cleaners, (iii) oil, air and fuel filters or (iv) fuel and oil additives, (b) the rendering of marketing, consulting or other services with respect to the operation of automobile fast lubrication and fluid maintenance centers, (c) the production or marketing of tire inflaters or tire repair products and (d) the production or marketing of (i) automotive air fresheners, (ii) automotive sun shades, (iii) automotive organizers and other accessories, (iv) automotive glass treatment,
(v) glass cleaners, (vi) glass polishes, (vii) automotive waxes, (viii) automotive protectants, (ix) tire or wheel cleaners and treatments, (x) coolant and cooling system additives, (xi) car wash supplies and equipment systems,
(xii) used oil, filters and fluid collection and recycling services and (xiii) any other product or products sold, produced or marketed in the automotive aftermarket business.

     Section 5.07 Exclusive Management. Pennzoil and PPC agree that, following the Distribution Date, none of the officers of Pennzoil or any Pennzoil Subsidiary will simultaneously hold a position as an officer of PPC or any PPC Subsidiary.

                                   ARTICLE VI

                             ACCESS TO INFORMATION

     Section 6.01 Provision of Corporate Records. Prior to or as promptly as practicable after the Distribution Date, Pennzoil may retain complete and accurate copies of but shall deliver to PPC all corporate books and records of the PPC Group in its possession and copies of the relevant portions of all corporate books and records of the Pennzoil Group relating directly and predominantly to the PPC Assets, the PPC Business, or the Liabilities of the PPC Group, including, in each case, all active agreements, active litigation files and government filings. From and after the Distribution Date, all such books, records and copies shall be the property of PPC. Prior to or as promptly as practicable after the Distribution Date, PPC may retain complete and accurate copies of but shall deliver to Pennzoil all corporate books and records of the Pennzoil Group in its possession and copies of the relevant portions of all corporate books and records of the PPC Group relating directly and predominantly to the Pennzoil Assets, the Pennzoil Business, or the Liabilities of the Pennzoil Group, including, in each case, all active agreements, active litigation files and government filings. From and after the Distribution Date, all such books, records and copies shall be the property of Pennzoil. The costs and expenses incurred in the provision of records or other information to a party shall be paid for (including reimbursement of costs incurred by the providing party) by Pennzoil.

     Section 6.02 Access to Information. From and after the Distribution Date, each of Pennzoil and PPC shall afford to the other and to the other's Representatives reasonable access and duplicating rights during normal business hours to all Information within the possession or control of such party's Group relating to the other party's Group's pre-Distribution business, Assets or Liabilities or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, insofar as such access is reasonably required for a reasonable purpose, subject to the provisions below regarding Privileged Information. Without limiting the foregoing, Information may be requested under this Section 6.02 for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

     In furtherance of the foregoing:

          (a) Each party hereto acknowledges that: (i) each of Pennzoil and PPC (and the members of the Pennzoil Group and the PPC Group, respectively) has or may obtain Privileged Information; (ii) there are a number of Litigation Matters affecting each or both of Pennzoil and PPC; (iii) both Pennzoil and PPC have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the confidential status of the Privileged Information, in each case relating to the pre-Distribution business of the Pennzoil Group or the PPC Group or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date; and (iv) both Pennzoil and PPC intend that the transactions contemplated hereby and by the Merger Agreement and the other Transaction Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

          (b) Each of Pennzoil and PPC agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the pre-Distribution business of the PPC Group or the Pennzoil Group, respectively, or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld and shall not be withheld if the other party certifies that such disclosure is to be made in response to a likely threat of suspension or debarment or similar action; provided, however, that Pennzoil and PPC shall not be required to give any such notice or obtain any such consent and may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates solely to the pre-Distribution business of the Pennzoil Group in the case of Pennzoil or the PPC Group in the case of PPC. In the event of a disagreement between any member of the Pennzoil Group and any member of the PPC Group concerning the reasonableness of withholding such consent, no disclosure shall be made prior to a resolution of such disagreement by a court of competent jurisdiction, provided that the limitations in this sentence shall not apply in the case of disclosure required by law and so certified as provided in the first sentence of this paragraph.

          (c) Upon any member of the Pennzoil Group or any member of the PPC Group receiving any subpoena or other compulsory disclosure notice from a court, other governmental agency or otherwise which requests disclosure of Privileged Information, in each case relating to pre-Distribution business of the PPC Group or the Pennzoil Group, respectively, or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, the recipient of the notice shall promptly provide to the other Group (following the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in paragraph (b) of this Section, the parties shall cooperate to assert all defenses to disclosure claimed by either party's Group, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined, except as otherwise required by a court order requiring such disclosure.

     Section 6.03 Production of Witnesses. Subject to Section 6.02, after the Distribution Date, each of Pennzoil and PPC shall, and shall cause each member of the Pennzoil Group and the PPC Group, respectively, to make available to PPC or Pennzoil or any member of the PPC Group or of the Pennzoil Group, as the case may be, upon written request, such Group's directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required in connection with any Litigation Matters, administrative or other proceedings in which the requesting party may from time to time be involved and relating to the pre-Distribution business of the Pennzoil Group or the PPC Group or relating to or in connection with the relationship between the Groups on or prior to the Distribution Date. The costs and expenses incurred in the provision of such witnesses shall be paid by the party requesting the availability of such persons.

     Section 6.04 Retention of Records. Except as otherwise agreed in writing, or as otherwise provided in the other Transaction Agreements, each of Pennzoil and PPC shall, and shall cause the members of the Group of which it is a member to, retain all Information in such party's Group's possession or under its control relating directly and predominantly to the pre-Distribution business, Assets or Liabilities of the other party's Group until such Information is at least ten years old or until such later date as may be required by law, except that if, prior to the expiration of such period, any member of either party's Group wishes to destroy or dispose of any such Information that is at least three years old, prior to destroying or disposing of any of such Information,
(a) the party whose Group is proposing to dispose of or destroy any such Information shall provide no less than 30 days' prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party whose Group is proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

     Section 6.05 Confidentiality. Subject to Section 6.02, which shall govern Privileged Information, from and after the Distribution Date, each of Pennzoil and PPC shall hold, and shall use reasonable efforts to cause its Affiliates and Representatives to hold, in strict confidence all Information concerning the other party's Group obtained by it prior to the Distribution Date or furnished to it by such other party's Group pursuant to this Agreement or the other Transaction Agreements and shall not release or disclose such Information to any other Person, except its Affiliates and Representatives, who shall be advised of the provisions of this Section 6.05, and each party shall be responsible for a breach by any of its Affiliates or Representatives; provided, however, that any member of the Pennzoil Group or the PPC Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, based on advice of such Person's counsel, by other requirements of law, or (b) such party can show that such Information was (i) available to such Person on a nonconfidential basis (other than from a member of the other party's Group) prior to its disclosure by the other party's Group, (ii) in the public domain through no fault of such Person or (iii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party's Group, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquiror. Notwithstanding the foregoing, each of Pennzoil and PPC shall be deemed to have satisfied its obligations under this Section 6.05 with respect to any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

     Section 6.06  Cooperation with Respect to Government Reports and
Filings. Pennzoil, on behalf of itself and each member of the Pennzoil Group, agrees to provide any member of the PPC Group, and PPC, on behalf of itself and each member of the PPC Group, agrees to provide any member of the Pennzoil Group, with such cooperation and Information as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing contemplated by this Agreement or in conducting any other government proceeding relating to the pre-Distribution business of the Pennzoil Group or the PPC Group, Assets or Liabilities of either Group or relating to or in connection with the relationship between the Groups on or prior to the Distribution Date. Such cooperation and Information shall include, without limitation, promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any government authority which relate to the Pennzoil Group, in the case of the PPC Group, or the PPC Group, in the case of the Pennzoil Group. Each party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide explanation of any documents or Information provided hereunder.

                                  ARTICLE VII

                        NO REPRESENTATIONS OR WARRANTIES

     Section 7.01. No Representations or Warranties. Except as expressly set forth herein or in any other Transaction Agreement, PPC and Pennzoil understand and agree that no member of the Pennzoil Group is representing or warranting to PPC or any member of the PPC Group in any way as to the PPC Assets, the PPC Business or the PPC Liabilities. Except as expressly set forth herein or in any other Transaction Agreement, Pennzoil and PPC understand and agree that no member of the PPC Group is representing or warranting to Pennzoil or any member of the Pennzoil Group in any way as to the Pennzoil Assets, the Pennzoil Business or the Pennzoil Liabilities.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     Section 8.01. Conditions to the Distribution. The obligations of Pennzoil pursuant to this Agreement to effect the Distribution shall be subject to the fulfillment (or waiver by Pennzoil) at or prior to the Distribution Date of the following conditions:

          (a) All consents, approvals and authorizations of any Governmental Authority legally required for the making of the Distribution and the consummation of the other transactions contemplated by the Transaction Agreements, in form and substance reasonably satisfactory to Pennzoil, shall have been obtained and be in effect at the Distribution Date;

          (b) Any waiting period applicable to the Distribution or the Merger (including any extended waiting period arising as a result of a request for additional information by either HSR Agency) under the HSR Act shall have expired or been terminated and no court of competent jurisdiction or other Governmental Authority shall have issued an Order that is in effect restraining, enjoining, prohibiting or otherwise imposing any material restrictions or limitations on the Distribution or the Merger;

          (c) The Registration Statements shall have become effective in accordance with the Exchange Act and the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; all necessary permits and authorizations under state securities or Blue Sky laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of PPC Common Stock to be issued in connection with the Distribution and the Merger shall have been obtained and shall be in effect; and such shares of PPC Common Stock and such other shares required to be reserved for issuance in connection with the Distribution and the Merger shall have been Approved for Listing;

          (d) The Requisite Approval shall have been obtained.

          (e) No action, proceeding or investigation by any Governmental Authority with respect to the Distribution or the Merger shall be pending that seeks to restrain, enjoin, prohibit or delay the making of the Distribution, the consummation of the Merger or the consummation of the other transactions contemplated by the Merger Agreement or to impose any material restrictions or requirements thereon or on any of the parties with respect thereto;

          (f) No action shall have been taken, and no statute, rule, regulation or executive order shall have been enacted, entered, promulgated or enforced by any Governmental Authority with respect to the Distribution or the Merger that, individually or in the aggregate, would (i) restrain, prohibit or delay the making of the Distribution or the consummation of the Merger, (ii) impose any material restrictions or requirements thereon or on any of the parties with respect thereto or (iii) be reasonably likely to have a Material Adverse Effect on Pennzoil if it proceeds with the Distribution;

          (g) Pennzoil shall have received the Section 355 Ruling, in form and substance reasonably satisfactory to Pennzoil.

          (h) Quaker State shall have performed in all material respects its covenants and agreements contained in the Merger Agreement required to be performed at or prior to the Distribution Date;

          (i) The representations and warranties of Quaker State contained in the Merger Agreement shall have been true and correct in all respects when made and as of the Distribution Date as if made at such time (except to the extent such representations and warranties address matters as of a particular date), except in each case (i) where the failure to be true and correct, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on any of the parties thereto or (ii) to the extent specifically contemplated by the Merger Agreement; and

          (j) PPC and Quaker State shall have irrevocably confirmed to Pennzoil and each other that each condition in Sections 7.1 (other than 7.1(a)), 7.2 and 7.3 of the Merger Agreement to PPC's and Quaker State's respective obligations to effect the Merger have been fulfilled or will be fulfilled at the Effective Time or are or have been waived by PPC or Quaker State, as the case may be.

     Section 8.02 Complete Agreement. This Agreement, the Exhibits and Schedules hereto, the other Transaction Agreements and other documents referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof (other than the Merger Agreement and the schedules and exhibits thereto) and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the case of any conflict between the terms of this Agreement and the terms of any other Transaction Agreement, the terms of such other Transaction Agreement shall be applicable.

     Section 8.03 Expenses. Except as set forth in Schedule 8.03 hereto, whether or not the Distribution or the other transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

     Section 8.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the laws regarding choice of laws and conflicts of laws that would apply the substantive laws of any other jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies.

     Section 8.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by standard form of telecommunications, by courier, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to Pennzoil or any member of the Pennzoil Group, to:

     Pennzoil Company
     Pennzoil Place
     P.O. Box 2967
     Houston, Texas 77252-2967
     Attention: Corporate Secretary
     Facsimile: 713-546-3757

     If to PPC or any member of the PPC Group, to:

     Pennzoil Products Company
     P.O. Box 2967
     Houston, Texas 77252-2967
     Attention: Corporate Secretary
     Facsimile: 713-546-3757

     If to Quaker State prior to the Distribution Date, to:

     Quaker State Corporation
     225 E. John Carpenter Freeway
     Irving, Texas 75062
     Attention: Paul E. Konney
     Facsimile: 972-868-0440

     with a copy (which shall not constitute effective notice) to:

     Debevoise & Plimpton
     875 Third Avenue
     New York, New York 10022
     Attention: Richard Bohm
     Facsimile: 212-909-6836

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section.

     Section 8.06 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto and subject to the consent of Quaker State, which consent shall not be unreasonably withheld.

     Section 8.07 Successors and Assigns; No Third-Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. Except for the provisions of Sections 4.02 and
4.03 relating to indemnities, which are also for the benefit of the Indemnitees, and except for those provisions of the Agreement that give consent, approval or similar rights to Quaker State, which are also for the benefit of Quaker State, this Agreement is solely for the benefit of the parties hereto and their Subsidiaries and Affiliates and is not intended to confer upon any other Persons any rights or remedies hereunder.

     Section 8.08 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 8.09 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

     Section 8.10 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

     Section 8.11 References; Construction. References to any "Article," "Exhibit," "Schedule" or "Section," without more, are to Articles, Exhibits, Schedules and Sections to or of this Agreement. Unless otherwise expressly stated, clauses beginning with the term "including" set forth examples only and in no way limit the generality of the matters thus exemplified.

     Section 8.12 Termination. Notwithstanding any provision hereof, following termination of the Merger Agreement, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of Pennzoil. In the event of such termination, no party hereto or to any other Transaction Agreement (other than the Merger Agreement) shall have any Liability to any Person by reason of this Agreement or any other Transaction Agreement (other than the Merger Agreement).

     Section 8.13 Quaker State Reasonable Consent. The parties hereto agree that any actions to be taken by Pennzoil or PPC under this Agreement on or prior to the Effective Time that are not specifically required herein and that relate to PPC or the PPC Business are subject to a Quaker State Consent.

     Section 8.14 Consent to Jurisdiction and Service of Process. Each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees to be subject to, and hereby consent and submits to, the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, (ii) to the extent such party is not otherwise subject to service of process in the State of Delaware, hereby appoints the Corporation Trust Company as such party's agent in the State of Delaware for acceptance of legal process and (iii) agrees that service made on any such agent set forth in (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

     Section 8.15 Certain Litigation. Pennzoil and PPC agree to enter into a joint defense agreement with respect to the litigation listed in Schedule 8.15 hereto. The joint defense agreement, which will be included in the definition of "Transaction Agreements," will govern the allocation of responsibility and expenses with respect to the joint defense of the referenced litigation and will be subject to a Quaker State Consent. The parties agree, and agree to reflect in the joint defense agreement, that PPC will control all strategic decisions with respect to the conduct of such litigation and will make all final decisions regarding the course of such litigation.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                            PENNZOIL COMPANY

                                            By:  /s/ JAMES L. PATE
                                              ----------------------------------
                                              Name:   James L. Pate
                                              Title:  Chairman of the Board and
                                                       Chief Executive Officer

                                            PENNZOIL PRODUCTS COMPANY

                                            By:  /s/  DAVID P. ALDERSON, II
                                               ---------------------------------
                                              Name:   David P. Alderson, II
                                              Title:  Vice President

                                                                         ANNEX C

                     [LETTERHEAD OF CHASE SECURITIES INC.]

PERSONAL AND CONFIDENTIAL
------------------------------------------

April 14, 1998

Board of Directors
Quaker State Corporation
225 East John Carpenter Freeway
Irving, Texas 750602

Madam and Gentlemen:

     You have requested our opinion as to the fairness to the holders of the outstanding shares of capital stock, par value $1.00 per share (the "Company Common Stock"), of Quaker State Corporation (the "Company") of the Exchange Ratio (as defined below) to be received for each share of Company Common Stock pursuant to the Agreement and Plan of Merger (the "Merger Agreement" and, together with the ancillary agreements thereto, the "Agreement") dated as of April 14, 1998 among Pennzoil Company ("Parent"), Pennzoil Products Company ("PPC"), a wholly-owned subsidiary of PPC ("Merger Sub") and the Company. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the "Merger"). Prior to the effectiveness of the Merger, pursuant to the Distribution Agreement (the "Distribution Agreement") dated as of April 14, 1998 between Parent and PPC, Parent will contribute (the "Contribution") certain assets and liabilities (as more fully described in the Distribution Agreement) related to its downstream business to PPC (PPC having previously distributed to Parent certain oil and gas assets). All of the outstanding shares of PPC common stock, par value $0.10 per share (the "PPC Common Stock"), will then be distributed (the "Distribution") on a one-for-one basis to holders of the outstanding shares of common stock, par value $0.83 1/3 per share (the "Parent Common Stock") of Parent. In the Merger, each issued and outstanding share of Company Common Stock will be canceled and converted into the right to receive that number of newly-issued shares (the "Exchange Ratio") of PPC Common Stock determined as set forth in Section 2.2(a) of the Merger Agreement.

     Chase Securities Inc. ("CSI"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with the Agreement.

     CSI provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Parent for its own account and for the accounts of customers and at any time may have a long or short position in such securities. CSI may provide investment banking services to the Company, Parent, PPC or any of their respective subsidiaries in the future.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and Parent for the five years ended December 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent; certain other communications from the Company and Parent to their respective stockholders; audited historical and unaudited pro forma financial statements with respect to PPC referred to in Section 4.5 of the Merger Agreement and certain internal financial analyses and forecasts for the Company and PPC prepared by the managements of the Company and Parent, respectively, including forecasts of certain cost savings (the "Synergies") expected to be achieved as a result of the Merger. We also have held discussions with members of the senior management of the Company and Parent regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of the Company and PPC. In addition, we have reviewed the reported price and trading activity for the Company Common Stock, compared certain financial and stock market information for the Company and Parent with similar information for certain other companies the securities of which are publicly traded and performed such other studies and analyses as we considered appropriate.

     We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In that regard, we have assumed, with your consent, that the financial forecasts provided by the respective managements of the Company and Parent have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of the Company and Parent as to the future financial performance of the Company and PPC, as applicable. Further, in that regard, we have assumed, with your consent, that the estimates of Synergies resulting from the Merger have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of the Company and Parent. We have also assumed, with your consent, that obtaining any necessary regulatory or third-party approvals for the Distribution or the Merger will not have a material adverse effect on the Company or PPC, as applicable. We have not reviewed the JV Agreements (as defined in the Merger Agreement) or financial information specifically relating thereto and we have assumed, with your consent, that there are no material liabilities under the JV Agreements that are not reflected in historical or projected financial information regarding PPC and that there is no other information regarding the JV Agreements that would have a material adverse effect on PPC. In addition, we have not made, nor assumed any responsibility for making, an independent evaluation or appraisal of the assets and liabilities of the Company or PPC or any of their respective subsidiaries or divisions, and we were not furnished with any such evaluation or appraisal. With your consent, we have assumed that, except as set forth in Section 4.12 of the Downstream Disclosure Schedule to the Merger Agreement, both the Contribution and the Distribution will be tax-free to PPC and that the Merger will be treated as tax-free to each of the Company, PPC and the holders of Company Common Stock (other than with respect to any cash received in lieu of fractional shares of PPC Common Stock). We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. We are not expressing any opinion herein as to the price at which the shares of PPC Common Stock may trade if and when they are issued. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock.

Very truly yours,

/s/ Chase Securities Inc.

CHASE SECURITIES INC.

                                                                         ANNEX D

                       [GOLDMAN, SACHS & CO. LETTERHEAD]

April 14, 1998

Board of Directors
Quaker State Corporation
225 East John Carpenter Freeway
Irving, Texas 75062

Ladies and Gentlemen:

     You have requested our opinion as to the fairness to the holders of the outstanding shares of capital stock, par value $1.00 per share (the "Company Common Stock"), of Quaker State Corporation (the "Company") of the Exchange Ratio (as defined below) to be received for each share of Company Common Stock pursuant to the Agreement and Plan of Merger (the "Merger Agreement" and, together with the ancillary agreements thereto, the "Agreement") dated as of April 14, 1998 among Pennzoil Company ("Parent"), Pennzoil Products Company ("Green Downstream"), Downstream Merger Company ("Merger Sub") and the Company. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the "Merger"). Prior to the effectiveness of the Merger, pursuant to the Distribution Agreement (the "Distribution Agreement") dated as of April 14, 1998 between Parent and Green Downstream, Parent will contribute (the "Contribution") certain assets and liabilities (as more fully described in the Distribution Agreement) related to its downstream business to Green Downstream (Green Downstream having previously distributed to Parent certain oil and gas assets). All of the outstanding shares of Green Downstream common stock, par value $0.10 per share (the "Green Downstream Common Stock"), will then be distributed (the "Distribution") on a one-for-one basis to holders of the outstanding shares of common stock, par value $0.83 1/3 per share (the "Parent Common Stock") of Parent. In the Merger, each issued and outstanding share of Company Common Stock will be canceled and converted into the right to receive that number of newly-issued shares (the "Exchange Ratio") of Green Downstream Common Stock determined as set forth in Section 2.2(a) of the Merger Agreement.

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with the Agreement.

     Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Parent for its own account and for the accounts of customers. As of the date hereof, Goldman, Sachs & Co. accumulated (i) a long position of 1,000 shares of Company Common Stock against which Goldman, Sachs & Co. is short 6,100 shares of Company Common Stock; (ii) a long position of 15,734 shares of Parent Common Stock, against which Goldman, Sachs & Co. is short 8,148 shares of Parent Common Stock; and (iii) $21,326,000 of 6.50% bonds due November 15, 2003 and $1,285,000 of 4.75% bonds due October 1, 2003, each of which is convertible into shares of Company Common Stock.

Goldman, Sachs & Co. may provide investment banking services to the Company, Parent, Green Downstream or any of their respective subsidiaries in the future.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and Parent of the five years ended December 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent; certain other communications from the Company and Parent to their respective stockholders; audited historical and unaudited pro forma financial statements with respect to Green Downstream referred to in Section 4.5 of the Merger Agreement, and certain internal financial analyses and forecasts for the Company and Green Downstream prepared by the managements of the Company and Parent, respectively, including forecasts of certain cost savings (the "Synergies") expected to be achieved as a result of the Merger. We also have held discussions with members of the senior management of the Company and Parent regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of the Company and Green Downstream. In addition, we have reviewed the reported price and trading activity for the Company Common Stock, compared certain financial and stock market information for the Company and Parent with similar information for certain other companies the securities of which are publicly traded and performed such other studies and analyses as we considered appropriate.

     We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In that regard, we have assumed, with your consent, that the financial forecasts, including, without limitation, the Synergies, of the Company and Parent have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of the Company and Parent, as applicable. We have also assumed, with your consent, that obtaining any necessary regulatory or third-party approvals for the Distribution or the Merger will not have an adverse effect on the Company or Green Downstream, as applicable. We have not reviewed the JV Agreements (as defined in the Merger Agreement) or financial information specifically relating thereto and we have assumed, with your consent, that there are no material liabilities under the JV Agreements that are not reflected in historical or projected financial information regarding Green Downstream and that there is no other information regarding the JV Agreements that would have an adverse effect on Green Downstream. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Green Downstream or any of their respective subsidiaries or divisions, and we were not furnished with any such evaluation or appraisal. We have assumed, with your consent, that the Merger will be treated as tax-free to each of the Company and Green Downstream. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. We are not expressing any opinion herein as to the price at which the shares of Green Downstream Common Stock may trade if and when they are issued. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

GOLDMAN, SACHS & CO.

                                                                         ANNEX E

                                    FORM OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         PENNZOIL-QUAKER STATE COMPANY

                                   ARTICLE I

                                      Name

     The name of this corporation (the "Corporation") is Pennzoil-Quaker State Company.

                                   ARTICLE II

                                  Definitions

     For the purposes of this Certificate of Incorporation:

     A. A "person" shall mean any individual, firm, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

     B. "Public Status Date" shall mean the first date on which the Corporation has outstanding a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended.

     C. "Voting Stock" means all outstanding shares of capital stock of the Corporation that pursuant to or in accordance with this Certificate of Incorporation are entitled to vote generally in the election of directors of the Corporation, and each reference herein, where appropriate, to a percentage or portion of shares of Voting Stock shall refer to such percentage or portion of the voting power of such shares entitled to vote.

                                  ARTICLE III

                               Registered Office

     The address of the registered office of the Corporation in the State of Delaware is at 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

                                   ARTICLE IV

                                    Business

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").

                                   ARTICLE V

                            Authorized Capital Stock

     A. The Corporation shall be authorized to issue a total of 110,000,000 shares of capital stock divided into classes as follows:

          (1) One hundred million (100,000,000) shares of Common Stock, par value $0.10 per share ("Common Stock"), and

          (2) Ten million (10,000,000) shares of Preferred Stock, par value $1.00 per share ("Preferred Stock").

     B. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors of the Corporation (the "Board"), each of said series to be distinctly designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series, including, but without limiting the generality of the foregoing, the following:

          (1) The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, such series, which number (except where otherwise provided by the Board in the resolution establishing such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by action of the Board;

          (2) The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or any other series of the same or other class or classes of capital stock of the Corporation, and whether or in what circumstances such dividends shall be cumulative;

          (3) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock or other securities of the Corporation or any other person, and the terms and conditions of such conversion or exchange;

          (4) Whether or not shares of such series of Preferred Stock shall be subject to redemption, and, if so, the terms and conditions of such redemption (including whether such redemption shall be optional or mandatory), including the date or dates or event or events upon or after which they shall be redeemable, and the amount and type of consideration payable upon redemption, which may vary under different conditions and at different redemption dates;

          (5) The rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;

          (6) The terms of any sinking fund or redemption or purchase account, if any, to be provided for shares of such series of the Preferred Stock;

          (7) The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with the holders of any other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board adopted pursuant hereto, including, without limitation, in the event there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock; and

          (8) Any other powers, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions of shares of such series of Preferred Stock.

          C. (1) After the provisions with respect to preferential dividends on any series of Preferred Stock (fixed in accordance with the provisions of Paragraph B of this Article V), if any, shall have been satisfied and after the Corporation shall have complied with all the requirements, if any, with respect to redemption of, or the setting aside of sums as sinking funds or redemption or purchase accounts with respect to, any series of Preferred Stock (fixed in accordance with the provisions of Paragraph B of this Article V), and subject further to any other conditions that may be fixed in accordance with the provisions of Paragraph B of this Article V, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board.

          (2) In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any (fixed in accordance with the provisions of Paragraph B of this Article V), to be distributed to the holders of Preferred Stock by reason thereof, the holders of Common Stock shall, subject to the additional rights, if any (fixed in accordance with the provisions of Paragraph B of this Article V), of the holders of any outstanding shares of Preferred Stock, be entitled to receive all of the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

          (3) Except as may otherwise be required by law, and subject to the provisions of such resolution or resolutions as may be adopted by the Board pursuant to Paragraph B of this Article V granting the holders of one or more series of Preferred Stock exclusive voting powers with respect to any matter, each holder of Common Stock shall have one vote in respect of each share of Common Stock held on all matters voted upon by the stockholders.

          (4) The authorized amount of shares of Common Stock and of Preferred Stock may, without a class or series vote, be increased or decreased from time to time by the affirmative vote of the holders of a majority of the combined voting power of the then-outstanding shares of Voting Stock, voting together as a single class.

     D. No stockholder of the Corporation shall by reason of his holding shares of any class or series of stock of the Corporation have any preemptive or preferential right to purchase, acquire, subscribe for or otherwise receive any additional, unissued or treasury shares (whether now or hereafter acquired) of any class or series of stock of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying any right, option or warrant to purchase, acquire, subscribe for or otherwise receive shares of any class or series of stock of the Corporation now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividends or voting or other rights of such stockholder, and the Board may issue or authorize the issuance of shares of any class or series of stock of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying rights, options or warrants to purchase, acquire, subscribe for or otherwise receive shares of any class or series of stock of the Corporation, without offering any such shares of any such class, either in whole or in part, to the existing stockholders of any class.

     E. Cumulative voting of shares of any class or series of capital stock of the Corporation having voting rights is not permitted.
                                   ARTICLE VI

                             Election of Directors

     A. The business and affairs of the Corporation shall be conducted and managed by, or under the direction of, the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article V relating to the rights of the holders of any one or more series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board shall be not less than three nor more than fifteen, with the then-authorized number of directors being fixed from time to time by or pursuant to a resolution passed by the Board.

     B. On and after the Public Status Date, the Board, other than those directors elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article V, shall be divided into three classes, Class I, Class II and Class III, and the Board, by resolution or resolutions adopted on or prior to the Public Status Date, shall designate the directors who shall first serve in Class I, Class II and Class III, effective as of the Public Status Date. Such classes shall be as nearly equal in number as possible. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first designated to Class I shall serve for a term expiring at the annual meeting next following the date of their designation as Class I Directors, the directors first designated to Class II shall serve for a term expiring at the second annual meeting next following the date of their designation as Class II Directors, and the directors first designated to Class III shall serve for a term expiring at the third annual meeting next following the date of their designation as Class III Directors. At each annual election of directors, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors of the Corporation they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes. In the event of any change in the authorized number of Directors of the Corporation, each Director of the Corporation then continuing to serve as such shall nevertheless continue as a Director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal.

     C. Except as otherwise provided for or fixed pursuant to the provisions of
Article V relating to the rights of the holders of any series of Preferred Stock to elect additional directors, and subject to the provisions hereof, newly created directorships resulting from any increase in the authorized number of directors, and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred, and until such director's successor shall have been duly elected and qualified, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided pursuant to Article V of this Certificate of Incorporation relating to additional directors elected by the holders of one or more series of Preferred Stock, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

     D. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article V, then upon commencement and for the duration of the period during which such right continues (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

     E. Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article V of this Certificate of Incorporation, any director may be removed from office only for cause and only by the affirmative vote of the holders of 75% or more of the combined voting power of the then-outstanding shares of Voting Stock at a meeting of stockholders called for that purpose, voting together as a single class.

                                  ARTICLE VII
                            Meetings of Stockholders

     A. Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the By-laws of the Corporation may provide. Except as otherwise provided for or fixed pursuant to the provisions of Article V relating to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the President or the Board pursuant to a resolution adopted by a majority of the then-authorized number of directors of the Corporation.

Special meetings of stockholders may not be called by any other person or persons or in any other manner. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

     B. In addition to the powers conferred on the Board by this Certificate of Incorporation and by the General Corporation Law, and without limiting the generality thereof, the Board is specifically authorized from time to time, by resolution of the Board without additional authorization by the stockholders of the Corporation, to adopt, amend or repeal the By-laws of the Corporation, in such form and with such terms as the Board may determine, including, without limiting the generality of the foregoing, By-laws relating to (i) regulation of the procedure for submission by stockholders of nominations of persons to be elected to the Board, (ii) regulation of the attendance at annual or special meetings of the stockholders of persons other than holders of record or their proxies, and (iii) regulation of the business that may properly be brought by a stockholder of the Corporation before an annual or special meeting of stockholders of the Corporation.

                                  ARTICLE VIII

                              Stockholder Consent

     Except as otherwise provided for or fixed pursuant to the provisions of
Article V relating to the rights of the holders of any series of Preferred Stock, no action required to be taken or that may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of the stockholders of the Corporation to consent in writing, without a meeting, to the taking of any action is specifically denied, provided, however, that prior to the Public Status date stockholders may take action on any matter by written consent of all the holders of Voting Stock entitled to vote on such matters.

                                   ARTICLE IX

                            Limitation of Liability

     A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or may hereafter be amended. Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

                                   ARTICLE X

                              Executive Committee

     The Board, pursuant to the By-laws of the Corporation or by resolution passed by a majority of the then-authorized number of directors, may designate any of their number to constitute an Executive Committee, which Executive Committee, to the fullest extent permitted by law and provided for in said resolution or in the By-laws of the Corporation, shall have and may exercise all of the powers of the Board in the management of the business and affairs of the Corporation, and shall have power to authorize the seal of the Corporation to be affixed to all papers that may require it.

                                   ARTICLE XI

                        Amendment Of Corporate Documents

  A.  Certificate of Incorporation

     In addition to any affirmative vote required by applicable law and in addition to any vote of the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article V, any alteration, amendment, repeal or rescission (a "Change") of any provision of this Certificate of Incorporation must be approved by at least a majority of the then-authorized number of directors and by the affirmative vote of the holders of at least a majority of the combined voting power of the then-outstanding shares of Voting Stock, voting together as a single class; provided, however, that if any such Change relates to Article II, V, VI, VII, VIII or IX hereof or to this Article XI, such Change must also be approved by the affirmative vote of the holders of at least 80% of the combined voting power of the then-outstanding shares of Voting Stock, voting together as a single class. Subject to the provisions hereof, the Corporation reserves the right at any time, and from time to time, to amend, alter, repeal or rescind any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

  B.  By-Laws

     In addition to any affirmative vote required by law, any Change of the By-laws of the Corporation may be adopted either (i) by the Board by the affirmative vote of at least a majority of the then-authorized number of directors or (ii) by the stockholders by the affirmative vote of the holders of at least 66 2/3% of the combined voting power of the then-outstanding shares of Voting Stock, voting together as a single class.

                                                                         ANNEX F

                              AMENDMENT NUMBER ONE

     Amendment Number One, dated as of August 11, 1998, to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 14, 1998, among Pennzoil Company, a Delaware corporation ("Pennzoil"), Pennzoil Products Company, a Delaware corporation ("PPC"), Downstream Merger Company, a Delaware corporation ("Merger Sub"), and Quaker State Corporation, a Delaware corporation ("Quaker State"). Any capitalized term used herein without definition shall have the meaning assigned thereto in the Merger Agreement.

     Pursuant to Section 8.4 of the Merger Agreement, Pennzoil, PPC and Quaker State hereby agree to amend the Merger Agreement as follows:

     1. Amendment to Section 2.1(d). Section 2.1(d) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

          "The directors of Quaker State at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, the officers of Quaker State at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws. The Board of Directors of PPC immediately after the Effective Time shall consist of twelve directors, seven of whom will be designated by PPC, five of whom will be designated by Quaker State. The number of directors serving on the Board of Directors of PPC shall be increased by one and the President and Chief Operating Officer of PPC shall be added as a director, effective upon his or her appointment after the Effective Time. At least three of the directors designated by Quaker State and at least five of the directors designated by PPC will be independent directors. The Certificate of Incorporation and Bylaws of PPC immediately prior to the Effective Time will be substantially in the forms attached hereto as Exhibit B and Exhibit C, respectively, except (i) for such changes that are agreed to by Pennzoil and PPC, with a Quaker State Consent, and (ii) that prior to the Distribution Date, the name of PPC will be changed to Pennzoil-Quaker State Company. The initial officers of PPC after the Effective Time shall be as set forth in Exhibit D hereto. The President and Chief Operating Officer of PPC will be selected by a committee of the Board of Directors of PPC comprised of two directors selected by Quaker State and two directors selected by PPC, acting by the affirmative vote of a majority of the members of such committee. PPC's Board of Directors shall create an executive committee, which shall initially include three directors designated by Quaker State, four directors designated by Pennzoil and the President and Chief Operating Officer of PPC. PPC's Board of Directors shall create a compensation committee and an audit committee, both of which shall initially include one director designated by Quaker State and two directors designated by Pennzoil. Notwithstanding anything to the contrary in the Bylaws of PPC, each of the directors designated by Quaker State who are included on the executive, compensation and audit committees, respectively, shall serve on such committees at least until the end of his first terms as director, or his prior death, resignation or removal pursuant to Section E of Article VI of the Certificate of Incorporation of PPC, which is Exhibit B to this Agreement."

     2. Amendment to Section 2.9. The first sentence of Section 2.9 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

          "In accordance with the terms of the Quaker State 1994 Stock Incentive Plan, 1994 Non-Employee Directors Stock Option Plan, 1986 Stock Option Plan, and Employment Agreement, dated June 9, 1993, as restated August 1, 1994 and subsequently amended, between Quaker State and Herbert M. Baum (such plans and agreements, the "Quaker State Stock Plans") and of the issuances of restricted stock to certain non-employee directors in lieu of annual retirement benefits as approved at the 1998 annual meeting of Quaker State stockholders (the "Retirement Stock Issuance"), each option to acquire shares of Quaker State Capital Stock (each, an "Option") and restricted or performance share award (each, a "Share Award") granted to an employee, officer or director of Quaker State under the Quaker State Stock Plans or pursuant to the Retirement Stock Issuance and outstanding immediately prior to the

     Effective Time (an Option or a Share Award, an "Award") shall, immediately prior to the Effective Time, become vested or exercisable."

     3. Amendment to Section 6.1(c). The first sentence of Section 6.1(c) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

          "Quaker State shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any Quaker State Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Quaker State Voting Debt or convertible securities, other than (i) the issuance of shares of Quaker State Capital Stock (and associated Quaker State Rights) upon the exercise of stock options or satisfaction of other Awards granted under the Quaker State Benefit Plans that are outstanding on the date hereof pursuant to the Quaker State Benefit Plans or based upon the employment, executive termination or other agreements identified in Section 6.1(c) of the Quaker State Disclosure Schedule; (ii) issuances by a wholly owned Subsidiary of its capital stock to Quaker State; (iii) issuances under the 1994 Non-Employee Directors' Stock Option Plan; and (iv) issuances to certain non-employee directors in lieu of annual retirement benefits as approved at the 1998 annual meeting of Quaker State stockholders."

     4. Amendment to Section 6.1(h). The introductory clause to Section 6.1(h) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

          "Except as required pursuant to the collective bargaining process and as consistent with the historic bargaining practices of Quaker State and its Subsidiaries, and except as permitted by clauses (iii) and (iv) of
     Section 6.1(c), Quaker State and its Subsidiaries shall not:"

     5. Amendment to Distribution Agreement. Section 2.02(a) of the Distribution Agreement, Exhibit A to the Merger Agreement, is hereby amended and restated to read in its entirety as follows:

          "(a) Pennzoil shall transfer or cause to be transferred to PPC or a direct or indirect wholly owned subsidiary of PPC (i) all of the capital stock of JLI, (ii) all of the capital stock of Pennzoil Sales Corporation, a Delaware corporation, and (iii) all the assets and liabilities of Pennzoil Petroleums Ltd., a Delaware corporation."

     6. Amendment to Exhibit B. Exhibit B to the Merger Agreement, the Certificate of Incorporation of PPC, is replaced in its entirety with the amended Certificate of Incorporation of PPC attached hereto as Exhibit A.

     7. Amendment to Exhibit C. Exhibit C to the Merger Agreement, the Bylaws of PPC, is replaced in its entirety with the amended Bylaws of PPC attached hereto as Exhibit B.

     8. Amendment to Exhibit G. Exhibit G to the Merger Agreement, the Retention Pay Program, is replaced in its entirety with the amended Quaker State Corporation Retention Pay Plan attached hereto as Exhibit C.

     9. Amendment to Trademark License Agreement. Exhibit C to the Distribution Agreement, the Trademark License Agreement, is hereby replaced in its entirety with the form of Trademark License Agreement attached hereto as Exhibit D.

     10. Full Force and Effect. Except as provided in this Amendment Number One, the Merger Agreement shall continue in full force and effect in accordance with the provisions thereof.

     11. Governing Law. This Amendment Number One shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

     12. Miscellaneous. The section headings contained in this Amendment Number One are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment Number One. This Amendment Number One may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment Number One as of the date first above written.

                                            PENNZOIL PRODUCTS COMPANY

                                            By:  /s/ DAVID P. ALDERSON II
                                              ----------------------------------
                                              Name: David P. Alderson II
                                              Title:  Vice President

                                            DOWNSTREAM MERGER COMPANY

                                            By:  /s/ DAVID P. ALDERSON II
                                              ----------------------------------
                                              Name: David P. Alderson II
                                              Title:  Vice President

                                            QUAKER STATE CORPORATION

                                            By:     /s/ HERBERT M. BAUM
                                              ----------------------------------
                                              Name: Herbert M. Baum
                                              Title:  Chairman of the Board and
                                                  Chief Executive Officer

                                            PENNZOIL COMPANY

                                            By:      /s/ JAMES L. PATE
                                              ----------------------------------
                                              Name: James L. Pate
                                              Title:  Chairman of the Board and
                                                  Chief Executive Officer

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Article 9 of the By-Laws of Pennzoil Products Company provides for indemnification of and advancement of expenses to officers, directors, agents and employees of Pennzoil Products Company to the extent permitted by applicable law, including, but not limited to, the Delaware General Corporation Law ("DGCL"). Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     Pennzoil-Quaker State Company's Bylaws will provide for the indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by applicable law. The Bylaws will include related provisions meant to facilitate the indemnitee's receipt of such benefits. These provisions will cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination; (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken and
(iii) the establishment of certain presumptions in favor of an indemnitee. The benefits of certain of these provisions will be available to an indemnitee only if there has been a change in control (as defined in the Bylaws). In addition, Pennzoil-Quaker State Company will obtain insurance coverage for directors' and officers' liability prior to the consummation of the Merger. Pennzoil-Quaker State Company will enter agreements with each of its directors providing for similar indemnification as provided by Pennzoil Products Company's By-Laws.

     Article IX of the Certificate of Incorporation of Pennzoil Products Company eliminates in certain circumstances the monetary liability of directors of Pennzoil Products Company for a breach of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL. The DGCL does not permit the elimination of the liability of a director (i) for a breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) under
Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL); or (iv) for transactions from which the director derived an improper personal benefit.

     The above discussion of Pennzoil Products Company's Certificate of Incorporation and By-Laws and of Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Certificate of Incorporation, By-Laws and statute.

     The Merger Agreement provides that, following the Effective Time, Pennzoil will indemnify, defend and hold harmless PPC, Quaker State and each controlling person of PPC or Quaker State (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against, and pay or reimburse each of the foregoing for, all losses arising out of or resulting from or in connection with:

     - any assets or liabilities of, or the operations of, Pennzoil or any of its subsidiaries (other than PPC and its subsidiaries).

     - any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into this Proxy Statement/Prospectus, the Registration Statement of which this Proxy Statement/Prospectus is part or the Registration Statement on Form 10 (or any amendment or supplement thereto) or any omission or alleged omission to state herein or therein a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading, other than information provided by Quaker State specifically for inclusion in, or incorporation by reference into, this Proxy Statement/Prospectus or any such Registration Statement.

     - financial advisory, broker's, finder's or similar fees or commissions, reimbursement of expenses or indemnification or contribution above $6 million payable in connection with the transactions contemplated by the Merger Agreement to any agent, broker, investment banker, financial advisor or other similar person by Pennzoil or by PPC.

     The Merger Agreement also provides that, following the Effective Time, PPC and Quaker State will jointly and severally indemnify, defend and hold harmless Pennzoil and each controlling person of Pennzoil from and against, and pay or reimburse each of the foregoing for, all losses arising out of or resulting from or in connection with:

     - any assets or liabilities of, or the operations of, PPC and Quaker State or any of their subsidiaries.

     - any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into this Proxy Statement/Prospectus, the Registration Statement of which this Proxy Statement/Prospectus is part or the Registration Statement on Form 10 (or any amendment or supplement thereto) or any omission or alleged omission to state herein or therein a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading, but only with respect to information provided by Quaker State specifically for inclusion in, or incorporation by reference into, this Proxy Statement/Prospectus or any such Registration Statement.

     In addition, the Merger Agreement provides that all rights of indemnification provided in the respective charters and bylaws of PPC and Quaker State will continue for a period of six years following the Effective Time. The Merger Agreement further requires PPC and Pennzoil to maintain for a period of six years following the Effective Time liability insurance for officers and directors of PPC with respect to claims arising out of facts or events occurring prior to or at the Effective Time.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
           2.1           -- Agreement and Plan of Merger, dated as of April 14, 1998, among Pennzoil Company, Pennzoil Products Company,
                            Downstream Merger Company and Quaker State Corporation
                            (included as Annex A to the Proxy Statement/ Prospectus
                            that constitutes a part of this Registration Statement).
           2.2           -- Amendment Number One to Agreement and Plan of Merger,
                            dated as of August 11, 1998, among Pennzoil Company,
                            Pennzoil Products Company, Downstream Merger Company and
                            Quaker State Corporation (included as Annex F to the
                            Proxy Statement/Prospectus that constitutes a part of
                            this Registration Statement).
           2.3           -- Distribution Agreement, dated as of April 14, 1998,
                            between Pennzoil Company and Pennzoil Products Company
                            (included as Annex B to the Proxy Statement/ Prospectus
                            that constitutes a part of this Registration Statement).

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
           3.1           -- Pennzoil Products Company Certificate of Incorporation,
                            as amended.
           3.2           -- Form of Pennzoil-Quaker State Company Restated
                            Certificate of Incorporation (included as Annex E to the
                            Proxy Statement/Prospectus that constitutes a part of
                            this Registration Statement).
           3.3           -- Pennzoil Products Company By-Laws.
           3.4           -- Form of Pennzoil-Quaker State Company Amended and
                            Restated By-Laws.
           3.5           -- Form of Common Stock Certificate of Pennzoil-Quaker State
                            Company.
           3.6           -- Form of Pennzoil-Quaker State Company Rights Agreement.
           5.1           -- Opinion of Baker & Botts, L.L.P. with respect to legality of securities.
           8.1           -- Opinion of Baker & Botts, L.L.P. with respect to certain federal income tax matters.
           8.2           -- Opinion of Debevoise & Plimpton with respect to certain federal income tax matters.
          10.1           -- Form of Employee Benefits Agreement between Pennzoil
                            Company and Pennzoil Products Company.
          10.2           -- Form of Tax Separation Agreement between Pennzoil Company and Pennzoil Products Company.
          10.3           -- Form of Trademark License Agreement between Pennzoil
                            Company and Pennzoil Products Company.
          10.4           -- Form of Transition Services Agreement between Pennzoil
                            Company and Pennzoil Products Company.
          10.5           -- Term Sheet for Crude Oil Supply Agreement between
                            Pennzoil Company and Pennzoil Products Company.
          10.6           -- Form of Pennzoil-Quaker State Company 1998 Incentive
                            Plan.
          10.7           -- Form of Indemnification Agreement between Pennzoil-Quaker
                            State Company and certain directors.
          10.8           -- Form of Quaker State Corporation Retention Pay Plan.
          21.1           -- Subsidiaries of Pennzoil Products Company.
          23.1           -- Consent of Arthur Andersen LLP.
          23.2           -- Consent of PricewaterhouseCoopers LLP.
          23.3           -- Consent of PricewaterhouseCoopers LLP.
          23.4           -- Consent of Baker & Botts, L.L.P. (contained in Exhibits
                            5.1 and 8.1).
          23.5           -- Consent of Debevoise & Plimpton (contained in Exhibit
                            8.2).
          24.1           -- Powers of Attorney.
          27             -- Financial Data Schedule.
          99.1           -- Form of Proxy Card of Quaker State Corporation.
          99.2           -- Chairman's Letter and Notice for the Special Meeting of
                            Stockholders of Quaker State Corporation to be held on
                            September 18, 1998.
          99.3           -- Consent of Chase Securities Inc.
          99.4           -- Consent of Goldman, Sachs & Co.
          99.6           -- Consents of persons named as future directors of
                            Pennzoil-Quaker State Company.
          99.7           -- Financial Statements of Excel Paralubes.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (e) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling person of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on August 14, 1998.

                                            PENNZOIL PRODUCTS COMPANY

                                            By:      /s/ JAMES L. PATE

                                              ----------------------------------
                                                        James L. Pate,
                                                          President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                  /s/ JAMES L. PATE                    Principal Executive Officer      August 14, 1998
-----------------------------------------------------  and Director
                   (James L. Pate,
                     President)

              /s/ DAVID P. ALDERSON II                 Principal Financial and          August 14, 1998
-----------------------------------------------------  Accounting Officer and Director
                (David P. Alderson II
                   Vice President)

                /s/ JAMES W. SHADDIX                   Director                         August 14, 1998
-----------------------------------------------------
                 (James W. Shaddix)

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
           2.1           -- Agreement and Plan of Merger, dated as of April 14, 1998, among Pennzoil Company, Pennzoil Products Company,
                            Downstream Merger Company and Quaker State Corporation
                            (included as Annex A to the Proxy Statement/ Prospectus
                            that constitutes a part of this Registration Statement).
           2.2           -- Amendment Number One to Agreement and Plan of Merger,
                            dated as of August 11, 1998, among Pennzoil Company,
                            Pennzoil Products Company, Downstream Merger Company and
                            Quaker State Corporation (included as Annex F to the
                            Proxy Statement/Prospectus that constitutes a part of
                            this Registration Statement).
           2.3           -- Distribution Agreement, dated as of April 14, 1998,
                            between Pennzoil Company and Pennzoil Products Company
                            (included as Annex B to the Proxy Statement/ Prospectus
                            that constitutes a part of this Registration Statement).
           3.1           -- Pennzoil Products Company Certificate of Incorporation,
                            as amended.
           3.2           -- Form of Pennzoil-Quaker State Company Restated
                            Certificate of Incorporation (included as Annex E to the
                            Proxy Statement/Prospectus that constitutes a part of
                            this Registration Statement).
           3.3           -- Pennzoil Products Company By-Laws.
           3.4           -- Form of Pennzoil-Quaker State Company Amended and
                            Restated By-Laws.
           3.5           -- Form of Common Stock Certificate of Pennzoil-Quaker State
                            Company.
           3.6           -- Form of Pennzoil-Quaker State Company Rights Agreement.
           5.1           -- Opinion of Baker & Botts, L.L.P. with respect to legality of securities.
           8.1           -- Opinion of Baker & Botts, L.L.P. with respect to certain federal income tax matters.
           8.2           -- Opinion of Debevoise & Plimpton with respect to certain federal income tax matters.
          10.1           -- Form of Employee Benefits Agreement between Pennzoil
                            Company and Pennzoil Products Company.
          10.2           -- Form of Tax Separation Agreement between Pennzoil Company and Pennzoil Products Company.
          10.3           -- Form of Trademark License Agreement between Pennzoil
                            Company and Pennzoil Products Company.
          10.4           -- Form of Transition Services Agreement between Pennzoil
                            Company and Pennzoil Products Company.
          10.5           -- Term Sheet for Crude Oil Supply Agreement between
                            Pennzoil Company and Pennzoil Products Company.
          10.6           -- Form of Pennzoil-Quaker State Company 1998 Incentive
                            Plan.
          10.7           -- Form of Indemnification Agreement between Pennzoil-Quaker
                            State Company and certain directors.
          10.8           -- Form of Quaker State Corporation Retention Pay Plan.
          21.1           -- Subsidiaries of Pennzoil Products Company.
          23.1           -- Consent of Arthur Andersen LLP.
          23.2           -- Consent of PricewaterhouseCoopers LLP.
          23.3           -- Consent of PricewaterhouseCoopers LLP.

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
          23.4           -- Consent of Baker & Botts, L.L.P. (contained in Exhibits
                            5.1 and 8.1).
          23.5           -- Consent of Debevoise & Plimpton (contained in Exhibit
                            8.2).
          24.1           -- Powers of Attorney.
          27             -- Financial Data Schedule.
          27.1           -- Restated Financial Data Schedule
          27.2           -- Restated Financial Data Schedule
          27.3           -- Restated Financial Data Schedule
          27.4           -- Restated Financial Data Schedule
          99.1           -- Form of Proxy Card of Quaker State Corporation.
          99.2           -- Chairman's Letter and Notice for the Special Meeting of
                            Stockholders of Quaker State Corporation to be held on
                            September 18, 1998.
          99.3           -- Consent of Chase Securities Inc.
          99.4           -- Consent of Goldman, Sachs & Co.
          99.6           -- Consents of persons named as future directors of
                            Pennzoil-Quaker State Company.
          99.7           -- Financial Statements of Excel Paralubes.